As filed with U.S. Securities and Exchange Commission on April 1, 2024

Registration No: 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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StoneBridge Acquisition Corporation*

(Exact name of registrant as specified in its charter)

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Cayman Islands	6770	N/A
(State or other jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One World Trade Center
Suite 8500
New York, New York 10007
Tel: (646) 314-3555
(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive offices)

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Prabhu Antony
One World Trade Center
Suite 8500
New York, New York 10007
Tel: (646) 314-3555
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

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Copies to:

Michael Blankenship
Winston & Strawn LLP
800 Capitol Street, Suite 2400
Houston, TX 77002-2925
Tel: (713) 651-2600

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Approximate date of commencement of proposed sale to the public:
From time to time after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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*         Upon the closing of the business combination referred to in this registration statement, the name of the registrant is expected to change to DigiAsia Corp.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED APRIL 1, 2024

StoneBridge Acquisition Corporation

Up to 22,825,115 Ordinary Shares

Up to 7,700,000 Private Warrants

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This prospectus relates to (i) the issuance of (a) up to 10,000,000 Ordinary Shares (as defined herein) issuable upon the exercise of 10,000,000 Public Warrants (as defined herein) (the “Public Warrant Shares”); (b) up to 30,000 Ordinary Shares issuable to Kenneth Sommer pursuant to a Director Offer Letter; (c) up to 30,000 Ordinary Shares issuable to Andreas Gregori pursuant to a Director Offer Letter; and (d) up to 65,115 Ordinary Shares issuable to Rudiantara pursuant to a Director Offer Letter (collectively, with the above-mentioned shares issuable to Kenneth Sommer and Andreas Gregori, the “Director Offer Shares”) and (ii) the offer and resale, from time to time, by the selling securityholders named in this prospectus or their permitted transferees (the “Selling Securityholders”) of up to an aggregate of 12,825,115 Ordinary Shares and 7,700,000 Private Warrants (as defined herein) (together with the Public Warrants, the “Warrants”) comprising: (a) up to 4,750,000 Ordinary Shares held by StoneBridge Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), upon the consummation of the Business Combination as a result of a one-for-one conversion of 4,750,000 StoneBridge Class B ordinary shares, par value $0.0001 per share (the “Founder Shares”), which were issued to the Sponsor in connection with the StoneBridge’s initial public offering at a purchase price equivalent to approximately $0.0043 per Founder Share; (b) up to 50,000 Ordinary Shares issuable to Sylvia Barnes pursuant to a Sponsor Commitment Letter; (c) up to 50,000 Ordinary Shares issuable to Shamla Naidoo pursuant to a Sponsor Commitment Letter; (d) up to 50,000 Ordinary Shares issuable to Richard Saldanha pursuant to a Sponsor Commitment Letter; (e) up to 50,000 Ordinary Shares issuable to Jeff Najarian pursuant to a Sponsor Commitment Letter; (f) up to 50,000 Ordinary Shares issuable to Naresh Kothari pursuant to a Sponsor Commitment Letter; (g) up to              Ordinary Shares (the “CF&CO Shares”) issued to Cantor Fitzgerald & Co. (“CF&CO”) as deferred underwriting commission pursuant to (x) that certain Underwriting Agreement, dated as of July 15, 2021, between StoneBridge and CF&CO, as representative of the underwriters, and (y) that certain Fee Reduction Agreement, dated as of June 13, 2023 (as amended by that certain First Amendment to Fee Reduction Agreement, dated as of March 29, 2024) by and among the StoneBridge and CF&CO; and (h) up to 7,700,000 Ordinary Shares (the “Private Warrant Shares,” and together with the Public Warrant Shares, the “Warrant Shares”) issuable upon the exercise of 7,700,000 Private Warrants consisting of (x) 7,000,000 Private Warrants issued to the Sponsor and (y) 700,000 Private Warrants issued to CF&CO as representative of the underwriters, in a private placement in connection with the initial public offering of StoneBridge Acquisition Corporation (the “Company” or “StoneBridge,” and upon the consummation of the Business Combination (as defined herein), “PubCo”).

We are registering the offer and resale of these securities to satisfy certain registration rights we have granted. The Selling Securityholders may offer all or part of the securities for resale from time to time through public or private transactions, in amounts, at prices and on terms determined at the time of offering. The Selling Securityholders may offer and sell these securities directly to purchasers, through agents in ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

We will bear all costs, expenses and fees in connection with the registration of the Ordinary Shares and will not receive any proceeds from the sale of the Ordinary Shares. However, we could receive up to an aggregate of $203,550,000 from the exercise of all Warrants, assuming the exercise in full of such Warrants for cash. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the Ordinary Shares.

StoneBridge’s units, Ordinary Shares, and Public Warrants are publicly traded on the Nasdaq Capital Market (“Nasdaq”) under the symbols “APACU,” “APAC” and “APACW,” respectively. Each unit consists of one Class A Ordinary Share and one-half of one redeemable warrant. Upon consummation of the Business Combination, any units then outstanding will automatically separate into its constituent ordinary shares and warrants. On March 28, 2024, the closing price of StoneBridge’s units, Class A Ordinary Shares and Public Warrants on Nasdaq was $9.39, $8.98 and $0.05, respectively. Because the price of our Ordinary Shares remains below the exercise price of our Warrants of $11.50 per share, it is unlikely that any warrant holder will exercise their Warrants. As a result, we are unlikely to receive any proceeds from the exercise of our Warrants in the near future, if at all. StoneBridge has applied for listing, to be effective at the time of the Business Combination, of Ordinary Shares and Warrants on Nasdaq under the proposed symbol “FAAS” and “FAASW.” It is a condition of the consummation of the Business Combination that StoneBridge receive confirmation from Nasdaq that Ordinary Shares and Warrants have been conditionally approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that StoneBridge will obtain such confirmation from Nasdaq. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the Nasdaq condition set forth in the Business Combination Agreement is waived by the applicable parties.

Due to the significant number of Ordinary Shares that were redeemed in connection with the Business Combination, the number of shares of that the Selling Securityholders can sell into the public markets pursuant to this prospectus may exceed our public float. As a result, the resale of Ordinary Shares pursuant to this prospectus could have a significant negative impact on the trading price of Ordinary Shares. This impact may be heighted by the fact that certain of the Selling Securityholders purchased, or are able to purchase, Ordinary Shares at prices that are well below the current trading price of Ordinary Shares. The 22,825,115 Ordinary Shares that may be resold and/or issued into the public markets pursuant to this prospectus could represent approximately 29.3% of Ordinary Shares outstanding immediately after the closing of the Business Combination (assuming the maximum redemption scenario and after giving effect to the issuance of Earnout Shares (as defined herein), Director Offer Shares and Warrant Shares).

We are an “emerging growth company” and a “foreign private issuer” as those terms are defined under the U.S. federal securities laws and, as such, are subject to certain reduced public company disclosure and reporting requirements. See “Prospectus Summary — Emerging Growth Company” and “Prospectus Summary — Foreign Private Issuer.”

Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 20 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 1, 2024

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. By using a shelf registration statement, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus (the “Resale Shares”) in one or more offerings as described in this prospectus. We will not receive any proceeds from the sale of Resale Shares by the Selling Securityholders.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment, as the case may be, may add, update or change information contained in this prospectus with respect to such offering. You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information different from or in addition to that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this statistical, market and other industry data and forecasts from publicly available information. While we believe that the statistical data, market data and other industry data and forecasts are reliable, we have not independently verified the data. Before purchasing any of the Resale Shares, you should carefully read this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, together with the additional information described under “Where You Can Find More Information.”

Neither we, nor the Selling Securityholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, prepared by or on behalf of us or to which we have referred you. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the Selling Securityholders will not make an offer to sell Resale Shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, is accurate only as of the date on the respective cover. Our business, prospects, financial condition or results of operations may have changed since those dates. This prospectus contains, and any prospectus supplement or post-effective amendment may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors” in this prospectus and any prospectus supplement and/or post-effective amendment, as applicable. Accordingly, investors should not place undue reliance on this information.

On December 19, 2023, StoneBridge held an extraordinary general meeting of shareholders (the “Business Combination Meeting”) in connection with the proposed Business Combination as described in (i) the Business Combination Agreement and (ii) the Company’s final proxy statement/prospectus filed with the SEC on November 28, 2023 (the “Definitive Proxy Statement/Prospectus”) and mailed to the shareholders of record on or about November 28, 2023. At the Business Combination Meeting, StoneBridge’s shareholders approved, among other things, the Business Combination and certain other related transactions and proposals, as more described more fully in the Definitive Proxy Statement/Prospectus. On December 15, 2023, the deadline to elect to redeem Ordinary Shares in connection with the Business Combination Meeting, shareholders holding 2,393,307 StoneBridge Class A Ordinary Shares (or approximately 98.5% of the Company’s outstanding StoneBridge Class A Ordinary Shares) exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s trust account (the “Trust Account”), which left the Company with 32,662 StoneBridge Class A Ordinary Shares outstanding after redemptions. As of December 22,

2023, after receiving and granting certain redemption reversals, the Company has 37,429 StoneBridge Class A Ordinary Shares outstanding after redemptions. Prior to the closing of the Business Combination, the Company may consider additional requests from shareholders to grant further requests for redemption reversals.

Pursuant to, and subject to the terms and conditions set forth in, the Business Combination Agreement, upon closing the Business Combination, DigiAsia and Amalgamation Sub will amalgamate in accordance with the Companies Act 1967 of Singapore, with DigiAsia surviving the Amalgamation as a wholly owned subsidiary of PubCo. Upon the consummation of the Business Combination, PubCo will change its name to “DigiAsia Corp.”

On December 28, 2023, the parties to the Business Combination Agreement entered into the Second Amendment to Business Combination Agreement, pursuant to which the parties agreed to extend the Termination Date (as defined in the Business Combination Agreement) from December 29, 2023, to January 20, 2024; provided, that, if StoneBridge extends the deadline for completing a business combination, the Termination Date will be extended until April 30, 2024.

On January 17, 2024, StoneBridge held an extraordinary general meeting of shareholders (the “Extension Meeting”) at which StoneBridge shareholders approved, proposals to amend the Company’s Amended and Restated Memorandum and Articles of Association (i) to remove the net tangible asset requirement in order to expand the methods that the Company may employ so as to not become subject to the “penny stock” rules of the United States Securities and Exchange Commission and (ii) to give the Company the right to extend the date by which it must consummate a business combination up to 6 times for an additional one month each time, from January 20, 2024 up to July 20, 2024, by depositing into the Company’s trust account, for each one-month extension, $0.025 for each StoneBridge Class A Ordinary Share outstanding after giving effect to redemptions. As of the date of this prospectus, the Sponsor has exercised three of its six options to extend the period for StoneBridge to consummate an initial business combination, such that StoneBridge currently has until April 20, 2024 (subject to further extensions by the Sponsor or its affiliates or designees) to complete its initial business combination. In connection with such extensions, the Sponsor has deposited an aggregate of approximately $166,136 into the Trust Account as of the date of this prospectus/prospectus, in exchange for non-interest bearing, unsecured promissory notes issued by StoneBridge to the Sponsor that will not be repaid in the event that StoneBridge is unable to close a business combination unless there are funds available outside the Trust Account to do so.

Presentation of Financial Statements

StoneBridge/PubCo

The audited financial statements of StoneBridge as of December 31, 2022, and 2021, for the year ended December 31, 2022, and for the period from February 2, 2021 (inception) to December 31, 2021, and the unaudited condensed financial statements of StoneBridge as of June 30, 2023, and for the three months and six months ended June 30, 2023 and 2022, in each case, included in this prospectus, were prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) and are denominated in U.S. Dollars.

The Business Combination (as defined herein) is made up of the series of transactions outlined within the Business Combination Agreement (as defined herein), as described elsewhere within this prospectus. The Business Combination will be accounted for as a reverse recapitalization in conformity with U.S. GAAP. Under this method of accounting, PubCo will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of PubCo will represent a continuation of the financial statements of DigiAsia with the Business Combination treated as the equivalent of DigiAsia issuing shares for the net assets of StoneBridge, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of DigiAsia in future reports of PubCo. This determination was primarily based on the following facts and circumstances, under each of the scenario assuming no further redemptions (the “No Further Redemption Scenario”), the scenario assuming 50% redemptions (the “50% Redemption Scenario”) and the scenario assuming maximum redemptions (the “Maximum Redemption Scenario”):

•        Existing DigiAsia equityholders will comprise a relative majority of the voting power of PubCo;

•        Existing DigiAsia equityholders will have the ability to nominate the majority of the members of the board of directors of PubCo;

•        DigiAsia’s senior management will comprise a majority of the senior management of PubCo and be responsible for the day-to-day operations of PubCo;

•        The relative size of DigiAsia is significantly larger compared to StoneBridge;

•        PubCo will assume the DigiAsia name; and

•        The intended strategy and operations of PubCo will continue DigiAsia’s current strategy and operations.

DigiAsia

DigiAsia’s audited consolidated financial statements as of, and for the years ended, December 31, 2022 and 2021, included in this prospectus, have been prepared in accordance with U.S. GAAP and are denominated in U.S. Dollars.

FREQUENTLY USED TERMS

Unless otherwise stated in this prospectus, the terms, “we,” “us,” “our,” the “Company” or “StoneBridge” refer to StoneBridge Acquisition Corporation, a Cayman Islands exempted company limited by shares. Further, unless otherwise stated or unless the context otherwise requires, in this document:

•        “2023 Incentive Plan” means the DigiAsia Corp. 2023 Omnibus Incentive Plan;

•        “ACRA” means the Accounting and Corporate Regulatory Authority of Singapore;

•        “Amalgamation” means the amalgamation of DigiAsia and Amalgamation Sub in accordance with Section 215A of the Companies Act 1967 of Singapore, with DigiAsia surviving the amalgamation as a wholly owned subsidiary of PubCo;

•        “Amalgamation Sub” means StoneBridge Acquisition Pte. Ltd., a Singapore private company limited by shares with company registration number 202239721R and a direct, wholly owned subsidiary of StoneBridge;

•        “amended and restated memorandum and articles of association” means the second amended and restated memorandum and articles of association of StoneBridge, currently in effect, and as may be further amended or amended and restated, from time to time.

•        “Business Combination” means the Amalgamation and the other transactions contemplated by the Business Combination Agreement;

•        “Business Combination Agreement” means the business combination agreement, dated as of January 5, 2023 (as amended (i) on June 22, 2023 by that certain First Amendment to Business Combination Agreement and (ii) on December 28, 2023 by that certain Second Amendment to Business Combination Agreement, and as may be further amended, supplemented, or otherwise modified from time to time), by and among StoneBridge, Amalgamation Sub, DigiAsia and Prashant Gokarn (solely in his capacity as Management Representative);

•        “Cayman Islands Companies Act” means the Companies Act (As Revised) of the Cayman Islands;

•        “Closing” means the closing of the Amalgamation;

•        “Closing Date” means the date of the Closing;

•        “Code” means the U.S. Internal Revenue Code, as amended;

•        “Continental” means Continental Stock Transfer & Trust Company;

•        “Definitive Proxy Statement/Prospectus” means definitive proxy statement/final prospectus filed by StoneBridge with the SEC on November 28, 2023;

•        “DigiAsia” means DigiAsia Bios Pte. Ltd., a Singapore private company limited by shares with company registration number 201730295C;

•        “DigiAsia Founder” means Alexander Rusli;

•        “DigiAsia Group” means, collectively, (i) DigiAsia, (ii) PT DAB, (iii) PT Tri Digi Fin, a company organized under the laws of the Republic of Indonesia, (iv) PT Digital Distribusi Logistik Nusantara, a company organized under the laws of the Republic of Indonesia, (v) PT Solusi Pasti, a company organized under the laws of the Republic of Indonesia, (vi) PT Reyhan Putera Mandiri, a company organized under the laws of the Republic of Indonesia and (vii) Migrant Lifeline Technologies Private Limited, a company organized under the laws of Singapore;

•        “DigiAsia Ordinary Shares” means ordinary shares of DigiAsia;

•        “DigiAsia Shareholder Lock-Up Agreement” means the shareholder lock-up agreement dated January 5, 2023 between StoneBridge and the shareholders of DigiAsia party thereto;

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•        “DigiAsia Shareholder Support Agreement” means the shareholder support agreement dated as of January 5, 2023, by and among StoneBridge, Amalgamation Sub and the shareholders of DigiAsia party thereto;

•        “Director Nomination Agreement” means the director nomination agreement to be entered into in connection with the Closing, by and among StoneBridge, the Sponsor and the DigiAsia Founder;

•        “Earnout Escrow Agreement” means the earnout escrow agreement to be entered into in connection with the Closing, by and among StoneBridge, the Sponsor, Prashant Gokarn (in his capacity as the Management Representative) and Continental;

•        “Earnout Shares” means the aggregate of 5,000,001 Ordinary Shares to be issued to the Management Earnout Group upon the achievement of certain revenue milestones, pursuant to the Business Combination Agreement and Earnout Escrow Agreement;

•        “Effective Time” means the effective time of the Amalgamation;

•        “Exchange Act” means the U.S. Securities and Exchange Act of 1934, as amended;

•        “Existing Letter Agreement” means the letter agreement dated July 15, 2021, executed by the Sponsor, the members of the board of directors of StoneBridge and the executive officers of StoneBridge, for the benefit of StoneBridge, in connection with StoneBridge’s initial public offering and in accordance with the underwriting agreement between StoneBridge and Cantor Fitzgerald & Co. (as representative of the underwriters) relating to StoneBridge’s initial public offering;

•        “Existing StoneBridge Charter” means the amended and restated memorandum and articles of association of StoneBridge in effect immediately prior to the Business Combination;

•        “Extraordinary General Meeting” means the Extraordinary General Meeting of shareholders of StoneBridge scheduled to be held on            , 2023;

•        “Final Redemption Date” means July 20, 2024, and assumes the exercise, in full, of all the Sponsor’s (or its affiliates’ or designees’) existing options to extend the deadline by which StoneBridge must consummate an initial business combination;

•        “IFRS” means the International Financial Reporting Standards, as issued by the International Accounting Standards Board;

•        “Initial Projections” means the financial projections prepared by the management of DigiAsia in connection with the Business Combination;

•        “IRS” means the U.S. Internal Revenue Service;

•        “JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended;

•        “Management Earnout Group” means, collectively, Alexander Rusli, Prashant Gokarn, Subir Lohani, Hermansjah Haryono and Rully Hariwinata;

•        “Management Representative” means Prashant Gokarn, in his capacity as the representative and attorney-in-fact of the Management Earnout Group with respect to certain matters relating to the Earnout Shares pursuant to the Business Combination Agreement;

•        “Management Representative Deed” means the management representative deed, dated January 5, 2023, by and among the Management Representative and each member of the Management Earnout Group;

•        “Minimum Cash Condition” means the requirement that the aggregate cash available to StoneBridge at the Closing from the Trust Account and the Transaction Financing (after giving effect to the redemption of any Ordinary Shares in connection with the vote on the Business Combination but prior to the payment of the Outstanding StoneBridge Expenses and Outstanding DigiAsia Expenses) must equal or exceed $20.0 million;

•        “Nasdaq” means the Nasdaq Capital Market or the Nasdaq Stock Market LLC, as the context requires;

•        “New PubCo Charter” means the second amended and restated memorandum and articles of association of PubCo upon completion of the Business Combination, the form of which is attached to this prospectus as Annex B;

•        “Ordinary Shares” means, prior to the consummation of the Business Combination, Class A ordinary shares, par value $0.0001 per share, of StoneBridge, and after the consummation of the Business Combination, ordinary shares, par value $0.0001 per share, of PubCo.

•        “Outstanding DigiAsia Expenses” means the following fees and expenses, incurred by or on behalf of DigiAsia or DigiAsia shareholders in connection with the conduct of DigiAsia’s sale process (including the evaluation and negotiation of business combinations with other third parties) and preparation, negotiation and execution of the Business Combination Agreement and the consummation of the Business Combination, which remain unpaid as of the close of business on the business day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to DigiAsia or its shareholders incurred in connection with the Business Combination and (ii) the fees and expenses of any other agents, advisors, consultants, experts and financial advisors employed by DigiAsia in connection with the Business Combination;

•        “Outstanding StoneBridge Expenses” means all unpaid fees and disbursements of StoneBridge, Amalgamation Sub or the Sponsor for outside counsel and fees and expenses of StoneBridge, Amalgamation Sub or the Sponsor or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of StoneBridge, Amalgamation Sub or the Sponsor in connection with StoneBridge’s initial public offering (including any deferred underwriter fees), the Business Combination or other proposed business combinations with other third parties;

•        “Per Share Amalgamation Consideration” means a number of Ordinary Shares equal to (i) $500.0 million divided by the total number of DigiAsia Ordinary Shares outstanding immediately prior to the Effective Time (after giving effect to the Preferred Shares Conversion), divided by (ii) $10.00;

•        “Preferred Shares Conversion” means the conversion, immediately prior to the Sponsor Share Conversion, of each then outstanding preferred share of DigiAsia into such number of DigiAsia Ordinary Shares as is in accordance with the governing documents of DigiAsia;

•        “Private Warrants” means the 8,000,000 redeemable warrants originally issued by StoneBridge in a private placement in connection with its initial public offering at a purchase price of $1.00 per warrant, each of which entitles the holder thereof to purchase one Ordinary Share at an exercise price of $11.50 per share, in accordance with its terms;

•        “PT DAB” means PT Digi Asia Bios, a company organized under the laws of the Republic of Indonesia; “PubCo” means StoneBridge after the Effective Time (the name of which will change to DigiAsia Corp.);

•        “public StoneBridge shareholder” means any holder of StoneBridge’s public shares, other than the Sponsor or an officer or director of StoneBridge;

•        “Public Warrants” means the redeemable warrants originally included in the units sold in StoneBridge’s initial public offering, each of which entitles the holder thereof to purchase one Ordinary Share at an exercise price of $11.50 per share, in accordance with its terms.

•        “Registration Rights Agreement” means the registration rights agreement dated as of January 5, 2023 by and among StoneBridge, DigiAsia and the shareholders party thereto;

•        “SEC” means the U.S. Securities and Exchange Commission;

•        “Securities Act” means the U.S. Securities Act of 1933, as amended;

•        “SFRS” means the financial reporting standards issued by the Singapore Accounting Standards Council, consistently applied;

•        “Sponsor” means StoneBridge Acquisition Sponsor LLC, a Delaware limited liability company;

•        “Sponsor Share Conversion” means the conversion, immediately prior to the Effective Time, of each Founder Share into one Ordinary Share, on a one-for-one basis;

•        “Sponsor Support Agreement” means the sponsor support agreement, dated as of January 5, 2023, by and between the Sponsor and DigiAsia;

•        “StoneBridge” means StoneBridge Acquisition Corporation, a Cayman Islands exempted company limited by shares, prior to the Effective Time;

•        “StoneBridge Class A Ordinary Shares” means Class A ordinary shares, par value $0.0001 per share, of StoneBridge;

•        “StoneBridge Class B Ordinary Shares” means Class B ordinary shares, par value $0.0001 per share, of StoneBridge;

•        “StoneBridge Ordinary Shares” means, collectively, StoneBridge Class A Ordinary Shares and StoneBridge Class B Ordinary Shares;

•        “Transaction Financing” means transaction financing to be obtained by StoneBridge, to DigiAsia’s satisfaction, in the form of a firm written commitment to provide equity, convertible debt or equity-linked financing to PubCo, from investors, to be agreed by StoneBridge and DigiAsia, in the amount of at least $30.0 million, which shall be made up of a combination of non-redeemed funds in the Trust Account, equity financing in the form of a private investment in public equity by institutions and family offices, convertible debt and a pre-paid advance on convertible debt, and at least $20.0 million of which amount shall be funded at the Closing, with the remaining $10.0 million to be funded within three months after the Closing;

•        “Trust Account” means the trust account established at the consummation of StoneBridge’s initial public offering;

•        “U.S. GAAP” means generally accepted accounting principles in the United States; and

•        “VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as mutually determined by StoneBridge and DigiAsia, each acting reasonably.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements that express StoneBridge’s and DigiAsia’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results of operations or financial condition and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward- looking terminology, including the terms “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should” or “will” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding StoneBridge’s and DigiAsia’s intentions, beliefs or current expectations concerning, among other things, the Business Combination, the benefits and synergies of the Business Combination, including anticipated cost savings, results of operations, financial condition, liquidity, prospects, growth, strategies, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, the markets in which DigiAsia operates as well as any information concerning possible or assumed future results of operations of PubCo after the consummation of the Business Combination. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting StoneBridge, DigiAsia and PubCo. Factors that may impact such forward-looking statements including:

•        developments related to the COVID-19 pandemic, including, among others, with respect to stay-at- home orders, social distancing measures, the success of vaccine rollouts, numbers of COVID-19 cases and the occurrence of new COVID-19 strains that might evade existing control measures and lead

•        to the worsening or extension of adverse economic or movement control measures;

•        DigiAsia’s ability to grow market share in its existing markets or any new markets it may enter;

•        DigiAsia’s ability to execute its growth strategy, manage growth and maintain its corporate culture as it grows;

•        the regulatory environment and changes in laws, regulations or policies in the jurisdictions in which DigiAsia operates;

•        political instability in the jurisdictions in which DigiAsia operates;

•        anticipated technology trends and developments and DigiAsia’s ability to address those trends and developments with its products and offerings;

•        the ability to protect information technology systems and platforms against security breaches or otherwise protect confidential information or platform users’ personally identifiable information;

•        the risk that the Business Combination disrupts current plans and operations of DigiAsia as a result of the announcement and consummation of the Business Combination;

•        man-made or natural disasters, including war, acts of international or domestic terrorism, civil disturbances, occurrences of catastrophic events and acts of God such as floods, earthquakes, wildfires, typhoons and other adverse weather and natural conditions that affect DigiAsia’s business or assets;

•        the loss of key personnel and the inability to replace such personnel on a timely basis or on acceptable terms;

•        PubCo’s ability to raise financing in the future;

•        exchange rate fluctuations;

•        legal, regulatory and other proceedings;

•        changes in interest rates or rates of inflation;

•        tax laws and the interpretation and application thereof by tax authorities in the jurisdictions where DigiAsia operates;

•        the number and percentage of StoneBridge shareholders voting against the proposals at the Extraordinary General Meeting and/or seeking redemption;

•        StoneBridge’s ability to successfully secure the Transaction Financing and/or equity line of credit;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•        PubCo’s ability to initially list, and once listed, maintain the listing of its securities on Nasdaq following the Business Combination; and

•        other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this prospectus are based on StoneBridge’s and DigiAsia’s current expectations and beliefs concerning future developments and their potential effects on the Business Combination and PubCo. There can be no assurance that future developments affecting StoneBridge, DigiAsia and/or PubCo will be those that StoneBridge or DigiAsia has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond either StoneBridge’s or DigiAsia’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this prospectus and attributable to StoneBridge, DigiAsia or PubCo or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus. StoneBridge, DigiAsia and PubCo do not and will not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our Ordinary Shares and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our Ordinary Shares, you should read the entire prospectus carefully, including “Risk Factors” beginning on page 20 and the financial statements and related notes included in this prospectus.

This prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

Corporate Information

StoneBridge/PubCo

StoneBridge (which will become PubCo upon consummation of the Business Combination) is a blank check company incorporated on February 2, 2021, as a Cayman Islands exempted company limited by shares for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Based on its business activities, StoneBridge is a “shell company,” as defined under the Exchange Act, because it has no operations and nominal assets consisting almost entirely of cash.

On July 20, 2021, StoneBridge consummated its initial public offering of 20,000,000 units. Each unit consists of one StoneBridge Class A Ordinary Share and one-half of one Public Warrant, with each whole Public Warrant entitling the holder thereof to purchase one StoneBridge Class A Ordinary Share for $11.50 per share. The units were sold at a price of $10.00 per unit, generating gross proceeds to StoneBridge of $200.0 million.

The Public Warrants will become exercisable 30 days after StoneBridge completes an initial business combination and will expire five years after StoneBridge completes an initial business combination or earlier upon redemption or liquidation. Pursuant to its terms, upon StoneBridge’s consummation of the Business Combination, any then outstanding units will automatically separate into its constituent ordinary shares and warrants.

Simultaneously with the closing of the initial public offering, StoneBridge completed a private sale of an aggregate of 8,000,000 Private Warrants to the Sponsor and the representative of the underwriters, CF&CO. 7,000,000 Private Warrants were sold to the Sponsor and 1,000,000 Private Warrants were sold to CF&CO. The Private Warrants were sold at a purchase price of $1.00 per Private Warrant, generating gross proceeds to StoneBridge of $8.0 million.

Following the closing of StoneBridge’s initial public offering, a total of $202.0 million, comprising the proceeds from the initial public offering after expenses and the proceeds of the sale of the Private Warrants, was placed in the Trust Account maintained by Continental, acting as trustee.

At an extraordinary general meeting of the shareholders of StoneBridge held on January 20, 2023, StoneBridge’s shareholders approved a proposal to amend StoneBridge’s amended and restated memorandum and articles of association to give StoneBridge the right to extend the date by which it has to consummate an initial business combination from January 20, 2023 up to six times for an additional one month each time up to July 20, 2023 (that is, for a period of time ending up to 24 months after the consummation of StoneBridge’s initial public offering). In connection with that extraordinary general meeting, StoneBridge shareholders properly elected to redeem an aggregate of 16,988,575 StoneBridge Class A Ordinary Shares at a redemption price of approximately $10.32 per share for an aggregate redemption amount of approximately $175.3 million, following which redemptions approximately $31.0 million remained in the Trust Account.

At an extraordinary general meeting of the shareholders of StoneBridge held on July 19, 2023, StoneBridge’s shareholders approved a proposal to further amend StoneBridge’s amended and restated memorandum and articles of association to give StoneBridge the right to further extend the date by which it has to consummate an initial business combination from July 20, 2023 up to six times for an additional one month each time up to January 20, 2024 (that is, for a period of time ending up to 30 months after the consummation of StoneBridge’s initial public offering), by depositing into the StoneBridge Trust Account for each one-month extension, $0.025 for each StoneBridge Class A Ordinary Share outstanding after giving effect to redemptions. In connection with that extraordinary general meeting,

StoneBridge shareholders properly elected to redeem an aggregate of 585,456 StoneBridge Class A Ordinary Shares at a redemption price of approximately $10.92 per share for an aggregate redemption amount of approximately $6.4 million, following which redemptions approximately $26.5 million remained in the Trust Account.

At an extraordinary general meeting of the shareholders of StoneBridge held on December 19, 2023, StoneBridge shareholders approved, among other things, the Business Combination and other transactions contemplated by, and StoneBridge’s entry into, the Business Combination Agreement, as more described more fully in the Definitive Proxy Statement/Prospectus.

On December 28, 2023, the parties to the Business Combination Agreement entered into the Second Amendment to Business Combination Agreement, pursuant to which the parties agreed to extend the Termination Date (as defined in the Business Combination Agreement) from December 29, 2023, to January 20, 2024; provided, that, if StoneBridge extends the deadline for completing a business combination, the Termination Date will be extended until April 30, 2024.

At an extraordinary general meeting of the shareholders of StoneBridge held on January 17, 2024, StoneBridge’s shareholders approved a proposal to further amend StoneBridge’s amended and restated memorandum and articles of association (i) to remove the net tangible asset requirement in order to expand the methods that the Company may employ so as to not become subject to the “penny stock” rules of the United States Securities and Exchange Commission and (ii) to give StoneBridge the right to extend the date by which it has to consummate an initial business combination up to 6 times for an additional one month each time, from January 20, 2024 up to July 20, 2024, by depositing into the Company’s trust account, for each one-month extension, $0.025 for each StoneBridge Class A Ordinary Share outstanding after giving effect to redemptions. As of the date of this prospectus, the Sponsor has exercised three of its six options to extend the period for StoneBridge to consummate an initial business combination, such that StoneBridge currently has until April 20, 2024 (subject to further extensions by the Sponsor or its affiliates or designees) to complete its initial business combination. In connection with such extensions, the Sponsor has deposited an aggregate of approximately $166,136 into the Trust Account as of the date of this prospectus/prospectus, in exchange for non-interest bearing, unsecured promissory notes issued by StoneBridge to the Sponsor that will not be repaid in the event that StoneBridge is unable to close a business combination unless there are funds available outside the Trust Account to do so.

Except with respect to interest earned on the funds held in the Trust Account that may be released to StoneBridge to pay its taxes, if any, and up to $100,000 of interest that may be needed to pay dissolution expenses, the funds held in the Trust Account will not be released from the Trust Account until the earliest of (i) the completion of StoneBridge’s initial business combination, (ii) the redemption of any of StoneBridge’s public shares properly tendered in connection with a shareholder vote to amend StoneBridge’s amended and restated memorandum and articles of association (a) to modify the substance or timing of StoneBridge’s obligation to allow redemption in connection with StoneBridge’s initial business combination or to redeem 100% of StoneBridge’s public shares if it does not complete its initial business combination by July 20, 2024 or (b) with respect to any other provision relating to shareholder’s rights or pre-business combination activity and (iii) the redemption of all of StoneBridge’s public shares if it is unable to complete its initial business combination by July 20, 2024, subject to applicable law.

StoneBridge’s units, the StoneBridge Class A Ordinary Shares and the Public Warrants are publicly traded on the Nasdaq Capital Market under the symbols “APACU,” “APAC” and “APACW,” respectively.

At the Effective Time, StoneBridge will become PubCo, the continuing public company, and change its name to “DigiAsia Corp.” Upon consummation of the Business Combination, any StoneBridge units then outstanding will automatically separate into its constituent ordinary shares and warrants. StoneBridge has applied for listing, to be effective at the time of the Business Combination, of PubCo Ordinary Shares on Nasdaq under the proposed symbol “FAAS.” It is a condition of the consummation of the Business Combination that StoneBridge receive confirmation from Nasdaq that the PubCo Ordinary Shares have been conditionally approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that StoneBridge will obtain such confirmation from Nasdaq. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the Nasdaq condition set forth in the Business Combination Agreement is waived by the applicable parties.

StoneBridge’s principal executive offices are located at One World Trade Center, Suite 8500, New York, New York, 10007, and its telephone number is (646) 314-3555. StoneBridge’s corporate website address is http://stonebridgespac.com/index.html. StoneBridge’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus.

After the consummation of the Business Combination, the mailing address of PubCo’s principal executive offices will be One Raffles Place #28-02, Singapore 048616, and its telephone number at such address will be +65-6333-8813.

DigiAsia

DigiAsia was incorporated under the laws of Singapore on October 23, 2017, as a holding company. Through its majority-owned entities, controlled entities (including variable interest entities for which DigiAsia is the primary beneficiary) and corporate joint venture, DigiAsia is among the first embedded fintech as a service (“EFaaS”) companies in Indonesia serving business-to-business-to-consumer (“B2B2C”) customers, such as large corporations and state-owned enterprises, as well as business-to-business (“B2B”) customers, such as MSME merchants across various industry segments. DigiAsia aims to be a leading fintech-enabling platform in Southeast Asia by accelerating financial inclusion through its licenses and technology stack and combining the benefits of technological innovation with traditional financial services. DigiAsia offers various embedded financial products through a set of open access application programming interfaces (“APIs”) that can be embedded in the mobile applications and web interfaces of its partner customers. Partnership is the nature of DigiAsia’s core product marketing strategy as an EFaaS provider in developing ready-to-use cases for enterprise customers.

Currently, DigiAsia, under its suite of license and technology stack, offers services and products through the following business verticals:

•        Fintech as a Service (“FaaS”), pursuant to which DigiAsia offers products such as open-loop and closed-loop digital wallets for peer-to-peer (“P2P”) transfers, transportation ticket and ride payments, bills payments, e-commerce and supply chain payments, merchant QR payments and customer loyalty programs, as well as merchant-operated ATM/branch banking functionality and virtual bank accounts services;

•        Banking as a Service (“BaaS”), pursuant to which DigiAsia provides partner customers, including banks and non-banks, products such as digital and cash-based remittance, P2P lending platform and a lending platform connecting institutional investors to borrowers; and

•        Wallet as a Service (“WaaS”), pursuant to which DigiAsia provides e-wallet services, which is offered as open- or closed-loop e-wallets, and deep analytics for revenue optimization to B2B2C customers.

By leveraging its consolidation strategy and technology platform, and the extensive expertise of its management team, DigiAsia has emerged as one of the foremost players in its geographies of operations in terms of ecosystem and B2B offerings. For more information, see “DigiAsia’s Business.”

The mailing address of DigiAsia’s principal executive offices is at One Raffles Place #28-02, Singapore 048616, and its phone number is +65-6333-8813.

DigiAsia’s corporate website address is https://www.digiasia.asia. The information contained on, or that can be accessed through, DigiAsia’s website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus. After the consummation of the Business Combination, DigiAsia will become a wholly owned subsidiary of PubCo.

Amalgamation Sub

Amalgamation Sub is a wholly owned, direct subsidiary of StoneBridge, formed on November 8, 2022, for the sole purpose of consummating the Amalgamation. Amalgamation Sub owns no material assets and does not operate any business.

The mailing address of Amalgamation Sub’s principal executive offices is One World Trade Center, Suite 8500, New York, NY 10007, Attention Bhargav Marepally, and its telephone number at such address is (646) 314-3555.

In the Amalgamation, DigiAsia and Amalgamation Sub will amalgamate in accordance with the Companies Act 1967 of Singapore, with DigiAsia surviving the Amalgamation. As a result, Amalgamation Sub will cease to exist, and DigiAsia will become a wholly owned subsidiary of PubCo.

The Business Combination

On January 5, 2023, StoneBridge, Amalgamation Sub, DigiAsia and the Management Representative (solely in his capacity as the Management Representative) entered into the Business Combination Agreement (as amended (i) on June 22, 2023 by that certain First Amendment to Business Combination Agreement and (ii) on December 28, 2023 by that certain Second Amendment to Business Combination Agreement, and as may be further amended, supplemented, or otherwise modified from time to time), pursuant to which, subject to the terms and conditions set forth therein, DigiAsia and Amalgamation Sub will amalgamate in accordance with the Companies Act 1967 of Singapore, with DigiAsia surviving the Amalgamation as a wholly owned subsidiary of PubCo. Upon the consummation of the Business Combination, PubCo will change its name to “DigiAsia Corp.”

At an extraordinary general meeting of the shareholders of StoneBridge held on December 19, 2023, StoneBridge shareholders approved, among other things, the Business Combination and other transactions contemplated by, and StoneBridge’s entry into, the Business Combination Agreement, as more described more fully in the Definitive Proxy Statement/Prospectus.

Subject to the terms and conditions of the Business Combination Agreement, the following transactions will occur in connection with the Business Combination:

(i)     immediately prior to the Sponsor Share Conversion, each then issued and outstanding preferred share of DigiAsia will convert into such number of DigiAsia Ordinary Shares as shall be in accordance with the governing documents of DigiAsia;

(ii)    immediately prior to the Effective Time, each StoneBridge Class B Ordinary Share will automatically convert, on a one-for-one basis, into one StoneBridge Class A Ordinary Share;

(iii)   at the Effective Time, (a) DigiAsia and Amalgamation Sub will amalgamate in accordance with the Companies Act 1967 of Singapore, with DigiAsia surviving the Amalgamation as a wholly owned subsidiary of PubCo, (b) each then issued and outstanding DigiAsia Ordinary Share will be converted into the right to receive, such number of PubCo Ordinary Shares equal to the applicable Per Share Amalgamation Consideration and (c) each then outstanding and unexercised option to purchase DigiAsia Ordinary Shares (other than options to purchase DigiAsia Ordinary Shares held by the DigiAsia Founder or his controlled affiliates), whether or not then vested or exercisable, will be assumed by PubCo and converted into an option to purchase such number of PubCo Ordinary Shares as determined in accordance with the Business Combination Agreement, and will otherwise be subject to substantially the same terms and conditions as applied to such option prior to the Effective Time.

The Per Share Amalgamation Consideration to be paid for each DigiAsia Ordinary Share held as of immediately prior to the Effective Time will be a number of PubCo Ordinary Shares equal to (i) $500.0 million divided by the total number of DigiAsia Ordinary Shares outstanding immediately prior to the Effective Time (after giving effect to the Preferred Shares Conversion), divided by (ii) $10.00. Notwithstanding the foregoing, no fractional PubCo Ordinary Shares will be issued. Instead of the issuance of any fractional share, each person or entity that would otherwise be entitled to a fraction of a PubCo Ordinary Share (after aggregating all fractional shares of PubCo Ordinary Shares that otherwise would be received by such person or entity) shall have the number of PubCo Ordinary Shares issued to such person or entity rounded up in the aggregate to the nearest whole number of PubCo Ordinary Shares.

In addition, at the Closing, the Management Earnout Group will be entitled to up to an aggregate of 5,000,001 Earnout Shares upon the achievement of certain revenue milestones, as follows:

(i)     an aggregate of 2,500,000 Earnout Shares will be issued to the Management Earnout Group in proportions as set forth in the Business Combination Agreement if the total revenue achieved by the Company equals or exceeds USD $25,000,000 for any fiscal quarter; and

(ii)    the remaining aggregate of 2,500,001 Earnout Shares will be issued to the Management Earnout Group in proportions as set forth in the Business Combination Agreement if the total revenue achieved by the Company equals or exceeds USD $30,000,000 for any fiscal quarter.

If any of the conditions specified in clauses (i) and (ii) above have not been met within five years following the Closing Date, the Earnout Shares relating to such unsatisfied condition shall be automatically released back to PubCo for cancellation.

As a result of the Business Combination, the Existing StoneBridge Charter will be amended and restated to read in their entirety as set forth in the New PubCo Charter, the form of which is attached to the proxy statement/prospectus filed with the SEC on November 28, 2023, as Annex B.

Conditions to Closing

In addition to certain shareholder approvals obtained by the Company at its extraordinary general meeting on December 19, 2023, including, among other things, shareholder approval of the Business Combination Agreement, unless waived by the parties to the Business Combination Agreement, the closing of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement. For more information about the closing conditions to the Business Combination, see the Definitive Proxy Statement/Prospectus section titled “The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing.”

Transaction Financing and Equity Line of Credit

The Business Combination Agreement includes a covenant for StoneBridge to obtain, to DigiAsia’s satisfaction, transaction financing, in the form of a firm written commitment to provide equity, convertible debt or equity-linked financing to PubCo, from investors to be agreed by StoneBridge and DigiAsia, in the amount of at least $30.0 million, which amount must be made up of a combination of non-redeemed funds in the Trust Account, equity financing in the form of a private investment in public equity by institutions and family offices, convertible debt and a pre-paid advance on convertible debt. At least $20.0 million of such amount must be funded at the Closing and the remaining $10.0 million must be funded within three months after the Closing. In connection with the transaction financing, the Sponsor has, pursuant to the Sponsor Support Agreement, agreed to assign for the benefit of investors to be identified in the transaction financing, 50% of the Private Warrants held by the Sponsor as of the date of the Sponsor Support Agreement.

In addition, pursuant to the terms of the Business Combination Agreement, StoneBridge is required to obtain, to DigiAsia’s satisfaction, a further equity line of credit in the amount of $100.0 million, which can be drawn down over a period of 24 months from the Closing, at PubCo’s option, subject to the terms and conditions of such equity line of credit.

Related Agreements

In connection with the Business Combination, certain related agreements have been entered into, or will be entered prior to the Closing, including the Sponsor Support Agreement, the DigiAsia Shareholder Lock-Up Agreement, the DigiAsia Shareholder Support Agreement, the Director Nomination Agreement, the Registration Rights Agreement, the Earnout Escrow Agreement and the Management Representative Deed. Further, in connection with StoneBridge’s initial public offering, the Sponsor, the members of the board of directors of StoneBridge and the executive officers of StoneBridge entered into the Existing Letter Agreement.

Sponsor Support Agreement

Substantially concurrently with the execution and delivery of the Business Combination Agreement, the Sponsor entered into an agreement with DigiAsia, pursuant to which the Sponsor has irrevocably and unconditionally agreed that at the Extraordinary General Meeting, at any other meeting of StoneBridge and in connection with any written consent of the shareholders of StoneBridge, the Sponsor will (i) appear at such meeting or otherwise cause all of its StoneBridge Ordinary Shares to be counted as present at such meeting for purposes of establishing a quorum, (ii) vote (or execute and return an action by written consent) or cause to be voted at such meeting (or validly execute and return or cause such consent to be granted with respect to), all of the StoneBridge Ordinary Shares owned by the Sponsor as of the record date for such meeting in favor of each proposal and any other matters necessary or reasonably requested by DigiAsia for consummation of the Business Combination and (iii) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of its StoneBridge Ordinary Shares against any business combination proposal and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Business Combination or result in a breach of any covenant, representation or warranty or other obligation or agreement of StoneBridge and/or Amalgamation Sub under the Business Combination Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in the Sponsor Support Agreement.

The Sponsor has also agreed, pursuant to the Sponsor Support Agreement, to use reasonable best efforts to take or do, or cause to be taken or done, all actions and/or things reasonably necessary to consummate the Business Combination and to refrain from taking any action that would reasonably be expected to delay or prevent the satisfaction of the conditions to the Amalgamation.

In addition, the Sponsor has agreed (i) to the terms of the Sponsor Share Conversion, (ii) to not assert or perfect any and all rights to adjustment or other anti-dilution protections that the Sponsor has or will have under the organizational documents of StoneBridge, (iii) to not redeem any of its StoneBridge Class A Ordinary Shares and (iv) to not commence or participate in, and to take all necessary actions to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against StoneBridge, DigiAsia, any affiliate or designee of the Sponsor acting in his or her capacity as director or any of their respective successors and assigns relating to the negotiation, execution or delivery of the Sponsor Support Agreement, the Business Combination Agreement or the consummation of the transactions contemplated by the Business Combination Agreement or the Sponsor Support Agreement. In the event the Business Combination is terminated, the foregoing covenants of the Sponsor will be null and void.

Pursuant to the Sponsor Support Agreement, the Sponsor has also agreed to assign for the benefit of investors to be identified in the Transaction Financing, 50% of the Private Warrants held by the Sponsor as of the date of the Sponsor Support Agreement.

The Sponsor also agreed, pursuant to the Sponsor Support Agreement, to exercise its second option pursuant to StoneBridge’s amended and restated memorandum and articles of association (having already exercised its first option) to extend the period within which StoneBridge must consummate a business combination by an additional three months (from January 20, 2023 to April 20, 2023) and, in connection with such exercise and deadline extension, to deposit $1.0 million into the Trust Account in exchange for the issuance by StoneBridge to the Sponsor or its affiliates or designees, a non-interest bearing, unsecured promissory note equal to the amount of the deposit. On October 13, 2022, the Sponsor exercised the aforementioned second option and deposited $1.0 million into the Trust Account, and in exchange therefor, StoneBridge issued a non-interest bearing, unsecured promissory note in the amount of $1.0 million to the Sponsor.

StoneBridge had until January 20, 2023, 18 months from the closing of its initial public offering, to consummate an initial business combination. Pursuant to an approval of a proposal by StoneBridge shareholders on January 20, 2023, the Sponsor or its designees had the option to extend the deadline by which StoneBridge must consummate an initial business combination by up to six times by an additional month each time, provided that, for each extension, the Sponsor or its affiliates or designees, were required to deposit into the Trust Account, $0.05 for each StoneBridge Class A Ordinary Share then outstanding (not to exceed $150,000 per extension), on or prior to the date of the applicable deadline, in exchange for StoneBridge’s issuance to the Sponsor or its affiliates or designees a non-interest bearing, unsecured promissory note equal to the amount of any such deposit. Such promissory note will not be repaid in the event that StoneBridge is unable to consummate a business combination unless there are funds available outside the Trust Account to do so. The Sponsor exercised all of its options to extend the period for StoneBridge to consummate an initial business combination from January 20, 2023 to July 20, 2023, and in connection with such extensions, the Sponsor deposited an aggregate of $1.9 million into the Trust Account, in exchange for non-interest bearing, unsecured promissory notes issued by StoneBridge to the Sponsor that will not be repaid in the event that StoneBridge is unable to close a business combination unless there are funds available outside the Trust Account to do so.

Pursuant to a subsequent approval by StoneBridge shareholders at the extraordinary general meeting held on July 19, 2023, the Sponsor or its affiliates or designees have the option to further extend the deadline by which StoneBridge must consummate an initial business combination by up to six times by an additional month each time, provided that, for each extension, the Sponsor or its affiliates or designees, are required to deposit into the Trust Account, $0.025 for each StoneBridge Class A Ordinary Share then outstanding, on or prior to the date of the applicable deadline, in exchange for StoneBridge’s issuance to the Sponsor or its affiliates or designees a non-interest bearing, unsecured promissory note equal to the amount of any such deposit. Such promissory note will not be repaid in the event that StoneBridge is unable to consummate a business combination unless there are funds available outside the Trust Account to do so. The Sponsor exercised all of its options to extend the date by which StoneBridge must consummate an initial business combination from July 20, 2023 to January 20, 2024.

Pursuant to a subsequent approval by StoneBridge shareholders at the extraordinary general meeting held on January 17, 2024, the Sponsor or its affiliates or designees have the option to further extend the deadline by which StoneBridge must consummate an initial business combination by up to six times by an additional month each time up to July 20, 2024, provided that, for each extension, the Sponsor or its affiliates or designees, are required to deposit into the Trust Account, $0.025 for each StoneBridge Class A Ordinary Share then outstanding, on or prior to the date of the applicable deadline, in exchange for StoneBridge’s issuance to the Sponsor or its affiliates or designees a non-interest bearing, unsecured promissory note equal to the amount of any such deposit. Such promissory note will not be repaid in the event that StoneBridge is unable to consummate a business combination unless there are funds available outside the Trust Account to do so.

As of the date of this prospectus, the Sponsor has exercised three of its six options to extend the period for StoneBridge to consummate an initial business combination, such that StoneBridge currently has until April 20, 2024 (subject to further extensions by the Sponsor or its affiliates or designees) to complete its initial business combination. In connection with such extensions, the Sponsor has deposited an aggregate of approximately $166,136 into the Trust Account as of the date of this prospectus/prospectus, in exchange for non-interest bearing, unsecured promissory notes issued by StoneBridge to the Sponsor that will not be repaid in the event that StoneBridge is unable to close a business combination unless there are funds available outside the Trust Account to do so.

Lastly, the Sponsor has agreed, pursuant to the Sponsor Support Agreement, that, subject to certain exceptions, the Sponsor will not, without DigiAsia’s prior approval (i) sell, offer to sell, contract or agree to sell, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position, (a) any PubCo Ordinary Shares held by the Sponsor immediately after the Effective Time or (b) any securities convertible into or exercisable or exchangeable for PubCo Ordinary Shares held by the Sponsor immediately after the Effective Time (the securities in sub-clauses (a) and (b) being collectively referred to as the “Sponsor Lock-Up Shares), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lockup Shares or (iii) publicly announce any intention to effect any transaction specified in clauses (i) and (ii) above, until the earlier of (A) (x) with respect to 250,000 of the Lock-Up Shares, nine months after the Closing Date and (y) with respect to the remainder of the Lock-Up Shares, six months after the Closing Date, and (B) subsequent to the Amalgamation, (x) if the last sale price of the PubCo Ordinary Shares equals or exceeds $12.00 per PubCo Ordinary Share (as adjusted for share splits, share consolidations, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Amalgamation, or (y) the date on which PubCo completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property.

As of the date of this prospectus, the Sponsor owns approximately 67.3% of the issued and outstanding StoneBridge Ordinary Shares (including 100% of the issued and outstanding StoneBridge Class B Ordinary Shares).

DigiAsia Shareholder Lock-Up Agreement

Substantially concurrently with the execution and delivery of the Business Combination Agreement, certain shareholders of DigiAsia entered into an agreement with StoneBridge pursuant to which such DigiAsia shareholders severally agreed that, subject to certain exceptions, each such shareholder will not, without the prior approval of the board of directors of StoneBridge or the board of directors of PubCo, as the case may be, (i) sell, offer to sell, contract or agree to sell, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position, (a) any PubCo Ordinary Shares held by such shareholder immediately after the Effective Time or (b) any securities convertible into or exercisable or exchangeable for PubCo Ordinary Shares held by such shareholder immediately after the Effective Time (the securities in sub-clauses (a) and (b) being collectively referred to as the “DigiAsia Shareholder Lock-Up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shareholder’s DigiAsia Shareholder Lock-Up Shares or (iii) publicly announce any intention to effect any transaction specified in clauses (i) and (ii) above, until the earlier of (A) nine months after the Closing Date and (B) subsequent to the Amalgamation, (x) if the last sale price of the PubCo Ordinary Shares equals or exceeds $12.00 per PubCo Ordinary Share (as adjusted for share splits, share consolidations, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Amalgamation, or (y) the date on which PubCo completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property.

DigiAsia Shareholder Support Agreement

Substantially concurrently with the execution and delivery of the Business Combination Agreement, certain shareholders of DigiAsia entered into an agreement with StoneBridge and Amalgamation Sub, pursuant to which such DigiAsia shareholders severally, irrevocably and unconditionally agreed, to validly execute and deliver, or cause to be validly executed and delivered, to DigiAsia, the written consent that will be solicited by DigiAsia from DigiAsia’s shareholders pursuant to the Business Combination Agreement for purposes of obtaining the approval by the requisite vote of DigiAsia shareholders of the proposal to approve the Amalgamation and the transactions contemplated thereby.

In addition, the DigiAsia shareholders party to the DigiAsia Shareholder Support Agreement, have irrevocably and unconditionally agreed, that, prior to the termination of the DigiAsia Shareholder Support Agreement, at any other meeting of the shareholders of DigiAsia and in connection with any written consent of shareholders of DigiAsia, each such shareholder shall, and shall cause any other holder of such shareholder’s DigiAsia Ordinary Shares and/or DigiAsia preferred shares to, (i) when such meeting is held, appear at such meeting or otherwise cause such shareholder’s DigiAsia Ordinary Shares and/or DigiAsia preferred shares to be counted as present thereat for the purpose of establishing a quorum, (ii) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such shareholder’s DigiAsia Ordinary Shares and/or DigiAsia preferred shares owned as of the record date for such meeting (or the date that any written consent is executed by such shareholder) in favor of the Amalgamation and the adoption of the Business Combination Agreement and any other matters necessary or reasonably requested by DigiAsia for consummation of the Amalgamation and the other transactions contemplated by the Business Combination Agreement and (iii) vote, or cause to be voted, at such meeting, or execute and return, or cause to be executed and returned, an action by written consent in respect of, all of such shareholder’s DigiAsia Ordinary Shares and/or DigiAsia preferred shares against any acquisition proposal and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Business Combination or result in a breach of any covenant, representation or warranty or other obligation or agreement of DigiAsia under the Business Combination Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of such shareholder contained in the DigiAsia Shareholder Support Agreement.

Each DigiAsia shareholder party to the DigiAsia Shareholder Support Agreement has further covenanted and agreed, to not, prior to the termination of the DigiAsia Shareholder Support Agreement, (i) enter into any voting agreement or voting trust, or grant a proxy or power of attorney, with respect to any of such shareholder’s DigiAsia Ordinary Shares and/or DigiAsia preferred shares that is inconsistent with such shareholder’s obligations pursuant to the DigiAsia Shareholder Support Agreement or (ii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to the DigiAsia Shareholder Support Agreement.

In addition, each DigiAsia shareholder party to the DigiAsia Shareholder Support Agreement has covenanted and agreed, that prior to the termination of the DigiAsia Shareholder Support Agreement, such shareholder will not, without the consent of StoneBridge, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any acquisition proposal (other than the Business Combination), (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any acquisition proposal (other than the Business Combination), (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any acquisition proposal (other than the Business Combination), (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, business combination agreement,, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any acquisition proposal (other than the Business Combination) or (v) resolve or agree to do any of the foregoing. Each such shareholder is required to promptly (and within one business day) keep DigiAsia reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or acquisition proposal which comes to such shareholder’s actual knowledge.

Lastly, each DigiAsia shareholder party to the DigiAsia Shareholder Support Agreement has agreed, subject to certain permitted transfers, not to, without the consent of StoneBridge, directly or indirectly, (i) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of, either voluntarily or involuntarily (collectively, “transfer”), or enter into any contract or option with respect to the transfer of, any of such shareholder’s DigiAsia Ordinary Shares and/or DigiAsia preferred shares or (ii) take any action that would make any representation or warranty of such shareholder contained in the DigiAsia Shareholder Support Agreement untrue or incorrect or have the effect of preventing or disabling such shareholder from performing its obligations under the DigiAsia Shareholder Support Agreement.

Director Nomination Agreement

In connection with the Closing, StoneBridge, the Sponsor and the DigiAsia Founder will enter into a director nomination agreement pursuant to which the parties will agree that, from the Effective Time until the termination of the director nomination agreement, at every meeting of the board of directors of PubCo or a committee thereof, or action by written consent, at or by which directors of PubCo are appointed by the board of directors of PubCo or are nominated to stand for election and elected by shareholders of PubCo, the Sponsor shall have the right to appoint or nominate for election to the board of directors of PubCo, as applicable, two individuals to serve as directors of PubCo, provided, that such nominees shall be reasonably acceptable to the DigiAsia Founder.

Further, the director nomination agreement obligates PubCo (i) to take, and the DigiAsia Founder to use his best efforts to cause PubCo to take, all necessary actions within PubCo’s control, such that, as of the Effective Time, the nominees designated by the Sponsor pursuant to the Sponsor’s director nomination right discussed in the immediately preceding paragraph shall either be elected by PubCo’s shareholders at the meeting held to approve the Business Combination or appointed to board of directors of PubCo, (ii) to take, and the DigiAsia Founder to use his commercially reasonable efforts to cause PubCo to take, all actions necessary to ensure that (a) the Sponsor’s nominees pursuant to its director nomination right discussed above are included in the slate of nominees to the shareholders of the PubCo for the election of directors of the PubCo and recommended by the board of directors of PubCo at any meeting of shareholders called for the purpose of electing directors of the PubCo and (b) any such Sponsor nominee, if up for election, is included in the proxy statement prepared by management of PubCo in connection with PubCo’s solicitation of proxies or consents for every meeting of the shareholders of PubCo called with respect to the election of members of the board of directors of PubCo, and on every action or approval by written resolution or consent of the shareholders of PubCo or the board of directors PubCo with respect to the election of directors of the PubCo.

If a director nominated by the Sponsor pursuant to the Sponsor’s director nomination right ceases to serve for any reason, the Sponsor shall be entitled, pursuant to the Director Nomination Agreement, to designate and appoint or nominate such person’s successor in accordance with the Director Nomination Agreement, and the board of directors of PubCo shall promptly fill the vacancy with such successor nominee, provided that such successor nominee shall be reasonably acceptable to the DigiAsia Founder.

Notwithstanding the foregoing, the Sponsor shall not be entitled to designate a person as a nominee to the board of directors of PubCo upon a written determination by the board of directors of PubCo or a relevant committee thereof that the designated person would not be qualified under any applicable law, rule or regulation to serve as a director of PubCo. In such an event, the Sponsor shall be entitled to select a replacement nominee and PubCo shall take all necessary actions within its control to cause such replacement nominee to be nominated at the same meeting as the initial nominee being replaced was to be nominated, provided, that any such replacement nominee shall be reasonably acceptable to the DigiAsia Founder.

The Director Nomination Agreement shall remain in effect until the later of the first anniversary of the Effective Time and when the Sponsor ceases to hold at least 1.5% of the equity shares of PubCo on a fully diluted basis.

Registration Rights Agreement

Substantially concurrently with the execution and delivery of the Business Combination Agreement, StoneBridge, DigiAsia and certain shareholders of DigiAsia (such shareholders, together with their permitted transferees, collectively, the “Participating DigiAsia Shareholders”) entered into a shareholder rights agreement, pursuant to which, the Participating DigiAsia Shareholders were granted certain registration rights with respect to the PubCo Ordinary Shares to be issued to such shareholders in connection with the Business Combination (such PubCo Ordinary Shares, the “registrable securities”).

In particular, the Registration Rights Agreement provides for the following registration rights:

•        Demand registration rights.    The Registration Rights Agreement grants each Participating DigiAsia Shareholder, the right to make one or more written requests to PubCo from time to time, at any time after the Closing, for the registration of all or part of the requesting Participating DigiAsia Shareholder’s registrable securities. Upon the receipt of such written request, PubCo must, no later than two business days after receipt of such request, deliver a written notice of the request to all other Participating DigiAsia Shareholders and offer such other Participating DigiAsia Shareholders the opportunity to include in the registration statement relating to the initial written request, such number of registrable securities as each such Participating DigiAsia Shareholder may request in writing. Subject to certain exceptions, PubCo must include in the registration statement relating to the initial written request, all such registrable securities with respect to which PubCo receives requests for inclusion within three business days after the date PubCo delivers the written notice to the other Participating DigiAsia Shareholders. PubCo is then obligated, pursuant to the Registration Rights Agreement, to, as promptly as practicable, file a registration statement with the SEC and use its reasonable best efforts to effect the registration of all or part of the requesting Participating DigiAsia Shareholders’ registrable securities promptly after the receipt of the initial written request, and cause such registration statement to remain effective for not less than 180 days (or such shorter period as will terminate when all registrable securities covered by such registration statement have been sold or withdrawn), or, if such registration statement relates to an underwritten public offering, such longer period as, in the opinion of counsel for the underwriter(s), a prospectus is required by law to be delivered in connection with sales of registrable securities by an underwriter or dealer. Notwithstanding the foregoing, PubCo is not obligated to effect any registration pursuant to a written request for demand registration if a demand registration or piggyback registration (discussed below) was declared effective or an underwritten shelf takedown was consummated within the 90-day period preceding such written request.

•        Shelf registration rights.    Pursuant to the Registration Rights Agreement, PubCo is obligated, upon the written request of any Participating DigiAsia Shareholder from time to time, at any time after the Closing, to promptly file with the SEC, a shelf registration statement pursuant to Rule 415 under the Securities Act and use PubCo’s reasonable best efforts to effect the registration of all or a portion of the requesting Participating DigiAsia Shareholder’s registrable securities. Upon the receipt of the initial shelf registration written request, PubCo must, no later than two business days after receipt of such request, deliver a written notice of the request to all other Participating DigiAsia Shareholders and offer such other Participating DigiAsia Shareholders the opportunity to include in the registration statement relating to the initial written request, such number of registrable securities as each such Participating DigiAsia Shareholder may request in writing. PubCo must include in the registration statement relating to the initial written request, all such registrable securities with respect to which PubCo receives requests for inclusion within three business days (or such shorter period as may reasonably be requested in connection with an underwritten “block trade”) after the date PubCo delivers the written notice to the other Participating DigiAsia Shareholders. The Registration Rights Agreement obligates PubCo to use its reasonable best efforts to keep any registration statement filed in satisfaction of a shelf registration request continuously effective under the Securities Act until the earlier of (i) the date as of which all registrable securities have been sold pursuant to such registration statement or another registration statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder) and (ii) the date as of which no Participating DigiAsia Shareholder holds registrable securities. At any time that PubCo has an effective shelf registration statement with respect to a Participating DigiAsia Shareholder’s registrable securities, such Participating DigiAsia Shareholder may make a written request to effect a public offering, including pursuant to an underwritten shelf takedown.

Upon the receipt of such shelf takedown request, PubCo must, no later than two business days after receipt of such request (or within 24 hours after the request, in the case of an underwritten “block trade”), deliver a written notice of the request to all other Participating DigiAsia Shareholders with registrable securities covered by the registration statement to which the shelf takedown request relates, and offer such other Participating DigiAsia Shareholders the opportunity to include in the underwritten shelf takedown, such number of registrable securities as each such Participating DigiAsia Shareholder may request in writing. Subject to certain exceptions, PubCo must include in the underwritten shelf takedown, all such registrable securities with respect to which PubCo receives requests for inclusion therein within three business days (or within 24 hours, in the case of an underwritten “block trade”) after the date PubCo delivers the written notice to the other Participating DigiAsia Shareholders. Notwithstanding the foregoing, PubCo is not obliged to effect any underwritten shelf takedown if a demand registration or piggyback registration was declared effective or an underwritten shelf takedown was consummated within the preceding 90-day period.

•        Piggyback registration rights.    At any time after the Closing, if PubCo proposes to file a registration statement to register any of PubCo’s equity securities under the Securities Act or to conduct a public offering, either for PubCo’s own account or for the account of any other person, subject to certain exceptions, the Participating DigiAsia Shareholders are entitled to include their registrable securities in such registration statement.

Pursuant to the terms of the Registration Rights Agreement, all expenses incident to PubCo’s performance of or compliance with the Registration Rights Agreement shall be borne by PubCo, except that PubCo shall not be required to pay any fees and disbursements to underwriters not customarily paid by the issuers of securities in an offering similar to the applicable offering, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of registrable securities.

The Registration Rights Agreement contains customary cross-indemnification provisions, under which PubCo is obligated to indemnify Participating DigiAsia Shareholders in the event of material misstatements or omissions in the applicable registration statements attributable to PubCo, and Participating DigiAsia Shareholders are obligated to indemnify PubCo for material misstatements or omissions in any applicable registration statements attributable to them.

As to any particular registrable securities, such securities shall cease to be registrable securities when (i) a registration statement with respect to the sale of such securities has become effective under the Securities Act and such securities have been disposed of in accordance with such registration statement, (ii) such securities have been transferred pursuant to Rule 144 under the Securities Act or (iii) such securities have ceased to be outstanding.

Pursuant to the Registration Rights Agreement, each Participating DigiAsia Shareholder participating in a registration or sale of registrable securities pursuant to the registration rights discussed above that is conducted as an underwritten public offering, and PubCo’s directors and officers will, if requested, deliver a customary lock-up agreement in connection with any such underwritten public offering, subject to certain customary exceptions; provided that, the foregoing requirement will not apply to any Participating DigiAsia Shareholder that holds fewer than 5% of then then total issued and outstanding PubCo Ordinary Shares.

Earnout Escrow Agreement

In connection with the Closing, StoneBridge, the Management Representative (in his capacity as the Management Representative), the Sponsor and Continental (as the earnout escrow agent) will enter into an earnout escrow agreement for purposes of establishing an escrow arrangement in connection with the Earnout Shares to be issued to the Management Earnout Group as part of the Business Combination, as contemplated under the Business Combination Agreement, and appointing Continental as the earnout escrow agent to perform the duties and obligations set forth in the Earnout Escrow Agreement. Pursuant to the Earnout Escrow Agreement, the Earnout Shares will be held in escrow by Continental, as earnout escrow agent, and disbursed by Continental only upon the occurrence of the triggering events discussed elsewhere in this prospectus.

Pursuant to the Earnout Escrow Agreement, the parties will agreement that the Earnout Shares shall not be subject to attachment by any creditor (including any creditor of a party to the Business Combination Agreement). The Management Representative shall retain all voting rights and other shareholder rights with respect to the Earnout

Shares (except, in each case, the right to receive any dividends or distributions paid in respect of the Earnout Shares following the Closing and prior to the release of such Earnout Shares, which will instead be governed by the terms of the Earnout Escrow Agreement) until such Earnout Shares are released from the escrow account in accordance with the terms of the Earnout Escrow Agreement and the Business Combination Agreement. For as long as the Earnout Shares by the escrow agent, the escrow agent shall vote the Earnout Shares solely as directed by the Management Representative. The Earnout Escrow Agreement contains customary indemnification provisions and provisions for equitable adjustment with respect to the Earnout Shares in the event of share dividends, subdivisions, reclassifications, recapitalizations, splits, combinations, share exchanges and other similar events affecting PubCo Ordinary Shares subsequent to the date of the Earnout Escrow Agreement.

Management Representative Deed

Substantially concurrently with the execution and delivery of the Business Combination Agreement, each member of the Management Earnout Group, pursuant to a management representative deed, irrevocably and unconditionally appointed the Management Representative as its representative, to act solely and exclusively on its behalf, with respect to matters relating to the Earnout Shares, including (i) the sending or receipt of notices, other communications and materials, and the giving or declining of any agreement, waiver, consent or approval on behalf of such member of the Management Earnout Group pursuant to the Business Combination Agreement and the ancillary agreements relating thereto, with respect to matters relating to the Earnout Shares, (ii) the execution and delivery or the procurement of the execution and delivery of all such documents and doing all such things provided in or contemplated by management representative deed to be performed by the Management Earnout Group or the Management Representative on such member of the Management Earnout Group’s behalf, (iii) the making of any decisions with respect to the distribution and allocation of the Earnout Shares, (iv) the retention of any retained agents insofar as the matters relate to the Earnout Shares, and paying the fees and expenses of such agents for and on behalf of the Management Earnout Group (to be recovered from the Management Earnout Group by selling Earnout Shares, if necessary), (v) the initiation, defense, compromise, arbitration or settlement of any dispute relating to the Earnout Shares and (vi) paying all cost and expenses associated with the foregoing which the Management Representative, in his sole discretion, deems necessary and expedient, and recovering such cost and expenses from the Management Earnout Group by selling Earnout Shares, if necessary. Pursuant to the management representative deed, any and all acts and things done by the Management Representative shall be binding on all members of the Management Earnout Group.

The Management Representative may resign at any time after giving 30 days’ notice to DigiAsia and the Management Earnout Group, provided that, in the event of the resignation or removal of the Management Representative, a successor management representative shall be appointed by the Management Representative.

Existing Letter Agreement

In connection with StoneBridge’s initial public offering, the Sponsor, all of the members of the board of directors of StoneBridge and all of StoneBridge’s executive officers executed a letter agreement dated July 15, 2021, for the benefit of StoneBridge, pursuant to which (i) the members of the board of directors and executive officers of StoneBridge agreed not to enter into a binding agreement for a proposed business combination or propose any business combination to shareholders of StoneBridge unless such action is first approved by the manager(s) of the Sponsor and (ii) subject to the prohibition in clause (i), the Sponsor, the members of the board of directors and executive officers of StoneBridge agreed that (a) if StoneBridge seeks shareholder approval of a proposed business combination, then in connection with such proposed business combination, the Sponsor, the members of the board of directors and executive officers of StoneBridge shall (1) vote any StoneBridge Ordinary Shares owned by them in favor of such proposed business combination and (2) not redeem any StoneBridge Ordinary Shares owned by them in connection with such shareholder approval, (b) if StoneBridge engages in a tender offer in connection with any proposed business combination, the Sponsor, the members of the board of directors and executive officers of StoneBridge shall not sell any StoneBridge Ordinary Shares owned by them to StoneBridge in connection therewith and (c) if StoneBridge seeks shareholder approval of any proposed amendment to its charter prior to the consummation of a business combination, the Sponsor, the members of the board of directors and executive officers of StoneBridge shall not redeem any StoneBridge Ordinary Shares owned by them in connection with such shareholder approval.

Further, pursuant to the Existing Letter Agreement, the Sponsor, the members of the board of directors and executive officers of StoneBridge have agreed to waive (i) any right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of StoneBridge as a result of any liquidation of StoneBridge with respect to certain StoneBridge Ordinary Shares held by them and (ii) any claim they may have in the future as a result of, or arising out of, any contracts or agreements with StoneBridge and will not seek recourse against the Trust Account for any reason whatsoever, except, in each case, with respect to their right to a pro rata interest in the proceeds held in the Trust Account for any StoneBridge Class A Ordinary Shares they hold that were sold to them as part of the units sold in StoneBridge’s initial public offering.

Further, pursuant to the Existing Letter Agreement, the Sponsor and the members of the board of directors and executive officers of StoneBridge have agreed to not propose any amendment to StoneBridge’s amended and restated memorandum and articles of association (i) that would affect the substance or timing of StoneBridge’s obligation to allow redemption in connection with an initial business combination or to redeem 100% of StoneBridge’s public shares if StoneBridge does not complete an initial business combination within the required time period or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless StoneBridge provides public StoneBridge shareholders with the opportunity to redeem their StoneBridge Class A Ordinary Shares upon approval of any such amendment at a price per StoneBridge Class A Ordinary Share, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to StoneBridge to pay any taxes, divided by the number of then issued and outstanding public shares.

Pursuant to the Existing Letter Agreement, the Sponsor has agreed, subject to certain limitations and exceptions, to indemnify StoneBridge and hold StoneBridge harmless against any and all losses, liabilities, claims, damages and expenses whatsoever to which StoneBridge may become subject as a result of any claim by (i) any third party for services rendered or products sold to StoneBridge or (ii) a prospective target business with which StoneBridge has entered into a letter of intent, confidentiality or other similar agreement or a business combination agreement.

Pursuant to the Existing Letter Agreement, the Sponsor, the members of the board of directors of StoneBridge and StoneBridge’s executive officers have agreed, subject to certain exceptions, to not transfer certain StoneBridge Ordinary Shares until the earlier of (i) one year after the completion of StoneBridge’s initial business combination or (ii) subsequent to StoneBridge’s initial business combination, (x) if the last sale price of StoneBridge Class A Ordinary Shares equals or exceeds $12.00 per ordinary share (as equitably adjusted) for any 20 trading days within any 30-trading day period commencing at least 150 days after StoneBridge’s initial business combination or (y) the date on which StoneBridge completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of StoneBridge’s shareholders having the right to exchange their StoneBridge Ordinary Shares for cash, securities or other property.

In addition, the Sponsor, the members of the board of directors of StoneBridge and StoneBridge’s executive officers have agreed, subject to certain exceptions, to not transfer any Private Warrants held by them (or the ordinary shares issuable upon the exercise thereof) until 30 days after the completion of StoneBridge’s initial business combination.

The foregoing descriptions of the agreements specified above are not complete and are subject to and qualified in their entirety by reference to the full text of the respective agreements, copies or forms of which have been filed (or have been incorporated by reference) as exhibits to the proxy statement/prospectus filed with the SEC on November 28, 2023.

Emerging Growth Company Status of StoneBridge/PubCo

StoneBridge is currently an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and upon consummation of the Business Combination, PubCo will remain an emerging growth company. Accordingly, StoneBridge (and subsequent to the Business Combination, PubCo) may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in StoneBridge’s or PubCo’s periodic reports, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. StoneBridge has elected to avail itself of this extended transition period and PubCo may continue to do so subsequent to the Business Combination. As a result, StoneBridge (and subsequent to the Business Combination, PubCo) may adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-public companies instead of the dates required for other public companies. This may make comparison of StoneBridge’s (and subsequent to the Business Combination, PubCo’s) financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

PubCo will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of StoneBridge’s initial public offering, (b) in which PubCo has total annual gross revenue of $1.235 billion or more, or (c) in which PubCo is deemed to be a large accelerated filer, which means the market value of PubCo’s common equity that is held by non-affiliates is $700.0 million or more as of the last business day of PubCo’s most recently completed second fiscal quarter; and (ii) the date on which PubCo has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Furthermore, even after PubCo no longer qualifies as an emerging growth company, as long as PubCo continues to qualify as a foreign private issuer under the Exchange Act, PubCo will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies as further described below.

Foreign Private Issuer

As a “foreign private issuer,” PubCo will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that PubCo must disclose differ from those governing U.S. companies pursuant to the Exchange Act. PubCo will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act.

In addition, as a foreign private issuer, PubCo’s officers and directors and holders of more than 10% of the issued and outstanding PubCo Ordinary Shares, will be exempt from the rules under the Exchange Act requiring insiders to report purchases and sales of ordinary shares as well as from Section 16 short swing profit reporting and liability.

PubCo will also be exempt from the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, and current reports on Form 8-K, upon the occurrence of specified significant events. In addition, PubCo will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

In addition, Nasdaq listing rules permit foreign private issuers like PubCo to follow the corporate governance practices of their home countries in lieu of certain Nasdaq corporate governance requirements. Certain corporate governance practices in the Cayman Islands, which will be PubCo’s home country, differ significantly from Nasdaq corporate governance listing standards. Among other things, PubCo will not be required to have:

•        a majority of its board of directors consist of independent directors;

•        a compensation committee consisting of independent directors;

•        a nominating committee consisting of independent directors; or

•        regularly scheduled executive sessions with only independent directors each year.

Immediately following the Business Combination, PubCo will not have a majority-independent board of directors. Thus, although PubCo’s director must act in the best interests of PubCo, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management of PubCo may decrease as a result. In addition, immediately following the Business Combination, PubCo will not have a compensation committee. Further, PubCo may choose to follow home country practices with respect to certain other Nasdaq corporate governance rules, as permitted by Nasdaq. As a result, PubCo shareholders may not be provided with the benefits of certain corporate governance requirements of Nasdaq applicable to U.S. domestic public companies.

Risk Factor Summary

The consummation of the Business Combination and the business and financial condition of PubCo subsequent to the Closing are subject to numerous risks and uncertainties, including those highlighted in the section title “Risk Factors.” The occurrence of one or more of the events or circumstances described below, alone or in combination with other events or circumstances, may adversely affect StoneBridge’s ability to effect the Business Combination, and may have an adverse effect on the business, cash flows, financial condition and results of operations of StoneBridge and DigiAsia prior to the Business Combination and that of PubCo subsequent to the Business Combination. Such risks include, but are not limited to, the following:

•        DigiAsia has a limited operating history, a history of losses, anticipates increasing expenses in the future, and may not be able to achieve or maintain profitability in the foreseeable future;

•        The loss of operating revenues as a result of DigiAsia’s strategic partnership, significant key partners, API management platforms or large marquee B2B partners and customers, could adversely affect DigiAsia’s business;

•        DigiAsia’s success depends (and subsequent to the Business Combination, PubCo’s success will depend) on DigiAsia’s ability to develop products and services to address the rapidly evolving markets that DigiAsia serves, and if DigiAsia is not able to implement successful enhancements and new features for DigiAsia’s solutions, products and services, DigiAsia could lose customers or have trouble attracting new customers, and DigiAsia’s ability to grow may be limited;

•        Future revenue growth depends or will depend on DigiAsia’s ability to retain existing customers, attract new customers, and increase sales to both new and existing customers;

•        If DigiAsia is unable to renew enterprise customer contracts or to adjust certain contract components at favorable terms or DigiAsia loses a significant enterprise or marketplace customer, or if DigiAsia’s API merchant integration platform were to prevent DigiAsia’s customers or signed up merchants from using any of DigiAsia’s services from such marketplace, DigiAsia’s and PubCo’s results of operations and financial condition may be adversely affected;

•        While DigiAsia’s offerings are mostly white labelled, DigiAsia has established a strong brand and leadership position in the B2B fintech market with a trusted brand positioning, and failure to maintain and protect DigiAsia’s position and brand or any damage to DigiAsia’s reputation, or the reputation of DigiAsia’s partners, could adversely affect DigiAsia’s and PubCo’s business, financial condition or results of operations;

•        The COVID-19 pandemic or any other such comparable event could adversely affect DigiAsia’s business, results of operations and financial condition. The bulk of DigiAsia’s revenues comes from the supply chain ecosystem, consisting of “warungs” (corner shops) as well as master distributors of large brands within the telecommunication, fast-moving consumer goods, construction and other industry verticals, and if their supply chains are disrupted for any reason, such disruptions could adversely affect the growth prospects of DigiAsia;

•        API-based revenues are the bulk of DigiAsia’s revenues currently, and while contracts are long term in nature, termination of such contract could impact DigiAsia’s business;

•        DigiAsia is subject to various risks relating to the availability of capital for its working capital lending offerings through KreditPro, as well as risk of losses for its lending partners relating to its working capital offerings through their balance sheet exposure;

•        Because DigiAsia relies on third parties to provide white-labeled or co-branded services and to manage API platforms, DigiAsia and PubCo could be adversely impacted if such third parties fail to fulfill their obligations or if DigiAsia’s arrangements with such third parties are terminated and suitable replacements cannot be found on commercially reasonable terms or at all;

•        DigiAsia depends on counterparty financial institutions and payment service providers to support its operations. If one or more of DigiAsia’s counterparty financial institutions or payment service providers default on their financial or performance obligations to DigiAsia, change their business strategy or requirements, become subject to regulatory action, or fail, DigiAsia’s and PubCo’s results of operations and financial condition may be adversely affected;

•        DigiAsia and PubCo may fail to attract, motivate and retain key members of their management team or other experienced and capable employees;

•        DigiAsia and PubCo will require additional capital but may not be able to obtain such capital on favorable terms or at all;

•        DigiAsia has limited business insurance coverage;

•        The fintech market in Asia is developing, and the expansion of DigiAsia’s business depends on the continued growth of the various segments of the fintech industry, as well as increased availability, quality and usage of mobile devices and the Internet in Asia;

•        DigiAsia participates in extremely competitive and continuously evolving markets;

•        A significant change, material slowdown or complete disruption in international migration patterns could adversely affect DigiAsia’s B2B remittance business;

•        DigiAsia conducts money transfer transactions through agents in some regions that are politically volatile or, in a limited number of cases, that are subject to certain United States Office of Foreign Assets Control restrictions;

•        DigiAsia’s solutions and services may not function as intended due to errors in DigiAsia’s or DigiAsia’s third-party providers’ software, hardware, systems, product defects, or due to security breaches or human error in administering these systems, which could materially and adversely affect DigiAsia’s business;

•        DigiAsia has minority investments in Bank Index and Matchmove. If there is a dip in the valuation of these companies or a possible cessation/termination of business of any of these companies, this can affect the investment value of the orginal monies invested by DigiAsia. The same risk applies to any potential investment in businesses going forward;

•        Like in other developing markets, fintech regulations and taxation is evolving and can change or can be applied retrospectively on business revenues and profit. There is also a risk of adverse regulatory action on any of DigiAsia business customers and partners. Application of tax charges or regulatory charges can have an adverse impact on the DigiAsia business;

•        DigiAsia’s operations are dependent on its in-house developed and external technology platforms and comprehensive ecosystems, and any systems failures, interruptions, delays in service, catastrophic events, and resulting interruptions in the availability of DigiAsia’s products or services could result in harm to DigiAsia’s business;

•        DigiAsia is subject to risks related to data privacy and data security;

•        Failure to deal effectively with fraud, fictitious transactions, failed transactions or negative customer experiences would increase DigiAsia’s loss rate and harm its business, and could severely diminish merchant, partner and user confidence in and use of DigiAsia’s services;

•        DigiAsia’s risk management system may not be adequate or effective in all respects;

•        DigiAsia may not be successful in managing rapid change and significant growth in its business;

•        As a player in the fintech industry in Indonesia, DigiAsia is subject to extensive government regulations and oversight, that governs money, banking, credit and lending businesses, particularly delivered over a technology platform;

•        DigiAsia may fail to obtain, maintain or renew requisite licenses and approvals;

•        Uncertainties with respect to the legal system in certain markets in Southeast Asia could adversely affect DigiAsia;

•        DigiAsia is subject to anti-money laundering laws and regulations;

•        DigiAsia is subject to geopolitical risks;

•        You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited;

•        DigiAsia is a holding company and does not have any material assets other than its interests in its majority-owned entities, controlled entities (including variable interest entities for which DigiAsia is the primary beneficiary) and corporate joint ventures, and any change in DigiAsia’s ability to repatriate dividends or other payments from its majority-owned entities, controlled entities and corporate joint ventures, could materially adversely affect DigiAsia;

•        While DigiAsia has effective control over all of its operating entities in Indonesia, it does not currently have beneficial ownership interest in the equity shares of those operating entities;

•        StoneBridge shareholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management of PubCo;

•        The Sponsor and StoneBridge’s officers and directors have conflicts of interest that may influence or may have influenced their support or approval of the Business Combination;

•        There is substantial doubt about StoneBridge’s ability to continue as a going concern; and

•        StoneBridge may not be successful in securing the Transaction Financing and/or equity line of credit.

•        If StoneBridge is deemed to be an investment company for purposes of the Investment Company Act, StoneBridge would be required to institute burdensome compliance requirements and its activities would be severely restricted and, as a result, it may abandon its efforts to consummate a Business Combination and liquidate.

See the section entitled “Risk Factors” for a more detailed discussion of these and other risks, which should be considered in connection with an investment in our securities.

THE Offering

The summary below describes the principal terms of the offering. The “Description of Capital Stock” section of this prospectus contains a more detailed description of our Ordinary Shares and Warrants.

Issuance of Ordinary Shares

The following information is as of April 1, 2024 and does not give effect to issuances of our Ordinary Shares or the exercise of Warrants after such date.

Ordinary Shares

Up to 10,125,115 Ordinary Shares, comprising:

•   up to 10,000,000 Ordinary Shares to be issued upon exercise of all Public Warrants; and

•   up to 125,115 Ordinary Shares issuable to certain Selling Securityholders in connection with the closing of the Business Combination pursuant to director offer letters.

Resale of Ordinary Shares and Private Warrants
Ordinary Shares offered by the Selling Securityholders

Up to 12,700,000 Ordinary Shares, comprising:

•   up to 5,000,000 Ordinary Shares issued to certain Selling Securityholders in connection with StoneBridge’s initial public offering;

•        up to       Ordinary Shares issued to CF&CO as deferred underwriting commission; and

•   up to 7,700,000 Ordinary Shares issuable to certain Selling Securityholders following exercise of Private Warrants held by them.

Private Warrants offered by the Selling Securityholders	Up to 7,700,000 Private Warrants to be issued in connection with the Business Combination.
Offering prices

The exercise price of the Warrants is $11.50 per Ordinary Share, subject to adjustment as described herein. The Ordinary Shares offered by the Selling Securityholders under this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See “Plan of Distribution.”

Ordinary Shares issued and outstanding prior to any exercise of the Warrants	56,214,451 Ordinary Shares
Ordinary Shares issued and outstanding assuming the exercise of all of the Warrants	73,914,451 Ordinary Shares
Warrants issued and outstanding	17,700,000 Warrants, consisting of (i) 10,000,000 Public Warrants and (ii) 7,700,000 Private Warrants, the exercise of which will result in the issuance of 17,700,000 Ordinary Shares.
Use of proceeds	All of the Ordinary Shares and Private Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts.

We will not receive any of the proceeds from such sales. However, we could receive up to an aggregate of $203,550,000 from the exercise of all Warrants, assuming the exercise in full of such Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Ordinary Shares. If the market price for our Ordinary Shares is less than $11.50 per share, we believe the holders of Public Warrants and Private Warrants will be less likely to exercise their Warrants. See “Use of Proceeds.”

Dividend policy

We have never declared or paid any cash dividend on our Ordinary Shares. The payment of cash dividends in the future will depend upon our revenues and earnings, if any, capital requirements and general financial condition. Any further determination to pay dividends on our Ordinary Shares would be at the discretion of our Board.

Market for our Ordinary Shares and Warrants

Our Ordinary Shares and Public Warrants are listed on Nasdaq under the trading symbols “APAC” and “APACW” respectively. Upon consummation of the Business Combination, the Company has applied for listing, expected to be effective at the time of the Business Combination, of PubCo Ordinary Shares and PubCo Public Warrants on Nasdaq under the proposed symbol “FAAS” and “FAASW,” respectively.

Lock-up restrictions

Of the 12,825,115 Ordinary Shares that may be offered or sold by Selling Securityholders identified in this prospectus, [•] of those Ordinary Shares are subject to certain lock-up or other resale restrictions under the Securities Act as further described elsewhere in this prospectus.

Risk factors

Prospective investors should carefully review the information contained in the section entitled “Risk Factors” for a discussion of certain factors that should be considered before buying the securities offered hereby

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this prospectus, including the consolidated financial statements and the accompanying notes and matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements,” in evaluating an investment in securities of the Company. The following risk factors apply to our business and operations. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have an adverse effect on our business, cash flows, financial condition and results of operations. We may face additional risks and uncertainties that are not presently known to us or that we currently deem immaterial, which may also impair our business, cash flows, financial condition and results of operations.

Due to the significant number of Ordinary Shares that were redeemed in connection with the Business Combination, the number of Ordinary Shares that the Selling Securityholders can sell into the public markets pursuant to this prospectus may exceed our public float. As a result, the resale of Ordinary Shares pursuant to this prospectus could have a significant negative impact on the trading price of our Ordinary Shares.

Due to the significant number of Ordinary Shares that were be redeemed in connection with the Business Combination, the number of Ordinary Shares that the Selling Securityholders can sell into the public markets pursuant to this prospectus may exceed our public float. As a result, the resale of Ordinary Shares pursuant to this prospectus could have a significant negative impact on the trading price of our Ordinary Shares. This impact may be heighted by the fact that, as described in the table below, certain of the Selling Securityholders purchased, or are able to purchase, Ordinary Shares at prices that are well below the current trading price of our Ordinary Shares. The 22,825,115 Ordinary Shares that may be resold and/or issued into the public markets pursuant to this prospectus could represent approximately 29.3% of Ordinary Shares outstanding immediately after the close of the Business Combination (under the maximum redemption scenario after giving effect to the issuance of the Earnout Shares, Director Offer Shares and Warrant Shares).

Security	Purchase price	% of shares/warrants outstanding	Potential profit per share
Founders Shares (5,000,000 shares)	Approximately $0.0043 per share	Approximately 6.3%	Up to $8.9757 per share
Director Offer Shares (125,115 shares)	N/A	Approximately 0.2%	N/A
Private Warrants (7,700,000 warrants)	$1.00 per warrant	Approximately 10.1%	N/A
CF&CO Shares ( shares)	N/A	Approximately %	N/A

Calculations based on (i) 78,914,451 Ordinary Shares (after giving effect to the issuance of the Earnout Shares, Director Offer Shares and Warrant Shares) and 17,700,000 warrants (including the Public Warrants and Private Warrants) and (ii) sales of Ordinary Shares at a price of $8.98 per share and sales of Public Warrants at a price of $0.05 per Public Warrant, which reflect the closing price of the Ordinary Shares and Public Warrants as of March 28, 2024.

The Selling Securityholders will determine the timing, pricing and rate at which they sell such shares into the public market. Even if the trading price of our Ordinary Shares drops below $10.00 per share, which was the sales price for units in the Company’s initial public offering, certain of the Selling Securityholders have an incentive to sell because they purchased shares and/or warrants at prices below the initial public offering price and/or below the recent trading prices of our securities. Sales by such investors may prevent the trading price of our securities from exceeding the initial public offering price and may cause the trading prices of our securities to experience a further decline.

Risks Related to DigiAsia

Unless the context otherwise requires, all references in this subsection to the “Company,” “DigiAsia,” “DigiAsia Group,” “we,” “us” or “our” refer to the business of DigiAsia and its consolidated majority-owned entities, controlled entities (including variable interest entities for which DigiAsia is the primary beneficiary) and corporate joint ventures prior to the consummation of the Business Combination, which will be the business of PubCo and its consolidated subsidiaries, majority-owned entities, controlled entities and corporate joint ventures following the consummation of the Business Combination.

Risks Related to DigiAsia’s Business and Operations

We have a limited operating history in new and evolving markets and our historical results may not be indicative of our future results.

We have a limited operating history upon which to evaluate the viability and sustainability of our businesses. Our history of operating each of our businesses together is relatively short. PT DAB was incorporated in November 2017 and launched B2B consumer wallet in 2018. Since then, we have been continually introducing new solutions and offerings, and made strategic investments in Bank Index and MatchMove in 2022 to augment offerings. As these businesses are expanding rapidly, our historical results may not be indicative of our future performance and you should consider our future prospects in light of the risks and uncertainties of early-stage companies operating in fast-evolving, high-tech industries in emerging markets. Some of these risks and uncertainties relate to our ability to:

•        retain existing partners, merchants and customers, attract new partners, merchants and customers, and increase their engagement and monetization;

•        maintain growth rates across our platforms in multiple markets;

•        maintain and expand our network of domestic, regional and global industry value chain partners;

•        maintain and expand our distribution network of merchants, wholesalers and distributors;

•        maintain and manage our merchant API interface network;

•        upgrade our technology and infrastructure to support increased traffic and expanded offerings of products and services;

•        anticipate and adapt to changing partner, merchant and customer preferences;

•        successfully close strategic or inorganic investments, acquisitions or mergers with synergistic and related parties;

•        increase awareness of our brand;

•        adapt to competitive market conditions;

•        maintain adequate control of our expenses; and

•        attract and retain qualified personnel.

If we are unsuccessful in addressing any of these risks and uncertainties, our business, financial condition and results of operations may be materially and adversely affected.

We have a history of net losses, we anticipate increasing expenses in the future, and we may not be able to achieve or maintain profitability in the future.

We have incurred significant net losses since our inception and anticipate that we will continue to incur losses for the foreseeable future. For the years ended December 31, 2022 and 2021, our total net losses were $7.9 million and $16.5 million, respectively, and our losses attributable to DigiAsia Bios Pte. Ltd. were $4.2 million and $6.6 million, respectively. As of December 31, 2022, we had an accumulated deficit of $25.8 million. Substantially all of our net losses have resulted from costs incurred in connection with expanding and maintaining our merchant distribution base and from general and administrative costs associated with our operations. We intend to continue to make significant capital and marketing investments in our business to support and drive growth, which could incur significant and increasing operating losses for the foreseeable future. Our initiatives, including increased spending on new and existing products, services and offerings, may not result in increased revenue or growth on a timely basis or at all. If we are unable to generate adequate revenue growth and manage our expenses, our results of operations and operating metrics may fluctuate and we may continue to incur significant losses. Even if we become profitable, we may not be able to sustain or increase our profitability on a quarterly or annual basis.

The loss of operating revenues as a result of our exclusive partnership with Mastercard, significant key partners, API management platforms or large marquee B2B partners and customers, could adversely affect our business.

Currently, over 85% of our revenues and transactions are provided through open access APIs, which are routed via an integration platform that is in turn connected to partners, end merchants or key distributors across the telecommunication and fast-moving consumer goods supply chain. The API revenues from one major customer, PT Aviana Sinar Abadi (“Aviana”), accounted for approximately 87% and 92% of our total revenue for the years ended December 31, 2022 and 2021, respectively. We are currently party to a 10-year technology cooperation agreement with Aviana, which expires on June 2, 2030, having commenced on June 2, 2020. Pursuant to the agreement, we supply an API technology to Aviana for a more secure, faster, and efficient way in connecting the buyer and seller of airtime through modern application programming interface, including transaction wallet used in the Aviana’s own technology platform for airtime, and provides technical support. Aviana distributes fees from the aggregators to us with operation fees per API call. Under the agreement, any and all intellectual property rights developed and created by us in relation to the agreement remain our property and Aviana retains all right, title and interest in and to any and all data shared to us for the purpose of the agreement. The agreement may be terminated (i) by mutual agreement or (ii) by either party in the event of Aviana’s bankruptcy, insolvency or liquidation. If there is a sudden closure of the platform for any reason and we are unable to set up a competing platform contract with another party, this can have an impact on our business revenues. While we expect to maintain our existing relationship with Aviana, the loss of, or any reduction in revenue from, Aviana or deterioration in their ability to pay four our service could harm our business and financial results. Our dependence on Aviana also exposes us to risks related to severe financial hardship or bankruptcy or other attrition of Aviana.

Going forward, a significant portion of our future operating revenues could be derived from our strategic relationship with Mastercard that includes pre-paid card issuance and remittance. We expect that as our relationship with Mastercard deepens with newer offerings in the pipeline, it could have a significant impact on our operating revenues in future periods. Mastercard could charge us additional commercial fees for services using the Mastercard network. Accordingly, the loss of Mastercard’s customers or any significant decrease in the spending levels of consumers and ability or willingness of consumers to purchase our products and solutions through Mastercard, as well as loss of our other partners, merchants and large companies, for any reason, would have a material adverse effect on our business and results of operations. In addition, any publicity associated with the loss of any of our large clients, significant partners or other major consumers could harm our reputation, making it more difficult to attract and retain consumers, partners and other retail distributors, and could lessen our negotiating power with our remaining and prospective retail merchants, B2B customers or partners, third-party processors and consumers. Mastercard could potentially partner with other fintech players in our space and this may have an adverse impact on the relevant part of our business.

The terms of our current agreement with Mastercard (which governs our e-money pre-paid cards, BaaS, “Mastercard Send,” and “Mastercard Pay by Account” programs) expires on January 31, 2028, unless renewed under its automatic renewal provision, which provides for a 5-year extension. Our contracts with Mastercard and our other large clients, particularly those having a chain of operations, can in limited circumstances, such as our material breach or insolvency, our failure to meet agreed-upon service levels, certain changes in control, and our inability or unwillingness to agree to requested pricing changes, be terminated by these clients on relatively short notice. Our business partnership with Mastercard is strengthened by Mastercard’s role as a significant investor in our company, having led our Series B investment of $25.0 million in 2020. However, if Mastercard were to sell their stake in our company, and terminate the strategic partnership, this could potentially have a material adverse impact on business, operations and financial performance.

Our success depends on our ability to develop products and services to address the rapidly evolving markets that we serve, and if we are unable to implement successful enhancements and new features for our solutions, products and services, we could lose customers or have trouble attracting new customers, and our ability to grow may be limited.

The markets for our products and services are characterized by constant and rapid technological changes, frequent introduction of new products and services, and increasing customer expectations. Our ability to enhance our current products and services and to develop and introduce innovative products and services will significantly affect our future success. We may not be successful in developing, marketing or selling new products and services that meet these demands or achieve market acceptance. We must anticipate and respond to these changes in order to remain competitive within our relevant markets. For example, our ability to provide innovative technology to our customers could have an impact on our pricing and the continued use of our platform, and new services and technologies that we develop may be impacted by industry-wide solutions and standards related to safety and security technologies and various regulatory requirements.

If we are unable to anticipate or respond to technological or regulatory changes or evolving industry standards on a timely basis, our ability to remain competitive could be materially and adversely affected. In addition, the success of certain of our products and services relies, in part, on marketplaces and other third parties offering or allowing the use of our products and services by their customers. If we are unsuccessful in offering products or services that gain market acceptance and compete effectively, or if marketplaces cease to offer or allow our products and services to their merchants or refuse to pay their merchants through our products and services, it would likely have a material adverse effect on our ability to retain existing customers, attract new ones and grow profitably.

Our future revenue growth depends on our ability to retain existing customers, attract new customers, and increase sales to both new and existing customers.

While our rate of revenue growth has been increasing since inception, it may slow or decline in the future for a variety of reasons, including as a result of the risks described herein. Our B2B2C and business-to-business-to-merchant (“B2B2M”) partners have no obligation to continue to use our services, and we cannot assure you that they will. Partners who provide us platforms, such as API platforms or switch platforms, may also cease to work with us. The difficulty and costs associated with switching to a competitor may not be significant for many of the services we offer. Our customers’ payment processing activity with us may decrease for a variety of reasons, including customers’ level of satisfaction with our products and services, our pricing and the pricing and quality of competing products or services, the effects of global economic conditions or reductions in the level of buyers transacting with our customers.

Supply chain payments, captured through API call charges and API charges for bill payments, telecommunication and fast-moving consumer goods value chains provide a substantial portion of our revenues. If these supply chains or our contracts with the distribution partners are impacted, this can have an adverse impact on our revenues. Additionally, if banks or funding institutions do not lend or reduce lending to the supply chains in these sectors, this can have a material impact on our business and growth. Any change in taxation or accounting rules to the distribution value chains and sectors we work with will also have a potential impact on our revenue and growth.

In addition, the growth of our business depends in part on existing customers expanding their use of our products and services and our ability to cross-sell and up-sell, particularly since we are one of the few players in Indonesia offering the entire gamut or range of fintech services. If we are unable to encourage customers to broaden their use of our products and services, our growth may slow or stop, and our business may be materially and adversely affected. The growth of our business also depends on our ability to attract new customers, to encourage larger customers to use our solutions and services, and to introduce successful new solutions and services. We have invested and will continue to invest in improving our platform in order to offer better or new features, products and services. We cannot assure you that such better or newer features, products and services will be successful. If the features, products and services are not successful, our growth may slow or decline.

If we are unable to renew our marketplace and enterprise customer contracts or to adjust certain contract components at favorable terms or if we lose a significant enterprise or marketplace customer, or if our API merchant integration platform were to prevent our customers or signed-up merchants from using any of our services from such platform, our results of operations and financial condition may be adversely affected.

To the extent we renew our existing marketplace and enterprise customer contracts, or are required to adjust certain terms or components in existing contracts, such renewals or adjustments may be on less favorable terms than our existing contracts, which may result in a decline in revenue and results of operations. The variability of our arrangements with customers, and the different components of such arrangements, can impact revenue, profitability, and earnings. Our growth to date has also been partially driven by the growth of our customers’ businesses. There has been a slowdown in global fintech funding from investors, which could result in some of our customers not being able to raise further rounds of funding, and thus slowing down or, in extreme cases, ceasing their operations. In addition, we may lose end customer or merchant accounts if the partner customer exits the market or moves in-house to the partner’s own technology or license or to that of a competitor. We may also close accounts due to, among other reasons, business targets from the partner account (either principal or its distributor) not being met. The occurrence of any or a combination of any of the foregoing could have an adverse effect on our results of operations.

In addition, we experience customer attrition from time to time as a result of several other factors. We cannot predict the level of our customer attrition in the future and our revenues could decline as a result of higher than expected attrition, which could have a material adverse effect on our business, financial condition and results of operations.

A number of our large customers, particularly public sector companies, are on introductory terms for the first 12 or 24 months following their go live dates. If, at the end of the introductory period, we are unable to increase our commercial rates or cannot immediately start charging certain fees, this could impact our net profitability levels, as these increases in fees directly flow to our pre-tax profitability.

While our offerings are mostly white labelled, we have established a strong brand and leadership position in the B2B fintech market with a trusted brand positioning, and failure to maintain and protect our position and brand or any damage to our reputation, or the reputation of our partners, could adversely affect our business, financial condition or results of operations.

Most of our fintech offerings are white labelled or co-branded, particularly in the merchant payment, e-money, payments and remittance verticals, where we have key partners with whom we collaborate to offer various solutions and financial products. Similarly, our BaaS offering is co-branded. We believe we have established a leadership position in the B2B fintech market with end-to-end offerings and a trusted brand among large corporations and government enterprises. Our growth projections are predicated on the idea that partners, merchants and customers will trust us and find value in building and growing their businesses with our offerings and solutions. Maintaining, protecting, promoting and enhancing our brand and trust are critical to expanding our base of partners, merchants and customers, as well as increasing engagement with our offerings and solutions. We believe that our capabilities and ability to offer comprehensive, secure, and compliant products, offerings and solutions, will continue to help us in building our brand and market leadership position, and is critical to achieving widespread acceptance of our products and services. We believe that our ability to continue this strategy will enable us to not only strengthen our position as a regional fintech leader, but also spread the awareness of financial inclusion and options available.

However, in the future, we may introduce, or make changes to, features, products, services, privacy practices, or terms of service that B2B customers or merchants do not like, which may materially and adversely affect our brand. We rely on relationships with marketplaces and enterprises to obtain and maintain partners and customers. Our ability to acquire new customers and partners could be materially harmed if we are unable to enter into or maintain these relationships on terms that are commercially reasonable to us. Currently, we bring on new partners and customers through a combination of direct approaches by our management and sales teams, potential partners approaching us, referrals from existing customers, and referrals from relevant government bodies and regulators. Any change to this approach to generate a sales ‘funnel’ could materially affect our growth plans. Further, our brand promotion activities may not generate adequate customer awareness or increase revenue, and even if they do, any increase in revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand or if we incur excessive expenses in such effort, our business could be materially and adversely affected.

Harm to our brand can also arise from failure by us or our partners and service providers to satisfy expectations of service and quality, inadequate protection or misuse of personally identifiable information, compliance failures and claims, litigation and other claims, and misconduct by our partners or other counterparties. While we have not been the target of incomplete, inaccurate, and misleading or false statements about our company and our business that could damage our brand and deter customers from adopting our services, we cannot assure you that we will not become a target for such statements in the future. Any negative publicity about our industry or our company, the quality and reliability of our products and services, our compliance and risk management processes, changes to our products and services, our ability to effectively manage and resolve customer complaints, our privacy, data protection, and information security practices, litigation, regulatory licensing and infrastructure, and the experience of our customers with our products or services could adversely affect our reputation and the confidence in and use of our products and services.

If we fail to offer high-quality customer support, our business and reputation will suffer.

Many of our customers and partners depend on our customer support team to assist them in the services and solutions that we offer, help them resolve issues quickly, and provide ongoing support. Our direct, ongoing interactions with our customers and partners help us tailor offerings to them at scale and in the context of their usage. Our customer support team also helps increase awareness and usage of our platform while helping customers address inquiries and issues. If we do not devote sufficient resources or are otherwise unsuccessful in assisting our customers effectively, it could adversely affect our ability to retain existing customers and could prevent prospective customers, partners and merchants from adopting our platform. We may be unable to respond quickly enough to accommodate short-term increases in demand for customer support. Increased demand for customer support, without corresponding net revenue, could increase costs and adversely affect our business, results of operations, and financial condition. Our sales are highly dependent on our business reputation and on positive recommendations from customers. Any failure to maintain high quality customer support, or a market perception that we do not maintain high quality customer support, could erode customer trust and adversely affect our reputation, business, results of operations, and financial condition.

In addition, as we continue to grow our operations, expand into overseas markets and reach a larger and increasingly global customer and partner base, we need to be able to provide efficient customer support that meets the needs of customers on our platform globally and at scale. The number of customers, partners, merchants and end-users using our platform, the products, solutions and services we offer, and usage of our platform by customers have all grown significantly and this has put additional pressure on our support organization. If we are unable to provide efficient customer support globally and at scale, our ability to grow our operations may be adversely affected and we may need to hire additional support personnel, potentially adversely affecting our results of operations.

We are subject to various risks relating to the availability of capital for our working capital or lending offerings through KreditPro.

Our working capital products offerings are funded entirely by our financial institution partners with no recourse to us. Maintaining and growing our working capital products is dependent on our institutional partners continuing to provide the financing for the working capital products we offer at interest rates and terms that will allow us to profitably offer these products. If such third-party partners fail to provide financing or change the terms of such financing in a way that is disadvantageous to us, we would need to reduce the scale or even discontinue our working capital product offerings. This could have a direct impact on our ability to grow this portion of our business. Additionally, in any financing for our working capital products and offerings, if the merchant utilizing the working capital loans were to be in breach of certain representations and warranties or servicing covenants, we could lose that customer and the fees we generate from the working capital lending offerings. While we do not participate as a lender currently, in some cases, some of the working capital lenders may expect us or our partners to co-lend a portion of the loan, and this might introduce balance sheet risk to us in the future.

The working capital products provided through our platform are generally in the form of unsecured loans, which are purchases of receivables expected to be received by a customer in the future. They are not guaranteed or secured, and adverse changes in macroeconomic conditions or performance of our customers’ businesses could cause some of our customers who utilize our working capital products to cease operating or to experience a decline in their payment receipts, thereby rendering the receivables lower than the amount advanced or causing the repayment period to be extended beyond the original settlement term. With a merchant capital advance, the speed of settlement determines our effective yield, so any extension of settlement periods would be expected to reduce the effective yield we receive on such product.

In addition, adverse changes in macroeconomic conditions could lead to a decrease in the number of our customers who are eligible for our working capital products and strain our ability to correctly identify such customers or manage the risk of non-settlement or fraud on such products. Further, we score the credit availing merchants within the parameters provided by our financial institution partners and if we fail to correctly score the merchants using the working capital products or correctly price our fees to customers utilizing our working capital products, our ability to collect customer payments may be inhibited and our business may be materially and adversely affected.

Most lending products are subject to various regulatory scrutiny in most jurisdictions, but there has been, and may continue to be, regulatory interest in or litigation challenging working capital loans. If the regulatory interest in or litigation challenging working capital products increases, including if additional licensing is required for us to continue to offer working capital products through our platform, and we are not able to comply with any such additional requirements, or if the terms upon which we are able to offer the lending products are required to be changed in order to comply with any requirements imposed by a regulatory body, we may need to pursue an alternative model for providing our working capital products, all of which may be time-consuming and costly and lead to a loss of financing from institutional third parties.

If bad debts on loans through our P2P lending platform increase, the third party financial institutions on our platform could stop lending through our platform. A material increase in bad debt could also increase the cost of credit insurance on the loans through our platform. If the applicable regulator deems our platform bad debt rates to be too high, it could have an impact on our license. We cannot assure you that any of the foregoing events will not happen in the future.

We intend to continue to explore other products, models and structures for our working capital products. Some of those models or structures may require additional data, procedures, partnerships, licenses or capabilities that we have not yet obtained or developed. Licenses that may be required in connection with our working capital products could subject us to reporting requirements and inspection by applicable regulatory agencies from time to time. Should we fail to expand and evolve our working capital products, or should these new products, models or structures, or new regulations or interpretations of existing regulations, impose requirements on us that are impractical or that we cannot satisfy, the future growth and success of our working capital products may be materially and adversely affected.

Because we rely on third parties to provide white-labeled or co-branded services, and to manage API platforms, we could be adversely impacted if they fail to fulfill their obligations or if our arrangements with them are terminated and suitable replacements cannot be found on commercially reasonable terms or at all.

We depend on our relationships with a number of third-party financial institutions and payment processors for various services for processing and clearing transactions across verticals and to manage our API platform. In the event our agreement with a third-party financial institution or non-financial institution is terminated, or if upon its expiration we are unable to renew the contract on terms favorable to us, or at all, it may be difficult for us to replace these services which may adversely affect our operations and profitability. Some of these organizations and third-party service providers provide similar services and technology to our competitors, and we do not have long-term or exclusive contracts with them.

Furthermore, we are also dependent on third-party service providers and vendors for certain products and services, including components of our computer systems, software, data centers, risk tools and telecommunications networks, to conduct our business. A key partner routes our API calls to merchants in the supply chain, and API calls currently constitute over 85% of our revenues. Any changes in these systems that degrade the functionality of our products and services, impose additional costs or requirements or give preferential treatment to competitors’ services, including their own services, could materially and adversely affect usage of our products and services.

Our systems and operations or those of our third-party service providers and software providers could be exposed to damage or interruption from, among other things, fire, natural disaster, power loss, telecommunications failure, unauthorized entry, computer viruses, denial-of-service attacks, acts of terrorism, human error, vandalism, sabotage, financial insolvency, bankruptcy and similar events. In addition, we may be unable to renew our existing contracts with our most significant service providers or they may stop providing or otherwise supporting the products and services we obtain from them, and we may not be able to obtain these or similar products or services on the same or similar terms as our existing arrangements, if at all. The failure of our third-party service providers to perform their obligations and provide the products and services we obtain from them in a timely manner could adversely affect our operations and profitability due to, among other consequences, loss of revenues, loss of customer data (including personally identifiable information), fines imposed by payment networks, harm to our business or reputation resulting from negative publicity, exposure to fraud losses or other liabilities, additional operating and development costs, or diversion of management, technical and other resources.

Further, there can be no assurance that we will be able to continue our relationships with our significant BaaS, FaaS, payment, remittance or lending partners, large clients, third-party processors or consumers on the same or more favorable terms in future periods or that our relationships will continue beyond the terms of our existing contracts with them. Our operating revenues and results of operations could suffer if, among other things, any of such partners, clients, processors or consumers, renegotiates, terminates or fails to renew its agreement with us or otherwise chooses to modify the level of support it provides for our products.

We depend on counterparty financial institutions and payment service providers to support our operations. If one or more of our counterparty financial institutions or payment service providers default on their financial or performance obligations to us, change their business strategy or requirements, become subject to regulatory action, or fail, our results of operations and financial condition may be adversely affected and we may incur significant losses.

We have significant amounts of cash and cash equivalents, receivables and other current assets outstanding, and other investments on deposit or in accounts with banks or other financial institutions in Indonesia. We regularly monitor our exposure to counterparty credit risk, and actively manage this exposure to mitigate the associated risk. Despite these efforts, we may be, and have been, exposed to the risk of default by, or deteriorating operating results or financial condition or failure of, these counterparty financial institutions. The risk of counterparty default, deterioration, or failure may be heightened during economic downturns and periods of uncertainty in the financial markets. If one or more of our counterparties were to become insolvent or file for bankruptcy, our ability to recover losses incurred as a result of default or to access or recover our assets that are deposited, held in accounts with, or otherwise due from, such counterparty may be limited by the counterparty’s liquidity or the applicable laws governing the insolvency or bankruptcy proceedings.

If we fail to engage with new partners, merchants, large customers and consumers or retain our existing partners and consumers, our business and revenue will be harmed.

We need to continually engage with new partners, merchants and consumers and retain existing partners, merchants and consumers in order to grow our business. Our ability to do so depends in large part on the success of our marketing efforts, our ability to enhance our services and the overall operating performance, to cross-sell and up-sell, to keep pace with changes in technology and evolving industry dynamics, and our competitors and to expand our marketing partnerships and network.

We have invested in software and technology in the past, and we expect to continue to spend significant amounts to acquire new partners, merchants and consumers and to keep existing remittance partners, merchants and consumers loyal to our service. Additionally, substantial amount of our expenditure are on sales and marketing efforts to keep and maintain the merchant ecosystem that generates most of the revenues and forms the distribution base from which our B2B products such as remittance, lending, prepaid cards and other products are sold or balances topped up or cash in/out transactions are performed. We cannot assure you that the revenue from partners, merchants and consumers we acquire will ultimately exceed the marketing, technology and development and promotion costs associated with acquiring them. We may not be able to acquire new partners, merchants and consumers in sufficient numbers to continue to grow our business, and we may be required to incur significantly higher expenses in order to acquire new partners, merchants, users and consumers. The level of usage by our existing partners, merchants and consumers may also decline. All or any combination of the foregoing situations would adversely impact our business, revenue generation capability, cost structures and profitability.

We may fail to attract, motivate and retain the key members of our management team or other experienced and capable employees.

Our future success is significantly dependent upon the continued service of our executives and other key employees, including Alexander Rusli and Prashant Gokarn, our Co-Founders and Co-Chief Executive Officers. If we lose the services of any member of our management or any key personnel, we may not be able to locate a suitable or qualified replacement and we may incur additional expenses to recruit and train a replacement, which could severely disrupt our business and growth.

To maintain and grow our business, we will need to identify, hire, develop, motivate and retain highly skilled employees. Identifying, recruiting, training, integrating and retaining qualified individuals requires significant time, expense and attention. In addition, from time to time, there may be changes in our management team that may be disruptive to our business. We may also be subject to local hiring restrictions in certain markets, particularly in connection with the hiring of foreign employees, which may affect the flexibility of our management team. If our management team, including any new hires that we make, fails to work together effectively and execute our plans and strategies, or if we are not able to recruit and retain employees effectively, our ability to achieve our strategic objectives will be adversely affected and our business and growth prospects will be harmed.

Competition for highly skilled personnel is intense, particularly in Indonesia, where our existing business operations are located, and other Southeast Asia markets where we intend to commence operations in the future. We may need to invest significant amounts of cash and equity to attract and retain new employees and we may not be able to realize returns on these investments.

Our user metrics and other estimates are subject to inherent challenges in measuring our operating performance.

We regularly review metrics, including, but not limited to, the number of our merchants, partners and transactions, the value of our transactions and the number of borrowers, remittance agents and loans processed, to evaluate growth trends, measure our performance and make strategic decisions. These metrics are calculated using internal company data and have not been validated by an independent third party. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring how our platforms are used across large populations throughout Southeast Asia. For example, we believe that we cannot distinguish individual users who have multiple accounts or share white-label wallets between different partners. Similarly, we cannot necessarily distinguish all merchants who are connected to the API platform being unique if they are connected through different supply chains or wholesaler platforms. Our user metrics are also affected by technology on certain mobile devices that automatically runs in the background of our applications when another phone function is used, and this activity can cause our system to miscount the user metrics associated with such accounts.

Errors or inaccuracies in our metrics or data could result in incorrect business decisions and inefficiencies. For instance, if a significant understatement or overstatement of our users were to occur, we may expend resources to implement business measures based on flawed metric or data, or fail to take proper actions to remedy an unfavorable trend. If partners or investors do not perceive our user, geographic or other operating metrics to accurately represent our user base, or if we discover material inaccuracies in our user, geographic or other operating metrics, our reputation may be seriously harmed.

The sizes of the markets for our products and services are estimates, and these markets may be smaller than estimated.

The estimates in this prospectus of the annual addressable markets for our products and services are based on a number of third-party estimates. While we believe the assumptions and the data underlying the estimates are reasonable, these assumptions and estimates may not be correct and the conditions supporting the assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, the estimates of the annual addressable markets for our product and services may prove to be incorrect.

API-based revenues currently constitute the bulk of our revenues, and while the associated contracts are long term in nature, termination of an associated contract can impact our business, operations and revenue.

A substantial portion of our revenues are provided through open access APIs, which are routed via an integration platform that is in turn connected to partners, end merchants or key distributors across the telecommunication and fast-moving consumer goods supply chain. The current contracts for our API-based solutions are long-term via multi-year contracts that provide zero-price increase for clients while allowing us to secure long-term partnerships and stable volumes. A sudden closure of the platform or the termination or non-renewal of an associated contract would adversely affect our business revenues, if we are unable to set up a competing platform contract with another party.

We may need additional capital but may not be able to obtain it on favorable terms or at all.

We may require additional cash capital resources, beyond the proceeds from the Business Combination (including the Transaction Financing and the equity line of credit, if any) in order to fund future growth and the development of our businesses, including expansion of our WaaS, FaaS and BaaS offerings, and any investments or acquisitions we may decide to pursue. If our cash resources are insufficient to satisfy our cash requirements, we may seek to issue additional equity or debt securities or obtain new or expanded credit facilities. Our ability to obtain external financing in the future is subject to a variety of uncertainties, including our future financial condition, results of operations, cash flows, share price performance, liquidity of international capital and lending markets, governmental regulations over foreign investment and the money transfer and digital financial services industries. In addition, incurring indebtedness would subject us to increased debt service obligations and could result in operating and financing covenants that would restrict our operations. There can be no assurance that financing will be available in a timely manner or in amounts or on terms acceptable to us, or at all. Any failure to raise needed funds on terms favorable to us, or at all, could severely restrict our liquidity as well as have a material adverse effect on our business, financial condition and results of operations. Moreover, any issuance of equity or equity linked securities could result in significant dilution to our existing shareholders.

We may require a significant amount of pre-funding in each market that we intend to enter, in order to facilitate our real-time offering. Insufficient pre-funding may result in an inability to complete real-time money transfer or exchange services on behalf of our customers.

To facilitate our growth, in each of the jurisdictions that we intend to operate in, we may need to be pre-funded in U.S. dollars by our B2B partners. The pre-funding amount that we request and its timeframe is determined from our business operations and estimates that are made based on past practices, and hence may not be accurate or sufficient to meet actual needs. If there is insufficient pre-funding, we typically will not complete the business, and the transaction will therefore be delayed. If we are unable to correctly predict our estimates or take measures to cover pre-funding shortage, we may not be able to complete the money transfer or exchange for our customers and as a result, our operations, reputation and business could be adversely affected.

The global COVID-19 pandemic could adversely affect our business, results of operations and financial condition.

The COVID-19 pandemic has had, and continues to have, a significant impact on the global economy and in the markets in which we operate. While vaccines have been introduced, the potential for new variants and subvariants contributes to the continuing worldwide public health concern of the COVID-19 virus. In response to the COVID-19 pandemic, we implemented measures to focus on employee safety and customer support, in addition to mitigating any negative impact on our financial position and operations. We implemented remote working capabilities for our entire company and have since moved to a “flexible first” approach to work, meaning our employees are able to choose whether they work at home, at a co-working space or, depending on where they live, in one of our office locations.

There remains uncertainty about the pace of economic recovery, including uncertainty related to the labor market, inflation, and fiscal and monetary policy responses from governments. Businesses continue to face difficulty in hiring and meeting consumer demand, and certain portions of the global supply chain remain challenged by shortages and delays that first occurred due to the initial COVID-19 outbreak. The bulk of our revenues comes from the supply chain ecosystem, consisting of “warungs” (corner shops in Indonesia), master distributors of large brands within the telecommunication, fast-moving consumer goods, construction and other industry verticals, and disruptions in their supply chains could adversely affect our growth prospects.

Our efforts to mitigate the negative impact of the pandemic on our business may not be effective. It is not possible for us to predict the duration or magnitude of the adverse results of the COVID-19 pandemic on our business, results of operations or financial condition at this time, and to the extent the COVID-19 pandemic adversely affects our business, results of operations and financial condition, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

We have limited business insurance coverage.

Insurance products currently available in Asia are not as extensive as those offered in more developed regions. Consistent with customary industry practice in Asia, our business insurance is limited and we do not carry business interruption insurance to cover our operations. We have determined that the costs of insuring for related risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured damage to our platforms, technology infrastructures or disruption of our business operations could require us to incur substantial costs and divert our resources, which could have an adverse effect on our business, financial condition and results of operations.

Acquisitions, partnerships, joint ventures, entries into new businesses, and divestitures could disrupt our business, divert management attention and harm our financial condition.

We have in the past engaged in acquisitions and partnerships. In the future, we may engage in similar ventures, including joint ventures, new businesses, mergers and other growth opportunities, especially as we scale our business and offer new products and services. Acquisitions, partnerships or joint ventures and the subsequent integration of new companies or businesses require significant attention from our management to ensure that the corporate action does not disrupt any existing collaborations, or affect our customers’, partners’ and merchants’ opinions and perceptions of our services and customer support. Investments and acquisitions could result in the use of substantial amounts of cash, which would reduce the amount of cash available to us for other purposes, and could also increase leverage, result in potentially dilutive issuances of equity securities, incurrence of debt, goodwill impairment charges, amortization expenses for other intangible assets and exposure to unknown liabilities, including contingent liabilities, of the acquired businesses. The invested or acquired assets or businesses may also not generate the financial results we expect. Moreover, the costs of identifying and consummating these transactions may be significant. In addition to receiving the necessary corporate governance approvals, we may also need to obtain approvals and licenses from relevant government authorities for the acquisitions to comply with applicable laws and regulations, which could result in increased costs and delays. For example, we are currently in the process of completing the acquisition of an interest in PT Solusi Pasti under a conditional share purchase agreement, whereby the shareholders of PT Solusi Pasti intend to sell substantially all of their shares to PT DAB. We are currently in the process of seeking approval from Bank Indonesia for PT DAB’s acquisition of a controlling interest in PT Solusi Pasti. These types of acquisitions and the requirement to comply with laws, including constant updates, can be time- and resource-consuming, and subsequent integration of these and future acquired businesses, have required, and in the future could require, significant attention from our management. Further, the process of integrating an acquired business, product, service or technology can involve a number of special risks and challenges, including, without limitation:

•        increased regulatory and compliance requirements;

•        implementation or remediation of controls, procedures and policies at the acquired company;

•        diversion of management time and focus from operation of our then-existing business;

•        integration and coordination of product, sales, marketing, program and systems management functions;

•        transition of the acquired company’s users and customers onto our systems;

•        integration of the acquired company’s systems and operations generally with ours;

•        integration of employees from the acquired company;

•        loss or termination of employees, and the costs associated therewith;

•        liability for activities of the acquired company prior to the acquisition, including violations of law, commercial disputes, tax and other known and unknown liabilities; and

•        increased litigation or other claims in connection with the acquired company, including claims brought by terminated employees, customers, former stockholders or other third parties.

Whether we realize the anticipated benefits from these acquisitions or partnerships depends, to a significant extent, on the integration of the target businesses into our group, the performance and development of the underlying services or technologies, our correct assessment of assumed liabilities and the management of the relevant operations. Furthermore, acquisitions and investments are often speculative in nature and the actual benefits we derive from them could be lower or take longer to materialize than we expect.

Risks Related to DigiAsia’s Industry

The fintech market in Asia is developing, and the expansion of our business depends on the continued growth of the various segments of the fintech industry, as well as increased availability, quality and usage of mobile devices and the Internet in Asia.

Our future revenues depend substantially on users’ widespread acceptance and use of mobile devices and the Internet as a way to transmit money, obtain loans, open banking accounts, make payments, use cards and conduct commerce in general. Rapid growth in the use of mobile devices and the Internet (particularly as a way to transfer funds and provide and purchase products and services) is a relatively recent phenomenon in some of the jurisdictions in which we operate, and we cannot assure you that the current level of acceptance and usage will continue or increase. Furthermore, if the penetration of mobile devices and Internet access in the less developed countries in which we operate do not increase quickly, it may limit our potential growth, particularly in regions with low levels of Internet quality and access and/or low levels of income.

Mobile devices penetration and Internet penetration in less developed countries in which we operate may never reach the levels seen in more developed countries due to factors that are beyond our control, including the lack of necessary network infrastructure, economic and political development, access to affordable mobile devices or delayed development of enabling technologies, performance improvements and security measures. The infrastructure for the Internet in such countries may not be able to support continued growth in the number of users, their frequency of use or their bandwidth requirements. Delays in telecommunication and infrastructure development or other technology shortfalls may impede improvements in Internet reliability in such countries. If telecommunications services are not sufficiently available to support the growth of the Internet in such countries, user response times could be slower, which would reduce Internet usage and potentially decrease our user base. We also cannot predict whether users in these developing countries will have easy access to affordable mobile devices, and the lack thereof may decrease mobile penetration which would limit the growth of our user base. In addition, even if mobile devices and the Internet penetration in such countries increase, this may not lead to growth in e-wallet transactions due to a number of factors, including lack of confidence from users in online security.

Furthermore, the rising price of Internet access and Internet-connected devices, such as personal computers, tablets, mobile phones and other portable devices, may limit our growth, particularly in countries or regions with low levels of income. Income levels in many countries in Southeast Asia are significantly lower than in the United States and other more developed countries, while prices of both portable devices and Internet access in certain countries in Southeast Asia are higher than those in more developed countries. Income levels in Southeast Asia may decline and device and access prices may increase in the future. Any of these factors could materially and adversely affect our ability to generate future revenues.

We participate in markets that are competitive and continuously evolving, and if we do not compete effectively with established companies and new market entrants, our business, results of operations, and financial condition could be adversely affected.

The industry segments within fintech in which we operate, are highly competitive and subject to rapid and significant changes. We compete against companies and financial institutions across the retail banking, micro-finance and small and medium-sized enterprise (“SME”) lending, financial services, payments and transaction processing, consumer technology and financial technology services industries including digital banking and remittances, and may compete with others in the market who may in the future provide offerings similar to ours, particularly vendors who provide services though a platform similar to our banking platform. These and other competitors in the banking and electronic payments industries are introducing innovative products and services that may compete with ours. We expect that this competition will continue as the banking and electronic payments industries continue to evolve, particularly if non-traditional payments processors and other parties gain greater market share in these industries. While we do not believe we currently have any competitors providing the entire end-to-end digital financial services we provide in our existing markets, we compete with various players in specific verticals. We believe the principal competitive factors in our market include industry expertise, platform and product features and functionality, ability to build new technology and keep pace with innovation, scalability, extensibility, product pricing, security and reliability, brand recognition and reputation, agility and speed to market. We expect competition to increase in the future as established and emerging companies continue to enter the markets we serve or attempt to address the problems that our platform addresses. Moreover, as we expand the scope of our platform, we may face additional competition. If we are unable to differentiate our products and platform from, or successfully compete with, those of our competitors, our revenues, results of operations, prospects for future growth and overall business could be materially and adversely affected.

Many existing and potential competitors are entities substantially larger than us in size, have better brand name recognition, longer operating history, global experience, are owned or backed by very large entities, are more highly diversified in revenue and are substantially more established with significantly more broadly known brand awareness than ours. As such, many of our competitors can leverage their size, robust networks, financial wherewithal, balance sheet strength, brand awareness, pricing power and technological assets to compete with us. Additionally, some of our current and potential competitors may be subject to fewer regulations and restrictions than we are, and thus may be able to respond more quickly in the face of regulatory and technological changes.

The market in Indonesia and Southeast Asia has also been experiencing increased competition as a result of new entrants offering free or low-cost alternatives within the financial services space. In the future, alternative financial institutions in the form of “challenger” banks may gain market share through the marketing of their largely free bank account offerings. To the extent these new entrants take market share at our expense, we expect that the purchase and use of our products and services could decline. In response to such challenger banks in the future, we anticipate, but cannot provide assurance, that our branchless banking portfolio of solutions aimed at financial inclusion and serving the low- and moderate-income market with tools that help address common financial challenges and opportunities to improve long-term financial health, may enable us to compete. If our branchless banking portfolio of solutions is not successful or our competitive position deteriorates, we may have to increase the incentives that we offer to our retail distributors or directly to consumers, and decrease the prices of our products and services, any of which would likely adversely affect our results of operations.

Both globally and in Southeast Asia, a number of loss making and lower revenue digital players in the supply chain and fintech space have exited the market with significant losses to their investors. While this reduces competition for us in the immediate term, there is a risk that we may not be able to consistently generate profitable growth, which presents an investment risk.

We may fail to keep pace with rapid technological developments to provide new and innovative products and services or make substantial investments in unsuccessful new products and services.

Rapid, significant and disruptive technological changes continue to impact the fintech industries in which we operate, including developments in electronic and mobile wallets and payments, money transfer, payment card tokenization, social commerce (that is, e-commerce through social networks), P2P lending, BaaS, authentication, virtual currencies, blockchain technologies, machine learning and artificial intelligence. We cannot predict the effects of technological changes on our business. In addition to our own initiatives and innovations, we may rely in part on third parties for the development of and access to new technologies. We expect that new services and technologies applicable to the industries in which we operate will continue to emerge and may be superior to, or render obsolete, the technologies we currently use in our products and services. Developing and incorporating new technologies into our products and services may require substantial expenditures, take considerable time, and ultimately may not be successful. In addition, our ability to adopt new services and develop new technologies may be inhibited by industry-wide standards, new laws and regulations, resistance to change from consumers or merchants, or third parties’ intellectual property rights. Our success will depend on our ability to develop new technologies and adapt to technological changes and evolving industry standards.

Previously, we had grown through launching of new products, such as lending operations in 2019 and B2B API payments in 2020, among others. We are planning to launch new products, such as pre-paid cards, in the near future, which may require substantial investment and upgradation of technology and skills of the team. Delays in investment or skills upgradation, or availability of relevant resources, could adversely impact our growth.

A significant change, material slowdown or complete disruption in international migration patterns could adversely affect our B2B remittance business.

Our remittance business relies in part on international migration patterns, as individuals move from their native countries to countries with greater economic opportunities or a more stable political environment. A significant portion of money transfer transactions are initiated by immigrants sending money back to their native countries. Changes in immigration laws that discourage international migration and political or other events (such as war, terrorism or epidemics) that make it more difficult for individuals to migrate or work abroad could adversely affect the need for money transfer transactions and growth rate. Sustained weakness in global economic conditions could reduce economic opportunities for migrant workers and result in reduced or disrupted international migration patterns. Reduced or disrupted international migration patterns are likely to reduce the number of our money transfer transactions and therefore have an adverse effect on our results of operations.

We conduct money transfer transactions through agents in some regions that are politically volatile or, in a limited number of cases, that are subject to certain United States Office of Foreign Assets Control restrictions.

We conduct money transfer transactions through agents in some regions that are politically volatile or, in a limited number of cases, are subject to certain United States Office of Foreign Assets Control (“OFAC”) restrictions. While we are not aware of any such circumstances, it is possible that our money transfer services or other services could be used to facilitate violations of U.S. law or regulations. Such circumstances could result in increased compliance costs, regulatory inquiries, suspension or revocation of required licenses or registrations, seizure or forfeiture of assets and the imposition of civil and criminal fees and penalties on our part. In addition to monetary fines or penalties that we could incur, we could be subject to reputational harm that could have a material adverse effect on our business, financial condition and results of operations.

Developments and the perceptions of risks in other countries, including other emerging markets, the United States and Europe, may harm economies in Southeast Asia and the price of securities of companies operating in Southeast Asia, including the price of our securities.

The market for our securities issued is influenced by economic and market conditions in Southeast Asia and, to varying degrees, market conditions in other emerging markets, as well as the United States, Europe and other countries. To the extent conditions of the global markets or economy deteriorate, our business in such markets may be harmed. The current weakness in the global economy has been marked by, among other adverse factors, lower levels of consumer and corporate confidence, decreased business investment and consumer spending, increased unemployment, reduced income and asset values in many areas, reduction of global growth rates, currency volatility and limited availability of credit and access to capital. Developments or economic conditions in other emerging market countries have at times significantly affected the availability of credit to fintech companies.

Crises and political instability in other emerging market countries, the United States, Europe or other countries could decrease investor demand for our securities. Political developments on the European continent and in the United States, hostilities in Ukraine and elsewhere, including the Middle East, as well as potential crises and forms of political instability arising therefrom or any other unforeseen development, may harm our business and the price of our securities.

Our business may be adversely affected by geopolitical and other risks associated with global operations when we venture into international markets outside Indonesia, including within emerging markets, and we may become more susceptible to these risks.

Our business will become subject to risks associated with doing business internationally as we expand into markets such as other countries in Southeast Asia, the Middle East or other geographies. Operating in or providing services to customers in foreign countries, will subject us to multiple risks, including, without limitation:

•        geopolitical events, including acts of war, nationalism and terrorism, natural disasters, public health issues, social unrest or human rights issues;

•        differing local product preferences and product requirements;

•        partial or total expropriation of international assets;

•        economic sanctions and trade protection measures, including tariffs or import-export restrictions;

•        differing enforceability and protection of intellectual property and contract rights;

•        different, uncertain, or more stringent user protection, data protection, privacy and other laws; and

•        potentially negative consequences from changes in or interpretations of tax laws or policies.

For example, as a result of the COVID-19 pandemic, travel-related commerce declined significantly which caused our volumes on travel-related platforms to fluctuate.

Violations of complex foreign and Indonesian laws, rules and regulations that apply to our international operations, including violations of any sanctions, may result, as applicable, in fines, criminal actions or sanctions against us, our directors and officers or our other employees, prohibitions on the conduct of our business, and damage to our reputation. Although we have implemented policies and procedures designed to promote compliance with such laws and regulations, violations by our employees, contractors, vendors or agents could nevertheless occur. These risks are inherent in our international operations and their expansion may increase our costs of doing business internationally, and could harm our business and reputation. In addition, we may from time to time undertake projects and make investments in countries in which we have little or no prior investment or operating experience. We may not be able to fully or accurately assess the risks of investing in such countries, or may be unfamiliar with the laws and regulations in such countries governing investments and operations. As a result, we may be unable to effectively implement our strategy in new jurisdictions. Investment opportunities in certain jurisdictions also may be restricted by legal limits on foreign investment in local assets or classes of assets.

Risks related to Technology, Communications and Software

We rely upon the Internet infrastructure, data center providers and telecommunications networks in the markets where we operate.

Our business depends on the performance and reliability of the Internet infrastructure and contracted data center providers in the markets where we operate. We may not have access to alternative networks or data servers in the event of disruptions or failures of, or other problems with, the relevant Internet infrastructure. In addition, the Internet infrastructure, especially in the emerging markets where we intend to expand into, may not support the demands associated with continued growth in Internet usage. We rely on third parties in many aspects of our business, including, among others:

•        networks, banks, payment processors and payment gateways that link us to bank clearing networks to process transactions;

•        third parties that provide certain outsourced customer support and product development functions, which are critical to our operations; and

•        third parties that provide facilities, infrastructure, components and services, including data center facilities and cloud computing.

We use third-party data center providers for the storing of data related to our business. We do not control the operation of these facilities and rely on contracted agreements to govern their performance. The owners of the data center facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew these agreements on commercially reasonable terms, or if one of our data center providers is acquired by another party, we may be required to transfer our servers and other infrastructure to new data center facilities, and we may incur significant costs and possible lengthy service interruptions in connection with doing so. Any changes in third-party service levels at our data centers or any errors, defects, disruptions or other performance problems with our business could adversely affect our reputation and adversely affect our customers’ experience. Interruptions in our services could reduce our revenue, subject us to potential liability, and materially and adversely affect our business.

We also rely on major telecommunication operators in the markets where we operate to provide us with data communications capacity primarily through local telecommunications lines and data centers to host our servers. We and our customers may not have access to alternative services in the event of disruptions or failures of, or other problems with, the fixed telecommunications networks of these telecommunications operators, or if such operators otherwise fail to provide such services. If consumers or merchants become unable, unwilling or less willing to use the Internet for commerce for any reason, including lack of access to high-speed communications equipment, congestion of traffic on the Internet, Internet outages or delays, disruptions or other damage to merchants’ and consumers’ computers, increases in the cost of accessing the Internet and security and privacy risks or the perception of such risks, our business could be adversely affected. Any unscheduled service interruption could disrupt our operations, damage our reputation and result in a decrease in our revenue. Furthermore, we have no control over the costs of the services provided by the telecommunications operators to us and our customers. If the prices that we pay for telecommunications and Internet services rise significantly, our gross margins could be significantly reduced. In addition, if Internet access fees or other charges to Internet users increase, our user traffic may decrease, which in turn may cause our revenue to decline.

The third parties that we rely on to process transactions may fail or refuse to process transactions adequately. Any of the third parties we use may breach their agreements with us, refuse to renew their agreements with us on commercially reasonable terms, take actions that degrade the functionality of our services, impose additional costs or requirements on us, or give preferential treatment to competing services. Financial or regulatory issues, labor issues, or other problems that prevent these third parties from providing services to us or our customers could harm our business. Additionally, the adoption of any laws or regulations that adversely affect the growth, popularity or use of the Internet, including changes to laws or regulations impacting Internet neutrality, could decrease the demand for our products, increase our operating costs, or otherwise adversely affect our business. Given uncertainty around these rules, we could experience discriminatory or anti-competitive practices that could impede both our and our merchants’ growth, increase our costs or adversely affect our business. If our service providers do not perform satisfactorily, our operations could be disrupted, which could result in customer dissatisfaction, damage to our reputation, and harm to our business.

Additionally, a majority of our transactions are routed via an integration platform that is in turn connected to partners, end-merchants or key distributors across the supply chain industry. Should there be sudden closure of the platform for any reason, and we are unable to set up an alternative platform contract with another party, this could have an adverse impact on our revenues.

Our solutions and services may not function as intended due to errors in our or our third-party providers’ software, hardware and systems, product defects, or due to security breaches or human error in administering these systems, all of which could materially and adversely affect our business.

Our services are based on sophisticated software and computer systems, and we may encounter delays when developing new applications and services. Further, our or our third-party providers’ software may contain undetected vulnerabilities, errors or defects. In addition, we may experience difficulties in installing or integrating our technology on systems or with other programs used by our third-party providers. Defects in our or our third-party providers’ software, errors or delays in the processing of electronic transactions or other difficulties could result in interruption of business operations, delay in market acceptance, additional development and remediation costs, diversion of technical and other resources, loss of customers or customer data, negative publicity or exposure to liability claims. Although we attempt to limit our potential liability through disclaimers and limitation of liability provisions in our license and other agreements, we cannot be certain that these measures will successfully limit our liability.

Additionally, electronic financial services and solutions, including ours, have been, and could continue to be in the future, specifically targeted and penetrated or disrupted by hackers. Because the techniques used to obtain unauthorized access to data, products and services, and to disable, degrade or sabotage them change frequently and may be difficult to detect or remediate for long periods of time, we and our customers may be unable to anticipate these techniques to implement adequate preventative measures to stop them. If we, our customers or third-party service providers are unable to anticipate or prevent these attacks, our customers’ businesses may be harmed, our reputation could be damaged, and we could incur significant liability.

Our operations are dependent on our in-house developed and external technology platforms and comprehensive ecosystems, and any systems failures, interruptions, delays in service, catastrophic events, and resulting interruptions in the availability of our products or services, could result in harm to our business and our brand, loss of customers and partners, and subject us to substantial liability.

Our systems and those of our third-party service providers, including data center facilities, may experience hardware breakdown, service interruptions, computer viruses, denial-of-service and other cyberattacks, human error, earthquakes, hurricanes, floods, fires, natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks and other geopolitical unrest, or other events.

There is a constant threat of hackers getting access to our core payment and banking platforms. While we are constantly evaluating and upgrading our security technology, firewalls and related technology infrastructure, there is always a risk from a hacking or from a compromised employee.

Moreover, when too many customers connect to our platform within a short period of time, we may experience system interruptions that render our platforms temporarily unavailable and prevent us from efficiently completing payment transactions. Our systems could also be subject to break-ins, sabotage and acts of vandalism. While we have backup systems and contingency plans for certain aspects of our operations and business processes, our planning does not account for all possible scenarios and eventualities.

We have in the past experienced, and will likely continue to experience, denial-of-service attacks, system failures and other events or conditions that interrupt the availability or reduce the speed or functionality of our products and services. In addition, we may need to incur significant expenses to repair or replace damaged equipment and to remedy data loss or corruption as a result of these events. A prolonged interruption in the availability or reduction in the speed or other functionality of our products or services could also materially and permanently harm our reputation, business and revenue. Frequent or persistent interruptions in our products and services could cause merchants and partners and customers to believe that our products and services are unreliable, leading them to switch to our competitors or to stop using our products and services. Moreover, to the extent that any system failure or similar event causes losses to our customers or their businesses, these customers could seek compensation from us and those claims, even if unsuccessful, together with potential regulatory investigations, would likely be time-consuming and costly for us to address, and could divert management’s attention from operating our business.

Some of our agreements with third-party service providers do not require those providers to indemnify us for losses resulting from any disruption in service. Our agreements with some of our partners could potentially require us to indemnify them for losses resulting from any disruption in our services. As a result, our financial results may be significantly harmed.

Our services must integrate with a variety of operating systems, networks and devices.

We are dependent on the ability of our products and services to integrate with a variety of operating systems and networks. Any changes in these systems or networks that degrade the functionality of our products and services, impose additional costs or requirements on us, or give preferential treatment to competitive services, including their own services, could seriously harm the levels of usage of our products and services. We also rely on bank platforms to process some of our transactions. If there are any issues with or service interruptions in these bank platforms, customers may be unable to have their transactions completed in a timely manner or at all, which would have a material adverse effect on our business and results of operations. In addition, our hardware interoperates with mobile networks offered by telecommunications operators and mobile devices developed by third parties. Changes in these networks or in the design of these mobile devices may limit the interoperability of our hardware or software with such networks and devices and require modifications to our hardware or software. If we are unable to ensure that our hardware or software continues to interoperate effectively with such networks and devices, or if doing so is costly, our business may be materially and adversely affected.

Risks related to Intellectual Property

Failure to protect, enforce and defend our intellectual property rights may diminish our competitive advantages or interfere with our ability to market and promote our products and services and claims that we infringe, misappropriate or otherwise violate third parties’ intellectual property rights could have a material adverse effect on our business.

Our trademarks, trade names, trade secrets, know-how, in-house developed technology and other intellectual property are important to our future success. While it is our policy to protect and defend our intellectual property rights vigorously, by relying on applicable laws and regulations, as well as a variety of administrative procedures, we cannot predict whether the steps we take to protect our intellectual property will be adequate to prevent infringement, misappropriation, dilution or other potential violations of our intellectually property rights.

We also cannot guarantee that others will not independently develop technology with the same or similar functions to any proprietary technology we rely on to conduct our business and differentiate ourselves from our competitors. Unauthorized parties may also attempt to copy or obtain and use our technology to develop applications with the same functionality as our solutions, and policing unauthorized use of our technology and intellectual property rights is difficult and may not be effective. Furthermore, we may in the future face claims of infringement, misappropriation or other violation of third-party intellectual property rights that could interfere with our ability to market and promote our brands, products and services. Any litigation to enforce our intellectual property rights or defend ourselves against claims of infringement of third-party intellectual property rights, even those without merit and regardless of the outcome, could be costly, divert attention of management and may not ultimately be resolved in our favor. Moreover, if we are unable to successfully defend against claims that we have infringed the intellectual property rights of others, we may be prevented from using or required to redesign certain intellectual property, pay substantial amounts to satisfy judgments or settle claims or lawsuits, obtain a license to continue commercializing or using the applicable technologies, products and services, pay substantial royalty or licensing fees, satisfy indemnification obligations that we have with certain parties with whom we have commercial relationships, or may be liable for damages, all of which could materially adversely affect our business, financial condition or results of operations.

While our software and other proprietary works may be protected under copyright law, we have chosen not to register any copyrights in these works, and instead, primarily rely on protecting our software as a trade secret. In order to bring a copyright infringement lawsuit in the United States, which is not currently our market, the copyright must be registered with the United States Copyright Office. Accordingly, the remedies and damages available to us for unauthorized use of our software may be limited.

We also attempt to protect our intellectual property and proprietary information by requiring our employees, consultants and certain of our contractors to execute confidentiality and invention assignment agreements. However, we may not be able to obtain these agreements in all circumstances, and individuals with whom we have these agreements may not comply with their terms. The assignment of intellectual property rights under these agreements may not be self-executing or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. In addition, we may not be able to prevent the unauthorized disclosure or use of our technical know-how or other trade secrets by the parties to these agreements despite the existence generally of confidentiality agreements and other contractual restrictions. Monitoring unauthorized uses and disclosures is difficult and we do not know whether the steps we have taken to protect our proprietary technologies will be effective.

We also rely on contractual restrictions to protect our proprietary rights when offering or procuring products and services, including confidentiality agreements with parties with whom we conduct business. However, contractual arrangements and other steps we have taken to protect our intellectual property may not prevent third parties from infringing or misappropriating our intellectual property or deter independent development of equivalent or superior intellectual property rights by others. Trademark, copyright, patent, domain name, trade name and trade secret protections are expensive to maintain and may require litigation. Protecting our intellectual property rights and other proprietary rights is expensive and time-consuming and may not be successful in every jurisdiction. Also, we may not be able to discover or determine the extent of any unauthorized use of our proprietary rights. We have licensed certain of our proprietary rights, such as trademarks or copyrighted material, to others in the past, and expect to do so in the future. These licensees may take actions that diminish the value of our proprietary rights or harm our reputation. Any failure to protect or enforce our intellectual property rights adequately, or significant costs incurred in doing so, could materially harm our business. In addition, the laws of some jurisdictions in which we operate may only provide us with limited protection in relation to software and intellectual property rights.

As the number of products in the software industry increases and the functionalities of these products further overlap, and as we acquire technology through acquisitions or licenses, we may become increasingly subject to infringement claims, including patent, copyright and trademark infringement claims. We may be required to commence litigation to determine the validity and scope of patents or other intellectual property rights of others. The ultimate outcome of any litigation is uncertain and, regardless of the outcome, any such claim, with or without merit, may be time-consuming, result in costly litigation, divert management’s time and attention from our business, require us to redesign our products, or require us to pay substantial amounts to satisfy judgments or settle claims or lawsuits or to pay substantial royalty or licensing fees, or to satisfy indemnification obligations that we have with some of our customers. Our failure to obtain necessary licenses or other rights, or litigation or claims arising out of intellectual property matters, may materially and adversely affect our business.

We use open-source software and may be subject to claims from licensors related to ownership and use rights.

We use open-source software in addition to our proprietary software and expect to continue to use open-source software in the future to balance ease of use, costs and time to market considerations. Some open-source licenses require licensors to provide source code to licensees upon request, prohibit licensors from charging a fee to licensees or require licensors to make available any derivative works of the open-source code on unfavorable terms or at no cost, and we may be subject to such terms. While we try to insulate our proprietary code from the effects of such open-source license provisions, we cannot guarantee we will be successful at all times. Accordingly, we may face claims from others claiming ownership of, or seeking to enforce the license terms applicable to such open-source software, including by demanding release of the open-source software, derivative works or our proprietary source code that was developed or distributed with such software. In addition to risks related to license requirements, use of certain open-source software can lead to greater risks than use of third-party commercial software, as open-source licensors generally do not provide warranties or controls on the origin of software. There is little legal precedent in this area and any actual or claimed requirement to disclose our proprietary source code or pay damages for breach of contract could harm our business and could help third parties, including our competitors, develop products and services that are similar to or better than ours.

These claims could also result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to change our software, any of which would have a negative effect on our business and results of operations. In addition, if the license terms for the open-source code change, we may be forced to re-engineer our software or incur additional costs.

Risks related to Data Privacy and Data Security

Unauthorized disclosure, destruction or modification of data, through cybersecurity breaches, computer viruses or otherwise, or disruption of our services, could expose us to liability and/or damage our reputation.

We are subject to a number of legal requirements, regulations, contractual obligations and industry standards regarding security, data protection and privacy, and any failure to comply with these requirements, regulations, obligations or standards could have an adverse effect on our reputation, business, financial condition and operating results.

In conducting our business, we collect, process, transmit, store, use and share sensitive business information and personally identifiable information about our customers, merchants, financial institution partners, vendors and other parties. This information may include account access credentials, credit and debit card numbers, bank account numbers, social security numbers, passport/ID numbers, driver’s license numbers, names and addresses and other types of sensitive business information or personally identifiable information, including copies of documents thereof. Some of this information is also collected, processed, stored, used, shared and transmitted by our software and financial institution partners, third-party service providers to whom we outsource certain functions and other vendors. We have certain responsibilities to payment networks and their member financial institutions for any failure, including the failure of our associated third-party service providers, to protect this information. Information security risks for financial and technology companies such as ours have significantly increased in recent years in part because of the proliferation of new technologies, the use of the Internet and telecommunications technologies to conduct financial transactions, and the increased sophistication and activities of organized crime, hackers, terrorists and other external parties. Because of our offerings in the fintech value chain, we believe that we are likely to continue to be a target of such threats and attacks. Additionally, geopolitical events and resulting government activity could also lead to information security threats and attacks by affected jurisdictions and their sympathizers. If these attempts are successful it could lead to the compromise of sensitive or confidential business information or personally identifiable information.

In addition, our products and services may themselves be targets of cyberattacks that attempt to sabotage or otherwise disable them, or the defensive and preventative measures we take ultimately may not be able to effectively detect, prevent or protect against or otherwise mitigate losses from all cyberattacks. Despite significant efforts to create security barriers against such threats, it is virtually impossible for us to eliminate these risks entirely. Any such breach could compromise our platform, creating system disruptions or slowdowns and exploiting security vulnerabilities of our products and services. Additionally, in case of such breach, the information stored on our platform could be accessed, publicly disclosed, lost or stolen, which could subject us to substantial liability and cause us financial harm. These breaches, or any perceived breach, may also result in damage to our reputation, negative publicity, loss of key business relationships and sales, increased costs to remedy any problem (including repairing system damage, increasing security protection costs by deploying additional personnel and modifying or enhancing our protection technologies and investigating and remediating any information security vulnerabilities), regulatory inquiries and investigations, customer complaints and costly litigation and legal expenses, and may therefore adversely impact market acceptance of our products and seriously adversely affect our business, financial condition or results of operations.

We have in the past been, and may in the future be, the target of malicious third-party attempts to identify and exploit system vulnerabilities, and/or penetrate or bypass our security measures, in order to gain unauthorized access to our platform and systems. If these attempts are successful, it could lead to the compromise of sensitive or confidential business information or personally identifiable information. While we proactively employ multiple methods at different layers of our systems to defend against intrusion and attack and to protect our data, we cannot be certain that these measures are sufficient to counter all current and emerging technology threats.

Our computer systems and the computer systems of our third-party service providers and software partners have been, and in the future could be, subject to breaches, and our data protection measures may not prevent unauthorized access. While we believe the procedures and processes we have implemented to handle an attack are adequate, the techniques used to obtain unauthorized access, disable or degrade service or sabotage systems, change frequently and are often difficult to detect. Threats to our systems and associated third-party systems can originate from human error, fraud or malice on the part of employees or third parties, or simply from accidental technological failure. Computer viruses and other malware can be distributed and could infiltrate our systems or those of third-party service providers. In addition, denial of service or other attacks could be launched against us for a variety of purposes, including to interfere with our services or create a diversion for other malicious activities. Our defensive measures may not prevent unplanned downtime, unauthorized access or unauthorized use of sensitive business data or personally identifiable information.

We could also be subject to liability for claims relating to misuse of personally identifiable information, such as unauthorized marketing purposes and violation of consumer protection or data privacy laws. In addition, Indonesian regulations may require us to notify individuals and the Minister of Communication and Informatics in writing within 72 hours of the occurrence of a breach of the confidentiality of certain types of personally identifiable information or information technology systems. We cannot provide assurance that the contractual requirements related to security and privacy that we impose on our service providers who have access to customer data will be followed or will be adequate to prevent the unauthorized use or disclosure of such data. In addition, we have agreed in certain agreements to take certain protective measures to ensure the confidentiality of customer data. The costs of systems and procedures associated with such protective measures may increase and could adversely affect our ability to compete effectively. Any failure to adequately enforce or provide these protective measures could result in liability, protracted and costly litigation, governmental and card network intervention and fines and, with respect to misuse of personally identifiable information of our customers, lost revenue and reputational harm.

Any type of security breach, attack or misuse of data, whether experienced by us or an associated third party, could harm our reputation or deter existing or prospective customers from using our services, increase our operating expenses in order to contain and remediate the incident, expose us to unbudgeted or uninsured liability, disrupt our operations (including potential service interruptions), divert management focus away from other priorities, increase our risk of regulatory scrutiny, result in the imposition of penalties and fines under state, federal and foreign laws or by card schemes and adversely affect our regulatory licenses and banking relationships. Further, if we were to be removed from networks’ lists of Payment Card Industry Data Security Standard (“PCI DSS”), our existing customers and financial institution partners or other third parties may cease using our services.

Unauthorized disclosure of sensitive or confidential merchant, partner or user information or our failure or the perception that we failed to comply with privacy laws or properly address privacy concerns could harm our business and reputation with merchants, partners and customers.

We collect, store, process and use large amounts of personal information and other sensitive data in our business. A significant risk associated with our industry is the secure transmission of confidential information over public networks. The perception of privacy concerns, whether or not valid, may harm our business and results of operations. We must ensure that all processing, collection, use, storage, dissemination, transfer and disposal of data for which we are responsible comply with relevant data protection and privacy laws, which differ from jurisdiction to jurisdiction. The protection of our merchant, partner and company data is critical to us. We rely on commercially available systems, software, tools and monitoring to provide secure processing, transmission and storage of confidential information, such as names, addresses, personal identification numbers, payment card numbers and expiration dates, bank account information, purchase histories and other data.

Despite the security measures we have in place, our facilities and systems, and those of our third-party service providers, may be vulnerable to security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors, or other similar events, and our security measures may fail to prevent security breaches. Any security breach, or any perceived failure involving the misappropriation, loss or other unauthorized disclosure of confidential information, as well as any failure or perceived failure to comply with laws, policies, legal obligations or industry standards regarding data privacy and protection, whether by us or our merchants or partners, could damage our reputation, expose us to litigation risk and liability, require us to expend significant funds to remedy problems and implement measures to prevent further breaches, subject us to regulatory scrutiny and potential fines or other disciplinary actions, subject us to negative publicity, disrupt our operations and have a material adverse effect on our business and reputation with merchants, partners and customers.

Fraudulent and other illegal activity involving our products and services could adversely affect our financial position and results of operations.

Criminals are using increasingly sophisticated methods to engage in illegal activities using deposit account products (including prepaid cards), reload products or customer information. Illegal activities involving our products and services often include malicious social engineering schemes. Further, in connection with the COVID-19 pandemic, there has been and may continue to be a significant amount of transaction fraud with respect to prepaid cards, which has negatively impacted many financial services companies.

Illegal activities may also include fraudulent payment or refund schemes and identity theft. We rely upon third parties for transaction processing services, which subjects us and our customers to risks related to the vulnerabilities of those third parties. A single significant incident of fraud, or increases in the overall level of fraud, involving our products and services, have in the past and could in the future, result in reputational damage to us. Such damage could reduce the use and acceptance of our cards and other products and services, cause retail distributors to cease doing business with us, or lead to greater regulation that would increase our compliance costs. Fraudulent activity could also result in the imposition of regulatory sanctions, including significant monetary fines, which could adversely affect our business, results of operations and financial condition.

To address the challenges that we face with respect to fraudulent activity, we have implemented risk control mechanisms that have made it more difficult for all customers, including legitimate customers, to obtain and use our products and services. We believe it is likely that our risk control mechanisms may continue to adversely affect our new card activations for the foreseeable future and that our operating revenues will be negatively impacted as a result. Further, implementing such risk control mechanisms can be costly and has and may continue to negatively impact our operating margins.

Failure to deal effectively with fraud, fictitious transactions, failed transactions or negative customer experiences would increase our loss rate and harm our business, and could severely diminish merchant, partner and user confidence in and use of our services.

We may in the future continue to experience instances of fraud, fictitious transactions, failed transactions and disputes between senders and recipients. We also incur losses for claims that the transaction was fraudulent, made from erroneous transmissions or from closed bank accounts or have insufficient funds in them to satisfy payments.

If losses incurred by us relating to fraud, fictitious transactions and failed transactions become excessive, they could potentially result in the termination of our relationships with merchants, partners or customers. In such case, the number of transactions processed through our platforms could decrease substantially and our business could be harmed. We are similarly subject to the risk of fraudulent activity associated with merchants, partners and third parties handling our customers’ information. We have taken measures to detect and reduce the risk of fraud, but these measures need to be continually improved and may not be effective against new and continually evolving forms of fraud or in connection with new product offerings. If these measures do not succeed, our business could be materially and adversely affected.

Risks related to Internal Risk Management Systems

Our risk management system may not be adequate or effective in all respects.

Management of our operational, legal and regulatory risks requires us to, among other things, develop and implement policies and procedures to properly record and verify a large amount of data. We collect and process certain personal data of our users, including, among others, identification information, email addresses, passwords, as well as billing information, such as credit card numbers, full names, billing addresses and phone numbers. While we have taken steps to verify the source and authenticity of such data, our security and screening measures could be compromised and fail to detect false or wrongful information. We cannot guarantee that our measures to verify the authenticity of such information will be adequate. Failure or the ineffectiveness of these systems could subject us to penalties or sanctions by the relevant regulatory authority in the respective jurisdiction, such as under anti-money laundering and counter-terrorist financing laws and regulations, and have a material and adverse effect on our business, financial condition and results of operations.

We offer payments, money transfer, working capital loans, branchless banking, virtual bank accounts, BaaS offerings, and other products and solutions to a large number of customers, and we are responsible for vetting and monitoring some section of the customers within the framework provided to us by our partner financial institutions. Despite measures we have taken and continue to take, our systems remain susceptible to potentially illegal or improper uses. These may include the use of our payment or money transfer services in connection with fraudulent sales of goods or services, software and other intellectual property piracy, money laundering, bank fraud and prohibited sales of restricted products. Criminals are using increasingly sophisticated methods to engage in illegal activities such as counterfeiting and fraud.

If our products and solutions are used to process illegitimate transactions, and we settle those funds to merchants, partners and customers and are unable to recover them, we suffer losses and are subject to liability. These types of illegitimate transactions can also expose us to governmental and regulatory sanctions. The highly automated nature of, and liquidity offered by, our solutions make us a target for illegal or improper uses, including fraudulent or illegal sales of goods or services, money laundering and terrorist financing. Identity thieves and those committing fraud using stolen or fabricated credit card or bank account numbers, or other deceptive or malicious practices, potentially can steal significant amounts of money from businesses like ours. In configuring our payments and money transfer services, we face an inherent trade-off between security and customer convenience. Our risk management policies, procedures, techniques and processes may not be sufficient to identify all of the risks to which we are exposed, to enable us to mitigate the risks we have identified or to identify additional risks to which we may become subject in the future. In addition, when we introduce new services, focus on new business types or begin to operate in markets where we have a limited history of fraud prevention, we may be less able to forecast and reserve accurately for those losses. Furthermore, if our risk management policies and processes contain errors or are otherwise ineffective, we may suffer large financial losses, we may be subject to civil and criminal liability and our business may be materially and adversely affected.

We are experiencing ongoing rapid change and significant growth in our business and we may not succeed in managing or expanding our business across the expansive and diverse markets in which we operate.

Our business has become increasingly complex as we have expanded the number of platforms that we operate, the types of products and services we offer and the overall scale of our operations. We have significantly expanded and expect to continue to expand our headcount, office facilities, technology infrastructure and corporate functions. Failure to continue to do so could negatively affect our business. Moreover, our expansion plans into different jurisdictions, which are diverse and may be fragmented, have varying levels of economic and technology infrastructure development, and may not often operate efficiently across borders as a single or common market, could increase our risk exposures and vulnerabilities. Managing our growing businesses across these emerging markets requires considerable management attention and resources. Should we choose to expand into additional markets, these complexities and challenges could further increase. Each market presents its own unique challenges, and the scalability of our business is dependent on our ability to tailor our content and services to this diversity. In addition, the pace of regulatory change in the various jurisdictions in which we operate has been, and is expected to continue to be, rapid, while the impact and consequences of such change on our operations and our level of risk may be difficult to anticipate.

As we expand into multi-market operations, we would require certain additional costs, including costs relating to staffing, logistics, intellectual property protection, tariffs and potential trade barriers. Moreover, we may become subject to risks associated with, among others:

•        recruiting and retaining talented and capable management and employees in various markets;

•        challenges caused by distance, language and cultural differences;

•        providing products and services that appeal to the tastes and preferences of customers in multiple markets;

•        implementing our businesses in a manner that complies with local laws and practices, which may differ significantly from market to market;

•        maintaining adequate internal and accounting controls across various markets, each with its own accounting principles that must be reconciled to U.S. GAAP upon consolidation;

•        currency exchange rate fluctuations;

•        protectionist laws and business practices;

•        complex local tax regimes;

•        potential political, economic and social instability; and

•        higher costs associated with doing business in multiple markets.

Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations. If we fail to successfully identify and manage any of the above or other significant changes facing our business, or to identify and manage the risks to which we are or may be exposed, or successfully respond to technological developments in the industry, we may experience a material adverse effect on our business, financial condition and results of operations.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, shareholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our securities.

Effective internal control over financial reporting is necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, is designed to prevent fraud. Any failure to implement the required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations once we become a public company. In addition, any testing we conduct in connection with Section 404 of the Sarbanes-Oxley Act of 2002, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal control could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our securities.

Upon becoming a public company, PubCo will be required to disclose changes in its internal controls and procedures on a quarterly basis and PubCo’s management will be required to assess the effectiveness of these controls annually. However, for as long as PubCo remains an “emerging growth company” under the JOBS Act, PubCo’s independent registered public accounting firm will not be required to attest to the effectiveness of PubCo’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. An independent assessment of the effectiveness of PubCo’s internal control over financial reporting could detect problems that PubCo’s management’s assessment might not. Undetected material weaknesses in PubCo’s internal control over financial reporting could lead to financial statement restatements and require PubCo to incur the expense of remediation.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Upon completion of the Business Combination, PubCo will become subject to certain reporting requirements of the Exchange Act. Our disclosure controls and procedures are designed to provide reasonable assurance that information required to be disclosed by us in reports we file or submit under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in its control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.

Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and affect our results of operations.

A change in accounting standards or practices may have a significant effect on our results of operations and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported results of operations or the way we conduct our business.

Adoption of these types of accounting standards and any difficulties in implementation of changes in accounting principles, including the ability to modify our accounting systems, could cause us to fail to meet our financial reporting obligations, potentially resulting in regulatory discipline and weakening investors’ confidence in us. Additionally, we have limited exposure to U.S. GAAP-related disclosure controls and financial accounting methodologies, which could delay our ability to report adequately in the initial days, post-listing.

We may not be able to manage business risks arising out of our rapidly growing operations, which may be augmented with entry into new geographies that we will enter into in the near to medium term.

As a result of the pace of change in the types of products and services we offer and the number of jurisdictions in which we seek to operate, we are likely to face the risk that our management and employees may not have the capacity to appropriately attend to all necessary aspects of our business. For example, our risk management policies and procedures may not be fully effective in mitigating our risk exposure in all market environments or against all types of risks, or be fully effective to identify, monitor, manage and remediate key risks. Additionally, our risk detection systems may be subject to a “false positive” risk detection rate, potentially making it difficult to identify real risks in a timely manner.

Further, as our business has grown and our service offerings have evolved, certain of our processes and systems have continued to rely on manual inputs which are more prone to errors and faults than more automated processes. There is a risk that the pace of our automation and systemization of these manual processes will be insufficient to prevent significant operational, reporting and regulatory errors.

Our risk management framework, including our counterparty risk management, may not be fully effective in mitigating our risk exposure against all types of risks.

We operate in a rapidly changing industry. Accordingly, our risk management policies and procedures may not be fully effective to identify, monitor and manage all risks our business encounters. In addition, when we introduce new products or services, focus on new business types, or begin to operate in markets where we have a limited history of fraud loss, we may be less able to forecast and reserve accurately for those losses. If our policies and procedures are not fully effective or we are not successful in identifying and mitigating all risks to which we are or may be exposed, we may suffer uninsured liability, harm to our reputation or be subject to litigation or regulatory actions that could adversely affect our business, financial condition or results of operations.

We offer our payment services to a large number of customers. We rely on our partner customers for vetting and monitoring these end customers and determining whether the transactions we process for them are lawful and legitimate. The use of our products and services to process illegitimate transactions could result in a cost to us in terms of an illegal transaction that our partner might ask us to compensate them for, and if we are unable to recover the cost, we may suffer losses and liability. These types of illegitimate or unlawful transactions can also expose us to governmental and regulatory sanctions in various jurisdictions under anti-money laundering and economic sanctions.

In configuring our payment, digital banking and lending services, we face an inherent trade-off between security and customer convenience and managing costs and growing profitability. Our risk management policies, procedures, techniques, and processes may not be sufficient to identify all of the risks to which we are exposed, to enable us to mitigate the risks we have identified, or to identify additional risks to which we may become subject in the future. We could suffer from a loss of revenue if a large single partner or its key distributors decides not to use our payment services. In addition, when we introduce new services, focus on new business types, or as we will begin to operate in new markets, we may be less able to forecast and reserve accurately for potential fraud related losses. Moreover, for some services like inter-bank payment switches or the international leg of remittances, we rely on third-party service providers, such as non-financial institutions and payment service providers, and our risk management policies and processes may not be sufficient to monitor compliance by such third parties with applicable laws and regulations, including anti-money laundering laws. We may incur significant costs with respect to monitoring third-party service providers. Furthermore, while our existing risk management policies and processes are robust and capable of handling most threats, we cannot assure that as the industry evolves, our risk management strategy will continue to be so, and in the future may contain errors or be otherwise ineffective. This could potentially lead us to suffer large financial losses and become subject to civil and criminal liability, all of which could materially and adversely affect our business.

Our cross-border payment and money transfer services are exposed to foreign exchange risk.

The ability of our operating companies to effect cross-border payments and money transfers may be restricted by the foreign exchange control policies in the countries from where remittances are sent through our platforms. There can also be foreign exchange control in the geographies that we intend to enter into, including the Philippines, Thailand, Vietnam, Cambodia and the Middle East.

For example, Malaysia’s foreign exchange policies support the monitoring of capital flows into and out of the country in order to preserve its financial and economic stability. The foreign exchange policies are administered by the Foreign Exchange Administration, an arm of the Central Bank of Malaysia (Bank Negara Malaysia) via a set of foreign exchange administration rules (“FEA Rules”). The FEA Rules, which monitor and regulate both residents and non-residents currently provide that non-residents are free to repatriate any amount of funds from Malaysia in foreign currency other than the currency of Israel at any time, including capital, divestment proceeds, profits, dividends, rental, fees and interest arising from investment in Malaysia, subject to any withholding tax. In the event Malaysia or any other country where we commence operations, introduces any foreign exchange restrictions in the future, we may be affected in our ability to repatriate dividends or other payments from our subsidiaries in Malaysia or in such other countries.

Further, the exchange control law in Indonesia provides that money transfer operators shall only make transfers to operators that are licensed in their respective jurisdictions. The arrangement between Indonesian money operators and their foreign counterparts is subject to approval if it exceeds a certain threshold (currently, $25,000) from Bank Indonesia, the central bank of Indonesia. Further, a party wishing to convert an amount of Indonesian Rupiah into foreign currency that exceeds certain thresholds is required to submit certain supporting documents to the bank handling the foreign exchange conversion, including the underlying transaction documents and a duly stamped statement confirming that the underlying transaction documents are valid and that the foreign currency will only be used to settle the relevant payment obligations. For conversions not exceeding the threshold, the person only needs to declare in a duly stamped letter that their aggregate foreign currency purchases have not exceeded the monthly threshold set forth in the Indonesian banking system.

Risks Related to the Government Regulation

As a player in the fintech industry in Indonesia, we are subject to extensive government regulations and oversight, that governs money, banking, credit and lending businesses, particularly delivered over a technology platform, and require licenses to deliver our solutions, and our status under these may change.

We operate in a highly regulated industry that is rapidly evolving, with the introduction and high growth of digitally-enabled financial products, aimed at financial inclusion, which requires us to follow regulatory updates and act on a timely basis. The fintech industry in Indonesia is regulated primarily by Bank Indonesia and Financial Services Authority. This has resulted in introduction and amendments to extensive regulations for the sector, governing money transfer, bill payments, banking, credit and lending, particularly delivered over a technology platform. Because the industries we operate in are relatively new in our markets, especially the money transfer, payment solutions and e-wallet services, digital banking and P2P lending industries, the relevant laws and regulations, as well as their interpretations, are often unclear, evolving and subject to changes. Compliance with present or future regulation could be costly, and breaches or violations could expose us to substantial liability, force us to change our business practices or force us to cease offering our current products and services.

Furthermore, regulators may require specific business continuity and disaster recovery plans and may conduct rigorous testing of such plans. Responding to such increased scrutiny may be costly and time-consuming and may divert our resources from other business priorities. The implementation of new regulations or guidelines could require us to change the way we conduct our money service operator or other payment system operator services or the licenses that we require, incur new expenses or retain legal counsel or additional staff to ensure compliance with such regulations. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

We have had to acquire licenses to be able to operate in our market and deliver our solutions, and to date, we have been able to file all mandatory regulatory filings and be compliant in a timely manner. However, with increasing complexity that comes with growth and expansion in our business, and the evolving marketplace, we cannot assure you that we will be able to always comply with the regulations, complete period filings and reporting to the regulatory authorities, Bank Indonesia and Financial Services Authority, and be able to satisfactorily pass any audits they may conduct on our operations, which could lead to our licenses being cancelled, leading to a material adverse effect on our business, results of operations, financial condition and prospects. For more information, please refer to the sections entitled “DigiAsia’s Business — Legal and Regulatory Framework — Legal and Regulatory Environment” and “DigiAsia’s Business — Operations — Compliance.”

We may fail to obtain, maintain or renew requisite licenses and approvals.

While we believe that we currently have all material licenses and approvals necessary to conduct our business, we may not be able to obtain all the licenses and approvals that may be deemed necessary to provide the products and services we plan to offer. Because the industries we operate in are relatively new in our markets, especially the money transfer services businesses, the relevant laws and regulations, as well as their interpretations, are often unclear and evolving. This can make it difficult to know which licenses and approvals are necessary, or the processes for obtaining them. For these same reasons, we also cannot be certain that we will be able to maintain the licenses and approvals that we have previously obtained, or that once they expire, we will be able to renew them. We also believe that some of our business operations fall outside the scope of licensing requirements, or benefit from certain exemptions, making it unnecessary to obtain certain licenses or approvals. We cannot provide assurance that our interpretations of the rules and their exemptions have always been or will be consistent with those of the local regulators.

As we expand our businesses, in particular our money service business, we may be required to obtain new licenses and will be subject to additional laws and regulations in the markets we plan to operate in. If we fail to obtain, maintain or renew any required licenses or approvals or make any necessary filings or are found to require licenses or approvals that we believed were not necessary or we were exempted from obtaining, we may be subject to various penalties, such as confiscation of the revenue or assets that were generated through the unlicensed business activities, imposition of fines, suspension or cancelation of the applicable license, written reprimands, termination of third-party arrangements, suspension of business activities, criminal prosecution and the discontinuation or restriction of our operations. Any such penalties may disrupt our business operations and materially and adversely affect our business, financial condition and results of operations.

Our failure to comply with the applicable rules and policies of the payment network card schemes or the terms of a payment network card scheme license, could result in a fine, our suspension or the termination our participation license, which could adversely affect our business.

For the provision of our bill payment service, we are engaged and registered with several acquirers as merchants. For our card issuance business, we are subject to card association and network rules that could subject us to a variety of fines or penalties that may be levied by the card associations or networks for certain acts or omissions by us. For our prepaid card business that is under implementation, we are subject to the Payment Card Industry (“PCI”) Data Security Standard enforced by the major card brands.

If we fail to comply with these rules, we could be fined and our member registrations or certifications could be suspended or terminated. The suspension or termination of our member registrations or certifications, or any changes to the association and network rules, that we do not successfully address, or any other action by the card networks to restrict our ability to process transactions over such networks, could limit our ability to provide transaction processing services to customers and result in a reduction of revenue or increased costs of operation, which, in either case, could have a material adverse effect on our business and results of operations. Our removal from networks’ lists of Security Standard compliant service providers could mean that existing customers, partners or other third parties may cease using or referring our services. Also, prospective customers, partners or other third parties may choose not to consider us for their processing needs. In addition, the card networks could refuse to allow us to process through their networks. Any of the foregoing could materially adversely impact our business, financial condition or results of operations.

Changes to these network rules or how they are interpreted could have a significant impact on our business and financial results. For example, from time to time, card associations and debit networks, including the card networks which we operate under, increase the processing and other fees (including what is commonly known as “interchange fees”) that they charge. It is possible that competitive pressures will result in us absorbing a portion of such increases in the future, or result in us not being able to increase our own fees, which would increase our operating costs, reduce our profit margin, limit our growth, and adversely affect our business, results of operations and financial condition. In addition, the various card associations and networks prescribe certain capital requirements. Any increase in the capital level required would further limit our use of capital for other purposes. Future changes to or interpretations of the network rules that are inconsistent with the way we currently operate may require us to make changes to our business that could be costly or difficult to implement. If we fail to make such changes, the networks could pass on fines and assessments in respect of fraud or chargebacks related to our customers or disqualify us from processing transactions if satisfactory controls are not maintained, which could have a material adverse effect on our business, financial condition and results of operations.

We may become subject to risks related to litigation, including intellectual property claims, consumer protection actions and regulatory disputes. Legal proceedings against us could harm our reputation and have a material adverse effect on our business, results of operations, financial condition and prospects.

We may become subject to claims, lawsuits (including class actions and individual lawsuits), government investigations and other proceedings involving intellectual property, consumer protection, privacy, labor and employment, immigration, import and export practices, competition, accessibility, securities, tax, marketing and communications practices, commercial disputes and other matters. We expect that the number and significance of our legal disputes and inquiries will increase as we grow larger, as our business expands in scope and geographic reach, and as our products and services increase in complexity. Becoming a public company will raise our public profile, which may result in increased litigation. In addition, some of the laws and regulations affecting the Internet, mobile commerce, payment processing, business financing and employment did not anticipate businesses like ours, and many of the laws and regulations affecting us have been enacted relatively recently. As a result, there is substantial uncertainty regarding the scope and application of many of the laws and regulations to which we are subject, which increases the risk that we will be subject to claims alleging violations of those laws and regulations. In the future, we may also be accused of having, or be found to have, infringed or violated third-party intellectual property rights.

Regardless of the outcome, legal proceedings can have a material and adverse impact on us due to their costs, diversion of our resources and other factors. Claimants may seek, and we may become subject to, preliminary or provisional rulings in the course of litigation, including preliminary injunctions requiring us to cease some or all of our operations. We may decide to settle legal disputes on terms that are unfavorable to us. Furthermore, if any litigation to which we are a party is resolved adversely, we may be subject to an unfavorable judgment that we may not choose to appeal or that may not be reversed upon appeal. We may have to seek a license to continue practices found to be in violation of a third party’s rights. If we are required, or choose to enter into, royalty or licensing arrangements, such arrangements may not be available on reasonable terms or at all and may significantly increase our operating costs and expenses. As a result, we may also be required to develop or procure alternative non-infringing technology or discontinue use of infringing technology, and doing so could require significant effort and expense or may not be feasible. In addition, the terms of any settlement or judgment in connection with any legal lawsuits or proceedings may require us to cease some or all of our operations or pay substantial amounts to the other party and could materially and adversely affect our business.

In addition, the laws and regulations in many jurisdictions in Southeast Asia, including Indonesia, place restrictions on foreign investment in and ownership of entities engaged in a number of business activities. For example, in Indonesia, direct and indirect foreign investment in e-money businesses is capped at 85% for economic benefits and the foreign shareholding with voting rights is capped at 49%. In P2P lending business, direct and indirect foreign investment is capped at 85%. Further, under Indonesian laws and regulations, any agreements containing statements by Indonesian shareholders that they hold shares in an Indonesian company for the benefit of a foreign beneficiary may be rendered void.

Uncertainties with respect to the legal system in certain markets in Southeast Asia could adversely affect us.

The legal systems in Southeast Asia vary significantly from jurisdiction to jurisdiction. Some jurisdictions have a civil law system based on written statutes and others are based on common law. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value.

Many of the markets in Southeast Asia have not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in such markets. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since local administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy in many of the localities that we operate in. Moreover, local courts may have broad discretion to reject enforcement of foreign awards. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. In addition, the regulatory uncertainties may be exploited through unmerited or frivolous legal actions or threats in attempts to extract payments or benefits from us.

Each jurisdiction in Southeast Asia has enacted, and may enact or amend from time to time, laws and regulations governing mobile payment, money transfer, messages, applications, electronic documents and other content through the Internet. The relevant government authorities may prohibit the distribution of information through the Internet that they deem to be objectionable on various grounds, such as public interest or public security, or to otherwise be in violation of local laws and regulations. If any of the information disseminated through our platforms were deemed by any relevant government authorities to violate content restrictions, we would not be able to continue to display such content and could be subject to penalties, including confiscation of the property used in the non-compliant acts, removal of the infringing content, temporary or permanent blocks, administrative fines, suspension of business and revocation of required licenses, which could materially and adversely affect our business, financial condition and results of operations.

Furthermore, many of the legal systems in Southeast Asia are based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. There are other circumstances where key regulatory definitions are unclear, imprecise or missing, or where interpretations that are adopted by regulators are inconsistent with interpretations adopted by courts in analogous cases. As a result, we may not be aware of our violation of certain policies and rules until after the violation. In addition, any administrative and court proceedings in Southeast Asia may be protracted, resulting in substantial costs and diversion of resources and management attention.

It is possible that a number of regulations may be adopted or construed to apply to us in Southeast Asia and elsewhere that could restrict our industries. Scrutiny and regulation of the industries in which we operate may further increase, and we may be required to devote additional legal and other resources to address this regulation. For example, existing laws or new laws regarding the regulation of currency, money transfer, mobile payment, money laundering, banking institutions, unclaimed property, e-commerce, consumer and data protection and intermediary payments may be interpreted to adversely affect our business model as well as products and services. Changes in current laws or regulations or the imposition of new laws and regulations in Southeast Asia or elsewhere regarding our industries may slow the growth of our industries and adversely affect our financial position and results of operations.

It will be difficult to acquire jurisdiction and enforce liabilities against our assets based in some Southeast Asian jurisdictions.

Some or all of our assets are located in Southeast Asia and all of our executive officers and present directors reside outside the United States. As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or executive officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and executive officers under federal securities laws. Moreover, management has been advised that Indonesia, Malaysia and many of the other jurisdictions where we operate do not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, it is unclear if extradition treaties now in effect between the United States and some Southeast Asian jurisdictions, such as Indonesia, the Philippines and Malaysia, would permit effective enforcement of criminal penalties under the U.S. federal securities laws.

We are subject to anti-money laundering laws and regulations.

We are subject to various anti-money laundering and counter-terrorist financing laws and regulations around the world that prohibit, among other things, our involvement in transferring the proceeds of criminal activities. We have programs designed to comply with new and existing legal and regulatory requirements. However, any errors, failures, or delays in complying with federal, state or foreign anti-money laundering or counter-terrorist financing laws and regulations by us or our partners could result in significant criminal and civil lawsuits, penalties, forfeiture of significant assets, or other enforcement actions, as well as reputational harm.

Regulators around the world have increased their scrutiny of compliance with these obligations, which may require us to further revise or expand our compliance program, including the procedures we use to verify the identity of our customers and to monitor international and domestic transactions. Regulators regularly re-examine thresholds of the number of transactions at which we must obtain and keep applicable records or verify identities of customers and any change in such thresholds could result in greater costs for compliance. Costs associated with fines or enforcement actions, changes in compliance requirements or limitations on our ability to grow our business could harm our business and any new requirements or changes to existing requirements could impose significant costs, result in delays to planned product and service improvements, make it more difficult for new customers to join our network and reduce the attractiveness of our products and services.

We may have exposure to greater-than-anticipated tax liabilities, which may materially and adversely affect our business, results of operations and financial condition.

When we expand into various international markets such as other parts of Southeast Asia, the Middle East and North Africa, the determination of our worldwide provision for income taxes, value-added taxes, and other tax liabilities will become more complex, and may require estimation and significant judgment, and there are many transactions and calculations where the ultimate tax determination is uncertain. Our determination of our tax liabilities is always subject to audit and review by applicable domestic and foreign tax authorities. Any adverse outcome of any such audit or review could have a negative effect on our business and the ultimate tax outcome may differ from the amounts recorded in our financial statements and may materially affect our results of operations and financial condition in the periods for which such determination is made. While we have established reserves based on assumptions and estimates that we believe are reasonable to cover such eventualities, these reserves may prove to be insufficient.

In addition, our future income taxes could be adversely affected by earnings being lower than anticipated, or by the incurrence of losses, in jurisdictions that have lower statutory tax rates and higher than anticipated in jurisdictions that have higher statutory tax rates, by changes in the valuation of our deferred tax assets and liabilities as a result of gains on our foreign exchange risk management program, or changes in tax laws, regulations or accounting principles, as well as certain discrete items.

Various levels of government, such as U.S. federal and state legislatures, and international organizations, such as the Organization for Economic Co-operation and Development, are increasingly focused on tax reform and other legislative or regulatory action to increase tax revenue. Any such tax reform or other legislative or regulatory actions could increase our effective tax rate, which may materially and adversely affect our business, financial condition, and results of operations.

Risks Related to our Ownership and Organization Structure

DigiAsia may cease to benefit from assets and licenses held by its majority-owned entities, controlled entities (including variable interest entities for which DigiAsia is the primary beneficiary) and/or corporate joint ventures, that are critical to the operations of DigiAsia’s business, if such majority-owned entities, controlled entities and/or corporate joint ventures were to declare bankruptcy or become subject to dissolution or liquidation proceedings.

DigiAsia does not have priority pledges and liens against the assets of its majority-owned entities, controlled entities (including variable interest entities for which DigiAsia is the primary beneficiary) and/or corporate joint ventures. If DigiAsia’s majority-owned entities, controlled entities and/or corporate joint ventures undergo involuntary liquidation proceedings, third-party creditors may claim rights to some or all of their assets and DigiAsia may not have priority against such third-party creditors on the assets and licenses of its majority-owned entities, controlled entities and/or corporate joint ventures.

DigiAsia is a holding company and does not have any material assets other than its equity interests in its majority-owned entities, controlled entities (including variable interest entities for which DigiAsia is the primary beneficiary) and corporate joint ventures, and any change in DigiAsia’s ability to repatriate dividends or other payments from its subsidiaries could materially adversely affect us.

DigiAsia is a Singapore-domiciled holding company whose material assets consist entirely of its direct and indirect equity interests in its majority-owned entities, controlled entities (including variable interest entities for which DigiAsia is the primary beneficiary) and corporate joint ventures. DigiAsia is therefore dependent upon payments, dividends and distributions from such majority-owned entities, controlled entities and corporate joint ventures for funds to pay DigiAsia’s operating and other expenses. Since DigiAsia relies principally on dividends and other payments from such entities and ventures for its cash requirements, any restrictions on such dividends or other payments in the jurisdictions DigiAsia operates could materially and adversely affect DigiAsia’s liquidity, financial condition and results of operations.

Further, exchange rate fluctuations may affect the U.S. Dollar or Singapore Dollar value of any distributions such entities and venture make with respect to DigiAsia’s equity interests in those entities and venture.

While DigiAsia has effective control over all of its operating entities in Indonesia, it does not currently have beneficial ownership interest in the equity shares of those operating entities.

Due to various taxation and regulatory compliance, DigiAsia, the Singapore-based holding company, does not currently have beneficial ownership interest in the equity shares of PT DAB. Alexander Rusli, DigiAsia’s Co-Founder and Co-Chief Executive Officer, beneficially owns a majority of the equity interests of PT DAB. DigiAsia is party to an amended and restated convertible loan agreement with PT DAB, dated March 2, 2020 (the “A&R CLA”) and a convertible loan agreement with PT DAB, dated March 2, 2020 (the “MC CLA,” and together with the A&R CLA, the “CLAs”).

Pursuant to CLAs, DigiAsia granted loan facilities to PT DAB, which loans are convertible into shares of PT DAB. Pursuant to the terms of the CLAs, the conversion of the loan facilities will result in DigiAsia owning, upon conversion, 99.9999% of the entire issued share capital of PT DAB, and consolidate PT DAB as a voting interest entity and eliminate the non-controlling interest portion for the portion DigiAsia owns. DigiAsia intends to exercise its conversion rights after the Effective Time, as part of the Reorganization (as defined in this prospectus). If the anticipated conversion is delayed for any reason, such delays could impede our operations, financial reporting matters, and compliance, which could have a material adverse impact on our business and operations.

Further, in order to comply with Indonesian regulations regarding ownership, due to PT DAB being a “Foreign Direct Investment Company,” owned by a foreign company (which is DigiAsia), PT DAB can only own 85% economic rights and 49% voting rights of PT Solusi Pasti, a payment service provider. In addition, PT DAB can only own a maximum of 20% equity interest ownership in PT Reyhan Putera Mandiri due to a regulatory constraint on having two front-end payment service providers belonging to the same group. While there is a separate commercial arrangement between PT Reyhan Putera Mandiri and PT DAB, pursuant to which PT DAB provides various services to PT Reyhan Putera Mandiri and PT Reyhan Putera Mandiri shares a certain percentage of profits with PT DAB (which arrangement results in DigiAsia having effective or deemed control over PT Reyhan Putera Mandiri), regulations mandate less than majority equity ownership interest, which could have material adverse impact on conducting business.

Risks Related to Investments Outside of the United States

Changes in the economic, political or social conditions, government policies or regulatory developments in Asia could have a material adverse effect on our business and operations.

All of our operations are currently located in, and we derive substantially all of our revenue from, Indonesia, and are exposed to general economic conditions that affect consumer confidence, consumer spending, consumer discretionary income or changes in consumer purchasing habits. Accordingly, our business, financial condition and results of operations may be influenced to a significant degree by political, economic and social conditions in Indonesia, and other Southeast Asian markets where we seek to enter. The Southeast Asian and global economy, markets and levels of consumer spending are influenced by many factors beyond our control, including consumer perception of current and future economic conditions, political uncertainty, employment levels, inflation or deflation, disposable income, interest rates, taxation and currency exchange rates. Furthermore, the Southeast Asia economy differs from most developed markets in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange, government policy on public order and allocation of resources. In certain Southeast Asia markets, governments continue to play a significant role in regulating industry development by imposing industrial policies. Moreover, some local governments also exercise significant control over the economic growth and public order in their respective jurisdictions through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policies and providing preferential treatment to particular industries or companies. For example, in Indonesia, the Financial Services Authority (OJK) and Bank Indonesia have oversight on financial markets, financial institutions and the fintech market. If existing regulations change or new ones are introduced, which are relevant for our operations, we cannot assure that those modified or new regulations will not have an adverse impact on our business, operations, revenue and profitability. Further, while the Southeast Asia economy, as a whole, has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in Southeast Asia, or in the policies of the governments or of the laws and regulations in each respective market could have a material adverse effect on the overall economic growth of Southeast Asia. Such developments could adversely affect our business and operating results, lead to reduction in demand for our products and services and adversely affect our competitive position. Many of the governments in Southeast Asia have implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over foreign capital investments or changes in tax regulations. Some Southeast Asia markets have historically experienced low growth in their gross domestic product, significant inflation and/or shortages of foreign exchange. We are exposed to the risk of cost increases due to potential inflation in the markets in which we operate. In the past, some of the governments in Southeast Asia have implemented certain measures, including interest rate adjustments, currency trading band adjustments and exchange rate controls, to control the pace of economic growth. These measures may lead to a decrease in economic activity in Southeast Asia, which may adversely affect our business, financial condition and results of operations.

Furthermore, economic growth in Southeast Asia has experienced a mild moderation in recent years, partially due to the slowdown of the Chinese economy since 2012, as well as the global COVID-19 pandemic, global volatility of energy and consumer prices, U.S. monetary policies and other factors. Productivity growth in Southeast Asia has also slowed since the 2008 global financial crisis. Southeast Asia will have to cope with potential external and domestic risks to sustain its economic growth. An economic downturn, whether actual or perceived, a further decrease in economic growth rates or an otherwise uncertain economic outlook in Southeast Asia or any other market in which we may operate could have a material adverse effect on our business, financial condition and results of operations.

In addition, some Southeast Asia markets have experienced, and may in the future experience, political and economic instabilities, which include but are not limited to strikes, demonstrations, protests, marches, coups d’état, guerilla activity, risks of war, terrorism, nationalism or other types of civil disorder, and other regulatory changes such as nullification of contracts, changes in interest rates or imposition of capital controls. These instabilities and any adverse changes in the socio-political or regulatory environment could increase our costs, increase our exposure to legal and business risks, disrupt our office operations or affect our ability to expand our consumer base.

Fluctuations in foreign currency exchange rates will affect our financial results, which we report in U.S. Dollars.

While we currently operate in the Indonesian market, we plan on expanding to neighboring countries, which could expose us to the effects of fluctuations in currency exchange rates in multiple jurisdictions. We earn revenue denominated in Indonesian Rupiah currently. Fluctuations in the exchange rates between the Indonesian Rupiah and various other currencies that we may use as our business expands, with the U.S. Dollars, in which we report our consolidated financial results, could result in expenses being higher and revenue being lower than would be the case if exchange rates were stable. We cannot assure you that movements in foreign currency exchange rates will not have a material adverse effect on the results of our operations in future periods. We do not generally enter into hedging contracts to limit our exposure to fluctuations in the value of the currencies that our businesses use. We cannot assure you that central banks of the jurisdictions in which we operate will, or would be able to, intervene in the foreign exchange market in the future to achieve stabilization or other objectives, or that such intervention would be effective in achieving the intended objectives. Furthermore, all of our revenue is denominated in emerging markets currencies. Because fluctuations in the value of emerging markets currencies are not necessarily correlated, there can be no assurance that our results of operations will not be adversely affected by such volatility.

Restrictions on currency exchange in certain countries may limit our ability to receive and use our revenue effectively.

A majority of our revenue and expenses are denominated in Indonesian Rupiah currently and will be denominated in other currencies, including in other regions of Southeast Asia, Middle East and North Africa, as we expand geographically. If revenue denominated in Indonesian Rupiah and other currencies in the regions we expand into, increase or expenses denominated in such currencies decrease in the future, we may need to convert a portion of our revenue into other currencies to meet our foreign currency obligations. For example, in Indonesia, a party wishing to convert Indonesian Rupiah to foreign currency exceeding certain thresholds is required to submit certain supporting documents to the bank handling the foreign exchange conversion, including the underlying transaction documents and a duly stamped statement confirming that the underlying transaction documents are valid and that the foreign currency will only be used to settle the relevant payment obligations. We cannot guarantee that we will be able to convert such local currencies into U.S. Dollars or other foreign currencies on a timely basis or at all.

The ability of DigiAsia’s majority-owned entities, controlled entities (including variable interest entities for which DigiAsia is the primary beneficiary) and corporate joint ventures to distribute dividends to DigiAsia may be subject to restrictions under the respective laws of their jurisdictions.

PT DAB and other entities in the DigiAsia Group are all located in Indonesia. Part of the primary internal sources of funds to meet the operating cash needs is the share of the holding company in dividends, if any, paid by PT DAB and the operating companies. The distribution of dividends to DigiAsia from PT DAB is subject to a requirement to maintain a general reserve of at least 20% of the paid up capital of the subsidiary. Although there are currently no foreign exchange control or other regulations which restrict the ability of DigiAsia’s majority-owned entities, controlled entities and corporate joint ventures in Indonesia to distribute dividends to DigiAsia, the relevant regulations may change and the ability of these entities to distribute dividends to DigiAsia may be restricted in the future.

Risks Relating to StoneBridge and the Business Combination

Unless the context otherwise requires, all references in this subsection to “StoneBridge” “we,” “us” or “our” refer to StoneBridge and its subsidiaries prior to the consummation of the Business Combination, and PubCo and its subsidiaries following the consummation of the Business Combination.

The Sponsor, all of the members of the board of directors of StoneBridge and all of StoneBridge’s executive officers have entered into an agreement with StoneBridge to vote in favor of the Business Combination, regardless of how StoneBridge’s public shareholders vote.

Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor, all of the members of the board of directors of StoneBridge and all of StoneBridge’s executive officers, pursuant to the Existing Letter Agreement (and additionally, with respect to the Sponsor, the Sponsor Support Agreement), have agreed to, among other things, vote all their StoneBridge Ordinary Shares in favor of all the proposals being presented at the Extraordinary General Meeting.

As of the date of this prospectus, the Sponsor, individually, and collectively with the members of the board of directors of StoneBridge, owns approximately 67.3% of the issued and outstanding StoneBridge Ordinary Shares (including 100% of the issued and outstanding StoneBridge Class B Ordinary Shares).

Neither the board of directors of StoneBridge nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.

Neither the board of directors of StoneBridge nor any committee thereof is required to obtain an opinion from an independent investment banking or accounting firm that the price that StoneBridge is paying for DigiAsia is fair to StoneBridge from a financial point of view. Neither the board of directors of StoneBridge nor any committee thereof obtained a third party valuation in connection with the Business Combination. In analyzing the Business Combination, the board of directors of StoneBridge and management conducted due diligence on DigiAsia and researched the industries in which DigiAsia operates. The board of directors of StoneBridge reviewed, among other things, financial due diligence materials prepared by professional advisors, including quality of earnings reports and tax due diligence reports, financial and market data information on selected comparable companies, the implied purchase price multiple of DigiAsia and the financial terms set forth in the Business Combination Agreement, and concluded that the Business Combination was in the best interest of StoneBridge’s shareholders. Accordingly, investors will be relying solely on the judgment of the board of directors of StoneBridge and management in valuing DigiAsia, and the board of directors of StoneBridge and management may not have properly valued DigiAsia’s business. The lack of a third-party valuation may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.

Since StoneBridge’s directors and executive officers and the Sponsor have interests that are different, or in addition to (and which may conflict with), the interests of StoneBridge’s shareholders, a conflict of interest may have existed in determining whether the Business Combination with DigiAsia is appropriate. Such interests include that the Sponsor, as well as our executive officers and directors, will lose their entire investment in StoneBridge if the Business Combination is not completed.

When you consider StoneBridge’s board of directors’ recommendation in favor of approving the proposals being presented at the Extraordinary General Meeting, you should keep in mind that StoneBridge’s directors and officers and the Sponsor have interests in the Business Combination that are different from, or in addition to (which may conflict with), your interests as a shareholder.

These interests include, among other things, the interests listed below:

•        the fact that the Sponsor and StoneBridge’s directors have agreed not to redeem any StoneBridge Ordinary Shares held by them in connection with a shareholder vote to approve the proposed Business Combination;

•        the fact that the Sponsor paid an aggregate of approximately $21,740 for the 5,000,000 StoneBridge Class B Ordinary Shares currently owned by the Sponsor, and such securities are expected to have a significantly higher value after the Business Combination. As of March 28, 2024, the most recent practicable date prior to the date of this prospectus, the aggregate market value of these shares, if unrestricted and freely tradable, would be $44,900,000, based upon a closing price of $8.98 per public share on Nasdaq (and will have zero value if neither the Business Combination nor any other business combination is completed on or before the Final Redemption Date);

•        the fact that the Sponsor paid $7.0 million to purchase an aggregate of 7,000,000 Private Warrants at a price of $1.00 per Private Warrant, each exercisable to purchase one StoneBridge Class A Ordinary Share at $11.50, subject to adjustment, and those warrants would be worthless — and the entire $7.0 million warrant investment would be lost — if a business combination is not consummated by the Final Redemption Date. As of September 30, 2023, the estimated fair value of such Private Warrants was $210,000 (based on the unaudited condensed financial statements of StoneBridge as of September 30, 2023, prepared in accordance with U.S. GAAP);

•        the fact that given the very low purchase price (of approximately $21,740 in aggregate) that the Sponsor paid for the StoneBridge Class B Ordinary Shares as compared to the price of the StoneBridge Class A Ordinary Shares sold in StoneBridge’s initial public offering, the Sponsor may earn a positive rate of return on its investment even if the PubCo Ordinary Shares trade below the price initially paid for the StoneBridge Class A Ordinary Shares in the StoneBridge initial public offering and the StoneBridge public shareholders experience a negative rate of return following the completion of the Business Combination;

•        the fact that if the Business Combination or another business combination is not consummated by the Final Redemption Date, StoneBridge will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding StoneBridge Class A Ordinary Shares for cash and liquidating. In such event, the StoneBridge Class B Ordinary Shares held by the Sponsor and StoneBridge’s directors and officers, which were acquired for an aggregate purchase price of approximately $21,740 prior to the initial public offering, would be worthless because the Sponsor and all of the current members of the board of directors of StoneBridge have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any StoneBridge Ordinary Shares (other than public shares) held by them if StoneBridge fails to complete a business combination by the Final Redemption Date. Such shares had an aggregate market value of $44,900,000 based upon the closing price of $8.98 per share on Nasdaq on March 28, 2024. As a result of waiving liquidating distributions, if StoneBridge fails to complete a business combination by the Final Redemption Date, the Sponsor would lose $7.0 million for the purchase of Private Warrants, and $21,740 for the purchase of the StoneBridge Class B Ordinary Shares;

•        the fact that the current members of the board of directors of StoneBridge have agreed to waive their redemption rights with respect to the StoneBridge Ordinary Shares held by them for no consideration;

•        the fact that, in connection with various extensions of the deadline by which StoneBridge must complete an initial business combination, the Sponsor has deposited an aggregate of $2,203,245 into the Trust Account, as of November 17, 2023, in exchange for non-interest bearing, unsecured promissory notes issued by StoneBridge to the Sponsor that will not be repaid in the event that StoneBridge is unable to close a business combination unless there are funds available outside the Trust Account to do so;

•        the fact that if StoneBridge is unable to complete a Business Combination within the required time period, the aggregate dollar amount of non-reimbursable funds the Sponsor and its affiliates have at risk that depends on completion of a business combination is $8,305,000, comprised of (i) $25,000, representing the aggregate purchase price paid for the StoneBridge Class B Ordinary Shares, (ii) $8,000,000, representing the aggregate purchase price paid for the warrants and Private Warrants and (iii) $280,000 of unpaid expenses incurred by the Sponsor and StoneBridge’s officers and directors and their affiliates in connection with the administrative services agreement as of the date hereof;

•        the fact that Prabhu Antony, the President, Chief Financial Officer and a member of the board of directors, of StoneBridge, who was involved in the negotiation of the Business Combination Agreement, is also a co-founder, and a board member and Executive Director, of Sett & Lucas, which is party to certain agreements with StoneBridge for certain financial advisory and investment banking services in relation to StoneBridge’s business combination with a potential target, and pursuant to which agreements StoneBridge has agreed to pay Sett & Lucas a success fee earned upon successful completion of the Business Combination of $4.0 million (consisting of $1.0 million in cash and the issuance of 300,000 shares valued at $3.0 million), payable or issuable, as the case may be, upon completion of the Business Combination;

•        the fact that pursuant to a loan agreement among Sett & Lucas, DigiAsia, PT DAB, Alexander Rusli, and Prashant Gokarn, dated December 26, 2022, Sett & Lucas loaned an amount of $600,000 to DigiAsia, which loan was repaid in full on February 15, 2023;

•        the fact that the Sponsor has agreed to loan StoneBridge up to $350,000 in the aggregate, to be used for a portion of the operating expenses, which loan is non-interest bearing and unsecured;

•        the fact that StoneBridge’s amended and restated certificate of incorporation contains a waiver of the corporate opportunity doctrine, and there could have been business combination targets that were more appropriate for a combination with StoneBridge but were not offered due to a StoneBridge’s director’s duties to another entity, although StoneBridge does not believe that the waiver of the corporate opportunity doctrine in its amended and restated certificate of incorporation interfered with its ability to identify an acquisition target;

•        the fact that, pursuant to a director founder share assignment agreement, between the Sponsor and each of the five non-employee members of the board of directors of StoneBridge (being Sylvia Barnes, Shamla Naidoo, Richard Saldanha, Jeff Najarian and Naresh Kothari), the Sponsor has agreed to transfer and assign, at the closing of the Business Combination, 50,000 PubCo Ordinary Shares to each of the aforementioned five non-employee members of the board of directors of StoneBridge, subject to each such director’s continued service as a member of the board of directors of StoneBridge through the closing of the Business Combination; and

•        the fact that Bhargav Marepally, the Chief Executive Officer and a member of the board of directors of StoneBridge, and Prabhu Antony, the President, Chief Financial Officer and a member of the board of directors of StoneBridge, will continue as members of the board of directors of PubCo after the Business Combination.

The personal and financial interests of the Sponsor, as well as StoneBridge’s directors and executive officers may have influenced their motivation in identifying and selecting DigiAsia as a business combination target, completing an initial business combination with DigiAsia and influencing the operation of the business following the Business Combination. In considering the recommendations of the board of directors of DigiAsia to vote for the proposals being presented at the Extraordinary General Meeting, you should consider these interests.

The exercise of StoneBridge’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in StoneBridge’s shareholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require StoneBridge to agree to amend the Business Combination Agreement, to consent to certain actions taken by DigiAsia or to waive rights that StoneBridge is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of DigiAsia’s business, a request by DigiAsia to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on DigiAsia’s business and would entitle StoneBridge to terminate the Business Combination Agreement. In any of such circumstances, it would be at StoneBridge’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the immediately preceding risk factor and elsewhere in this prospectus may result in a conflict of interest on the part of such director(s) between what he or they may believe is best for StoneBridge and its shareholders and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this prospectus, StoneBridge does not believe there will be any changes or waivers that StoneBridge’s directors and executive officers would be likely to make after shareholder approval of the Business Combination has been obtained. While certain changes could be made without further shareholder approval, StoneBridge will circulate a new or amended proxy statement/prospectus and resolicit StoneBridge’s shareholders if changes to the terms of the Business Combination that would have a material impact on its shareholders are required.

StoneBridge shareholders will have reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

Upon the consummation of the Business Combination, current StoneBridge shareholders’ percentage ownership will be diluted. Additionally, of the seven expected members of PubCo’s board of directors after the completion of the Business Combination, two will be nominated by the Sponsor pursuant to the Director Nomination Agreement and the rest will be nominated by DigiAsia.

The percentage of PubCo Ordinary Shares that will be owned by current StoneBridge shareholders as a group after the Business Combination will vary based on the number of StoneBridge Class A Ordinary Shares that are redeemed in connection with the Business Combination, as well as other factors, such as the number of shares issued in connection with the Transaction Financing, if any. See “Summary Unaudited Pro Forma Condensed Combined Financial Information” for more information regarding the varying ownership levels of PubCo Ordinary Shares following the Business Combination based on the No Further Redemption Scenario, 50% Redemption Scenario and Maximum Redemption Scenario.

Consequently, current StoneBridge shareholders, as a group, will have less influence on the board of directors, management and policies of PubCo than they currently have on the board of directors, management and policies of StoneBridge.

Activities taken by StoneBridge’s shareholders to increase the likelihood of approval of the Business Combination Proposal and other proposals could have a depressive effect on StoneBridge’s ordinary shares.

At any time at or prior to the Extraordinary General Meeting, during a period when they are not then aware of any material nonpublic information regarding StoneBridge or its securities, the Sponsor, DigiAsia, and/or StoneBridge’s or DigiAsia’s directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against one or more of the proposals to be presented at the Extraordinary General Meeting, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the proposals to be presented at the Extraordinary General Meeting. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of StoneBridge Ordinary Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.

If the Sponsor, DigiAsia, and/or StoneBridge’s or DigiAsia’s directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public StoneBridge shareholders who have already elected to exercise their redemption rights, then such selling shareholder would be required to revoke their prior elections to redeem their shares. The Sponsor, DigiAsia, and/or StoneBridge’s or DigiAsia’s directors, officers, advisors or respective affiliates may also purchase public shares from institutional and other investors who indicate an intention to redeem StoneBridge Class A Ordinary Shares, or, if the price per share of StoneBridge Class A Ordinary Shares falls below $10.00 per share, then such parties may seek to enforce their redemption rights.

The purpose of such share purchases and other transactions would be to (i) increase the likelihood that the proposals presented at the Extraordinary General Meeting receive the requisite votes needed for approval, and (ii) otherwise limit the number of public shares electing to redeem. The Sponsor, DigiAsia and/or StoneBridge’s or DigiAsia’s directors, officers, advisors or respective affiliates may also purchase shares from institutional and other investors for investment purposes.

Entering into any such arrangements may have a depressive effect on the StoneBridge Class A Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a lower-than-market price and may therefore be more likely to sell the shares he, she, or it owns, either at or before the Business Combination.

If such transactions are executed, then the Business Combination could be completed in circumstances where such consummation would not have otherwise occurred. Share purchases by the persons described above would allow them to exert more influence over approving the proposals to be presented at the Extraordinary General Meeting and would likely increase the chances that such proposals would be approved. StoneBridge will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be presented at the Extraordinary General Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

There is substantial doubt about StoneBridge’s ability to continue as a going concern.

As of September 30, 2023, StoneBridge had $123,789 in its operating bank account, $26.9 million in securities held in the Trust Account to be used for a business combination or to repurchase or redeem StoneBridge Class A Ordinary Shares in connection therewith and working capital deficit of approximately $3.89 million. As of September 30, 2023, approximately $1.6 million of the amount on deposit in the Trust Account represented interest income, which is available to pay StoneBridge’s tax obligations. StoneBridge currently has until July 20, 2024 to consummate an initial business combination (assuming the exercise, in full, of all of the Sponsor’s options to extend the deadline by which StoneBridge must complete an initial business combination). See “StoneBridge’s Management’s Discussion and Analysis of Financial Condition and Results of Operation — Liquidity and Capital Resources” for additional information. It is uncertain that StoneBridge will be able to consummate an initial business combination by the specified period, and StoneBridge cannot provide assurance as to any further extensions by StoneBridge’s shareholders. StoneBridge also expects to incur significant costs in pursuit of its financing and acquisition plans. StoneBridge believes it will need to raise additional funds in order to meet the expenditure required for operating its business and to consummate a business combination. StoneBridge’s plans to raise capital and to consummate an initial business combination may not be successful.

StoneBridge’s management has determined that if StoneBridge is unable to raise additional funds to alleviate liquidity needs, obtain approval for an additional extension of the deadline to complete an initial business combination, or complete a business combination by July 20, 2024, then StoneBridge will cease all operations except for the purpose of liquidating. In addition, following an initial business combination, if cash on hand is insufficient, the combined company may need to obtain additional financing in order to meet its obligations.

These factors, among others, raise substantial doubt about StoneBridge’s ability to continue as a going concern within the next 12 months. StoneBridge’s financial statements included elsewhere in this prospectus do not include any adjustments that might result from StoneBridge’s inability to continue as a going concern.

StoneBridge has received delisting and/or deficiency notices from Nasdaq, and there can be no assurance that StoneBridge’s securities will continue to be listed on Nasdaq.

On March 7, 2023, StoneBridge received a written notice from the Nasdaq indicating that StoneBridge was not in compliance with Nasdaq Listing Rule 5550(a)(3), which requires StoneBridge to have at least 300 public holders for continued listing on the Nasdaq (the “Minimum Public Holders Rule”). The notice stated that StoneBridge had 45 calendar days to submit a plan to regain compliance with the Minimum Public Holders Rule.

On March 22, 2023, StoneBridge submitted its plan to gain compliance to Nasdaq. Subsequently, Nasdaq accepted StoneBridge’s plan to regain compliance with the Minimum Public Holders Rule and provided StoneBridge until September 5, 2023 to evidence such compliance. On September 7, 2023, StoneBridge received written notice (the “Delisting Letter”) from Nasdaq stating that StoneBridge had not regained compliance with Nasdaq Listing Rule 5550(a)(3) and would be delisted on September 18, 2023, if StoneBridge did not appeal the determination.

On September 13, 2023, StoneBridge requested a hearing from the Nasdaq Hearing Panel to stay the suspension of StoneBridge’s securities and the filing of the Form 25 NSE pending the Nasdaq Hearing Panel’s decision. On September 13, 2023, Nasdaq granted StoneBridge a hearing on November 2, 2023.

On October 4, 2023, StoneBridge received written correspondence from Nasdaq advising StoneBridge that it had regained compliance with the minimum 300 public holders’ requirement for continued Listing Rule 5550(a)(3), and that therefore StoneBridge is in compliance with the Nasdaq Capital Market’s listing requirements and the hearing originally scheduled for November 2, 2023 has been cancelled.

Separately, on June 21, 2023, StoneBridge received a notice from Nasdaq indicating that StoneBridge’s market value of listed securities for the preceding 30 consecutive business days was below the required minimum of $35.0 million for continued listing on Nasdaq under Nasdaq Listing Rule 5550(b)(2). StoneBridge is actively monitoring its market value and working to remedy the deficiency as promptly as possible.

Additionally, StoneBridge expects the consummation of the Business Combination to resolve the remaining non-compliance issue. If StoneBridge does not regain compliance by such date, or the Business Combination is not consummated prior to that date, StoneBridge’s securities may cease trading on Nasdaq, which may adversely affect the liquidity and trading of StoneBridge’s securities.

StoneBridge may be a target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into business combination agreements or similar agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on StoneBridge’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed. Currently, StoneBridge is not aware of any securities class action lawsuits or derivative lawsuits being filed in connection with the Business Combination.

Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.

Satisfying the conditions to, and completion of, the Business Combination may take longer than, and could cost more than, StoneBridge or DigiAsia expects. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially adversely affect the benefits that StoneBridge expects to achieve from the Business Combination.

The complex ownership and operating structure of the DigiAsia Group, and the limited information available about private companies, may subject PubCo to numerous inherent risks.

The complex ownership and operating structure of the DigiAsia Group may subject PubCo to numerous risks inherent in the operation of such businesses, which could delay or prevent PubCo from implementing its strategy and make it more difficult for the Business Combination to yield the results anticipated. Although StoneBridge’s management has evaluated the risks inherent in the DigiAsia Group and their operations, StoneBridge’s management may not have properly ascertained or assessed all of the risk factors affecting the DigiAsia Group until the completion of the Business Combination. Furthermore, some of these risks and complexities may be outside of StoneBridge’s control and leave StoneBridge with no ability to control or reduce the chances that those risks and complexities will adversely impact PubCo. Consequently, the Business Combination may not be as successful as a business combination with a smaller, less complex organization.

Additionally, DigiAsia is a privately-held entity. Limited public information generally exists about private entities, which increases the likelihood that StoneBridge’s management may have based their decision to pursue the Business Combination on limited information. PubCo may not be as profitable as expected, if at all.

If the Business Combination is not completed, potential target businesses may have leverage over StoneBridge in negotiating a business combination, StoneBridge’s ability to conduct due diligence on a business combination as it approaches its dissolution deadline may decrease, and it may have insufficient working capital to continue to pursue potential target businesses, each of which could undermine its ability to complete a business combination on terms that would produce value for StoneBridge shareholders.

Any potential target business with which StoneBridge enters into negotiations concerning an initial business combination will be aware that, unless StoneBridge amends its existing memorandum and articles of association to extend its life and amend certain other agreements it has entered into, then StoneBridge must complete its initial business combination by Final Redemption Date. Consequently, if StoneBridge is unable to complete the Business Combination, a potential target business may obtain leverage over it in negotiating an initial business combination, knowing that if StoneBridge does not complete its initial business combination with that particular target business, it may be unable to complete its initial business combination with any target business. This risk will increase as StoneBridge gets closer to the timeframe described above. In addition, StoneBridge may have limited time to conduct due diligence and may enter into its initial business combination on terms that it would have rejected upon a more comprehensive investigation. Additionally, StoneBridge may have insufficient working capital to continue efforts to pursue a business combination.

If third parties bring claims against StoneBridge, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by public shareholders may be less than $10.00 per public share.

StoneBridge’s placing of funds in the Trust Account may not protect those funds from third-party claims against StoneBridge. Although StoneBridge has sought to have all vendors, service providers, prospective target businesses and other entities with which it does business (except its independent registered accounting firm) execute agreements with StoneBridge waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of public shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against StoneBridge’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, StoneBridge’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to StoneBridge than any alternative. StoneBridge is not aware of any product or service providers who have not or will not provide such waiver, other than StoneBridge’s independent registered public accounting firm.

Upon redemption of public shares, if StoneBridge does not complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the Business Combination, StoneBridge will be required to provide for payment of claims of creditors that were not waived that may be brought against StoneBridge within the 10 years following redemption. Accordingly, the per-share redemption amount received by public shareholders could be less than the $10.00 per public share held in the Trust Account, due to claims of such creditors. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduces the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, even in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we have not asked the Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, or if we otherwise enter compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we may not be able to return to our public shareholders $10.00 per share (which was the offering price in our initial public offering).

If, after we distribute the proceeds in the Trust Account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing it and us to claims of punitive damages, for paying public shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the Trust Account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, and thereby exposing themselves and our company to claims, for paying public shareholders from the Trust Account prior to addressing the claims of creditors.

StoneBridge’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to public shareholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, StoneBridge’s directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While StoneBridge currently expects that its directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to StoneBridge, it is possible that StoneBridge’s directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the directors to be too high relative to the amount recoverable or if the directors determine that a favorable outcome is not likely. If StoneBridge’s directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to public shareholders may be reduced below $10.00 per public share.

StoneBridge and DigiAsia will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on employees, merchants and customers may have an adverse effect on StoneBridge and DigiAsia. These uncertainties may impair DigiAsia’s ability to attract, retain and motivate key personnel until the Business Combination is completed, and could cause customers and others that deal with DigiAsia to seek to change existing business relationships with DigiAsia. Retention of certain employees may be challenging during the pendency of the Business Combination, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, PubCo’s business following the Business Combination could be negatively impacted. In addition, the Business Combination agreement restricts DigiAsia from making certain expenditures and taking other specified actions without the consent of StoneBridge until the Business Combination occurs. These restrictions may prevent DigiAsia from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination.

Termination of the Business Combination Agreement could negatively impact StoneBridge and DigiAsia.

If the Business Combination is not completed for any reason, including as a result of StoneBridge’s shareholders declining to approve the proposals required to effect the Business Combination, the ongoing businesses of StoneBridge and DigiAsia may be adversely impacted and, without realizing any of the anticipated benefits of completing the Business Combination, StoneBridge and DigiAsia would be subject to a number of risks, including the following:

•        StoneBridge or DigiAsia may experience negative reactions from the financial markets, including negative impacts on the price of StoneBridge’s securities (including to the extent that the current market price reflects a market assumption that the Business Combination will be completed);

•        DigiAsia may experience negative reactions from its customers, vendors and employees;

•        StoneBridge and DigiAsia will have incurred substantial expenses and will be required to pay certain costs relating to the Business Combination, whether or not the Business Combination is completed; and

•        since the Business Combination Agreement restricts the conduct of StoneBridge’s and DigiAsia’ businesses prior to completion of the Business Combination, each of StoneBridge and DigiAsia may not have been able to take certain actions during the pendency of the Business Combination that would have benefitted them as independent companies, and the opportunity to take such actions may no longer be available.

If the Business Combination Agreement is terminated and the board of directors of StoneBridge seeks another merger or business combination, StoneBridge shareholders cannot be certain that StoneBridge will be able to find another acquisition target or that such other merger or business combination will be completed.

StoneBridge will incur significant transaction costs in connection with the Business Combination.

StoneBridge has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the Business Combination. StoneBridge will also incur significant legal, financial advisory, accounting and banking fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Business Combination. StoneBridge estimates that it will incur approximately $1,000,000 in transaction costs related to the Business Combination. Some of these costs are payable regardless of whether the Business Combination is completed.

Neither StoneBridge nor its shareholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the Amalgamation consideration in the event that any of the representations and warranties made by DigiAsia in the Business Combination Agreement ultimately proves to be materially inaccurate or incorrect.

The representations and warranties made by StoneBridge and DigiAsia to each other in the Business Combination Agreement will not survive the consummation of the Business Combination. As a result, StoneBridge and its shareholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the Amalgamation consideration if any representation or warranty made by DigiAsia in the Business Combination Agreement proves to be materially inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, neither StoneBridge nor its shareholders would have indemnification claims with respect thereto.

Because DigiAsia is not conducting an underwritten offering of its securities, no underwriter has conducted due diligence of DigiAsia’ business, operations or financial condition, or reviewed the disclosure in this prospectus.

Section 11 of the Securities Act imposes liability on parties, including underwriters, involved in a securities offering if the registration statement contains a materially false statement or material omission. To effectively establish a due diligence defense against a cause of action brought pursuant to Section 11 of the Securities Act, a defendant, including an underwriter, carries the burden of proof to demonstrate that he or she, after reasonable investigation, believed that the statements in the registration statement were true and free of material omissions. In order to meet this burden of proof, underwriters in a registered offering typically conduct extensive due diligence of the registrant and vet the registrant’s disclosure. Such due diligence may include calls with the issuer’s management, review of material agreements and background checks on key personnel, among other investigations. Because DigiAsia intends to become publicly traded through the Business Combination rather through an underwritten offering of its ordinary shares, no underwriter is involved in the Business Combination. As a result, no underwriter has conducted diligence on DigiAsia in order to establish a due diligence defense with respect to the disclosure presented in this prospectus. If such investigation had occurred, certain information in this prospectus may have been presented in a different manner or additional information may have been presented at the request of such underwriter.

StoneBridge’s and DigiAsia’ ability to consummate the Business Combination, and the operations of PubCo following the Business Combination, may be materially adversely affected by the ongoing COVID-19 pandemic.

The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of DigiAsia or PubCo following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.

StoneBridge and the Sponsor are each controlled by, and each has substantial ties with, non-U.S. persons which could impact StoneBridge’s ability to complete the Business Combination.

The Sponsor is controlled by Bhargav Marepally, who is also StoneBridge’s Chief Executive Officer and a member of StoneBridge’s board of directors, and Prabhu Antony, who is also StoneBridge’s President and a member of StoneBridge’s board of directors, which means StoneBridge may be deemed a foreign-owned business at the time of a business combination. As of the date of this prospectus, the Sponsor owns approximately 67.3% of the issued and outstanding StoneBridge Ordinary Shares (including 100% of the issued and outstanding StoneBridge Class B Ordinary Shares). Certain federally licensed businesses in the United States are subject to rules or regulations that limit foreign ownership. The U.S. Committee on Foreign Investment in the United States (“CFIUS”) is an inter-agency committee authorized to review certain transactions involving foreign investment in the United States by foreign persons in order to determine the effect of such transactions on the national security of the United States. Because the Sponsor may be considered a “foreign person” under such rules and regulations, any proposed business combination between StoneBridge and a U.S. business engaged in a regulated industry, or which may affect national security, could be subject to such foreign ownership restrictions and/or CFIUS review. The scope of CFIUS review has been expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”) to include certain non-passive, non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business. FIRRMA, and subsequent implementing regulations that are now in force, also subject certain categories of investments to mandatory filings. If a proposed business combination is determined to fall within the scope of foreign ownership restrictions, we may be unable to consummate such business combination. In addition, if a proposed business combination falls within CFIUS’s jurisdiction, we may be required to make a mandatory filing, or we may submit a voluntary notice to CFIUS, or we may proceed with such business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the business combination. CFIUS may decide to block or delay a proposed business combination, impose conditions to mitigate national security concerns with respect to such business combination or order us to divest all or a portion of a U.S. business of the combined company if we had proceeded without first obtaining CFIUS clearance.

Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete an initial business combination, our failure to obtain any required approvals within the requisite time period may require us to liquidate, which could cause you to lose any potential investment opportunity in a target company and the chance of realizing future gains on your investment.

StoneBridge may not be able to complete an initial business combination if it becomes subject to review or approval by regulatory authorities pursuant to certain U.S. or foreign laws and regulations.

Certain acquisitions or business combinations may be subject to review or approval by regulatory authorities pursuant to certain U.S. or foreign laws and regulations. In the event that such regulatory approval or clearance is not obtained, or the review process is extended beyond the period of time that would permit a business combination to be consummated by StoneBridge, StoneBridge may not be able to consummate an initial business combination.

In the United States, certain mergers that may affect competition may require certain filings and review by the U.S. Department of Justice and the U.S. Federal Trade Commission, and investments or acquisitions that may affect national security are subject to review by CFIUS.

Outside the United States, laws or regulations, including regulations restricting foreign ownership of businesses in certain industries and regulations relating to businesses involved in or associated with national security or a country’s culture or heritage, may affect StoneBridge’s ability to consummate an initial business combination.

U.S. and foreign regulators generally have the power to deny the ability of the parties to consummate a transaction or to condition approval of a transaction on specified terms and conditions, which may not be acceptable to StoneBridge. In such event, StoneBridge may not be able to consummate an a business combination.

As a result of these various restrictions, even though a proposed business combination (including the Business Combination) may be approved by StoneBridge’s board of directors, a governmental or regulatory body may intervene and prevent the transaction from occurring. Moreover, the process of government review could be lengthy. Because StoneBridge has only a limited time to complete a business combination, StoneBridge’s failure to obtain any required approvals within the requisite time period may require StoneBridge to liquidate, which could cause you to lose any potential investment opportunity in a target company (including DigiAsia) and the chance of realizing future gains on your investment.

If we are deemed to be an investment company for purposes of the Investment Company Act, we would be required to institute burdensome compliance requirements and our activities would be severely restricted and, as a result, we may abandon our efforts to consummate a Business Combination and liquidate the Company.

There is currently uncertainty concerning the applicability of the Investment Company Act to a special purpose acquisition company (“SPAC”) and we may in the future be subject to a claim that we have been operating as an unregistered investment company. If we are deemed to be an investment company for purposes of the Investment Company Act, we might be forced to abandon our efforts to complete an initial business combination and instead be required to liquidate. If we are required to liquidate, our investors would not be able to realize the benefits of owning stock in a successor operating business, including the potential appreciation in the value of our stock and warrants following such a transaction, and our warrants would expire worthless.

The funds in the Trust Account have, since our initial public offering, been held only in U.S. government securities within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less, or in money market funds investing solely in United States Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act. The longer the funds in the Trust Account are held in short-term U.S. government securities or in money market funds invested exclusively in such securities, the greater the risk that we may be considered an unregistered investment company, in which case we may be required to liquidate.

Risks Related to Ownership of PubCo Ordinary Shares

Failure to secure the Transaction Financing and/or equity line of credit could prevent consummation of the Business Combination or could have a material adverse effect on the business, operations and financial performance of PubCo.

The Business Combination Agreement includes a covenant for StoneBridge to obtain, to DigiAsia’s satisfaction, transaction financing, in the form of a firm written commitment to provide equity, convertible debt or equity-linked financing to PubCo, from investors to be agreed by StoneBridge and DigiAsia, in the amount of at least $30.0 million, which amount must be made up of a combination of non-redeemed funds in the Trust Account, equity financing in the form of a private investment in public equity by institutions and family offices, convertible debt and a pre-paid advance on convertible debt. At least $20.0 million of such amount must be funded at the Closing and the remaining $10.0 million must be funded within three months after the Closing.

In addition, pursuant to the terms of the Business Combination Agreement, StoneBridge is required to obtain, to DigiAsia’s satisfaction, a further equity line of credit in the amount of $100.0 million, which can be drawn down over a period of 24 months from the Closing, at PubCo’s option, subject to the terms and conditions of such equity line of credit.

There can be no assurance that the Transaction Financing and/or the equity line of credit will be secured. In the event StoneBridge is unable to consummate the Transaction Financing and/or the equity line of credit, StoneBridge may lack the funds to consummate the Business Combination, and PubCo may also lack the funds for operations subsequent to Closing. The completion of the Business Combination is conditioned on the satisfaction of securing the Transaction Financing and/or equity line of credit. Further, failure to secure the equity line of credit could have a material adverse effect on the business, operations and financial performance of PubCo.

PubCo will incur significantly increased costs and devote substantial management time as a result of operating as a public company, particularly after it is no longer an “emerging growth company.”

PubCo will incur significant legal, accounting and other expenses that DigiAsia did not incur as a private company and StoneBridge did not incur as a blank check company. For example, it will be required to comply with certain of the requirements of the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the SEC, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. We expect that compliance with these requirements will increase PubCo’s legal and financial compliance costs and will make some activities more time consuming and costly. In addition, we expect that PubCo’s management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we expect to incur significant expenses and devote substantial management effort towards ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We are still in the process of compiling the system and processing documentation needed to comply with such requirements. PubCo may not be able to complete its evaluation, testing and any required remediation in a timely fashion. In that regard, PubCo may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. We cannot predict or estimate the amount of additional costs PubCo may incur as a result of being a public company or the timing of such costs.

Future sales of PubCo Ordinary Shares in the public market could cause the market price of PubCo Ordinary Shares to decline.

Sales of a substantial number of PubCo Ordinary Shares in the public market following the completion of the Business Combination, or the perception that such sales might occur, could depress the market price of PubCo Ordinary Shares and could impair PubCo’s ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of PubCo Ordinary Shares.

The Sponsor, our directors and executive officers and holders of a substantial amount of DigiAsia Ordinary Shares (and shares convertible into DigiAsia Ordinary Shares) are or will be subject to lock-up agreements that restrict their ability to transfer their PubCo Ordinary Shares for specified periods after the consummation of the Business Combination.

Pursuant to the terms of the Sponsor Support Agreement, the Sponsor has agreed, that, subject to certain exceptions, the Sponsor will not, without PubCo’s prior approval (i) sell, offer to sell, contract or agree to sell, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position, (a) any PubCo Ordinary Shares held by the Sponsor immediately after the Effective Time or (b) any securities convertible into or exercisable or exchangeable for PubCo Ordinary Shares held by the Sponsor immediately after the Effective Time (the securities in sub-clauses (a) and (b) being collectively referred to as the “Sponsor Lock-Up Shares), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lockup Shares or (iii) publicly announce any intention to effect any transaction specified in clauses (i) and (ii) above, until the earlier of (A) (x) with respect to 250,000 of the Lock-Up Shares, nine months after the Closing Date and (y) with respect to the remainder of the Lock-Up Shares, six months after the Closing Date, and (B) subsequent to the Amalgamation, (x) if the last sale price of the PubCo Ordinary Shares equals or exceeds $12.00 per PubCo Ordinary Share (as adjusted for share splits, share consolidations, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Amalgamation, or (y) the date on which PubCo completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property.

Pursuant to the DigiAsia Shareholder Lock-Up Agreement, certain shareholders of DigiAsia have severally agreed that, subject to certain exceptions, each such shareholder will not, without the prior approval of the board of directors of PubCo, (i) sell, offer to sell, contract or agree to sell, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position, (a) any PubCo Ordinary Shares held by such shareholder immediately after the Effective Time or (b) any securities convertible into or exercisable or exchangeable for PubCo Ordinary Shares held by such shareholder immediately after the Effective Time (the securities in sub-clauses (a) and (b) being collectively referred to as the “DigiAsia Shareholder Lock-Up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such shareholder’s DigiAsia Shareholder Lock-Up Shares or (iii) publicly announce any intention to effect any transaction specified in clauses (i) and (ii) above, until the earlier of (A) nine months after the Closing Date and (B) subsequent to the Amalgamation, (x) if the last sale price of the PubCo Ordinary Shares equals or exceeds $12.00 per PubCo Ordinary Share (as adjusted for share splits, share consolidations, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Amalgamation, or (y) the date on which PubCo completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property.

Pursuant to the Existing Letter Agreement, the Sponsor, the members of the board of directors of StoneBridge and StoneBridge’s executive officers have agreed, subject to certain exceptions, to not transfer certain StoneBridge Ordinary Shares until the earlier of (i) one year after the completion of StoneBridge’s initial business combination or (ii) subsequent to StoneBridge’s initial business combination, (x) if the last sale price of StoneBridge Class A Ordinary Shares equals or exceeds $12.00 per ordinary share (as equitably adjusted) for any 20 trading days within any 30-trading day period commencing at least 150 days after StoneBridge’s initial business combination or (y) the date on which StoneBridge completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of StoneBridge’s shareholders having the right to exchange their StoneBridge Ordinary Shares for cash, securities or other property. In addition, the Sponsor, the members of the board of directors of StoneBridge and StoneBridge’s executive officers have agreed, subject to certain exceptions, to not transfer any Private Warrants held by them (or the ordinary shares issuable upon the exercise thereof) until 30 days after the completion of StoneBridge’s initial business combination.

As the lock-up periods and other restrictions on resale under applicable securities laws end, the market price of PubCo Ordinary Shares could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

The Sponsor, the DigiAsia Founder, and certain significant shareholders of DigiAsia will have significant influence over us after completion of the Business Combination.

Based on the assumptions discussed herein and in the Definitive Proxy Statement/Prospectus in “Unaudited Pro Forma Condensed Combined Financial Information,” and “Beneficial Ownership of Securities” upon the completion of the Business Combination, the Sponsor, the DigiAsia Founder, and holders of 5% or more of DigiAsia’s shares, will own, collectively, approximately 75.6% of the outstanding PubCo Ordinary Shares, based on the No Further Redemption Scenario, or approximately 78.8% of the outstanding PubCo Ordinary Shares, based on the Maximum Redemption Scenario (in each case, without giving effect to any share issuances pursuant to the Transaction Financing).

Furthermore, as discussed in the Definitive Proxy Statement/Prospectus under “Business Combination Proposal — Related Agreements — Director Nomination Agreement,” upon the consummation of the Business Combination until the termination of the Director Nomination Agreement, the Sponsor will be entitled to appoint or nominate for election to the board of directors of PubCo, as applicable, two individuals to serve as directors of PubCo.

As long the Sponsor, the DigiAsia Founder, such significant shareholders of DigiAsia each own or control a significant percentage of PubCo’s outstanding voting power, they will have the ability to strongly influence all corporate actions requiring PubCo shareholder approval, including the election and removal of directors and the size of PubCo’s board of directors, any amendment of PubCo’s governing documents, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of PubCo’s assets. In addition, the Sponsor will have the right to designate two directors pursuant to the Director Nomination Agreement. Some of these persons or entities may have interests different than yours. For example, because many of these shareholders purchased their shares at lower prices than other shareholders, they may be more interested in selling the company to an acquirer than other investors or they may want PubCo to pursue strategies that deviate from the interests of other shareholders.

Subsequent to consummation of the Business Combination, we may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the share price of our securities, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence conducted in relation to DigiAsia has identified all material issues or risks associated with DigiAsia, its business or the industries in which it operates. As a result of these factors, we may incur additional costs and expenses and we may be forced to later write down or write off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or PubCo. Accordingly, any shareholders of StoneBridge who choose to remain PubCo shareholders following the Business Combination could suffer a reduction in the value of their shares and warrants. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement relating to the Business Combination contained an actionable material misstatement or material omission.

The market price of PubCo’s securities may decline as a result of the Business Combination.

The market price of PubCo’s securities may decline as a result of the Business Combination for a number of reasons including if:

•        investors react negatively to the prospects of our business and the Business Combination;

•        the effect of the Business Combination on our business and prospects is not consistent with the expectations of financial or industry analysts; or

•        we do not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial or industry analysts.

Because there are no current plans to pay cash dividends on PubCo Ordinary Shares for the foreseeable future, you may not receive any return on investment unless you sell your PubCo Ordinary Shares at a price greater than what you paid for it.

Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of key personnel of PubCo, some of whom will be from StoneBridge and DigiAsia, and some of whom may join PubCo following the Business Combination.

Our ability to successfully effect the Business Combination and be successful thereafter will be dependent upon the efforts of our key personnel. Although some of StoneBridge’s key personnel may remain with PubCo in senior management or advisory positions following the Business Combination, we expect DigiAsia’s current management to constitute a majority of the management personnel of PubCo. We cannot assure you that we will be successful in integrating and retaining such key personnel, or in identifying and recruiting additional key individuals we determine may be necessary following the Business Combination. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of PubCo.

The projected financial and operating information in this prospectus relies in large part upon assumptions and analyses developed by DigiAsia. If these assumptions or analyses prove to be incorrect, PubCo’s actual operating results may be materially different from the forecasted results.

The projected financial and operating information appearing elsewhere in this prospectus reflect current estimates of DigiAsia’s future performance and incorporate certain financial and operational assumptions, including but not limited to:

•        lifting of any remaining implemented safe distancing government orders in the markets in which the DigiAsia Group operates and continued economic recovery from the COVID-19 pandemic;

•        the gradual decrease in the number of COVID-19 cases in the markets in which the DigiAsia Group operates, that vaccine roll-outs are not undermined by new COVID-19 variants and that there is no resumption of any form of movement control or stay-at-home orders that would adversely impact the pace of general economic recovery; and

•        the other assumptions discussed in the Definitive Proxy Statement/Prospectus in “The Business Combination Proposal — Certain Prospective Financial Information of DigiAsia.”

The assumptions that underlie DigiAsia’s projections are preliminary, and there can be no assurance that DigiAsia’s actual results will be in line with DigiAsia’s or our expectations. Whether actual operating and financial results and business developments will be consistent with DigiAsia’s or our expectations and assumptions as reflected in the forecast depends on various factors, many of which are outside DigiAsia’s and PubCo’s control, including but not limited to those stated elsewhere in this “Risk Factors” section and the following:

•        DigiAsia’s or PubCo’s ability to complete strategic acquisitions in the future;

•        DigiAsia’s or PubCo’s ability to integrate acquisitions successfully;

•        DigiAsia’s or PubCo’s ability to manage their anticipated growth;

•        whether DigiAsia or PubCo can retain existing, and attract new, partners, merchants and customers;

•        competition, including from established and future competitors;

•        DigiAsia’s or PubCo’s ability to retain key management, to integrate new hires and to attract, retain and motivate qualified personnel;

•        the overall strength and stability of economies in the markets in which DigiAsia operates and elsewhere in Southeast Asia; and

•        regulatory, legislative and political changes.

Unfavorable changes in any of these or other factors, most of which are beyond DigiAsia’s or PubCo’s control, could adversely affect DigiAsia’s or PubCo’s business, financial condition and results of operations and cause DigiAsia’s or PubCo’s actual results to differ materially from the projections contained in this prospectus.

The Initial Projections have been prepared by DigiAsia’s management. Investors should note that the Initial Projections have not been independently verified or confirmed by StoneBridge or any third party. In particular, none of BDO India LLP or Marcum LLP have audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the Initial Projections and none of them have expressed an opinion or any other form of assurance with respect to the Initial Projections.

The price of PubCo’s securities may be volatile.

There has been no public market for DigiAsia Ordinary Shares prior to the Business Combination. The market price of PubCo Ordinary Shares following the Business Combination may vary or decline from the current market prices of StoneBridge Class A Ordinary Shares. Further, an active trading market for PubCo Ordinary Shares may not develop or, if developed, may not be sustained. The market prices of the securities of special purpose acquisition corporations, post-business combinations, have historically been highly volatile. The market price of PubCo Ordinary Shares may fluctuate significantly in response to numerous factors, including:

•        the overall performance of the equity markets;

•        actual or anticipated fluctuations in our revenue and other operating results or that of our competitors;

•        changes in the financial projections or guidance we or our competitors may provide to the public or our or our competitors’ failure to meet such projections;

•        failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow us, or our failure to meet these estimates or the expectations of investors;

•        additions and departures of key personnel;

•        the economy as a whole and market conditions in our industry;

•        negative publicity related to the real or perceived quality of our platform, as well as the failure to timely launch new products and services that gain market acceptance;

•        rumors and market speculation involving us or other companies in our industry;

•        announcement by us or our competitors of new products or services, commercial relationships or significant technical innovations;

•        acquisitions, strategic partnerships, joint ventures or capital commitments;

•        new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•        lawsuits threatened or filed against us, litigation involving our industry, or both;

•        developments or disputes concerning our or other parties’ products, services, or intellectual property and other proprietary rights;

•        changes in accounting standards, policies, guidelines, interpretations or principles;

•        interpretations of any of the above or other factors by trading algorithms, including those that employ natural language processing and related methods to evaluate our public disclosures;

•        material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

•        other events or factors, including those resulting from war, incidents of terrorism, natural disasters, pandemics, or responses to those events;

•        the expiration of contractual lock-up agreements; and

•        sales of PubCo Ordinary Shares or other PubCo securities by us or our shareholders.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, shareholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and adversely affect our business.

StoneBridge is, and subsequent to the Business Combination, PubCo will be, an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make PubCo’s securities less attractive to investors.

StoneBridge is currently an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and upon consummation of the Business Combination, PubCo will remain an emerging growth company. Accordingly, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and we may continue to do so subsequent to the Business Combination. As a result, we may adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-public companies instead of the dates required for other public companies. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of StoneBridge’s initial public offering, (b) in which we have total annual gross revenue of $1.235 billion or more, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates is $700.0 million or more as of the last business day of our most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Furthermore, even after we no longer qualify as an emerging growth company, as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies as further described below.

Investors may find our securities less attractive because we may rely on these exemptions, which could lead to a less active trading market for, and increased volatility of the trading price of, our securities.

As a foreign private issuer, PubCo will be subject to different U.S. securities laws than domestic U.S. issuers.

As a “foreign private issuer,” PubCo will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that PubCo must disclose differ from those governing U.S. companies pursuant to the Exchange Act. PubCo will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act.

In addition, as a foreign private issuer, PubCo’s officers and directors and holders of more than 10% of the issued and outstanding PubCo Ordinary Shares, will be exempt from the rules under the Exchange Act requiring insiders to report purchases and sales of ordinary shares as well as from Section 16 short swing profit reporting and liability.

PubCo will also be exempt from the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, and current reports on Form 8-K, upon the occurrence of specified significant events. In addition, PubCo will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

Further, Nasdaq listing rules permit foreign private issuers like PubCo to follow the corporate governance practices of their home countries in lieu of certain Nasdaq corporate governance requirements, including the requirement to have (i) a majority of a company’s board of directors consist of independent directors, (ii) a compensation committee consisting of independent directors, (iii) a nominating committee consisting of independent directors or (iv) regularly scheduled executive sessions with only independent directors each year. Immediately following the Business Combination, PubCo will not have a majority-independent board of directors. Thus, although PubCo’s director must act in the best interests of PubCo, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management of PubCo may decrease as a result. In addition, immediately following the Business Combination, PubCo will not have a compensation committee. Further, PubCo may choose to follow home country practices with respect to certain other Nasdaq corporate governance rules, as permitted by Nasdaq. As a result, PubCo shareholders may not be provided with the benefits of certain corporate governance requirements of Nasdaq applicable to U.S. domestic public companies.

Because PubCo will be incorporated under the laws of the Cayman Islands, PubCo shareholders may face difficulties in protecting their interests, and their ability to protect their rights through the U.S. federal courts may be limited.

PubCo will be an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon PubCo’s officers or directors, or enforce judgments obtained in the United States courts against PubCo’s officers or directors.

PubCo’s corporate affairs will be governed by the New PubCo Charter, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of PubCo’s directors to PubCo under Cayman Islands law will be, to a large extent, governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. PubCo will also be subject to the federal securities laws of the United States. The rights of PubCo’s shareholders and the fiduciary responsibilities of PubCo’s directors under Cayman Islands law will be different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully-developed and judicially-interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of the register of members of such companies. PubCo’s directors will have discretion under the New PubCo Charter to determine whether, and under what conditions, PubCo’s corporate records may be inspected by PubCo’s shareholders, but are not obliged to make them available to shareholders. Thus, it may be more difficult for PubCo’s shareholders to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

StoneBridge has been advised by Conyers Dill & Pearman LLP, StoneBridge’s Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against PubCo judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state and (ii) in original actions brought in the Cayman Islands, to impose liabilities against PubCo predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Furthermore, corporate governance practices in the Cayman Islands differ significantly from requirements for companies incorporated in other jurisdictions such as U.S. States. To the extent PubCo chooses to follow home country practices with respect to corporate governance matters, PubCo shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, PubCo shareholders may have more difficulty in protecting their interests in the face of actions taken by PubCo’s management, members of PubCo’s board of directors or controlling shareholders of PubCo than they would as public shareholders of a U.S. company.

The Economic Substance Legislation of the Cayman Islands may impact PubCo.

The Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (As Revised) (the “Cayman Economic Substance Act”) in January 2019. PubCo will be required to comply with the Cayman Economic Substance Act and related regulations and guidelines. As PubCo is a Cayman Islands exempted company, compliance obligations will include filing annual notifications, in which we will need to state whether we are carrying out any relevant activities and if so, whether we have satisfied economic substance tests to the extent required under the Cayman Economic Substance Act and the filing of an annual return with the Department of International Tax Co-Operation. PubCo may need to allocate additional resources and make changes to its operations in order to comply with all requirements under the Cayman Economic Substance Act. Failure to satisfy these requirements may subject us to penalties under the Cayman Economic Substance Act.

The Financial Action Task Force’s increased monitoring of the Cayman Islands could impact PubCo.

In February 2021, the Cayman Islands was added to the Financial Action Task Force (“FATF”) list of jurisdictions whose anti-money laundering practices are under increased monitoring, commonly referred to as the “FATF grey list”. When the FATF places a jurisdiction under increased monitoring, it means the country has committed to resolve swiftly the identified strategic deficiencies within agreed timeframes and is subject to increased monitoring during that timeframe. It is unclear how long this designation will remain in place and what ramifications, if any, the designation will have for PubCo.

The Cayman Islands has recently been added to the EU AML high-risk third countries list and it is unclear if and how this designation will impact PubCo.

On March 13, 2022, the European Commission (“EC”) updated its list of ‘high-risk third countries’ (the “EU AML List”) identified as having strategic deficiencies in their anti-money laundering/counter-terrorist financing regimes. The EC has noted it is committed to greater alignment with the FATF listing process and the addition of the Cayman Islands to the EU AML List is a direct result of the inclusion of the Cayman Islands on the FATF grey list in February 2021. It is unclear how long this designation will remain in place and what ramifications, if any, the designation will have for PubCo.

We may be deemed a passive foreign investment company (“PFIC”) which could result in adverse U.S. federal income tax consequences to U.S. holders.

If we are deemed a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of StoneBridge Class A Ordinary Shares, the U.S. holder may be subject to adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. Based upon the composition of our income and assets, and upon a review of our financial statements, we likely were a PFIC for our most recent taxable year ended December 31, 2022. Our actual PFIC status for any taxable year will not be determinable until after the end of such taxable year. If we determine we are a PFIC for any taxable year, upon request, we will endeavor to provide to a U.S. holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. holder to make and maintain a “qualified electing fund” election, but there can be no assurance that we will timely provide such required information. Please see the section entitled “Material Tax Considerations — United States Federal Income Tax Considerations — PFIC Considerations” for a more detailed discussion with respect to our PFIC status. U.S. holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of StoneBridge Class A Ordinary Shares.

We will have broad discretion in the use of the net proceeds to us from the Business Combination (including the proceeds, if any, from the Transaction Financing and equity line of credit) and may not use them effectively.

PubCo will have broad discretion in the application of the net proceeds to PubCo from the Business Combination (including the proceeds from the Transaction Financing and any equity line of credit), and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from the Business Combination, their ultimate use may vary substantially from their currently intended use. If we do not use the net proceeds that we receive from the Business Combination effectively, our business, financial condition, operating results and prospects could be harmed, and the market price of our securities could decline. Pending their use, we may invest the net proceeds from the Business Combination in short-term, investment-grade, interest-bearing securities, such as money market accounts, certificates of deposit, commercial paper, and guaranteed obligations of the U.S. government that may not generate a high yield for our shareholders.

Because PubCo does not expect to pay dividends in the foreseeable future, you must rely on a price appreciation of PubCo Ordinary Shares for a return on your investment.

PubCo currently intends to retain most, if not all, of its available funds and any future earnings to fund the development and growth of its business, and does not expect to pay any cash dividends in the foreseeable future. PubCo’s board of directors has discretion as to whether to distribute dividends, and any future determination to declare and pay dividends will depend, on among other things, PubCo’s future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by PubCo from its subsidiaries, PubCo’s financial condition, contractual restrictions and other factors deemed relevant by PubCo’s board of directors.

Accordingly, the return on your investment in PubCo Ordinary Shares will likely depend entirely upon any future price appreciation of the PubCo Ordinary Shares, and you should not rely on an investment in PubCo Ordinary Shares as a source for any future dividend income. There is no guarantee that PubCo Ordinary Shares will appreciate in value.

Nasdaq may delist the PubCo Ordinary Shares from trading on its exchange, which could limit investors’ ability to make transactions in the PubCo Ordinary Shares and subject PubCo to additional trading restrictions.

The StoneBridge Class A Ordinary Shares, StoneBridge’s public warrants and StoneBridge’s units are currently listed on Nasdaq and it is anticipated that, following the Business Combination, the PubCo Ordinary Shares will be listed on Nasdaq. However, StoneBridge cannot assure you that the PubCo Ordinary Shares will continue to be listed on Nasdaq in the future. In order to continue listing the PubCo Ordinary Shares on Nasdaq, PubCo must maintain certain financial, distribution and stock price levels. Additionally, in connection with the Business Combination, PubCo will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements, in order to continue to maintain the listing of the PubCo Ordinary Shares on Nasdaq. We cannot assure you that PubCo will be able to meet those initial listing requirements at that time.

If Nasdaq delists the PubCo Ordinary Shares from trading on its exchange and PubCo is not able to list the PubCo Ordinary Shares on another national securities exchange, StoneBridge expects the PubCo Ordinary Shares could be quoted on an over-the-counter market. If this were to occur, PubCo could face significant material adverse consequences, including:

•        a limited availability of market quotations for the PubCo Ordinary Shares;

•        reduced liquidity for the PubCo Ordinary Shares;

•        a determination that the PubCo Ordinary Shares constitute “penny stock” which will require brokers trading in PubCo Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the PubCo Ordinary Shares;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Techniques employed by short sellers may drive down the market price of PubCo’s securities.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

Public companies that have their operations in Southeast Asia have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

It is not clear what effect such negative publicity could have on PubCo. If it were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, PubCo could have to expend a significant amount of resources to investigate such allegations and/or defend itself. While PubCo will strongly defend against any such short seller attacks, it may be constrained in the manner in which it can proceed against the relevant short seller by principles of freedom of speech, applicable laws or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract PubCo’s management from growing PubCo’s business. Even if such allegations are ultimately proven to be groundless, allegations against PubCo could severely impact its business operations, and any investment in PubCo’s securities could be greatly reduced or even rendered worthless.

General Risk Factors

DigiAsia’s quarterly results of operations and operating metrics fluctuate significantly and are unpredictable and subject to seasonality, which, subsequent to the Business Combination, could result in the trading price of PubCo Ordinary Shares being unpredictable or declining.

DigiAsia’s (and subsequent to the Business Combination, PubCo’s) quarterly results of operations may vary significantly and are not necessarily (and will not necessarily be) an indication of future performance. These fluctuations may be due to a variety of factors, some of which are and will be outside DigiAsia’s and PubCo’s control and may not fully reflect the underlying performance of DigiAsia’s business. DigiAsia’s limited operating history combined with the rapidly evolving markets also contribute to these fluctuations. Fluctuations in quarterly results may materially and adversely affect the predictability of DigiAsia’s and PubCo’s business and the price of DigiAsia’s and PubCo’s securities.

Factors that may cause fluctuations in DigiAsia’s or PubCo’s quarterly financial results include DigiAsia’s ability to attract and retain new partners, merchants and customers, the timing, effectiveness, and costs of expansion and upgrades of DigiAsia’s systems and infrastructure, as well as the success of those expansions and upgrades, the outcomes of legal proceedings and claims, DigiAsia’s ability to maintain or increase revenue, gross margins and operating margins, DigiAsia’s ability to continue introducing new products and services and to continue convincing customers to adopt additional offerings, increases in and timing of expenses that DigiAsia may incur to grow and expand its operations and to remain competitive, period-to-period volatility related to fraud and risk losses, system failures resulting in the inaccessibility of DigiAsia’s products and services, changes in the regulatory environment, including with respect to security, privacy or enforcement of laws and regulations by regulators, including fines, orders or consent decrees, changes in global business or macroeconomic conditions, and the other risks described in this prospectus.

DigiAsia’s (and subsequent to the Business Combination, PubCo’s) actual operating results may differ significantly from their guidance.

From time to time, DigiAsia (and subsequent to the Business Combination PubCo) may issue guidance in their quarterly earnings conference calls, or otherwise, regarding their future performance that represents their management’s estimates as of the date of release. Guidance is necessarily speculative in nature, and is only an estimate of what management believes is realizable as of the date of release, and it can be expected that some or all of the assumptions underlying the guidance furnished by DigiAsia or PubCo will prove to be incorrect or will vary significantly from actual results. Actual results will vary from DigiAsia’s or PubCo’s guidance and the variations may be material, especially in times of economic uncertainty and a fast-evolving marketplace.

DigiAsia’s (and subsequent to the Business Combination, PubCo’s) business could be negatively affected by actions of shareholders.

The actions of shareholders could adversely affect DigiAsia’s and PubCo’s business. Specifically, certain actions of certain types of shareholders, including, without limitation, public proposals, requests to pursue strategic combinations or other transactions or special demands or requests, could disrupt DigiAsia’s (and PubCo’s) operations, be costly and time-consuming or divert the attention of management and employees and increase the volatility of DigiAsia’s (and subsequent to the Business Combination, PubCo’s) securities. In addition, perceived uncertainties as to DigiAsia’s or PubCo’s future direction in relation to the actions of their shareholders may result in the loss of potential business opportunities or the perception that DigiAsia or PubCo is unstable and need to make changes, which may be exploited by their competitors and make it more difficult to attract and retain personnel as well as customers, service providers and partners. Actions by shareholders may also cause fluctuations in DigiAsia’s or PubCo’s securities based on speculative market perceptions or other factors that do not necessarily reflect the underlying fundamentals and prospects of DigiAsia’s business.

An active market for PubCo’s securities may not develop, which would adversely affect the liquidity and price of PubCo’s securities.

An active trading market for PubCo’s securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

If securities or industry analysts do not publish research or reports about PubCo’s business, if they change their recommendations regarding PubCo’s securities or if PubCo’s operating results do not meet their expectations, the price and trading volume of PubCo Ordinary Shares could decline.

The trading market for PubCo’s securities will depend in part on the research and reports that securities or industry analysts publish about PubCo or its businesses. If no securities or industry analysts commence coverage of PubCo, the trading price for PubCo’s securities could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover PubCo downgrade PubCo’s securities or publish unfavorable research about PubCo’s business, or if PubCo’s operating results do not meet analysts’ expectations, the trading price of PubCo’s securities would likely decline. If one or more of these analysts cease coverage of PubCo or fail to publish reports on PubCo regularly, demand for PubCo’s securities could decrease, which might cause the price and trading volume of PubCo Ordinary Shares to decline.

An occurrence of a natural disaster, widespread health epidemic or other outbreak could seriously harm DigiAsia’s business, financial condition and results of operations.

Natural disasters, such as fires or floods, the outbreak of a widespread health epidemic, or other events, such as wars, acts of terrorism, political events, environmental accidents, power shortages or communication interruptions could seriously harm DigiAsia’s business. The occurrence of a disaster or similar event could materially disrupt DigiAsia’s business and operations. These events could also cause DigiAsia to close its operating facilities temporarily, which would severely disrupt its operations and have a material adverse effect on DigiAsia’s business, financial condition and results of operations. In addition, DigiAsia’s revenue could be significantly reduced to the extent that a natural disaster, health epidemic or other major event harms the economies of Southeast Asia or any other jurisdictions where DigiAsia may operate. DigiAsia’s operations could also be severely disrupted if its consumers, merchants or other participants were affected by natural disasters, health epidemics or other major events.

DigiAsia has had delays in filing annual returns for 2021 with ACRA, and there can be delays in the future.

DigiAsia has had a delay in filing its annual return for the fiscal year ended December 31, 2021, with ACRA, which is the statutory board of the Singapore government that plays the role of regulator of business registration and financial reporting, among others. Under the Companies Act 1967 of Singapore, all Singapore incorporated companies are required to file annual returns with ACRA to ensure that the company’s information on ACRA’s register is up to date. The annual return includes the date of its annual general meeting of shareholders (if held) and its financial reports (if applicable). As DigiAsia is a private company limited by shares, it is required to file a return with ACRA after its annual general meeting within seven months after the end of its fiscal year. As of the date of this prospectus, DigiAsia has filed its overdue annual return for the fiscal year ended December 31, 2021, and also the annual return for the fiscal year ended December 31, 2022, subsequent to applying for a 60-day extension from its original due date of filing of its annual return for the fiscal year ended December 31, 2022. While this is the first time that DigiAsia has delayed the filing of its annual return, there can be no assurances that there will not be delays in future years. If DigiAsia fails to comply with the relevant provisions of the Companies Act 1967 of Singapore in relation to the filing of its annual return, DigiAsia and every officer of DigiAsia who is in default shall be guilty of an offence and shall be liable on conviction to a fine not exceeding $5,000 Singapore Dollars (approximately $3,735) and also to a default penalty.

Changes in tax laws, tax incentives, benefits or differing interpretations of tax laws may harm our results of operations.

Changes in tax laws, regulations, related interpretations and tax accounting standards in Indonesia, Southeast Asia, Singapore, or other regions where we choose to operate in, may result in a higher tax rate on our earnings, which may significantly reduce our profits and cash flows from operations. In addition, our results of operations and financial condition may decline if certain tax incentives are not retained or renewed. Tax rules in jurisdictions we operate, particularly at the local level, can change without notice. We may not always be aware of all such changes that affect our business and we may therefore fail to pay the applicable taxes or otherwise comply with tax regulations, which may result in additional tax assessments and penalties for our company.

USE OF PROCEEDS

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be offered and sold by the Selling Securityholders for their respective accounts. With the exception of the exercise of the Private Warrants, we will not receive any of the proceeds from any sale of securities by Selling Securityholders under this prospectus.

With respect to the registration of the securities being offered by the Selling Securityholders, the Selling Securityholder will pay any underwriting discounts and commissions incurred by them in disposing of such Ordinary Shares, and fees and expenses of legal counsel representing the Selling Securityholders. We have borne all other costs, fees and expenses incurred in effecting the registration of the Ordinary Shares covered by this prospectus, including all registration and filing fees, Nasdaq additional listing fees, and fees of our counsel and our independent registered public accountants.

We could receive up to an aggregate of approximately $203,550,000 from the exercise of the Public Warrants and the Private Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds, if any, from the exercise of the Warrants for general corporate purposes. Because the exercise price of the Warrants substantially exceeds the current trading price of our Ordinary Shares, it is unlikely that holders of our Warrants will be able to exercise such Warrants in the near future, if at all. As a result, we are unlikely to receive any proceeds from the exercise of the Warrants in the near future, if at all. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants or that they will exercise any or all of them for cash, and there may be no economic incentive for such holders to exercise unless and until the trading price of our Ordinary Shares exceeds $11.50 per share. The amount of cash we would receive from the exercise of the Warrants, if any, will decrease to the extent that Warrants are exercised on a cashless basis.

In considering our capital requirements and sources of liquidity, we have not relied on the receipt of proceeds from the exercise of the Warrants. See “StoneBridge’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more information.

StoneBridge MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Company’s consolidated financial statements and the related notes thereto and other financial information included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements that reflect our future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside our control. We caution you that our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences are discussed elsewhere in this prospectus, particularly in the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors,” all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. We do not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law.

Overview

StoneBridge is a blank check company formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more target businesses. StoneBridge intends to effectuate its business combination using cash from the proceeds of its initial public offering and the sale of the Private Warrants that occurred simultaneously with the completion of StoneBridge’s initial public offering, StoneBridge’s capital share, debt or a combination of cash, share and debt.

StoneBridge expects to continue to incur significant costs in the pursuit of its acquisition plans. StoneBridge cannot assure you that its plans to complete a business combination will be successful.

Results of Operations

StoneBridge has neither engaged in any operations nor generated any operating revenues to date. StoneBridge’s only activities from inception through September 30, 2023 were organizational activities and those necessary to prepare for StoneBridge’s initial public offering, described below, and since such initial public offering, the search for a prospective initial business combination. StoneBridge does not expect to generate any operating revenues until after the completion of an initial business combination, at the earliest. StoneBridge expects to generate non-operating income in the form of interest income from the proceeds of its initial public offering placed in the Trust Account. StoneBridge expects that it will incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a business combination.

For the three months ended September 30, 2023, we had a net loss of $48,532 majorly consisting of investment income from trust account of $366,916, interest income from checking account $1,660, and operating expenses of $417,108 (majorly consisting of legal and professional expenses, Insurance expense and General and administrative expenses).

For the three months ended September 30, 2022, we had a net income of $1,239,550 majorly consisting of investment income from trust account of $911,773, interest income from checking account $793, on decrease in fair value of warrants of $620,000 and operating expenses of $293,016 (majorly consisting of legal and professional expenses, Insurance expense and General and administrative expenses).

For the nine months ended September 30, 2023, we had a net income of $377,882 majorly consisting of investment income from trust account of $1,646,951, interest income from checking account $2,946, and operating expenses of $1,272,015 (majorly consisting of legal and professional expenses, Insurance expense and General and administrative expenses).

For the nine months ended September 30, 2022, we had a net income of $8,631,943 majorly consisting of investment income from trust account of $1,204,892, interest income from checking account $917, on decrease in fair value of warrants of $8,192,000 and operating expenses of $765,866 (majorly consisting of legal and professional expenses, Insurance expense and General and administrative expenses).

For the year ended December 31, 2022, StoneBridge had a net income of $10.0 million, majorly consisting of interest income from the Trust Account of $2.9 million, interest income from checking account of $2,135, a decrease in the fair value of warrants of $8.5 million and operating expenses of $1.4 million.

For the period February 2, 2021 (inception) through December 31, 2021, StoneBridge had a net income of $8.6 million, which consisted of operating expenses of $618,777, a decrease in the fair value of warrant liabilities of $10.8 million, a decrease in fair value of derivative liability of $190,208, $1.0 million of fair value in excess of sale of private warrants, transaction cost allocated to the warrant issuance of $757,003, interest income of $28, and investment income on the Trust Account of $6,302.

Liquidity and Capital Resources

On July 20, 2021, StoneBridge consummated its initial public offering of 20,000,000 units at $10.00 per unit, generating gross proceeds of $200.0 million. Simultaneously with the closing of the initial public offering, StoneBridge consummated a private placement of an aggregate of 8,000,000 Private Warrants to the Sponsor and CF&CO, the representative of the underwriters of StoneBridge’s initial public offering, at a price of $1.00 per warrant, generating gross proceeds of $8.0 million. Following StoneBridge’s initial public offering, a total of $202.0 million, comprised of the proceeds from the initial public offering after expenses and the proceeds of the sale of the Private Warrants, was placed in the Trust Account. StoneBridge incurred $13.6 million in transaction costs, including $4.0 million of underwriting fees, $9.0 million of deferred underwriting fees and $577,812 of other offering costs in connection with the initial public offering and the sale of the Private Warrants.

For the year ended December 31, 2022, net cash used in operating activities was $577,178, net cash used in investing activities was $1.0 million and net cash provided by financing activities was $1.0 million.

For the period February 2, 2021 (inception) through December 31, 2021, net cash used in operating activities was $776,666, net cash used in investing activities was $202.0 million and net cash provided by financing activities was $203.4 million, mainly reflecting the proceeds of StoneBridge’s initial public offering and subsequent deposit into the Trust Account.

In connection with an extraordinary general meeting of the shareholders of StoneBridge held on January 20, 2023 for purposes of voting on an amendment to StoneBridge’s amended and restated memorandum and articles of association, to give StoneBridge the right to extend the date by which it has to consummate a business combination, StoneBridge shareholders properly elected to redeem an aggregate of 16,988,575 StoneBridge Class A Ordinary Shares at a redemption price of $10.32 per share for an aggregate redemption amount of approximately $175.3 million.

For the nine months ended September 30, 2023 cash used in operating activities was $1,112,393. Net Cash provided by investing activities was $180,599,743 and net cash used in financing activities was $181,681,691 mainly reflecting the redemption of ordinary shares.

For the nine months ended September 30, 2022 cash used in operating activities was $498,983, which consisted of net income of $8,631,943, interest income on investments held in the Trust Account in the amount $1,204,892, change in the fair value of the warrant liability in the amount of $8,192,000, offset by the changes in prepaid expenses in the amount $227,669, due to affiliates in the amount of $90,000 and accounts payable in the amount $51,703.

As of September 30, 2023, StoneBridge had cash and marketable securities held in the Trust Account of $26,974,295, $123,789 in its operating bank accounts and working capital deficit of $3,889,119. As of September 30, 2023 $1,646,951 of the amount on deposit in the Trust Account represented dividend income.

In connection with another extraordinary general meeting of the shareholders of StoneBridge held on July 19, 2023 for purposes of voting on another amendment to StoneBridge’s amended and restated memorandum and articles of association to give StoneBridge the right to further extend the date by which it has to consummate a business combination, StoneBridge shareholders properly elected to redeem an aggregate of 585,456 StoneBridge Class A Ordinary Shares at a redemption price of approximately $10.92 per share for an aggregate redemption amount of approximately $6.4 million, following which, approximately $26.5 million remained in the Trust Account. As of November 17, 2023, funds in the Trust Account totaled approximately $27.3 million.

StoneBridge intends to use substantially all of the funds held in the Trust Account, including any amounts representing dividend earned on the Trust Account to complete StoneBridge’s initial business combination. To the extent that StoneBridge’s capital share or debt is used, in whole or in part, as consideration to complete a business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

Management expects to incur significant costs in pursuit of StoneBridge’s acquisition plans. StoneBridge believes it will need to raise additional funds in order to meet the expenditures required for operating its business and to consummate a business combination. If StoneBridge is unable to complete an initial business combination due to insufficient funds, StoneBridge will be forced to cease operations and liquidate the Trust Account. In addition, following StoneBridge’s initial business combination, if cash on hand is insufficient, StoneBridge may need to obtain additional financing in order to meet its obligations.

StoneBridge had until January 20, 2023, 18 months from the closing of its initial public offering, to consummate an initial business combination, subject to optional extensions of such time period by the Sponsor or its affiliates or designees for up to six times by an additional month each time (for a total of up to 24 months from the initial public offering to complete a business combination); provided that, for each extension, the Sponsor or its affiliates or designees, were required to deposit into the Trust Account, $0.05 for each StoneBridge Class A Ordinary Share then outstanding (not to exceed $150,000 per extension), on or prior to the date of the applicable deadline, in exchange for StoneBridge’s issuance to the Sponsor or its affiliates or designees a non-interest bearing, unsecured promissory note equal to the amount of any such deposit. Such promissory note will not be repaid in the event that StoneBridge is unable to consummate a business combination unless there are funds available outside the Trust Account to do so. The Sponsor exercised all of its options to extend the period for StoneBridge to consummate an initial business combination from January 20, 2023 to July 20, 2023, and in connection with such extensions, the Sponsor deposited an aggregate of $1.9 million into the Trust Account, in exchange for non-interest bearing, unsecured promissory notes issued by StoneBridge to the Sponsor that will not be repaid in the event that StoneBridge is unable to close a business combination unless there are funds available outside the Trust Account to do so. Pursuant to a subsequent approval by StoneBridge shareholders on July 19, 2023, the Sponsor or its affiliates or designees have the option to extend the deadline by which StoneBridge must consummate an initial business combination by up to six times by an additional month each time, provided that, for each extension, the Sponsor or its affiliates or designees, are required to deposit into the Trust Account, $0.025 for each StoneBridge Class A Ordinary Share then outstanding, on or prior to the date of the applicable deadline, in exchange for StoneBridge’s issuance to the Sponsor or its affiliates or designees a non-interest bearing, unsecured promissory note equal to the amount of any such deposit. Such promissory note will not be repaid in the event that StoneBridge is unable to consummate a business combination unless there are funds available outside the Trust Account to do so. As of the date of this prospectus, the Sponsor has exercised five of its six options to extend the period for StoneBridge to consummate an initial business combination, such that StoneBridge currently has until December 20, 2023 (subject to further extensions by the Sponsor or its affiliates or designees) to complete its initial business combination, and in connection with all extensions, the Sponsor has deposited an aggregate of $2,203,245 into the Trust Account as of the date of this prospectus, in exchange for non-interest bearing, unsecured promissory notes issued by StoneBridge to the Sponsor that will not be repaid in the event that StoneBridge is unable to close a business combination unless there are funds available outside the Trust Account to do so.

It is uncertain that StoneBridge will be able to consummate an initial business combination by the specified period. If an initial business combination is not consummated by the specified time, there will be a mandatory liquidation and subsequent dissolution. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about StoneBridge’s ability to continue as a going concern in the next 12 months.

Off-Balance Sheet Arrangements

StoneBridge had no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2023. StoneBridge does not participate in transactions that create relationships with entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. StoneBridge has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

StoneBridge does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than described below.

The underwriters of StoneBridge’s initial public offering are entitled to a deferred fee of $0.45 per unit, or $9.0 million in the aggregate, on 20,000,000 units sold in StoneBridge’s initial public offering. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that StoneBridge completes a business combination, subject to the terms of the underwriting agreement.

On June 13, 2023, StoneBridge and CF&CO entered into a fee reduction agreement, pursuant to which (i) CF&CO agreed to forfeit up to $4.5 million of the aggregate $9.0 million deferred compensation fee (“the Deferred Fee”) that would otherwise be payable to CF&CO upon the consummation of the Business Combination pursuant to the terms of the Underwriting Agreement, dated as of July 15, 2021, by and among StoneBridge and CF&CO, as representative of the underwriters and (ii) CF&CO agreed to receive payment for the remainder of the Deferred Fee (a) in cash equal to 25% of the dollar amount that remained in the Trust Account in connection with the consummation of the Business Combination (not to exceed $18.0 million) and (b) in shares of the entity that survives the Business Combination.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. StoneBridge qualifies as an “emerging growth company” and under the JOBS Act is allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. StoneBridge has elected to delay the adoption of new or revised accounting standards, and as a result, StoneBridge may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As such, StoneBridge’s financial statements may not be comparable to companies that comply with public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of executive compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates.

Critical Accounting Estimates

Critical accounting estimates are estimates where (i) the nature of the estimate is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change and (ii) the impact of the estimate on financial condition or operating performance is material. StoneBridge believes these to be estimates used as inputs in the valuation of the derivative warrant liability. These estimates are the probability of a successful business combination by July 20, 2023, and the implied volatility of StoneBridge’s public and private warrants.

Accounting for Warrants

StoneBridge accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to StoneBridge’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter with changes in fair value recognized in the statements of operations in the period of change.

Ordinary Shares Subject to Possible Redemption

StoneBridge accounts for its ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within StoneBridge’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. StoneBridge’s ordinary shares feature certain redemption rights that are considered to be outside of StoneBridge’s control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of StoneBridge’s balance sheets. StoneBridge recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid-in capital and accumulated deficit.

Net Income per Ordinary Share

StoneBridge complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share. StoneBridge has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Net income per share is computed by dividing net income by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture by the Sponsor. StoneBridge did not consider the effect of the warrants issued in connection with its initial public offering and the private placement in the calculation of diluted income per ordinary share because their exercise is contingent upon future events. As a result, diluted net income per ordinary share is the same as basic net income per ordinary share.

Recent Accounting Pronouncements

StoneBridge’s management does not believe that any other recently issued accounting standards, if currently adopted, would have a material effect on StoneBridge’s financial statements.

Quantitative and Qualitative Disclosures About Market Risk

StoneBridge is a smaller reporting company as defined by Rule 12b-2 under the Exchange Act and is not required to provide the information otherwise required under this item

INFORMATION RELATED TO STONEBRIDGE/Pubco

The following discussion should be read in conjunction with the information about StoneBridge contained elsewhere in this prospectus, including the information set forth in StoneBridge’s consolidated financial statements and the related notes. Some of the information contained in this section or set forth elsewhere in this prospectus, including information with respect to StoneBridge’ plans and strategy for its business, includes forward-looking statements that involve risks and uncertainties. You should read the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion. Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the business of StoneBridge Acquisition Corporation, a Cayman Islands exempted company limited by shares, and its subsidiaries prior to the consummation of the Business Combination in addition to the post-combination company and its subsidiaries.

Introduction

StoneBridge Acquisition Corporation is a blank check company incorporated on February 2, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this proxy statement/prospectus as our initial business combination. As of the date of this proxy statement/prospectus, we had not commenced any operations. All activity through the date of this proxy statement/prospectus relates to our formation and initial public offering, which is described below, and, since such offering, the search for a prospective initial business combination. We have generated no revenues to date and we do not expect that we will generate operating revenues at the earliest until we consummate an initial business combination. Based on its business activities, StoneBridge is a “shell company” as defined under the Exchange Act, because it has no operations and nominal assets consisting almost entirely of cash.

Initial Public Offering

On July 20, 2021, StoneBridge consummated its initial public offering of 20,000,000 units. Each StoneBridge consists of one StoneBridge Class A Ordinary Share and one-half of one redeemable warrant of StoneBridge, with each whole StoneBridge warrant entitling the holder thereof to purchase one StoneBridge Class A Ordinary Share Class for $11.50 per share. The StoneBridge units were sold at a price of $10.00 per unit, generating gross proceeds to StoneBridge of $200.0 million. Offering costs for StoneBridge’s initial public offering amounted to approximately $13.6 million, consisting of $4.0 million of underwriting fees, $9.0 million of deferred underwriting fees payable (which are held in the Trust Account (discussed below)) and $0.6 million of other costs.

Simultaneously with the closing of StoneBridge’s initial public offering, pursuant to private placement warrants purchase agreements, StoneBridge completed the private sale of an aggregate of 8,000,000 private placement warrants to the Sponsor, and the representative of the underwriters, Cantor Fitzgerald & Co. (“CF&CO”). 7,000,000 of the private placement warrants were sold to the Sponsor and 1,000,000 of the private placement warrants were sold to CF&CO. The StoneBridge private placement warrants were sold at a purchase price of $1.00 per private placement warrant, generating gross proceeds to StoneBridge of $8.0 million. No underwriting discounts or commissions were paid with respect to the sale of the private placement warrants.

The Sponsor owns an aggregate of 5,000,000 StoneBridge Class B Ordinary Shares (constituting 100% of the StoneBridge Class B Ordinary Shares outstanding as of the date of this proxy statement/prospectus, and sometimes being referred to in this proxy statement/prospectus as the “founder shares”), which will automatically convert into StoneBridge Class A Ordinary Shares at the time of an initial business combination on a one-for-one basis, subject to adjustments in certain instances. Prior to an initial business combination, only holders of StoneBridge Class B Ordinary Shares have the right to vote on the appointment and removal of directors. Holders of StoneBridge Class A Ordinary Shares are not entitled to vote on the appointment or removal of directors during such time. On any other matters submitted to a vote of StoneBridge shareholders, holders of StoneBridge Class B Ordinary Shares and holders of StoneBridge Class A Ordinary Shares will vote together as a single class, except as otherwise required by law.

Following the closing of StoneBridge’s initial public offering, a total of $202.0 million, comprised of the proceeds from StoneBridge’s initial public offering after expenses and the proceeds of the sale of the private placement warrants, was placed in the Trust Account maintained by Continental, acting as trustee.

In connection with an extraordinary general meeting of the shareholders of StoneBridge held on January 20, 2023 for purposes of voting on an amendment to StoneBridge’s amended and restated memorandum and articles of association to give StoneBridge the right to extend the date by which it has to consummate a business combination, StoneBridge shareholders properly elected to redeem an aggregate of 16,988,575 StoneBridge Class A Ordinary Shares at a redemption price of approximately $10.32 per share for an aggregate redemption amount of approximately $175.3 million following which redemptions approximately $31.1 million remained in the Trust Account. Further, in connection with a subsequent extraordinary general meeting of the shareholders of StoneBridge held on July 19, 2023 for purposes of voting on another amendment to StoneBridge’s amended and restated memorandum and articles of association to give StoneBridge the right to further extend the date by which it has to consummate a business combination, StoneBridge shareholders properly elected to redeem an aggregate of 585,456 StoneBridge Class A Ordinary Shares at a redemption price of approximately $10.92 per share for an aggregate redemption amount of approximately $6.4 million, following which redemptions approximately $26.5 million remained in the Trust Account. As of November 17, 2023, funds in the Trust Account totaled approximately $27.3 million.

Except with respect to interest earned on the funds held in the Trust Account that may be released to StoneBridge to pay its taxes, if any, and up to $100,000 of interest that may be needed to pay dissolution expenses, the funds held in the Trust Account will not be released from the Trust Account until the earliest of (i) the completion of StoneBridge’s initial business combination, (ii) the redemption of any of StoneBridge’s public shares properly tendered in connection with a shareholder vote to amend StoneBridge’s amended and restated memorandum and articles of association (a) to modify the substance or timing of StoneBridge’s obligation to allow redemption in connection with StoneBridge’s initial business combination or to redeem 100% of StoneBridge’s public shares if it does not complete its initial business combination by the Final Redemption Date or (b) with respect to any other provision relating to shareholder’s rights or pre-business combination activity and (iii) the redemption of all of StoneBridge’s public shares if it is unable to complete its initial business combination by the Final Redemption Date, subject to applicable law.

Assuming the exercise, in full, of all of the Sponsor’s options to extend the deadline by which StoneBridge must complete an initial business combination, StoneBridge has until July 20, 2024 to consummate an initial business combination.

StoneBridge’s units, the StoneBridge Class A Ordinary Shares and the StoneBridge public warrants are publicly traded on the Nasdaq Capital Market under the symbols “APACU,” “APAC” and “APACW,” respectively.

Effecting Our Business Combination

Fair Market Value of DigiAsia’s Business

StoneBridge’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable) at the time of our signing a definitive agreement in connection with an initial business combination. The fair market value of the target or targets will be determined by StoneBridge’s board of directors based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. StoneBridge shareholders will be relying on the business judgment of StoneBridge’s board of directors, which will have significant discretion in choosing the standard used to establish the fair market value of the target or targets, and different methods of valuation may vary greatly in outcome from one another. The board of directors of StoneBridge determined that this test was met in connection with the proposed Business Combination.

Sponsor Consent Right

In connection with StoneBridge’s initial public offering, StoneBridge and its officers and directors agreed, pursuant to the Existing Letter Agreement, that StoneBridge would not enter into a binding agreement regarding an initial business combination unless such action is first approved by the Sponsor. The Sponsor has consented to our entry into the Business Combination Agreement.

Voting Restrictions in Connection with Extraordinary General Meeting

The Sponsor, all of the members of the board of directors of StoneBridge and all of StoneBridge’s executive officers, pursuant to the Existing Letter Agreement (and additionally, with respect to the Sponsor, the Sponsor Support Agreement), agreed to, among other things, vote all their StoneBridge Ordinary Shares in favor of all the proposals presented at the Extraordinary General Meeting, regardless of how StoneBridge public shareholders vote.

In addition, pursuant to the Sponsor Support Agreement, the Sponsor has agreed, among other things and subject to the terms and conditions set forth therein, (i) to appear, or otherwise cause all of its StoneBridge Ordinary Shares to be counted as present, at Extraordinary General Meeting for purposes of establishing a quorum, (ii) to vote in favor of each of the proposals being presented at the Extraordinary General Meeting and any other matters necessary or reasonably requested by DigiAsia for consummation of the Business Combination, (iii) to vote against any proposals or other actions that would materially impede, interfere with, delay, postpone or adversely affect the Business Combination or result in a breach of any covenant, representation or warranty or other obligation or agreement of StoneBridge and/or Amalgamation Sub under the Business Combination Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in the Sponsor Support Agreement, (iv) to use reasonable best efforts to take or do, or cause to be taken or done, all actions and/or things reasonably necessary to consummate the Business Combination and to refrain from taking any action that would reasonably be expected to delay or prevent the satisfaction of the conditions to the Amalgamation, (v) to the terms of the Sponsor Share Conversion, (vi) to not assert or perfect any and all rights to adjustment or other anti-dilution protections that the Sponsor has or will have under the organizational documents of StoneBridge, (vii) to not redeem any of its StoneBridge Ordinary Shares, (viii) to not commence or participate in, and to take all necessary actions to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against StoneBridge, DigiAsia, any affiliate or designee of the Sponsor acting in his or her capacity as director or any of their respective successors and assigns relating to the negotiation, execution or delivery of the Sponsor Support Agreement, the Business Combination Agreement or the consummation of the transactions contemplated by the Business Combination Agreement or the Sponsor Support Agreement, (ix) to assign for the benefit of investors in the Transaction Financing, 50% of the StoneBridge private placement warrants held by the Sponsor as of the date of the Sponsor Support Agreement and (x) to a lock-up of its PubCo Ordinary Shares for specified periods.

For additional information, see “The Business Combination Proposal — Related Agreements” in the Definitive Proxy Statement/Prospectus.

As of the date of this prospectus, the Sponsor, individually, and collectively with the members of the board of directors of StoneBridge, own approximately 67.3% of the issued and outstanding StoneBridge Ordinary Shares (including 100% of the issued and outstanding StoneBridge Class B Ordinary Shares).

Redemption Rights for Public StoneBridge Shareholders upon Completion of an Initial Business Combination

StoneBridge public shareholders (which means any holder of StoneBridge’s public shares, other than the Sponsor or an officer or director of StoneBridge) may redeem all or a portion of their StoneBridge Class A Ordinary Shares upon the completion of StoneBridge’s initial business combination, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days before the closing of the initial business combination, including interest earned on the funds held in the Trust Account and not previously released to StoneBridge (net of taxes payable), if any, divided by the number of then issued and outstanding public shares, subject to the limitations described herein. For illustrative purposes, as of September 30, 2023, this would have amounted to approximately $11.12 per issued and outstanding public share. The per share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters of our initial public offering. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to StoneBridge’s transfer agent in order to validly redeem its shares. Holders of StoneBridge units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to their public shares. Further, StoneBridge will not proceed with redeeming its public shares, even if a public StoneBridge shareholder has properly elected to redeem its shares, if a business combination does not close.

For information regarding redemption rights in connection with the Business Combination and the procedures to be followed if you wish to redeem your shares for cash in connection with the Business Combination, see the section titled “Extraordinary General Meeting of StoneBridge Shareholders — Redemption Rights.”

The Sponsor and each current member of StoneBridge’s management team have entered into agreements with StoneBridge, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and public shares held by them in connection with the completion of StoneBridge’s initial business combination.

Limitations on Redemption Rights

Pursuant to StoneBridge’s amended and restated memorandum and articles of association currently in effect, a public StoneBridge shareholder, together with any affiliate of such public StoneBridge shareholder or any other person with whom such public StoneBridge shareholder is acting in concert or as a partnership, limited partnership, syndicate or other “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares, without the prior consent of StoneBridge. Accordingly, if a public StoneBridge shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares without the prior consent of StoneBridge, then any such shares in excess of that 15% limit would not be redeemed.

Redemption of Public Shares and Liquidation if No Business Combination

StoneBridge’s amended and restated memorandum and articles of association currently in effect provides that StoneBridge will have only until the time period ending on the Final Redemption Date to consummate an initial business combination. If StoneBridge has not consummated an initial business combination by the Final Redemption Date, StoneBridge will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to StoneBridge (less taxes payable and up to $100,000 of interest to pay dissolution expenses) divided by the number of the then outstanding public shares, which redemption will completely extinguish public StoneBridge shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of StoneBridge’s remaining shareholders and StoneBridge’s board of directors, liquidate and dissolve; subject in each case, to StoneBridge’s obligations under the laws of the Cayman Islands to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to StoneBridge’s warrants, which will expire worthless if StoneBridge fails to consummate an initial business combination by the Final Redemption Date.

The Sponsor and each member of StoneBridge’s management team have entered into an agreement with StoneBridge, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to StoneBridge Ordinary Shares (other than public shares) they hold if StoneBridge fail to consummate an initial business combination by the Final Redemption Date (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed time frame).

The Sponsor and StoneBridge’s directors and executive officers have agreed, pursuant to the Existing Letter Agreement, that they will not propose any amendment to StoneBridge’s amended and restated memorandum and articles of association (i) that would affect the substance or timing of StoneBridge’s obligation to provide holders of StoneBridge Class A Ordinary Shares the right to have their shares redeemed in connection with StoneBridge’s initial business combination or to redeem 100% of StoneBridge’s public shares if StoneBridge does not complete its initial business combination by the Final Redemption Date or (ii) with respect to any other provision relating to StoneBridge shareholders’ rights or pre-initial business combination activity, unless StoneBridge provides its public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to StoneBridge to pay any taxes, divided by the number of the then-outstanding public shares. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by the Sponsor, any executive officer or director, or any other person.

StoneBridge expects that all costs and expenses associated with implementing StoneBridge’s plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining held outside the Trust Account plus up to $100,000 of funds from the Trust Account available to StoneBridge to pay dissolution expenses, although StoneBridge cannot assure you that there will be sufficient funds for such purpose.

If StoneBridge were to expend all of the net proceeds of StoneBridge’s initial public offering and the sale of the private placement warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon StoneBridge’s dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of StoneBridge’s creditors which would have higher priority than the claims of StoneBridge’s public shareholders. StoneBridge cannot assure you that the actual per-share redemption amount received by shareholders will not be substantially less than $10.00. While StoneBridge intends to pay such amounts, if any, it cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although StoneBridge has sought and will continue to seek to have all vendors, service providers, prospective target businesses and other entities with which StoneBridge does business execute agreements with StoneBridge waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of StoneBridge’s public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited, to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against StoneBridge’s assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, StoneBridge’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to StoneBridge than any alternative. Examples of possible instances where StoneBridge may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that any such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with StoneBridge and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to StoneBridge if and to the extent any claims by a third-party for services rendered or products sold to StoneBridge (other than StoneBridge’s independent registered public accounting firm), or a prospective target business with which StoneBridge has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the Trust Assets, in each case net of the interest that may be withdrawn to pay StoneBridge’s tax obligations; provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under StoneBridge’s indemnity of the underwriters of StoneBridge’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. However, StoneBridge has not asked the Sponsor to reserve for such indemnification obligations, nor has StoneBridge independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations. Therefore, StoneBridge cannot assure you that the Sponsor would be able to satisfy those obligations. None of StoneBridge’s officers or directors will indemnify StoneBridge for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay StoneBridge’s tax obligations, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, StoneBridge’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While StoneBridge currently expects that its independent directors would take legal action on StoneBridge’s behalf against the Sponsor to enforce its indemnification obligations to StoneBridge, it is possible that StoneBridge’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, StoneBridge cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.

StoneBridge will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which StoneBridge does business execute agreements with StoneBridge waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under StoneBridge’s indemnity of the underwriters of StoneBridge’s initial public offering against certain liabilities, including liabilities under the Securities Act. StoneBridge will have access to the proceeds of its initial public offering held outside of the Trust Account, with which to pay any such potential claims (including costs and expenses incurred in connection with StoneBridge’s liquidation, currently estimated to be no more than approximately $100,000). In the event that StoneBridge liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from the Trust Account could be liable for claims made by creditors.

If StoneBridge files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against StoneBridge that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in StoneBridge’s bankruptcy estate and subject to the claims of third parties with priority over the claims of StoneBridge’s shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, StoneBridge cannot assure you that StoneBridge will be able to return $10.00 per public share to StoneBridge’s public shareholders. Additionally, if StoneBridge files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against StoneBridge that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by StoneBridge’s shareholders. Furthermore, StoneBridge’s board of directors may be viewed as having breached its fiduciary duty to StoneBridge’s creditors and/or may have acted in bad faith, and thereby exposing itself and StoneBridge to claims of punitive damages, by paying public StoneBridge shareholders from the Trust Account before addressing the claims of creditors. StoneBridge cannot assure you that claims will not be brought against StoneBridge for these reasons.

StoneBridge public shareholders will be entitled to receive funds from the Trust Account only upon the earlier of (i) the completion of StoneBridge’s initial business combination, (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend StoneBridge’s amended and restated memorandum and articles of association to (a) modify the substance or timing of StoneBridge’s obligation to allow redemption in connection with StoneBridge’s initial business combination or to redeem 100% of StoneBridge’s public shares if StoneBridge does not complete its initial business combination by the Final Redemption Date, or (b) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity and (iii) the redemption of all of our public shares if we are unable to complete our initial business combination by the Final Redemption Date, subject to applicable law and extension by StoneBridge’s shareholders. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event StoneBridge seeks shareholder approval in connection with StoneBridge’s initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to StoneBridge for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described elsewhere in this proxy statement/prospectus.

See “Risk Factors — Risks Relating to StoneBridge and the Business Combination.”

Employees

StoneBridge currently has two executive officers. These individuals are not obligated to devote any specific number of hours to StoneBridge’s matters but they will devote as much of their time as they deem necessary to StoneBridge’s affairs until StoneBridge has completed an initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for an initial business combination and the stage of the business combination process StoneBridge is in. StoneBridge does not intend to have any full time employees prior to the consummation of an initial business combination.

Officers and Directors

StoneBridge’s officers and directors as of the date of this proxy statement/prospectus are as follows:

Name	Age	Position
Bhargav Marepally	51	Chief Executive Officer and Class III Director
Prabhu Antony	45	President, Chief Financial Officer and Class III Director
Sylvia Barnes	66	Class I Director
Shamla Naidoo	59	Class II Director
Richard Saldanha	79	Class II Director
Jeff Najarian	64	Class III Director
Naresh Kothari	52	Class I Director

Bhargav Marepally has served as StoneBridge’s Chief Executive Officer and a member of StoneBridge’s board of directors since February 2021. Mr. Marepally, as the Chief Executive Officer and founder of GSS Infotech, comes with over 20 years of experience in the information technology service industry. GSS made it to the “Forbes’ list of Asia’s 200 Best Under $1 Billion” in 2009. Mr. Marepally led an acquisition-led growth strategy that included buyout of ATEC, Infospectrum and System Dynamix. He is a serial entrepreneur with stakes in several services firms across four continents serving several Fortune 500 clients. He holds a double Master’s degree from Birla Institute of Technology and Science, Pilani. He is a member of many technology and management associations worldwide.

Prabhu Antony has served as StoneBridge’s President, Chief Financial Officer and a member of StoneBridge’s board of directors since February 2021. Mr. Antony is co-founder at Sett & Lucas Inc, a Hong Kong headquartered financial institution that specializes in cross border mergers & acquisitions (“M&A”). As an M&A advisor, he has won several awards from the M&A Advisor Forum, the global thought leader in M&A. In 2016, he was awarded Investment Banker of the Year among 650 participating financial institutions in the United States. In 2017 the acquisition of Starpoint by Day & Zimmerman won the M&A deal of the Year ($50.0 million – $75.0 million), and Mr. Antony was the deal lead at Sett & Lucas who advised Starpoint. In 2014 he was awarded the 5th Annual 40 Under 40 M&A Advisor Recognition (the dealmaker category). Mr. Antony is also the fund manager at Linus Ventures, a $200.0 million family office fund (based on assets under management as on December 31, 2020) that manages secondary market and pre-initial public offering investments. He has had several notable investments and eventual exits, which include secondary market pre-initial public offering investments into DocuSign and Palantir, both of which exited through initial public offerings, a late stage investment into Meetup, which exited through acquisition by WeWork, and an early stage investment in Supr Daily, which exited through an acquisition by Swiggy, an Asian food delivery unicorn. He holds a bachelor’s degree in electronics and instrumentation engineering, a Master’s in business administration and a post graduate diploma in international business. Mr. Antony is an alumni of the Wharton School of the University of Pennsylvania and Anna University in India.

Sylvia Barnes has served as a member of StoneBridge’s board of directors since July 2021. Ms. Barnes is an owner and co-founder of Tanda Resources LLC, a privately-held energy company, and since 2015, has been a principal involved in investments and consulting, including upstream oil and gas and alternative energy. Ms. Barnes has over 30 years of financial experience and a background in engineering. From 2011 to 2015, Ms. Barnes served as Managing Director and Group Head for KeyBanc Capital Markets Oil and Gas Investment and Corporate Banking Group and was a member of the firm’s executive committee. Prior to joining KeyBanc, Ms. Barnes was Head of Energy Investment Banking at Madison Williams, and Managing Director at Merrill Lynch’s energy investment banking practice. She joined Merrill as part of the firm’s acquisition of Petrie Parkman & Co. Prior to that, Ms. Barnes worked as Managing Director and Senior Vice President for Nesbitt Burns, including serving as head of the firm’s U.S. energy investment banking group and working in various capacities at Nesbitt Burns and its parent company, Bank of Montreal. As a banker, Ms. Barnes devoted her career to serving companies in the energy sector and she successfully executed a variety of mergers, acquisitions and divestiture transactions, and advised on public and private equity offerings and private debt and equity placements. Ms. Barnes has been a member of the board of directors of six other publicly-traded companies, including a SPAC, Pure Acquisition Corp., Freehold Royalties Ltd., Teekay LNG Partners L.P., Ultra Petroleum Corp., SandRidge Energy Inc. and Halcon Resources Corporation, and was a Chair and Member of various committees.

Ms. Barnes began her career as an engineer for Esso Resources. Ms. Barnes graduated from the University of Manitoba with a Bachelor of Science in Engineering, was a licensed professional engineer in Alberta and earned a Masters of Business Administration in Finance from York University. Ms. Barnes’ experience provides her with valuable insights into corporate strategy, capital allocation, equity and debt financing and the assessment and management of risks faced by SPACs and other publicly-traded entities.

Shamla Naidoo has served as a member of StoneBridge’s board of directors since July 2021. Ms. Naidoo is an accomplished information security executive with over 25 years of technology experience. She is the head of Cloud Strategy and Innovation at Netskope and was previously the Global Chief Information Security Officer for IBM, where she was responsible for safeguarding IBM globally including all its business units and brands. She is also a non-executive director on the board of QBE North America, an APAC insurance group. Her previous roles include Chief Information Officer, Chief Information Security Officer and Chief Risk Officer at leading companies including WellPoint, Northern Trust and ABN AMRO. Ms. Naidoo is an adjunct law professor, developing and teaching courses in information technology, cybersecurity and privacy law. She also has a license to practice law in both Illinois and the District of Columbia. Ms. Naidoo holds a bachelor’s degree in Information Systems and Economics from the University of South Africa, and a Juris Doctor degree from the UIC School of Law, John Marshall Law School.

Richard Saldanha has served as a member of StoneBridge’s board of directors since July 2021. Mr. Saldanha’s career spans over 50 years across a gamut of leadership functions that ranged from manufacturing and planning to corporate development and general management. He has been a board member since the mid 1980’s on several boards of directors nationally and internationally. He served as an executive director of Blackstone India and was responsible for operational excellence of portfolio companies. He also served on the board of the Times Group as an executive director, a leading Indian media and publishing conglomerate to help build organizational capability, culture and competitiveness. He also served at the board level as Chairman with Trans Maldivian Airways (awarded the “World’s Leading Seaplane Operator” by the Word Travel Awards for four consecutive years from 2017 to 2020). A graduate Mechanical Engineer, he served Hindustan Lever & Unilever plc for 30 years. He spent almost ten years in Latin America where he rose to be Chairman and Chief Executive Officer of Unilever Peru and a member of the Unilever Latin America Board. He returned to India as Managing Director of Haldia Petrochemicals Ltd. Mr. Saldanha is actively involved with non-governmental organizational and corporate social responsibility initiatives.

Jeff Najarian has served as a member of StoneBridge’s board of directors since July 2021. Mr. Najarian founded Starpoint Solutions in 1982 and built it into one of the nation’s fastest-growing, privately-held companies. Goldman Sachs acquired a minority stake in the firm through its venture fund. Eventually Mr. Najarian bought back Goldman’s stake and recapitalized the firm. As a result of his guidance and Starpoint’s success, Starpoint was named to the CRN Solution Provider 500 list for 2017 and 2018. Mr. Najarian eventually sold Starpoint to Day & Zimmermann, one of the country’s top munitions vendors with annual revenue over $2.0 billion. He currently mentors entrepreneurs and is himself a serial entrepreneur.

Naresh Kothari has served as a member of StoneBridge’s board of directors since July 2021. Mr. Kothari is a seasoned Indian financial services professional with over 23 years of experience in business building and capital markets. During his career, he has held various operating as well as management responsibilities. He was one of the earliest Senior Partners at Edelweiss Financial Services, and was a key person involved in shaping it into one of the leading financial services firms of India. At Edelweiss, he led teams that built one of India’s largest domestic Institutional Brokerage business, a large coverage platform with some of the best corporate relationships in India, one of the most aggressive equity capital markets platform and also a leading alternative asset management platform. During his 13-year tenure, he held various management roles including President of Edelweiss Capital, senior member of Management Committee, Co-Head of Edelweiss Alternative Asset Advisors, Head of Coverage & ECM, and Co-Head of Institutional Equities. Mr. Kothari spent the initial years of his career in building and running an institutional equities sales and trading desk at ICICI Securities. Along with building various financial services businesses, he has also played an active role in advising corporate India on business and capital markets strategy. This active engagement approach also led to development of very strong relationships with corporate India over the years. He remains an active board member on a few of these corporates. Mr. Kothari has also done extensive analytical work including identifying some of the most successful investment themes in India. His deep understanding of various asset classes and how they play out across business cycles is now being used in building out some of the most innovative strategies for alternative investing in India through his new firm Alpha Alternatives.

Mr. Kothari has an MBA from Indian Institute of Management, Ahmedabad, and Bachelor of Engineering in Computer Science from the University of Mumbai.

Number and Terms of Officers and Directors

Pursuant to StoneBridge’s amended and restated memorandum and articles of association currently in effect, prior to StoneBridge’s consummation of an initial business combination, only holders of StoneBridge Class B Ordinary Shares have the right to appoint or remove a member of the board of directors of StoneBridge, and holders of StoneBridge Class A Ordinary Shares do not have the right to vote on the appointment or removal of members of the board of directors of StoneBridge during such time. Prior to StoneBridge’s consummation of an initial business combination, the provision of StoneBridge’s current amended and restated memorandum and articles of association granting the right to appoint and remove directors of StoneBridge exclusively to holders of StoneBridge Class B Ordinary Shares may only be amended by a special resolution passed by at least 90% of the votes cast by those shareholders of StoneBridge who, being entitled to do so, vote thereupon, in person or by proxy, at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

StoneBridge’s board of directors currently consists of seven members. In accordance with StoneBridge’s amended and restated memorandum and articles of association currently in effect, StoneBridge’s board of directors is divided into three staggered classes of directors (Class I, Class II and Class II), and each director is assigned to one of the three classes. At each annual general meeting of the shareholders of StoneBridge, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at StoneBridge’s first annual general meeting of shareholders for Class I directors, StoneBridge’s second annual general meeting of shareholders for Class II directors and StoneBridge’s third annual general meeting of shareholders for Class III directors.

Except as otherwise required under the Cayman Islands Companies Act or other applicable law, in the interim between annual general meetings or extraordinary general meetings called for the appointment of directors and/or the removal of one or more directors and the filling of any vacancy in connection therewith, additional directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, even if less than a quorum, or by the sole remaining director.

•        StoneBridge’s Class I directors are Sylvia Barnes and Naresh Kothari;

•        StoneBridge’s Class II directors are Richard Saldanha and Shamla Naidoo; and

•        StoneBridge’s Class III directors are Jeff Najarian, Prabhu Antony and Bhargav Marepally.

The division of StoneBridge’s board of directors into three classes with staggered three-year terms may delay or prevent shareholder efforts to effect a change of StoneBridge’s management or a change in control.

StoneBridge’s officers are appointed by StoneBridge’s board of directors and serve at the discretion of StoneBridge’s board of directors, rather than for specific terms of office. StoneBridge’s board of directors is authorized to appoint such officers of StoneBridge as it considers necessary.

Director Independence

Nasdaq listing standards require that a majority of StoneBridge’s board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. StoneBridge’s board of directors has determined that each of Ms. Barnes, Ms. Naidoo, Mr. Saldhana, Mr. Najarian and Mr. Kothari are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. StoneBridge’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

StoneBridge’s board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 under the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors. StoneBridge’s independent directors oversee director nominations. Each of StoneBridge’s audit committee and compensation committee has a charter.

Audit Committee

StoneBridge has established an audit committee of the board of directors. Ms. Barnes, Mr. Najarian and Ms. Naidoo currently serve as members of our audit committee and Ms. Barnes serves as the chairperson of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, StoneBridge is required to have at least three members of the audit committee, all of whom must be independent, subject to certain phase-in provisions. Each of Ms. Barnes, Ms. Naidoo and Mr. Najarian meets the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and StoneBridge’s board of directors has determined that Ms. Barnes qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

StoneBridge has adopted an audit committee charter, which details the purpose and principal functions of the audit committee, including:

•        assisting board oversight of (i) the integrity of StoneBridge’s financial statements, (ii) StoneBridge’s compliance with legislative and regulatory requirements, (iii) StoneBridge’s independent auditor’s qualifications and independence and (iv) the performance of StoneBridge’s internal audit function and independent auditors;

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by StoneBridge;

•        pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by StoneBridge, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent auditors all relationships the auditors have with StoneBridge in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent auditors;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        meeting to review and discuss StoneBridge’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing StoneBridge’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to StoneBridge entering into such transaction; and

•        reviewing with management, the independent auditors and StoneBridge’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding StoneBridge’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the FASB, the SEC or other regulatory authorities.

Compensation Committee

StoneBridge has established a compensation committee of the board of directors. Ms. Barnes and Mr. Najarian serve as members of StoneBridge’s compensation committee and Mr. Najarian serves as the chairman of the compensation committee. Under the Nasdaq listing standards and applicable SEC rules, StoneBridge is required to have at least two members of the compensation committee, all of whom must be independent, subject to certain phase-in provisions. Each of Ms. Barnes and Mr. Najarian meets the independent director standard under Nasdaq listing standards applicable to members of the compensation committee.

StoneBridge has adopted a compensation committee charter, which details the purpose and principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to StoneBridge’s Chief Executive Officer’s compensation (if any is paid by StoneBridge), evaluating StoneBridge’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of StoneBridge’s Chief Executive Officer based on such evaluation;

•        reviewing and making recommendations to StoneBridge’s board of directors with respect to the compensation, any incentive-compensation and equity-based plans that are subject to board approval of all of StoneBridge’s other officers;

•        reviewing StoneBridge’s executive compensation policies and plans;

•        implementing and administering StoneBridge’s incentive compensation equity-based remuneration plans;

•        assisting management in complying with StoneBridge’s proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for StoneBridge’s officers and employees;

•        producing a report on executive compensation to be included in StoneBridge’s annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, other than reimbursement of expenses and as set forth elsewhere in this proxy statement/prospectus, no compensation of any kind, including finder’s, consulting or other similar fees, will be paid to any of StoneBridge’s shareholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to complete the consummation of a business combination although StoneBridge may consider cash or other compensation to officers or advisors to be paid either prior to or in connection with an initial business combination.

Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

StoneBridge does not have a standing nominating committee. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. StoneBridge’s board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who participate in the consideration and recommendation of director nominees are Ms. Barnes, Ms. Naidoo and Mr. Najarian. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, StoneBridge does not have a nominating committee charter in place.

Prior to an initial business combination, the board of directors will also consider director candidates recommended for nomination by holders of StoneBridge Class B Ordinary Shares during such times as they are seeking proposed nominees to stand for election at an annual general meeting (or, if applicable, an extraordinary general meeting). Prior to an initial business combination, holders of StoneBridge Class A Ordinary Shares do not have the right to recommend director candidates for nomination to StoneBridge’s board.

StoneBridge has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, StoneBridge’s board of directors considers educational background, diversity of professional experience, knowledge of StoneBridge’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.

Code of Ethics

StoneBridge has adopted a code of conduct and ethics applicable to StoneBridge’s directors, officers and employees in accordance with applicable federal securities laws. The code of ethics codifies the business and ethical principles that govern all aspects of StoneBridge’s business.

StoneBridge has filed the form of its code of ethics and copies of its audit and compensation committee charters as exhibits to the registration statement for StoneBridge’s initial public offering. You can review these documents by accessing StoneBridge’s public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from StoneBridge. StoneBridge intends to disclose any amendments to or waivers of certain provisions of its code of ethics in a Current Report on Form 8-K.

Conflicts of Interest

Investors should be aware of the following potential conflicts of interest:

Certain of StoneBridge’s directors and officers have fiduciary or contractual duties to certain other companies in which they have invested or advised. These entities may compete with StoneBridge for acquisition opportunities. If these entities decide to pursue any such opportunity, StoneBridge may be precluded from pursuing such opportunities.

None of the members of StoneBridge’s management team who are also employed by the Sponsor or its affiliates have any obligation to present StoneBridge with any opportunity for a potential business combination of which they become aware, subject to his or her fiduciary duties under Cayman Islands law. StoneBridge’s management team, in their capacities as members, officers or employees of the Sponsor or its affiliates or in their other endeavors, may choose to present potential business combinations to the related entities described above, current or future entities affiliated with or managed by the Sponsor, or third parties, before they present such opportunities to StoneBridge, subject to their fiduciary duties under Cayman Islands law and any other applicable duties. StoneBridge’s amended and restated memorandum and articles of association provide that to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as StoneBridge; and (ii) StoneBridge renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and StoneBridge, on the other. In addition, StoneBridge may pay consulting, success or finder fees to the Sponsor, officers, directors, or their affiliates in connection with the consummation of an initial business combination.

Each of StoneBridge’s officers and directors presently has, and in the future any of StoneBridge’s officers and directors may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present acquisition opportunities to such entity. Accordingly, subject to his or her fiduciary duties under Cayman Islands law, if any of StoneBridge’s officers or directors becomes aware of an acquisition opportunity which is suitable for an entity to which he or she has then current fiduciary or contractual obligations, he or she will need to honor his or her fiduciary or contractual obligations to present such acquisition opportunity to such entity, and only present it to StoneBridge if such entity rejects the opportunity. StoneBridge’s amended and restated memorandum and articles of association provide that, subject to his or her fiduciary duties under Cayman Islands law, no director or officer shall be disqualified or prevented from contracting with the company nor shall any contract or transaction entered into by or on behalf of the company in which any director shall have an interest be liable to be avoided. A director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of such interest shall be disclosed at or prior to its consideration or any vote thereon by the board of directors. StoneBridge does not believe, however, that any fiduciary duties or contractual obligations of StoneBridge’s officers or directors would materially affect StoneBridge’s ability to complete StoneBridge’s business combination.

Members of StoneBridge’s management team may directly or indirectly own StoneBridge’s ordinary shares and/or private placement warrants, and, accordingly, may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate an initial business combination. Further, each of StoneBridge’s officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to an initial business combination.

Accordingly, as a result of multiple business affiliations, StoneBridge’s officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Below is a table listing various entities to which StoneBridge’s officers and directors currently have fiduciary duties or contractual obligations:

Individual(1)	Entity	Entity’s Business	Affiliation/Title
Bhargav Marepally	GSS Infotech Limited	IT services	CEO and Founder
Prabhu Antony	Sett & Lucas Inc	Investments	Co-Founder
	Linus Ventures Inc	Investment Banking	Fund Manager
Sylvia Barnes	Tanda Resources LLC	Energy	Owner and Co-Founder
Shamla Naidoo	International Business Machines Corporation	Technology and Consulting	Global Chief Information Security Officer
	QBE Americas Inc.	Insurance	Director
Richard Saldanha	Entertainment Network (India) Limited	Media and Entertainment	Director
	Gokaldas Exports Limited	Apparel Exports	Director
	Nuziveedu Seeds Limited	Agribusiness	Director
	Bennett Coleman & Company Limited	Media and Publishing	Director
	Pridhvi Asset Reconstruction and Securitisation Company Limited	Finance	Director
	Times Internet Limited	Digital Commerce and Venture Capital	Director
	Apollo Health and Lifestyle Limited	Healthcare	Additional Director

Individual(1)	Entity	Entity’s Business	Affiliation/Title
Naresh Kothari	Alpha Alternatives Limited	Fund Management	Director
	Alpha Alternatives Holdings Private Limited	Fund Management	Director
	Provincial Finance and Leasing Co Private Limited	Financial Services and Leasing	Director
	AGC Networks Limited	IT Enabled Services	Director
	B L Kashyap and Sons Limited	Construction	Director
	Soul Space Projects Limited	Construction	Director
	Alpha Alternatives Fund Advisors LLP	Fund Management	Partner
	Alpha Alternatives Finserve Solutions LLP	Fund Management	Partner
	Third Edge Advisors LLP	Fund Management	Partner
	Alternatives Partners Services LLP	Fund Management	Partner
	Third Wind Advisors LLP	Fund Management	Partner
	Geometric Properties LLP	Fund Management	Partner

____________

(1)      Each of the entities listed in this table has priority and preference relative to StoneBridge with respect to the performance by each individual listed in this table of his or her obligations and the presentation by each such individual of business opportunities.

You should be aware of the following other conflicts of interest:

On January 4, 2022, StoneBridge entered into an agreement with Sett & Lucas for certain financial advisory and investment banking services in relation to a business combination with a potential target. Pursuant to this agreement, StoneBridge agreed to pay Sett & Lucas, a success fee earned upon successful completion of a business combination (including the Business Combination) equal to 2% of the pre-money enterprise valuation of the potential target acquired. StoneBridge also agreed to reimburse Sett & Lucas for certain out-of-pocket expenses. On August 10, 2022 StoneBridge entered into an engagement letter with Sett & Lucas pursuant to which Sett & Lucas was engaged as the exclusive financial advisor to StoneBridge in connection with the Business Combination. On April 2, 2023, StoneBridge and Sett & Lucas amended the engagement letter between the parties to change the amount and type of compensation to be paid to Sett & Lucas as success fee, such that, pursuant to the amended letter, Sett & Lucas is now entitled to a success fee upon successful completion of the Business Combination of $4.0 million (consisting of $1.0 million in cash and the issuance of 300,000 shares valued at $3.0 million), payable or issuable, as the case may be, upon completion of the Business Combination. Prabhu Antony, the President, Chief Financial Officer and a member of the board of directors of, StoneBridge, who was involved in the negotiation of the Business Combination Agreement, is also a co-founder, and a board member and Executive Director, of Sett & Lucas. As of the date of this proxy statement/prospectus, Sett & Lucas has been providing services for buy-side search and due diligence, but the payment is not due unless the Business Combination is consummated.

On December 26, 2022, Sett & Lucas entered into a loan agreement with PT DAB, Alexander Rusli, and Prashant Gokarn, pursuant to which Sett & Lucas loaned an amount of $600,000 to DigiAsia. On February 15, 2023, DigiAsia repaid the $600,000 loan obtained from Sett & Lucas.

We cannot assure you that any of the above-mentioned conflicts will be resolved in our favor.

Executive Compensation

StoneBridge has not entered into any employment agreements with its executive officers and has not made any agreements to provide benefits upon termination of employment.

None of StoneBridge’s executive officers or directors have received any cash compensation for services rendered to StoneBridge. StoneBridge’s executive officers and directors, through their investment in the Sponsor are eligible to share in a portion of any appreciation in founder shares and private placement warrants, provided that the Business

Combination is completed. Once the Business Combination is consummated, such officers and directors are entitled to receive a distribution of their allocable share of founder shares. This structure allows for StoneBridge’s officers and directors to potentially make a substantial profit even if the combined company ultimately declines in value and is not profitable for public investors. The Sponsor, StoneBridge’s executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on StoneBridge’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. StoneBridge’s independent directors, review on a quarterly basis all payments that were made to the Sponsor, officers, directors or StoneBridge’s or their affiliates.

After the completion of a business combination, directors or members of StoneBridge’s management team who remain with the combined company may be paid consulting, management or other fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to StoneBridge’s shareholders in connection with such business combination. It is unlikely the amount of such compensation will be known at the time, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to StoneBridge’s officers will be determined by StoneBridge’s compensation committee.

StoneBridge does not intend to take any action to ensure that members of StoneBridge’s management team maintain their positions with the combined company after the consummation of a business combination, although it is possible that some or all of StoneBridge’s executive officers and directors may negotiate employment or consulting arrangements to remain with the combined company after the business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with the combined company may influence StoneBridge’s management’s motivation in identifying or selecting a target business but StoneBridge does not believe that the ability of its management to remain with the combined company after the consummation of a business combination has been or will be a determining factor in StoneBridge’s decision to proceed with a business combination.

StoneBridge is not party to any agreements with its executive officers and directors that provide for benefits upon termination of employment.

Legal Proceedings

StoneBridge may be subject to legal proceedings, investigations and claims incidental to the conduct of StoneBridge’s business from time to time. StoneBridge has not been, and is not currently, party to any legal or arbitration proceedings which have had in the recent past, or may have a more than remote possibility of having, significant effects on StoneBridge’s financial position or profitability.

Properties

StoneBridge’s executive offices are located at One World Trade Center, Suite 8500, New York, NY 10007 and its telephone number is (646) 314-3555. The cost for StoneBridge’s use of this space is included in the $10,000 per month fee StoneBridge is required to pay to the Sponsor for office space, administrative and support services. StoneBridge considers its current office space adequate for its current operations.

Competition

In identifying, evaluating and selecting a target business for an initial business combination, StoneBridge encountered intense competition from other entities having a business objective similar to StoneBridge’s, including other blank check companies, private equity groups and leveraged buyout funds, and operating businesses seeking strategic acquisitions. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than StoneBridge. StoneBridge’s ability to acquire larger target businesses is limited by StoneBridge’s available financial resources. This inherent limitation gives others an advantage in pursuing the acquisition of a target business. Furthermore, StoneBridge’s obligation to pay cash in connection with StoneBridge’s public shareholders who exercise their redemption rights may reduce the resources available to StoneBridge for the Business Combination.

Periodic Reporting and Financial Information

StoneBridge’s Class A ordinary shares, units and warrants are registered under the Exchange Act, and StoneBridge has reporting obligations, including the requirement that StoneBridge file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, StoneBridge’s annual reports will contain financial statements audited and reported on by StoneBridge’s independent registered public accounting firm. You can read StoneBridge’s SEC filings over the internet at the SEC’s website at www.sec.gov.

StoneBridge will provide shareholders with audited financial statements of the prospective target business as part of the tender offer materials or proxy solicitation materials sent to shareholders to assist them in assessing the target business. These financial statements may be required to be prepared in accordance with, or be reconciled to, U.S. GAAP, or IFRS, depending on the circumstances and the historical financial statements may be required to be audited in accordance with the Public Company Accounting Oversight Board. IFRS differs from U.S. GAAP in certain material respects and thus may not be comparable to financial information presented by U.S. companies. These financial statement requirements may limit the pool of potential target businesses StoneBridge may acquire because some targets may be unable to provide such statements in time for StoneBridge to disclose such statements in accordance with federal proxy rules and complete StoneBridge’s initial business combination within the prescribed time frame.

StoneBridge is required to evaluate its internal control procedures for specified periods, as required by the Sarbanes-Oxley Act of 2002. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company, will we be required to have our internal control procedures audited. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act of 2002 regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act of 2002 may increase the time and costs necessary to complete any such acquisition.

DigiAsia MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to the “Company,” “DigiAsia”, “DigiAsia Group” “we,” “us” or “our” refer to the business of DigiAsia and its consolidated majority-owned entities, controlled entities (including variable interest entities for which DigiAsia is the primary beneficiary) and corporate joint ventures prior to the consummation of the Business Combination, which will be the business of PubCo and its consolidated subsidiaries, majority-owned entities, controlled entities and corporate joint ventures following the consummation of the Business Combination.

You should read the following discussion and analysis of DigiAsia’s financial condition and results of operations together with DigiAsia’s audited consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to DigiAsia’s plans and strategy for its business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Forward-Looking Statements” sections and elsewhere in this proxy statement/prospectus, DigiAsia’s actual results may differ materially from those anticipated in these forward-looking statements.

Overview

DigiAsia Bios Pte. Ltd. was incorporated under the laws of Singapore on October 23, 2017, and operates as a holding company. The majority of DigiAsia’s operations are currently conducted through its majority-owned entities, controlled entities (including variable interest entities for which DigiAsia is the primary beneficiary) and corporate joint ventures.

DigiAsia is among the first EFaaS companies in Indonesia serving B2B2C customers, such as large corporations and state-owned enterprises, as well as B2B customers, such as MSME merchants, across various segments. DigiAsia aims to be a leading fintech-enabling platform in Southeast Asia by accelerating financial inclusion through its licenses and technology stack and combining the benefits of technological innovation with traditional financial services. DigiAsia offers various embedded financial products through a set of open access APIs that can be embedded in the mobile applications and web interfaces of its partner customers. Partnership is the nature of DigiAsia’s core product marketing strategy as an EFaaS provider in developing ready-to-use cases for enterprise customers. Rather than invest financial capital, time and human resources to develop financial products on their own, DigiAsia’s partner customers can have branded or white label fintech services live and operational within weeks.

Currently, DigiAsia, under its suite of license and technology stack, offers services and products through the following business verticals:

•        Fintech as a Service (“FaaS”), pursuant to which DigiAsia offers products such as open-loop and closed-loop digital wallets for P2P transfers, transportation ticket and ride payments, bills payments, e-commerce and supply chain payments, merchant QR payments and customer loyalty programs, as well as merchant-operated ATM/branch banking functionality and virtual bank accounts services;

•        Banking as a Service (“BaaS”), pursuant to which DigiAsia provides its partner customers, including banks and non-banks, products such as digital and cash-based remittance, P2P lending platform and a lending platform connecting institutional investors to borrowers; and

•        Wallet as a Service (“WaaS”), pursuant to which DigiAsia provides e-wallet services, which is offered as open-or closed-loop e-wallets, and deep analytics for revenue optimization to B2B2C customers.

The products and services are provided through open access APIs, which are routed via an integration platform, which in turn is connected to partners, end merchants or key distributors across the telecommunication and fast-moving consumer goods supply chain.

While DigiAsia conducts its operations through the above business verticals, it does not undertake segment reporting. The DigiAsia Group operates in a single segment, being digital services.

DigiAsia offers its products and services through four main entities controlled by PT DAB (a variable interest entity in Indonesia in which DigiAsia has interests of which DigiAsia is the main beneficiary), and the intellectual property rights of DigiAsia’s technology platform for e-wallets is held by DigiAsia’s subsidiary, Migrant Lifeline Technologies Private Limited.

PT DAB has two subsidiaries, namely:

•        PT Tri Digi Fin, which holds DigiAsia’s P2P license and operates the brand “KreditPro,” and in which PT DAB holds 96.2% of the outstanding shares; and

•        PT Digital Distribusi Logistik Nusantara, in which PT DAB holds 90.0% of the outstanding shares. In addition, PT DAB, has interests in, and operates, the following two entities:

•        PT Solusi Pasti Indonesia (which holds DigiAsia’s e-money license and operates the brand “KasPro”); and

•        PT Reyhan Putra Mandiri (which holds DigiAsia’s remittance license and operates the brand “RemitPro”).

Additional details regarding the ownership structure of, and arrangement regarding, the aforementioned entities are set forth under “DigiAsia’s Business — The Reorganization” and elsewhere in this proxy statement/ prospectus.

The DigiAsia Group offers a set of APIs to provide service and products such as e-money, bill payments, supply chain payments, merchant-operated cash in/cash out, remittances and lending services through the aforementioned entities that operate under its suite of licenses through DigiAsia’s four brands, KasPro, RemitPro, KreditPro and DigiBos.

DigiAsia has forged strong strategic partnerships which have enabled the DigiAsia Group to roll out mostly white-labelled solutions and cater to the underserved market in Indonesia.

DigiAsia’s business model is highly scalable and transferrable to other geographic markets, particularly in the Southeast Asian region. Through its partnerships with global entities and other regional players, DigiAsia’s offerings can be expanded rapidly and extended to cover more regions and countries globally. Moreover, the knowledge and experience DigiAsia has gained through its Indonesian operations has helped it to understand the pain points faced by individuals and merchants in Asian markets, and facilitate its development on infrastructure, product and services, and compliance processes. DigiAsia believes that this will allow DigiAsia to rapidly replicate and build up its business across core markets in Southeast Asian countries such as Vietnam, Thailand, Cambodia and the Philippines.

DigiAsia has historically raised capital from strategic investors, including a $25.0 million investment from Mastercard in 2020 along with collaboration for offering Mastercard card products through the DigiAsia platform, and a recent $14.5 million investment led by PT Reliance Capital Management, which entails a strategic partnership between PT Reliance Capital Management and DigiAsia in the areas of insurance and asset management, among others areas in which PT Reliance Capital Management operates.

The partnership with Mastercard has continued to grow with more products being offered and DigiAsia has benefitted significantly from such partnership in terms of revenue generation and customer access.

With further collaboration with PT Reliance Capital Management, DigiAsia expects to become the first full-stack B2B embedded finance solutions provider in Indonesia.

DigiAsia’s total revenue has increased steadily in the past two years, from $30.7 million for the fiscal year ended December 31, 2021, to $42.5 million for the fiscal year ended December 31, 2022 and from $20.0 million for the six months’ period ended June 30, 2022, to $35.3 million for the six months’ period ended June 30, 2023. Historically, the bulk of DigiAsia’s revenues are provided through open access APIs which are routed via an integration platform and that is in turn connected to partners, end merchants or key distributors. These are subject to multi-year contracts and have been the single largest contributor to revenues in the last two fiscal years.

For the six months’ period ended June 30, 2023 and 2022, and for the years ended December 31, 2022 and 2021, the API revenues from one major customer, Aviana accounted for 67%, 85%, 87% and 92%, respectively, of DigiAsia’s total revenue. DigiAsia is currently party to a 10-year technology cooperation agreement with Aviana, which expires on June 2, 2030, having commenced on June 2, 2020. Pursuant to the agreement DigiAsia supplies an API technology to Aviana for a more secure, faster, and efficient way in connecting the buyer and seller of airtime through modern application programming interface, including transaction wallet used in Aviana’s own technology platform for airtime, and provides technical support. Aviana distributes fees from the aggregators to DigiAsia with operation fees per API call. Under the agreement, any and all intellectual property rights developed and created by DigiAsia in relation to the agreement remain the property of DigiAsia and Aviana retains all right, title and interest in and to any and all data shared to DigiAsia for the purpose of the agreement. The agreement may be terminated (i) by mutual agreement or (ii) by either party in the event of Aviana’s bankruptcy, insolvency or liquidation. See “DigiAsia’s Business — DigiAsia’s Platform — Customers/Partnerships” for additional information.

DigiAsia recorded net losses of $0.2 million, $2.0 million, $7.9 million and $16.5 million for the six months’ period ended June 30, 2023 and 2021, fiscal years ended December 31, 2022 and 2021, respectively, mainly due to the higher expenses on sales and marketing activities.

Key Factors Affecting Our Performance

DigiAsia believes that the growth and future success of its business depends on many factors, including those described below. While each of these factors present significant opportunities for DigiAsia’s business, they also pose important challenges, some of which are discussed below.

DigiAsia’s ability to attract new partners.

In order to grow DigiAsia’s business, DigiAsia must attract new customers. DigiAsia’s inability to do so might impact the growth in demand for DigiAsia’s products and services, features and pricing.

DigiAsia’s ability to retain and up-sell existing partners.

DigiAsia’s existing partners represent an opportunity to up-sell additional functionality and expand consumers. DigiAsia’s future revenue and growth and ability to achieve and maintain profitability is dependent upon its ability to maintain existing customer relationships and to continue to expand merchants’ or consumers’ use of DigiAsia’s platform.

DigiAsia’s ability to launch new products and services, and add new regions.

DigiAsia is in the process of enabling and launching the first prepaid Mastercard in Indonesia, allowing for greater financial inclusion and unique use cases for corporate co-branded prepaid and government-to-consumer/citizen initiatives. While DigiAsia expects the total expenses to increase in the short term as it plans for growth, it expects its expenses as a percentage of its total revenue to decline over the long term and income to grow as these investments benefit the growth in the business and margins to increase.

Additionally, DigiAsia plans to continually invest in the development of new products and services through its existing platforms, and also to explore and expand its products and services to various Southeast Asian countries.

DigiAsia’s Ability to invest in technology and research and development.

DigiAsia’s success is dependent upon its ability to sustain technological innovation. DigiAsia intends to rely on its customer relationships and knowledge of the fintech ecosystem to continually innovate its products, services and solutions, thereby meeting its partners’ evolving needs. Investments in new products and services will occur in advance of experiencing any benefits from such investments, which may make it difficult to determine if DigiAsia is efficiently allocating its resources in these areas. DigiAsia’s continued success will depend on its ability to keep pace with technological and marketplace changes and to introduce, on a timely and cost-effective basis, new and enhanced services that satisfy changing customer requirements.

DigiAsia’s Ability to operate in a cost-effective manner.

The bulk of DigiAsia’s costs is spent on sales and marketing to maintain and grow the merchant ecosystem that forms the distribution base on which B2B products such as payments, remittance, lending and other DigiAsia products are sold, or that act as cash in /cash out transaction points for the branchless banking operations.

Under DigiAsia’s marketing program for new merchants who are onboarded to DigiAsia’s platform through an integration platform, DigiAsia offers incentives, and with the expansion of the merchant base DigiAsia expects this cost to increase. Also, DigiAsia tries and incentivizes loyal merchants who conduct a minimum of 10 transactions per day on its platform through an integration platform, by offering them a bonus. With the increased cross-selling of DigiAsia’s existing and new products, DigiAsia expects this cost to increase. This cost directly affects DigiAsia’s profit margins.

However, with the launch of DigiAsia’s new product or services offerings such as WaaS and prepaid cards, DigiAsia’s margins are expected to increase. These new products are high margin products as they utilize the existing distribution channel.

The salary level in the fintech industry in and around Southeast Asia has generally increased in recent years, and DigiAsia believes it offers competitive wages and other benefits to recruit and retain quality professionals. Despite the increases in operating costs and expenses, DigiAsia believes that the marginal costs for business expansion should decrease because the growth in DigiAsia’s revenue will outpace the increase in operating costs and expenses. As DigiAsia explores and develops the B2B fintech markets in Southeast Asia, DigiAsia’s operating model allows DigiAsia to centralize a number of functions, including research and development, as well as certain general and administrative services. This will allow DigiAsia to increase efficiencies across each of its businesses and further increase its overall profit margins.

DigiAsia’s ability to execute successful strategic partnerships, investments and acquisitions.

DigiAsia strongly believes in potential growth through partnership. Through DigiAsia’s strategic partnership with Mastercard, DigiAsia is seeking to extend its financial services products in order to further offer solutions in the commercial payments, prepaid cards, Shariah products and remittance space, and to also drive DigiAsia’s ambition for low-cost financial inclusion covering small merchants and unserved or underserved sections of society.

DigiAsia has partnered with PT Bank DBS Indonesia, part of DBS Group, to provide SME financing via DigiAsia’s lending platform. DigiAsia will provide the integration and connectivity into supply chain ecosystems from DigiAsia’s B2B2M partnerships and unique data insights to enhance access to credit for SMEs and MSMEs in Indonesia.

DigiAsia continuously seeks opportunities to grow inorganically through selective mergers, acquisitions, joint ventures and minority investments that are strategic to DigiAsia. Examples include DigiAsia’s investment in PT Bank Index Selindo and MatchMove Pay Pte. Ltd., and an investment in DigiAsia by PT Reliance Capital Management, which entails a strategic partnership between PT Reliance Capital Management and DigiAsia in insurance and asset management, among other areas where PT Reliance Capital Management operates.

Our Ability to Expand Internationally.

DigiAsia believes there is a significant opportunity to expand usage of its platform outside of Indonesia. DigiAsia’s future success will depend in part upon DigiAsia’s ability to expand into new geographic regions, and DigiAsia will face risks entering markets in which DigiAsia has limited or no experience. DigiAsia intends to enter neighboring markets in the near term through possible collaborations with key players in those markets, which include exploring partnerships with two banks for BaaS solution in Vietnam, exploring a partnership with a telecommunication player to enable wallet and cross-border remittance in Thailand, and exploring partnerships with local companies for the entire DigiAsia stack in markets like Cambodia and the Philippines, DigiAsia is also currently in the process of setting up a wholly owned subsidiary in Dubai to address opportunities in the Middle East.

Results of Operations

Key Components of Our Results of Operations

Revenue

DigiAsia generates revenues from digital services, out of which a majority of DigiAsia’s revenues are generated through API services.

DigiAsia provides modern API services which helps customers to modernize their existing systems, by enabling wallet solutions, in a cost effective and operationally smooth manner. These services are provided through API integration with the customer system. DigiAsia earns transaction fees that are charged to customers on a per transaction basis for rendering these services. The transaction fee is a fixed fee for each transaction. DigiAsia recognizes revenue as and when the API interface is used. Revenue is recognized when, or as, the related performance obligation is satisfied by transferring the control of the promised service to a customer. The amount of revenue recognized reflects the consideration that DigiAsia expects to be entitled to receive in exchange for these services.

Cost of Revenue and Operating Expenses

Cost of Revenue — DigiAsia’s cost of revenue consists mostly of expenses associated with the delivery and distribution of DigiAsia’s products and amortization of intangible assets used directly for providing services to customers.

Sales and Marketing Expenses — Sales and marketing expenses consist primarily of expenses incurred to promote DigiAsia’s brand, products and services. DigiAsia plans to continue to expand sales and marketing efforts to attract new consumers and merchants, retain existing consumers and merchants and increase monetization of both DigiAsia’s new and existing consumers.

General and Administrative Expenses — General and administrative expenses consist primarily of compensation and other employee-related costs for DigiAsia’s employees, costs related to outside consultants and general administrative expenses, including for DigiAsia’s facilities, information technology and infrastructure support.

Other (Expense) Income

Interest Expense — Interest expense consists of interest expense incurred in connection with DigiAsia’s long-term debt obligations and short-term borrowings.

Non-operating income — Non-operating income consists of interest income and other miscellaneous income.

Income tax expense — Income tax expense provision represents the income tax expense associated with DigiAsia’s operations based on the tax laws of the jurisdictions in which DigiAsia operates. Foreign jurisdictions have different statutory tax rates. DigiAsia’s effective tax rates will vary depending on the relative proportion of foreign to domestic income, changes in the valuation of DigiAsia’s deferred tax assets and liabilities, and changes in tax laws. DigiAsia did not record any tax expenses during the six months’ period ended June 30, 2023 and 2022 and in the fiscal years ended December 31, 2022, and 2021.

Results of Operations

The following table sets forth DigiAsia’s consolidated statements of operations for the periods indicated:

	Six months ended June 30,				Year ended December 31,
	2023	% of Revenue	2022	% of Revenue	2022	% of Revenue	2021	% of Revenue
Revenue	$35,321,776	100%	$20,042,782	100%	$42,451,599	100%	$30,726,768	100%
Cost of revenue	(1,062,082)	3.0%	(1,436,168)	7.2%	(2,607,387)	6.1%	(2,532,613)	8.2%
Gross profit	34,259,694	97.0%	18,606,614	92.8%	39,844,212	93.9%	28,194,155	91.8%
Operating costs:
Sales and marketing	(30,624,427)	86.7%	(17,337,558)	86.5%	(39,711,859)	93.9%	(33,313,261)	108.4%
General and administrative	(2,951,154)	8.4%	(3,753,326)	18.7%	(7,098,657)	16.7%	(11,122,673)	36.2%
Depreciation and amortization	(4,834)	0.0%	(10,568)	0.1%	(17,506)	0.0%	(14,257)	0.1%
Total operating expenses	(33,580,415)	95.1%	(21,101,452)	105.3%	(46,828,022)	110.3%	(44,450,191)	144.7%
Profit/(Loss) from operations	679,279	1.9%	(2,494,838)	12.4%	(6,983,810)	16.5%	(16,256,036)	52.9%
Interest expense	(880,390)	2.5%	(359,049)	1.8%	(1,005,326)	2.4%	(324,627)	1.1%
Non-operating income	36,508	0.1%	51,734	0.3%	76,574	0.2%	41,116	0.1%
Share of profit of investment in equity accounted investees	186	0.0%	137	0.0%	266	0.0%	508	0.0%
Net profit/(loss)	(164,417)	0.5%	(2,802,016)	14.0%	(7,912,296)	18.6%	(16,539,039)	53.8%
Loss per share attributable to DigiAsia Bios Pte. Ltd. Basic and Diluted	$(327.29)		$(180.71)		$(377.67)		$(586.59)

Comparison of Six Months Ended June 30, 2023 and 2022

Revenues

Revenue for the six months’ period ended June 30, 2023, and 2022, were $35.3 million and $20.0 million, respectively. The $15.3 million increase, or 76.2% increase, was primarily due to an increase in API services revenue of $17.6 million, or 104%, from $17.0 million to $34.7 million, and an decrease in other service revenue of $2.4 million, or 78%, from $3.0 million to $0.6 million. The increase in API service revenue was driven by an increase in API hits. DigiAsia currently earns its revenues from customers in Indonesia which is DigiAsia’s primary geographical market.

Cost of revenues

Cost of revenue for the six months’ period ended June 30, 2023, and 2022 were $1.1 million and $1.4 million, respectively. Cost of revenue decreased by $0.3 million, or 26.0%, in the six month’s period ended June 30, 2023, as compared to the six month’s period ended June 30, 2022. Cost of revenues majorly consist of amortization expense of license and is consistent from previous year.

Sales and marketing

Sales and marketing expenses for the six months’ period ended June 30, 2023, and 2022, were $30.6 million and $17.3 million, respectively. Sales and marketing expenses increased by 13.3 million, or 76.6% in the six months’ period ended June 30, 2023, as compared to the six months’ period ended June 30, 2022, primarily due to more expenses incurred towards acquisition and retention of merchants.

General and administrative

General and administrative expenses for the six months’ period ended June 30, 2023, and 2022, were $3.0 million and $3.8 million, respectively. General and administrative expense decreased by 0.8 million, or 21.4%, in the six months’ period ended June 30, 2023, as compared to the six months’ period ended June 30, 2022, primarily due to reduction of stock-based compensation expense as no major new grants were made in six months’ period ended June 30, 2023. Further, costs related to consulting services and other general and administrative expenses have also reduced as compared to the six months’ period ended June 30, 2022, primarily due to cost reduction initiatives implemented by DigiAsia.

Interest expenses

Interest expenses for the six months’ period ended June 30, 2023, and 2022, were $0.9 million and $0.4 million, respectively. Interest expense increased by $0.5 million in the six months’ period ended June 30, 2023, as compared to the six months’ period ended June 30, 2022, primarily due to additional interest expense associated with raising additional debt for the purpose of general working capital and expenses related to business combination.

Income tax expense

DigiAsia has not recorded any tax expense during the six months’ period ended June 30, 2023, and 2022, primarily due to tax losses in both the fiscal years.

Net profit/(loss)

Net loss for the six months ended June 30, 2023, and 2022, were $0.2 million and $2.8 million, respectively. Net loss decreased by $2.6 million, or 94.1%, for the reasons explained above.

Comparison of Years Ended December 31, 2022 and 2021

Revenues

Revenue for the fiscal years ended December 31, 2022, and 2021, were $42.5 million and $30.7 million, respectively. The $11.7 million increase, or 38.2% increase, was primarily due to an increase in API services revenue of $8.9 million, or 29.4%, from $30.0 million to $38.9 million, and an increase in other service revenue of $2.9 million, or 435.7%, from $0.7 million to $3.5 million. The increase in API service revenue was driven by an increase in API hits. DigiAsia currently earns its revenues from customers in Indonesia which is DigiAsia’s primary geographical market.

Cost of revenues

Cost of revenue for the fiscal years ended December 31, 2022, and 2021 were $2.6 million and $2.5 million, respectively. Cost of revenue increased by $0.1 million, or 3.0%, in the fiscal year ended December 31, 2022, as compared to the fiscal year ended December 31, 2021. Cost of revenues majorly consist of amortization expense of license and is consistent from previous year.

Sales and marketing

Sales and marketing expenses for the fiscal years ended December 31, 2022, and 2021, were $39.7 million and $33.3 million, respectively. Sales and marketing expenses increased by 6.4 million, or 19.2% in the fiscal year ended December 31, 2022, as compared to the fiscal year ended December 31, 2021, primarily due to more expenses incurred towards acquisition and retention of merchants.

General and administrative

General and administrative expenses for the fiscal years ended December 31, 2022, and 2021, were $7.1 million and $11.1 million, respectively. General and administrative expense decreased by 4.0 million, or 36.2%, in the fiscal year ended December 31, 2022, as compared to the fiscal year ended December 31, 2021, primarily due to reduction of stock-based compensation expense as no major new grants were made in 2022. Further, costs related to consulting services and other general and administrative expenses have also reduced as compared to the fiscal year ended December 31, 2021, primarily due to cost reduction initiatives implemented by DigiAsia.

Interest expenses

Interest expenses for the fiscal years ended December 31, 2022, and 2021, were $1.0 million and $0.3 million, respectively.

Interest expense increased by $0.7 million in the fiscal year ended December 31, 2022, as compared to the fiscal year ended December 31, 2021, primarily due to additional interest expense associated with raising additional debt for the purpose of general working capital and investment.

Income tax expense

DigiAsia has not recorded any tax expense during the fiscal years ended December 31, 2022, and 2021, primarily due to tax losses in both the fiscal years.

Net profit/(loss)

Net loss for the fiscal years ended December 31, 2022, and 2021, were $7.9 million and $16.5 million, respectively. Net loss decreased by $8.6 million, or 52.2%, for the reasons explained above.

Key Business Metrics and Non-GAAP Financial Measures

In addition to the measures presented in our consolidated financial statements, we use the following key business metrics and non-GAAP financial measures to help us evaluate our business, identify trends affecting our business, formulate business plans, and make strategic decisions.

Key Metrics for the for the six months’ period ended June 30, 2023 and 2022 and the fiscal years ended December 31, 2021 and 2022 (amount in $) were as follows:

	Six months ended June 30,			Year ended December 31,
	2023 (unaudited)	2022 (unaudited)	Year-on-year % Growth	2022 (unaudited)	2021 (unaudited)	Year-on-year % Growth
EBITDA (in $ millions)(i)	0.7	(2.5)		(7.0)	(16.2)
Adjusted EBITDA (in $ millions)(ii)	1.8	(0.9)		(3.9)	(11.0)
Number of API hits (in $ billions)(iii)	4.1	1.9	114%	4.5	3.5	27%
GTV (in $ billions)(iv)	1.6	0.8	95%	2.1	0.8	167%
Number of Merchants (in thousands)(v)	959.9	691.7	39%	760.1	599.2	27%

____________

(i)      EBITDA — EBITDA is a non-GAAP financial measure, which we define as net loss for the fiscal year adjusted to exclude (i) interest expenses, (ii) non-operating income, (iii) share of net profits of investments accounted for using equity method and (iv) depreciation and amortization.

(ii)     Adjusted EBITDA — Adjusted EBITDA is a non-GAAP financial measure which we define as net loss for the fiscal year adjusted to exclude (i) interest expenses, (ii) non-operating income, (iii) share of net profits of investments accounted for using equity method, (iv) depreciation and amortization and (v) stock-based compensation expenses.

(iii)    Number of API Hits — DigiAsia provides API services, which can be defined as the set of protocols, procedures and tools that allow interaction between two applications. DigiAsia provides API services which help partner customers modernize their existing system and enable cost-effective wallet solutions. The services are provided through API integration with the partner customer system. Number of API hits is the measure of the number of times a partner or merchant accesses an API. DigiAsia recognizes revenue as and when an API is accessed. In relation to DigiAsia’s FaaS business vertical, DigiAsia charges each time an API is accessed. The fee per API access varies depending on the specific API used. Consequently, the measure of API access has a direct impact on revenue generation. The number of API hits grew 27% from 3.5 billion hits during the fiscal year ending December 31, 2021, to 4.5 billion hits during the fiscal year ending December 31, 2022. mainly due to (i) an increase in the merchant base ecosystem (ii) encouraging existing merchants to expand the use of DigiAsia’s products and services through the platform. For the six months’ period ended June 30, 2023, DigiAsia processed 4.1 billion API hits, which represents 114% increase as compared to 1.9 billion API hits processed during the six months’ period ended June 30, 2022, mainly due to the increase in the merchant ecosystem.

(iv)    GTV:    GTV is defined as gross transaction value, an operating measure representing the sum of total value of any purchase or payment transacted through DigiAsia’s platform, for all the products and services offered under all the business verticals, over the period of measurement. Increase in GTV leads to a greater number of times API is accessed, which in turn leads to an increase in revenue. GTV is used by DigiAsia to monitor growth in volumes of the transactions executed through the company’s FaaS platform as transactions being completed are ultimately what drives the usage of APIs and thus impacts revenue generation. As such, while GTV does not directly link to revenue of DigiAsia, with regards to how DigiAsia charges for its services in the FaaS business vertical, it is a key metric that ultimately drives API hits, which are directly attributable to revenue generation. For each of the BaaS and WaaS business verticals, GTV is the primary metric as DigiAsia earns a percentage fee on the GTV, in terms of revenue. GTV for the fiscal years ended December 31, 2022, and 2021 was $2.1 billion and $0.8 billion, respectively. GTV increased by $1.3 billion, or 167%, in the fiscal year ended December 31, 2022, as compared to the fiscal year ended December 31, 2021 primarily due to an increase in the number of merchants transacting through the partner customer as a result of the organic growth of DigiAsia. GTV for the six months’ period ended June 30, 2023 was $ 1.6 billion, which represents 95% increase as compared to GTV of $0.8 billion as of the six months’ period ending June 30, 2022, mainly due to the increase in the merchant ecosystem.

(v)      Number of Merchants:    Number of transacting merchants for a period is calculated as the sum of all merchants who have conducted a minimum of one transaction in the given period. As DigiAsia’s FaaS solutions are primarily deployed in distribution ecosystems such as telecommunication and fast- moving consumer goods, the number of merchants onboarded onto such systems are an important metric to determine the growth of the ecosystem, as the merchants are the underlying transacting entities in these systems, which leads to higher GTV and ultimately higher API hits in DigiAsia’s FaaS implementations, which directly leads to revenue generation. Number of merchants increased by 160,898 from the fiscal year ending December 31, 2021, to fiscal year ending December 31, 2022, bringing the total number of merchants to 760,068 as of December 31, 2022, primarily due to DigiAsia’s continuous efforts in maintaining and growing the merchant ecosystem. In the fiscal year ended December 31, 2022, an additional 160,898 merchants were added, bringing the total number of merchants to 760,068. In the six months’ period ended June 30, 2023, an additional 199,769 merchants were added, bringing the total number of merchants to 959,837 as of June 30, 2023.

DigiAsia utilizes EBITDA and adjusted EBITDA as financial measures, which are not defined under U.S. GAAP. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the business and is more useful to analysts and investors in comparing the results of operations and operational trends between reporting periods and relative to other fintech companies, without the effects of one-time, non-recurring or non-cash adjustments, and eliminating the impact of items that DigiAsia does not consider indicative of the performance of its business. Share based payments and other items are excluded due to their non-cash or non-recurring nature. EBITDA and adjusted EBITDA are not intended to represent cash flows for the period, nor are they presented as alternatives to net income/(loss). This information should be considered as supplemental in nature and is not to be considered in isolation or as a substitute for a measure of performance prepared in accordance with U.S. GAAP.

EBITDA improved from $(2.5 million) as of June 30, 2022, to $0.7 million as of June 30, 2023, because of the increase in revenue, as a result of increase in the API hits and decrease in general and administrative expense primarily due to reduction of stock-based compensation expense and cost reduction initiatives implemented by DigiAsia as discussed under “— Results of Operations” above.

EBITDA improved from $(16.2 million) as of December 31, 2021, to $(7.0 million) as of December 31, 2022, because of the increase in revenue, as a result of increase in the API hits and decrease in general and administrative expense primarily due to reduction of stock-based compensation expense and cost reduction initiatives implemented by DigiAsia as discussed under “— Results of Operations” above.

The table below presents a reconciliation of Net Loss to EBITDA to adjusted EBITDA (amount in $), for the periods indicated.

	Six months ended June 30,		Year ended December 31,
	2023	2022	2022	2021
	Amount in $		Amount in $
Net Loss	(164,417)	(2,802,016)	(7,912,296)	(16,539,039)
Add:
Depreciation and amortization	4,834	10,568	17,506	14,257
Interest expense	880,390	359,049	10,05,326	3,24,627
Subtract:
Non-operating income	(36,508)	(51,574)	(76,574)	(41,116)
Share of net profits of investments accounted for using equity method	(186)	(137)	(266)	(508)
EBIDTA	684,113	(2,484,270)	(6,966,304)	(16,241,779)
Add:
Depreciation and amortization, considered in cost of revenue	1,000,000	1,000,000	20,00,000	20,00,000
Stock based compensation expense	141,759	618,320	10,95,635	32,54,231
Adjusted EBIDTA	1,825,872	(865,950)	(3,870,669)	(10,987,548)

Liquidity and Capital Resources

DigiAsia measures liquidity in terms of its ability to fund the cash requirements of its business operations, including working capital and capital expenditure needs, contractual obligations and other commitments, with cash flows from operations and other sources of funding. DigiAsia’s current working capital needs relate mainly to the monthly cash flow requirements of its operational and sales and marketing and general and administrative expenses. DigiAsia’s ability to expand and grow its business will depend on many factors, including DigiAsia’s working capital needs and the evolution of DigiAsia’s operating cash flows.

DigiAsia had $1.2 million and $0.5 million in cash and cash equivalents as of June 30, 2023 and December 31, 2022 respectively, which is excluding $2.4 million and $1.4 million of restricted cash, as of June 30, 2023 and December 31, 2022. Restricted cash includes amounts that cannot be withdrawn or used for general operating activities under legal or regulatory restrictions. Restricted cash consists of amount deposited by customers for digital payment transactions that are subject to local regulatory restrictions requiring appropriate segregation and restriction in their use.

DigiAsia’s management believes that DigiAsia’s current cash and cash equivalent, and available amounts under its existing shareholder loan facility (discussed further below) and anticipated additional funding from DigiAsia’s existing shareholders will be sufficient to meet its anticipated cash needs, including its cash needs for working capital and capital expenditure, for at least the next 12 months. DigiAsia may need to raise additional capital, in which case it may issue additional securities or incur debt, in connection with its cash needs for capital expenditure and working capital beyond the next 12 months. DigiAsia’s estimate may prove to be wrong, and DigiAsia could use its available and anticipated capital resources sooner than DigiAsia currently expects. Further, changing circumstances, some of which may be beyond DigiAsia’s control, could cause DigiAsia to consume capital significantly faster than DigiAsia currently anticipates, and DigiAsia may need to seek additional funds sooner than planned.

DigiAsia will require a minimum of $4.0 million funding to remain in business for at least the next 12 months. Currently available capital resources are sufficient to be able to sustain the Company for the next 12 months. Further, DigiAsia has stand-by agreements in place with existing shareholders Nexis Kapital Investama and Reliance Group who have committed to providing the Company with working capital lines sufficient to cover for DigiAsia’s next 12 months of operations.

Cash Flows for the six months ended June 30, 2023 and 2022 and for the Fiscal Years Ended December 31, 2022 and 2021

The following table summarizes our uses and sources of cash for the six months’ period ended June 30, 2023 and 2022 and for the fiscal years ended December 31, 2022 and 2021 (amount in $):

	Six months ended June 30,		Year ended December 31,
	2022	2021	2022	2021
Cash and cash equivalents, including restricted cash (as of the end of period)	3,573,308	2,249,863	1,877,863	1,686,144
Net cash provided by (used in):
Operating activities	(2,645,754)	(775,248)	(1,619,061)	(17,945,064)
Investing activities	(857,734)	(9,494,814)	(11,838,757)	(54,509)
Financing activities	5,105,710	10,995,465	13,944,359	18,891,194

The following summarizes the cash flows for the six months ended June 30, 2023 and 2022.

Cash Used in Operating Activities

Cash used in operating activities during six months ended June 30, 2023 mostly consisted of net loss adjusted for certain non-cash items, such as $0.1 million of stock-based compensation expense, $1.0 million of depreciation and amortization. The increase in cash used in operating activities during six months ended June 30, 2023 compared to six months ended June 30, 2022 was mainly due to a increase in trade receivables, partially offset by increase in trade payables and other liabilities.

Cash Used in Investing Activities

Cash used in investing activities during six months ended June 30, 2023 mostly consisted of $0.8 million of investment in non-marketable equity securities. The decrease in cash used in investing activities during six months ended June 30, 2023 compared six months ended June 30, 2022, was mostly due to an major investment made in non-marketable equity securities during the six months ended June 30, 2022.

Cash Provided by Financing Activities

Cash provided by financing activities during six month ended June 30, 2023 mostly consisted of debt raised through secured loan facility and other debts. The decrease in cash provided by financing activities during six months ended June 30, 2023 compared to six months ended June 30, 2022 was mostly due to the fact that in six months ended June 30, 2022, more debt were raised.

The following summarizes the cash flows for the fiscal year ended December 31, 2022 and 2021.

Cash Used in Operating Activities

Cash used in operating activities during fiscal year ended December 31, 2022 mostly consisted of net loss adjusted for certain non-cash items, such as $1.1 million of stock-based compensation expense, $2.0 million of depreciation and amortization, and $1.0 million of finance cost (to be converted into equity). The decrease in cash used in operating activities during fiscal year ended December 31, 2022 compared to fiscal year ended December 31, 2021 was mainly due to a decrease in net loss as adjusted for the aforementioned non-cash items, partially offset by changes in working capital.

Cash Used in Investing Activities

Cash used in investing activities during fiscal year ended December 31, 2022 mostly consisted of $11.8 million of investment in non-marketable equity securities. The increase in cash used in investing activities during fiscal year ended December 31, 2022 compared to fiscal year ended December 31, 2021 was mostly due to an increase in such non-marketable equity securities.

Cash Provided by Financing Activities

Cash provided by financing activities during fiscal year ended December 31, 2022 mostly consisted of $9.0 million of debt raised through promissory notes and $4.9 million majorly through convertible loan notes and other debts. The decrease in cash provided by financing activities during fiscal year ended December 31, 2022 compared to fiscal year ended December 31, 2021 was mostly due to the fact that in fiscal year ended December 31, 2021, $19.4 million was raised through issuance of preferred and common stock.

Sources of Liquidity

Since DigiAsia’s inception, DigiAsia has financed its operations primarily through cash flows provided by financing activities through issuance of common stock, preferred stock and debt.

To the extent existing cash and investments and cash from operations are not sufficient to fund future activities, DigiAsia may need to raise additional funds. DigiAsia may seek to raise additional funds through equity, equity-linked or debt financing. Any additional equity financing may be dilutive to existing shareholders.

DigiAsia continuously evaluates its liquidity and capital resources, including its access to external capital, to ensure it can finance its future capital requirements.

Long-term Debt

In April 2022, DigiAsia issued a promissory note of $9.0 million carrying an interest rate of 24% per annum. Subsequently during the year, DigiAsia entered into a share subscription agreement to issue ordinary shares amounting to $10.0 million to fully settle the said promissory note and interest thereon.

Convertible Loan

Further, in July 2022 and October 2022, DigiAsia also entered into convertible loan note agreements with multiple investors for an aggregate principal amount of up to $4.5 million. The convertible loan notes do not carry any interest and mature on the last day of the 24th month after their issue date (“maturity date”) or such extended period as the parties may agree in writing. Subject to a qualified financing occurring on or before the maturity date, the principal amount of the convertible loan notes shall, upon completion of the qualified financing, be automatically converted into ordinary shares of DigiAsia at the relevant conversion rate (which is the lower of the issue price of the qualified financing and the valuation cap price per share).

“Qualified financing” means the allotment and issuance of preference shares by DigiAsia to one or more investors as part of DigiAsia’s Series B equity financing round at the valuation cap price per share. The valuation cap price per share is the quotient obtained by dividing (i) $450.0 million by (ii) the aggregate number of DigiAsia shares (including ordinary shares and preference shares) as of immediately prior to the completion of the qualified financing or other equity financing conversion or maturity date or deemed liquidity event, as the case may be, on a fully diluted and as-converted basis.

In the event DigiAsia completes an equity financing which does not qualify as a qualified financing prior to the maturity date, the convertible noteholder with the agreement of DigiAsia shall be entitled to require all the convertible loan notes issued as part of the convertible loan notes series to be converted into ordinary shares of DigiAsia at the relevant conversion rate.

If no qualified financing occurs on or before the maturity date, the convertible noteholder may, at its discretion, extend the maturity date by a further 12 months. On the maturity date or extended maturity date, as the case may be, the principal amount of the convertible loan note shall automatically be converted into DigiAsia ordinary shares at the relevant conversion rate on the maturity date or extended maturity date, as the case may be.

In the event DigiAsia wishes to consummate a deemed liquidity event (including change of control conversion), the convertible noteholder may elect to (i) convert the principal amount of the convertible loan note into DigiAsia ordinary shares at the relevant conversion rate or (ii) require DigiAsia to repay the principal amount of the convertible loan note.

During the six months ended June 30, 2022, DigiAsia entered into share subscription agreements to issue ordinary shares amounting to $4.5 million to fully settle the said convertible loans.

DigiAsia intends to use the net proceeds from the convertible loan notes for general corporate purposes, which may include, but are not limited to, capital expenditures, general working capital or investments.

Other Loans

DigiAsia also has other loans comprised of unsecured loans from third parties which carry interest rates ranging from of 0% to 3% per annum and are repayable after 12 months. As at June 30, 2023, an aggregate amount of $0.9 million remained outstanding under such other loans.

Secured Loan Facility

During the six months ended June 30, 2023, DigiAsia entered into facility agreement with Nextinfinity Holding Pte. Ltd. and certain other lenders, dated February 2, 2023, for a secured loan facility in the aggregate amount of $4.8 million, for, among other things, operating expenses incurred in the ordinary course of business and costs and expenses incurred by DigiAsia in the preparation, execution and completion of the Business Combination (the “Secured Loan Facility”).

The Secured Facility Loan is a bullet repayment loan with a one-time interest payment on the loan of $960,000 due and payable on the date the loan was made (the “Upfront Coupon”). In addition to the Upfront Payment, interest will accrue on the loan at a rate of 1.2% per month, beginning on the date that is six months after the date the loan was made if the repayment date has not occurred. In the event of default, the default interest rate shall be 0.5% per month higher.

The loan matures on the earliest of (i) 12 months following the date the loan was disbursed, (ii) completion of the Business Combination and (iii) the completion of a bona fide transaction or series of transactions with the principal purpose of raising capital pursuant to which DigiAsia issues shares of any class, rights, warrants, options or other securities, and raises capital in aggregate of $4.8 million or more.

The Secured Loan Facility is subject to certain financial covenants, and is secured by, among other things, all of DigiAsia’s assets, both present and future.

Upon the completion of the Business Combination and the commencement of the listing of PubCo Ordinary Shares on Nasdaq, DigiAsia shall pay the lenders additional payment as follows:

•        If the seven-day volume weighted average price of PubCo Ordinary Shares on Nasdaq on the business day falling 90 calendar days after the commencement of trading of the PubCo Ordinary Shares on Nasdaq is equal to, or greater than, $5, the sum of $1.15 million;

•        If the seven-day volume weighted average price of PubCo Ordinary Shares on Nasdaq on the business day falling 90 calendar days after the commencement of trading of the PubCo Ordinary Shares on Nasdaq is equal to, or less than, $3, the sum of $192,000; and

•        If the seven-day volume weighted average price of PubCo Ordinary Shares on Nasdaq on the business day falling 90 calendar days after the commencement of trading of the PubCo Ordinary Shares on Nasdaq falls between $3 and $5, a sum computed according to a formula set forth in the agreement governing the Secured Loan Facility.

As of the date of this proxy statement, the outstanding principal on the Secured Loan Facility was $4.8 million.

DigiAsia intends to use the net proceeds from the Secured Loan Facility for, among other things, operating expenses incurred in the ordinary course of business and other general overhead expenses, and to fund the fees, costs and expenses incurred by DigiAsia in the preparation, execution and completion of the Business Combination.

Shareholder Loan Advance Agreement

Subsequent to six months ended June 30, 2023, on July 10, 2023, DigiAsia entered into shareholder loan agreement with Pay Square Capital Pte. Ltd., in the aggregate amount of $3.0 million. Under such shareholder loan facility, DigiAsia can borrow up to $3.0 million, in one or more tranches, as required by DigiAsia. Amounts borrowed under the facility are to be used for, among other things, operating expenses incurred in the ordinary course of business and cost and expenses incurred by DigiAsia in the preparation, execution and completion of the Business Combination. The shareholder loan facility will bear interest at a rate of 1.5% per month. In the event of default, the default interest rate will be 0.5% per month higher. Amounts drawn under the facility are repayable on or before July 10, 2024 or upon the following conditions for early repayment (i) completion of the Business Combination and commencement of the listing of the PubCo Ordinary Shares on Nasdaq, (ii) the public listing of DigiAsia and/or any entity of DigiAsia’s group structure on an internationally-recognized stock exchange or (iii) completion by DigiAsia, of any transaction or series of transaction which raises fund and/or capital in the form of equity or debt or otherwise, in an aggregate amount of not less than $10.0 million.

As of the date of this proxy statement/prospectus, DigiAsia has drawn a total of $1,255,004 under the facility and an unpaid amount of $1,255,004 remained outstanding under the facility as of the date of this proxy statement/prospectus.

Off-Balance Sheet Arrangements

DigiAsia had no off-balance sheet arrangements as of June 30, 2023, June 30, 2022, December 31, 2022 and December 31, 2021.

Contractual Obligations

DigiAsia’s principal commitments consist of obligations under the operating leases for its office space. See Note 15 to DigiAsia audited consolidated financial statements included elsewhere in this proxy statement/ prospectus for additional information.

Critical Accounting Policies and Estimates

DigiAsia’s consolidated financial statements are prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires DigiAsia to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and related disclosures.

On an ongoing basis, DigiAsia evaluates its estimates and assumptions based on historical experience and on various other assumptions that DigiAsia believes are reasonable under the circumstances. DigiAsia’s actual results could differ from these estimates under different assumptions or conditions.

An accounting policy is deemed to be critical if the nature of the estimates or assumptions is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and the impact of the estimates and assumptions on DigiAsia’s consolidated financial statements is material. DigiAsia believes that the assumptions and estimates associated with income taxes, accounting for preferred stock and assessment of variable interest entities (“VIE”), have the greatest potential impact on DigiAsia’s consolidated financial statements. Therefore, DigiAsia considers these to be its critical accounting policies and estimates. For further information on all of DigiAsia’s significant accounting policies, see Note 2 to DigiAsia’s consolidated financial statements included elsewhere in this proxy statement/prospectus.

Income Taxes

The DigiAsia Group is subject to income taxes in Singapore and Indonesia. Significant judgement is required in determining the provision for income taxes in each of these jurisdictions, including evaluating uncertainties in the application of accounting principles and complex tax laws. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the current and deferred tax assets and liabilities in the period in which such determination is made.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect of changes in tax rates on deferred tax assets and liabilities is recognized as income or expense in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits of which future realization is not more likely than not. Changes in valuation allowance from period to period are reflected in the consolidated income statements of the period of change.

Accounting for preferred stock

DigiAsia accounts for preferred stock in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity”. The assessment considers whether the preferred stock are freestanding financial instruments pursuant to ASC 480, meet the definition of an equity pursuant to ASC 480, among other conditions for equity classification.

This assessment, which requires the use of professional judgment, is conducted at the time of issuance of preferred stock and as of each subsequent period end date while the preferred stock are outstanding.

Assessment of Variable Interest Entities

DigiAsia accounts for the entities under the VIE model when DigiAsia has a controlling financial interest. Under the VIE model, DigiAsia has a controlling financial interest in a VIE if it has both (i) the power to direct the activities of the VIE that most significantly affect the VIE’s economic performance and (ii) the obligation to absorb losses or the rights to receive benefits that could be significant to the VIE.

This assessment, which requires the use of professional judgment, is conducted at the time of obtaining the control of VIE and as of each subsequent period end date.

Quantitative and Qualitative Disclosures About Market Risk

DigiAsia is not required to provide the information otherwise required under this item.

DigiAsia’s Business

Unless the context otherwise requires, all references in this section to “DigiAsia,” “DigiAsia Group,” the “Company,” “we,” “us” or “our” refer to the business of DigiAsia and its subsidiaries prior to the consummation of the Business Combination, which will be the business of PubCo and its subsidiaries following the consummation of the Business Combination.

Overview

DigiAsia Bios Pte. Ltd. was incorporated under the laws of Singapore on October 23, 2017, and operates as a holding company. The majority of DigiAsia’s operations are currently conducted through its majority-owned entities, controlled entities (including variable interest entities for which DigiAsia is the primary beneficiary) and corporate joint venture. The intellectual property rights of DigiAsia’s technology platform for e-wallets is held by Migrant Lifeline Technologies Private Limited, an entity incorporated under the laws of Singapore which was acquired by DigiAsia in October 2022.

DigiAsia’s mission is to support every aspect of its partners’ financial transformation in the digital era with low-cost, mass market diverse financial products.

DigiAsia is among the first embedded fintech as a service (“EFaaS”) companies in Indonesia serving business-to-business-to-consumer (“B2B2C”) customers, such as large corporations and state-owned enterprises, as well as business-to-business (“B2B”) customers, such as micro, small and medium-sized enterprise (“MSME”) merchants, across various segments. DigiAsia aims to be a leading fintech-enabling platform in Southeast Asia by accelerating financial inclusion through its licenses and technology stack and combining the benefits of technological innovation with traditional financial services. DigiAsia offers various embedded financial products through a set of open access application programming interfaces (“APIs”) that can be embedded in the mobile applications and web interfaces of its partner customers. Partnership is the nature of DigiAsia’s core product marketing strategy as an EFaaS provider in developing ready-to-use cases for enterprise customers. Rather than invest financial capital, time and human resources to develop financial products on their own, DigiAsia’s partner customers can have branded or white label fintech services live and operational within weeks.

Currently, DigiAsia, under its suite of license and technology stack, offers services and products through the following business verticals:

•        Fintech as a Service (“FaaS”),    pursuant to which DigiAsia offers products such as open-loop and closed-loop digital wallets for peer-to-peer (“P2P”) transfers, transportation ticket and ride payments, bills payments, e-commerce and supply chain payments, merchant QR payments and customer loyalty programs, as well as merchant-operated ATM/branch banking functionality and virtual bank accounts services;

•        Banking as a Service (“BaaS”),    pursuant to which DigiAsia provides its partner customers, including banks and non-banks, products such as digital and cash-based remittance, P2P lending platform and a lending platform connecting institutional investors to borrowers; and

•        Wallet as a Service (“WaaS”),    pursuant to which DigiAsia provides e-wallet services, which is offered as open- or closed-loop e-wallets, and deep analytics for revenue optimization to B2B2C customers.

Currently, the FaaS business vertical accounts for the bulk (approximately 99% for the fiscal year ended December 31, 2022) of DigiAsia’s revenues. The majority of the products and services are provided through open access APIs, which are routed via an integration platform, which in turn is connected to partners, end merchants or key distributors across the telecommunication and fast-moving consumer goods supply chain.

By leveraging its consolidation strategy and technology platform, and the extensive expertise of its management team, DigiAsia has emerged as one of the foremost players in its geographies of operations in terms of ecosystem and B2B offerings.

Committed to responding to challenges related to financial inclusion, DigiAsia offers its services under licenses issued by Bank Indonesia or the Financial Services Authority of Indonesia (“OJK”), as applicable, through the following brands:

•        Operations through licenses from Bank Indonesia:

•        Digital Payment (KasPro),

•        Remittances (RemitPro), and

•        Digital Agent-Based Financial Services (DigiBos).

•        Operations through license from OJK:

•        P2P Lending (KreditPro).

DigiAsia’s management believes that there are tremendous growth opportunities in a rapidly-growing fintech market, in each of the industry verticals it operates in. The total addressable market (“TAM”) for payments is estimated at approximately $266.0 billion, according to an “e-Conomy SEA 2022” report jointly published by Bain, Temask and Google (the “e-Conomy SEA 2022 Report”). The TAM for the remittance market, in the Indonesian market alone, is estimated at approximately $10.0 billion for inbound remittances and approximately $4.6 billion for outbound remittances, according to the World Bank 2022 indicator data1. The TAM for financing needs of MSMEs is estimated at approximately $175.1 billion (the dollar equivalent of approximately 2.6 trillion Indonesian Rupiah, based on the exchange rate used in the report of $1.00 to 14,849.85 Indonesian Rupiah), and there is an estimated lending gap of approximately $111.1 billion (the dollar equivalent of approximately 1.7 trillion Indonesian Rupiah, based on the exchange rate used in the report of $1.00 to 14,849.85 Indonesian Rupiah), according to the Indonesian Joint Funding Fintech Association and World Bank.2 The TAM for the pre-paid card market is estimated at approximately $6.7 billion, according to a report by ResearchAndMarkets.com titled “Indonesia Prepaid Card and Digital Wallet Business and Investment Opportunities Databook — Market Size and Forecast, Consumer Attitude & Behaviour, Retail Spend — Q1 2023 Update.”3 DigiAsia’s estimates that its penetration is currently less than 0.6% overall.

In the few years since PT DAB’s inception in November 2017, DigiAsia has achieved significant traction, with a gross transaction volume of approximately $2.1 billion as of December 31, 2022, an implied average take rate of 2% average for fiscal year ended December 31, 2022, revenue of $42.5 million for fiscal year ended December 31, 2022, close to 960,000 active merchants on DigiAsia’s platform as of June 30, 2023, wide national reach of merchants across 34 provinces in Indonesia, over 70 enterprise partners, over 50,000 partner agents for processing remittances and over ten banking partners on-boarded for as of June 30, 2023.

In the 15 months (ending June 30, 2023), DigiAsia has made significant strides, driven by network effects as the ecosystem expands providing for wider customer and partner use cases. Compelling growth levers in the 15 months (ending June 30, 2023) have been:

•        continued customer and ecosystem buildout, with new partners added every month, along with their end customers and offline outlet networks, and a nationwide reach of merchants across 34 provinces in Indonesia;

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1        Source: https://data.worldbank.org/indicator/BX.TRF.PWKR.CD.DT?locations=ID; https://data.worldbank.org/indicator/BM.TRF.PWKR.CD.DT?locations=ID

2        Source: https://jakartaglobe.id/business/indonesias-p2p-lenders-set-to-disburse-17b-in-loans-in-2022-association; exchange rate of USD 1: Rp 14849.85, https://data.worldbank.org/indicator/PA.NUS.FCRF?locations=ID

3        Source: https://www.researchandmarkets.com/reports/5446252/indonesia-prepaid-card-and-digital-wallet?utm_source=GNE&utm_medium=PressRelease&utm_code=jnjd4r&utm_campaign=1850818+–+

          Indonesia+Prepaid+Card+and+Digital+Wallet+Business+and+Investment+Report+2023%3a+Market+ is+Expected+to+Increase+from+%246+Billion+in+2022+to+Reach+%249.11+Billion+by+2027%2c+ Recording+a+CAGR+of+8%25&utm_exec=chdo54prd

•        strengthening and adding to the range of APIs in DigiAsia’s API technology platform integration into merchants within different supply chains;

•        addition of new BaaS products that will help transition DigiAsia to a full stack banking provider and unblock growth of existing fintech products as card and account issuance becomes fully controlled;

•        going live with more end-users within existing customer accounts and expanding from Jakarta and West Java, Indonesia, to Central, East and South Sumatra, Indonesia (in 2022) and other islands in Indonesia (in 2023);

•        partnership with various financial institutions to offer their products and services through DigiAsia’s platform, including with Reliance Capital Management for providing insurance and asset management products, and DBS Bank, Indonesia for providing products relating to MSME financing solutions; and

•        investment led by Reliance Capital Management, a portfolio company of Leapfrog, for an amount of $14.5 million at a post-money valuation of $450.0 million.

DigiAsia’s Industry

Southeast Asian Market

Macroeconomic Outlook for the Association of Southeast Asian Nations (“ASEAN”) Market4

The ASEAN region is expected to remain one of the fastest-growing regions of the world in 2023, but economic growth is expected to fall marginally from 2022. The Asian Development Bank’s (“ADB”) revised forecast predicts that economic growth in Southeast Asia will be 4.7% for 2023 in the ASEAN region, down from the forecast of 5.5% for 2022. This is largely due to worsening global economic conditions and tightening monetary policy. The second half of 2023 will likely see conditions that are more conducive to organic growth as falling inflation provides central banks with greater rate flexibility. This should complement increasing economic activity in China.

It is important to note that forecasts may vary, and this can be partially dependent on how organizations categorize the region. Credit Suisse analysts have projected growth of the ASEAN-six economies (Indonesia, Malaysia, the Philippines, Singapore, Thailand, and Vietnam) to be at 4.4% in 2023 from a projected 5.6% in 2022. These figures put regional economic growth above the global average. The International Monetary Fund predicts a global growth of 2.7% in 2023, down from 3.2% in 2022. In spite of the headwinds, the ASEAN region is expected to remain attractive to foreign direct investment, with trends in commercial and state investment likely to remain consistent throughout 2023, despite a more challenging macroeconomic environment.

According to the reports, ASEAN nations could benefit from a privileged geopolitical position in future years as both the United States and China seek to deepen ties in the region. Both nations have highlighted their commitment to trade with ASEAN economies, with China’s commitment expected to occur through access to the Regional Comprehensive Economic Partnership agreement and the Comprehensive and Progressive Agreement for Trans-Pacific Partnership. The United States only has free trade agreements with selected ASEAN countries.

Other factors that could positively contribute to ASEAN growth in 2023, including the large international tourism sectors of several nations in the region, and a further improving epidemiological environment is expected to contribute to the region’s recovery in 2023.

Favorable Demographics Expected to Increase Internet Penetration

The favorable demographics of the Southeast Asian economies are also expected to propel the growth in these nations. By 2025, Southeast Asia is expected to contain approximately 700 million people, with over a third of this total living in Indonesia, Asia’s third largest country in terms of population. The Philippines and Vietnam are also expected to have over 100 million people each by 2025.

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4        Source: https://www.aseanbriefing.com/news/asean-economic-outlook-2023/

According to the e-Conomy SEA 2022 Report, Southeast Asia had 100 million additional internet users who have come online between 2019 and the first half of 2022, from 360 million to 460 million. Ecommerce has contributed to approximately 19% of the incremental adoption, followed by food delivery at 10%, transport at 7% and online groceries at 3%. There are five consumer demographics, each at different stages of adoption and usage. The highest growth in digital adoption has been in the category of suburban users (at 41%), who have been classified as consumers in suburban cities who participate in the digital economy by having made a purchase in at least one digital vertical, (all suburban cities in the survey have populations between 50,000 and 200,000 residents and all respondents are digital consumers who access the internet at least once every two weeks). Within the countries, the percentage of the internet users intending to use the internet more than before, was 32% in Indonesia, 30% in Vietnam, 24% in Malaysia, 23% in Thailand, and 20% in the Philippines and Singapore.

Southeast Asia’s Fintech Market

Just as countries in Southeast Asia embarked on a return to pre-pandemic normality, global headwinds started to blow, threatening to derail a full economic recovery. These factors include supply chain disruptions, mobility restrictions, geopolitical tensions, reduced disposable incomes, increasing prices and less product availability. Rising interest rates and high inflationary pressure have also been impacting consumer demand, particularly the discretionary sectors that sit at the core of the digital economy. According to the e-Conomy SEA 2022 Report, despite these macroeconomic headwinds, Southeast Asia’s digital economy is expected to reach approximately $330.0 billion in gross merchandise value by 2025 and between $600.0 billion to $1.0 trillion in in gross merchandise value by 2030.

As discussed in the e-Conomy SEA 2022 Report, digital adoption continues to rise, albeit at a slower pace than the steep acceleration seen at the height of the COVID-19 pandemic. Southeast Asia’s digital economy sectors are following three distinct trendlines. E-commerce follows an S-shaped growth curve, in which it continues on its growth trajectory, but from a higher starting point after the steep acceleration during the COVID-19 pandemic. Others, such as food delivery and online media, are returning to their trendlines after a two-year spike. Lastly, travel and transport are moving along a U-shaped recovery, with pre-pandemic levels still some ways away.

According to a report by the International Data Corporation (“IDC”) titled “IDC InfoBrief 2022,” (the “IDC InfoBrief 2022 Report”) digital payments trends driven by the pandemic are expected to accelerate further. Within a span of 24 months, Southeast Asia has seen major shifts in how consumers make payments, propelled by the surge in digital commerce, physical distancing and government incentives and adoption initiatives. As the region emerges from the COVID-19 pandemic, these shifts are expected to become more pronounced as newly ingrained digital lifestyles continue to influence payment behavior. Major gainers across the region include domestic payments, mobile wallets and buy-now-pay-later, all of which offer cardless options for online payments, providing convenience and security, and which are experiencing increased adoption by businesses.

According to IDC InfoBrief 2022 Report, some of the key trends in the Southeast Asia payments market have been as follows:

•        Domestic payments in Southeast Asia remain a unique characteristic of the region, and each market has its own payment systems. These payments systems, which are largely government-driven, are used extensively in several markets including Thailand, Malaysia, and Singapore, as both online and offline real-time payments;

•        Indonesia is the latest market to add real-time payments to its payment infrastructure (in 2021). With its population and large digital economy, Indonesia is predicted to be the largest Southeast Asian market for real-time payments transaction values in 2026.

•        Mobile banking applications have been the main platform from which domestic real-time payments have exploded in popularity in Southeast Asia, and they are expected to be the key medium for cross-border real-time payments in the future.

Intra-Southeast Asia operability is considered to be the next opportunity. According to the IDC InfoBrief 2022 Report, the key trends expected in the region include the following:

•        From 2021 to 2026, real-time payments transaction values in Southeast Asia is estimated to increase from $1,428.6 billion to $12,978.7 billion; and

•        The next stage of growth for real-time payments is expected to be connecting the domestic systems to form an intra-Southeast Asia network. Interoperability already exists between Singapore and Thailand, between Thailand and Malaysia, between Thailand and Indonesia, and between Thailand and Vietnam.

By the second half of 2023, Singapore and Indonesia are expected enter into an agreement to have their real-time payment systems fully linked, bringing new ways for consumers to transact and pay. Such anticipated payment connectivity between Indonesia and Singapore is expected to empower individuals and businesses, particularly MSMEs to conduct their cross-border trade, e-commerce and financial activities more efficiently and also support tourism growth as international travel resumes.5

ASEAN Market Presents an Opportunity For Financial Inclusion

According to research by Morgan Stanley published in November 2022 (the “Morgan Stanley Report”),6 the ASEAN market is the second largest unbanked and/or underbanked market after India, with Indonesia and the Philippines representing the largest share within the ASEAN market. In Indonesia and the Philippines, the Morgan Stanley Report expects the retail lending market to grow 3.3 to 6.6 times in their bear to bull range by 2030, given retail loan penetration of 10% (vs. ASEAN peers average of 40%), and the SME lending market to grow 2.9 to 9.6 times in their bear to bull range by 2030. The Morgan Stanley Report further expects a strong push from governments within the ASEAN region towards financial inclusion, including implementation of financial infrastructure, such as standardized QR codes, digital identification and digital finance, which will accelerate financial inclusion in the region. Financial inclusion was deemed an enabler for growth in ASEAN’s Economic Community Blueprint 2025 because it amplifies economic growth.

There were at least 172 million unbanked adults across ASEAN nations as of 2021, according to the World Bank, among which Indonesia and the Philippines represented the largest share. The average level of financial exclusion was estimated at 27.9% across the ASEAN region as of April 2022, according to the Joint Meeting of the ASEAN Finance Ministers and Central Bank Governors. Indonesia and the Philippines represented the largest number of unbanked adults in Southeast Asia, with 48% and 49% of the adults, respectively, being unbanked as of 2021.

In the ASEAN region, banks mainly target corporate clients, due to banks’ preference for banked and lower-risk segments, which results in large numbers of underserved retail and SME customers who turn to informal alternatives. In Indonesia, approximately 53% of system lending is to corporate clients and approximately 20% to SME. Similar to Indonesia, most lending in the banking segment in the Philippines is to corporate clients. Since a large part of the population might not have regular income and/or lack basic financial knowledge, they might turn to personal or informal lending alternatives such as loans from friends and family or other small informal channels for their financing needs.

The Morgan Stanley Report believes that Indonesia and the Philippines have the potential for growth in MSME and retail market lending of at least three times between November 2022 and 2030, given the low MSME and retail loan penetration as compared to ASEAN peers. In Thailand, MSME and retail loan penetration is close to or even higher than in Singapore and Malaysia, which suggests that further growth in the market will be a challenge.

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5        Source: https://www.mas.gov.sg/news/media-releases/2022/indonesia-and-singapore-cross-border-qr-code-payments-connectivity-and-use-of-local-currencies-for-bilateral-transactions

6        Source: Morgan Stanley Research Report: “ASEAN Sustainability and Financials ASEAN Financial Inclusion — Who Does It Well?” dated November 29, 2009

Adoption and Usage of Digital Financial Services

The adoption and usage of digital financial services (“DFS”) have flourished across the board, propelled by a shift from offline to online and the positive financial market conditions of the last few years. With rising interest rates and a riskier lending environment, however, fintech players, platforms, and newly launched Digibanks will see their business models tested. Meanwhile, banks and insurance companies are rapidly digitalizing their services and maintaining a stronghold on affluent consumers.7

In Southeast Asia, DFS have made significant inroads over the years, buoyed by a highly conducive growth environment. However, clear shifts in battlegrounds have made the landscape more competitive. All sub-segments are growing as a result of enduring offline-to-online behavior shifts post-COVID-19 pandemic. The overall payments market (gross transactional value) is estimated to grow from $708.0 billion in 2020 to $2.1 trillion by 2030, the remittance market (gross transactional value) is estimated to grow from $16.0 billion in 2021 to $60.0 billion in 2030, the lending loan book is estimated to grow from $40.0 billion in 2021 to $325.0 billion in 2030, investments (assets under management) market is estimated to increase from $34.0 billion in 2021 to $530.0 billion in 2030 and the insurance (annual premium equivalent/gross written premium) market is expected to increase from $16.0 billion in 2021 to $60.0 billion in 2030.

Digibanks compete for mass and unbanked consumers while established banks fast-track digitalization. Digibanks are starting to gain traction in Southeast Asia, while incumbents are building on inherent strengths to digitalize quickly, with new entrants gradually gaining consumer trust, especially among young digital natives. Efficient, non-legacy platforms, together with streamlined operations and distribution, allow digibanks to pass on savings to their customers, as well as reinvest in new products such as their lending and investment portfolios. An opportunity also exists for Digibanks’ in credit, as they have access to proprietary consumer data and are in a position to capture a share of the underbanked via alternative credit decisioning. To stay competitive, leading established banks are investing heavily in ramping up their digital capabilities to offer a better user experience and more value-added services, such as digital payments and investments.

Digibanks have a higher ‘right to win’ in Indonesia, the Philippines, and Vietnam, where digitalization of incumbent banks is slower, and low digital inclusion of the unbanked and underbanked offers sizable headroom for growth. This augurs well for DigiAsia, with an established base in Indonesia and plans to enter into regional markets of Vietnam, the Philippines and Thailand. In Thailand and Malaysia, digibanks have a medium ‘right to win’, given the lower proportion of unbanked and underbanked people. Incumbent banks enjoy ecosystem support such as protective regulations and integrated partnerships, making it harder for newer players to gain ground. In a mature market like Singapore, digibanks have a low ‘right to win,’ given the low number of unbanked and underbanked customers in Singapore. The banking system is concentrated around well-established financial institutions undergoing rapid digitalization, which have a stronghold on the most profitable segments, the high net worth and affluent customers.

Indonesia

Indonesian Economy and Demographics

Indonesia is the largest Southeast Asian economy and the 16th largest economy in the world, and is considered one of the most important emerging market economies globally that has charted impressive economic growth since overcoming the Asian financial crisis of the late nineties. Indonesia is a member of the G-20 economies, and according to a forecast by Goldman Sachs, will be among the 15 countries with the largest gross domestic product worldwide by 2030.8 Despite the global economic disruption in the past few years, and a shrinkage in its economy in 2020, the Indonesian economy has rebounded in 2021, growing by 3.69%, driven by stronger global growth and a gradual improvement in domestic demand with a gross domestic product per capita of approximately $4,798 in 2022, which is estimated to increase to approximately $5,777 by 2025.9 The Indonesian economy possesses strong fundamentals of social stability, strong domestic demand for goods and services and steadily increasing foreign reserves (just under $139.0 billion as of March 2022), with stable prices as well as moderate to low inflation.10 Indonesia has experienced

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7        See https://www.bain.com/insights/e-conomy-sea-2022/

8        Source: https://www.statista.com/statistics/320149/gross-domestic-product-gdp-per-capita-in-indonesia/

9        Source: https://www.statista.com/statistics/320149/gross-domestic-product-gdp-per-capita-in-indonesia/

10      https://www.trade.gov/country-commercial-guides/indonesia-market-overview an increase in foreign direct investment in recent times, from approximately $19.2 billion in 2020 to approximately $21.4 billion in 2021.11 Furthermore, prior to COVID-19, Indonesia had made enormous gains in poverty reduction, cutting the poverty rate by more than half since 1999, to under 10% in 2019.

Currently, Indonesia is the world’s fourth most populous nation, with a total population of approximately 280.7 million, of which 84% are under the age of 54 years, and estimated to grow to approximately 298.0 million by 2030. Indonesia’s population is comprised of a predominately young population, with the median age being 29.3 years. This composition has been the underpinning for rapid internet and smartphone penetration and an increased number of internet users using mobile banking. Indonesia’s internet economy more than quadrupled to more than $40.0 billion in 2019 and is expected to reach $130.0 billion by 2025. There were approximately 204.7 million internet users in Indonesia in January 2022, which is estimated to expand to 250.0 million by 2025, while internet penetration rate stood at 73.7% of the total population at the start of 2022. Considering that around 69% of the total population are active on social media and about 74% are internet users, the majority of the population are young and highly tech-savvy. This presents an opportunity for fintechs and technology disruptors to further expand and offer more digital financial solutions. Accordingly, OJK has launched a plan (dubbed the “Master Plan for the Indonesian Financial Services Sector (MPSJKI) 2021-2025”) to realize a vision of a next-generation national financial services sector.

Additionally, Indonesia is a diverse archipelago nation consisting of approximately 6,000 inhabited islands (out of approximately 17,500 total islands).12,13 This geographical landscape of the country makes it challenging for traditional banks to cover the entire country. As a result, out of the approximately 181 million adult population, approximately 92 million, or approximately 51%, are unbanked, and approximately 47 million, or 26%, are underbanked.

Acute Paucity and Access to Banking and Financial Services to Underserved Market Segments

Businesses in Indonesia face the following four-fold challenge when accessing and integrating financial solutions:

•        difficulty and high cost of obtaining a fintech license and/or regulatory arbitrage;

•        difficulty in acquiring offline-to-online ecosystem;

•        requirement of significant resources in terms of time and cost to connect to digital ecosystems; and

•        lack of experience to build fintech-grade technology with compliance, standards and security requirements.

Given that a sizeable portion of Indonesians have limited access to financial services, with 51% being an unbanked, adult population, having little or no access to banking and financial services solutions, an overwhelming majority (approximately 85%) of payments are cash-based, and as much as approximately $18.0 billion of remittances is done through unofficial channels. MSMEs and SMEs also suffer from poor access to lending services, with approximately 88% of MSMEs not having access to formal lending,14 resulting in financing need of approximately $175.0 billion (the dollar equivalent of approximately 2.6 trillion Indonesian Rupiah) and a lending gap of $111.1 billion (the dollar equivalent of approximately 1.7 trillion Indonesian Rupiah), according to the Indonesian Joint Funding Fintech Association and the World Bank.15 The International Labour Organization’s “Financing Small Businesses in Indonesia: Challenges and Opportunities/International Labour Office — Jakarta: ILO, 2019” report estimated that finance provided to MSMEs in Indonesia was approximately $56.6 billion, out of potential demand of approximately $222.4 billion, leaving an MSME financing gap of approximately $165.8 billion, equivalent to approximately 19% of Indonesia’s gross domestic product. The report also considered how many of the SMEs were constrained and to what extent, with approximately 114,000 (approximately 17.6%) fully constrained and another approximately 198,000 (30.7%) partially constrained in their access to finance.16 Accordingly, in 2020, the Indonesian government announced a regulation (the “National Strategy for Financial Inclusion”) aimed at to achieving 90% financial inclusion by 2024, and to encourage economic growth. Further, while the number of SMEs has surpassed 60 million, the majority are

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11      https://data.worldbank.org/indicator/BX.KLT.DINV.CD.WD?locations=ID

12      Source: https://www.1stopasia.com/blog/indonesia-an-archipelago-of-languages/

13      Source: https://www.loc.gov/today/placesinthenews/archive/2009arch/20090930_indonesia.html

14      Source: tech-enabling-indonesias-63m-msmes-the-engine-of-growth-for-the-post-pandemic-recovery/

15      Source: https://jakartaglobe.id/business/indonesias-p2p-lenders-set-to-disburse-17b-in-loans-in-2022-association; exchange rate of USD 1: Rp 14849.85, https://data.worldbank.org/indicator/PA.NUS.FCRF?locations=ID

16      Source: https://www.ilo.org/wcmsp5/groups/public/ — asia/ — ro-bangkok/ — ilo-jakarta/documents/publication/wcms_695134.pdf experiencing problems in accessing financing. Hence, financial institutions and fintechs have a high potential in the market to collaborate and further develop the financial sector, while supporting the government of Indonesia’s vision toward financial inclusion and the country’s economic growth.17 This makes Indonesia well-positioned to be the next digital hub in Southeast Asia.

Accelerating the digital journey by investing in advanced technologies such as artificial intelligence, machine learning, internet of things, advanced analytics, cloud computing, and robotic process automation are vital for financial institutions to thrive and remain competitive. Moreover, the use of open banking APIs and partnerships with fintechs and third parties will empower the banking sector to digitally onboard more customers, provide a highly personalized experience and meet their needs.18

Indonesia’s Retail Market and Warungs

Indonesia is home to an approximately $377.0 billion retail market, with fast-moving consumer goods comprising the bulk of the market, 77% of which is unorganized, according to a report by Redseer released in June 2020.19 Private consumption in Indonesia stands at approximately 60% of gross domestic product, out of which retail accounts for approximately 59% of the spend (approximately 35% of gross domestic product). Adoption of online business-to-consumer channel, an expanding middle class population and rising investment in infrastructure are driving growth of the retail market. Fast-moving consumer goods account for approximately 55% of the retail market and approximately 77% of the market is unorganized. There are approximately 3.5 million “warungs” (which are local mom and pop stores in Indonesia) selling fast-moving consumer goods (and other allied categories) products, which are core to this market and are distributed evenly across the country. Approximately 70% of the sales by warungs come from fast-moving consumer goods category. DigiAsia’s financial inclusion outreach targets Indonesia’s underbanked or unbanked population by leveraging the network of warungs to offer DFS products and solutions, and operate as digibanks. The presence of the unorganized retail outlets or warungs is one of the key drivers of growth of DigiAsia’s business.

Indonesia’s Digital Financial Services

According to the e-Conomy SEA 2022 Report, Indonesia’s digital economy has been estimated at approximately $77.0 billion in 2022 and is expected to reach approximately $130.0 billion by 2025, driven primarily by e-commerce. DFS will maintain momentum towards 2025, with digital payments compound annual growth rate growing in the teens, and investment platforms accelerating by approximately 75% compound annual growth rate. The payments segment is estimated to grow to approximately $421.0 billion in gross transactions value by 2025, up from approximately $206.0 billion in 2019, the remittance industry segment is estimated to grow to approximately $3.0 billion in gross transactions value by 2025, from approximately $0.5 billion in 2019, the lending loan book industry segment is estimated to grow to approximately $16.0 billion by 2025, from approximately $1.0 billion in 2019, the insurance industry segment is estimated to grow to approximately $1.0 billion in annual premium equivalent/gross written premiums by 2025, from approximately $100.0 million in 2019, and the investment industry segment is estimated to grow to approximately $10.0 billion in assets under management by 2025, from approximately $100.0 million in 2019.

Indonesia presents significant opportunities in the financial technology sector based on the country’s standing as the largest economy in Southeast Asia and the fourth-most populous nation in the world. Financial institutions in Indonesia are increasingly emphasizing the importance of technology in reaching their financial inclusion goals among the world’s third-largest unbanked population, and often look abroad for potential vendors and partners with experience. Since it was first launched in August 2019, the number of merchants who have adopted QR Code Indonesian Standard (“QRIS”) as a payment channel and have been connected to such national payment standard code stood at approximately 14.8 million in 2021,20 and increased to approximately 18.7 million merchants and users by July 2022. Of such total, approximately 90% of users are MSMEs.21 Out of the 322 biggest fintech companies in Indonesia, e-money digital wallets and P2P lending each account for 73 and 33 of the total, respectively, being

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17      Source: https://theasianbanker.com/finance-indonesia-2022/#:~:text=As%20the%20adult%20 population%20of,and%20to%20encourage%20economic%20growth

18      Source: https://theasianbanker.com/finance-indonesia-2022/#:~:text=As%20the%20adult%20population%20of,and%20to%20encourage%20economic%20growth.

19      https://redseer.com/newsletters/indonesia-eb2b-reviving-the-warungs-in-a-post-covid-world-part-1/

20      Source: https://www.trade.gov/country-commercial-guides/indonesia-financial-services-financial-technology

21      Source: https://indonesiawindow.com/en/indonesias-national-payment-code-used-by-18-7-mln-merchants/

the first and second largest, respectively. In 2020, there were approximately 4.6 billion e-commerce transactions, which reached a total value of approximately $14.1 billion. According to Statista, in 2021, there were approximately 5.5 billion e-commerce transactions, accounting for a combined value of approximately 305.4 trillion Indonesian Rupiah (or approximately $21.4 billion22).23

Indonesia’s Digital Economy and Finance

The Indonesian government and Bank Indonesia have set up a roadmap to maximize digital impact into making financial products available and affordable to the vast majority of the population. Known as the Payment System Blueprint 2025,24 the roadmap has been devised to offer and provide solutions to bridge the digital divide with respect to financial services. This is expected to open up access for approximately 83.1 million unbanked individuals and approximately 62.9 million MSMEs to formal economics and finance in a sustainable manner through digitization. The five key principals to achieve this have been formulated as Indonesia Payment Services (“IPS”) 2025, and consist of the following principles:

•        reinforce the integration of national digital economy and finance in assuring the proper functioning of central bank mandate in money circulation, monetary policy and financial system stability, as well as financial inclusion;

•        foster digital transformation within the banking industry to sustain banks’ role as a primer institution in the digital economy and finance through the implementation of open-banking standard, as well the deployment of digital technology and data on their financial product and services;

•        assure interlink between fintech and banks to contain the escalation of shadow banking risk through the regulation of the use of digital technology, business relation and business ownership;

•        strike a balance among innovation, consumers protection, integrity and stability, as well as fair competition through the implementation of digital know-your-customer and anti-money laundering-combating the financing of terrorism, data, information and public business openness, and the deployment of Reg-tech and Sup-tech for reporting, regulatory and supervisory; and

•        safeguard national interest on cross-border use of digital economy and finance through the obligations of domestic processing for all onshore transactions and domestic partnership for all foreign players under the consideration of reciprocity principle.

According to the IPS Blueprint 2025 report, the payment system is expected to navigate Indonesia’s digital economic transformation, to a well-functioning system that will lead to sustainable economic growth.

Digital Payments in Indonesia

Indonesia is rapidly moving away from using cash to make payments to various digital payment platforms, such as credit cards, debit cards, e-wallets, e-money and internet banking. Along with the rise of e-commerce and ride-hailing applications in Indonesia, the country has become one of the world’s fastest-growing marketplaces for digital payments. The penetration rate of digital payments industry in Indonesia was forecast to reach over 85% within the next years.25

According to the eConomy SEA 2022 Report, the payments segment is expected to grow to approximately $421.0 billion by 2025, from approximately $266.0 billion in 2022. The mobile wallet transaction is expected to grow to approximately $107.0 billion by 2025, from approximately $28.0 billion in 2020.26 Digital payment transactions (which include e-wallet transactions, instant bank transfers, digital bill payments, online card payments and other forms of noncash payments made by and to businesses, individuals and governments) have grown rapidly in emerging

____________

22      Source: https://www.statista.com/statistics/995840/indonesia-exchange-rate-between-rupiahs-and-us- dollar/#:~:text=In%202021%2C%20the%20average%20exchange,to%20approximately%2014.27% 20thousand%20rupiah; US$ 1:14269 IDR (Indonesian Rupiah)

23      Source: https://www.trade.gov/country-commercial-guides/indonesia-financial-services-financial-technology

24      https://www.bi.go.id/en/fungsi-utama/sistem-pembayaran/blueprint-2025/default.aspx

25      Source: https://www.statista.com/topics/9838/digital-payments-in-indonesia/#topicOverview

26      https://www.statista.com/statistics/1327356/indonesia-mobile-wallet-transaction-value/

markets (that is, emerging Asian countries, Africa and Latin America) during the past two years, as the pandemic accelerated shifts to contactless payments and e-commerce. E-wallets proliferated, real-time account-to-account transfers took off, and industry players formed new partnerships to access capabilities and broaden their customer base. Some of the fastest growth in digital payments occurred in Southeast Asia and Africa, where low banking penetration gives payments providers opportunities to capture untapped potential and reach underserved populations. Wallets are the leading e-commerce payment method in Indonesia, accounting for approximately 39% of transaction value, as well as other Southeast Asia nations such as Philippines (approximately 31%), Vietnam (approximately 25%) and Thailand.27

Further, Indonesia’s comparably low credit card penetration, at less than 2%,28 offers opportunities for buy-now-pay-later providers to deliver digital credit services to an underserved market. Indonesia’s current buy-now-pay-later market features an impressive roster of local providers, including Akulaku, GoPayLater, Kredivo and Traveloka PayLater, as well as SpayLater from Singaporean e-commerce giant Shopee and Singaporean buy-now-pay-later provider Atome.

E-wallet usage in Indonesia

Currently, e-money and e-wallet payments are the most popular forms of digital payments in Indonesia. Neither a bank account nor a credit card is needed to register for these platforms, and such platforms serve as a useful tool for financial inclusion and catering to unbanked Indonesians. As a result, the number of e-money and e-wallet users are higher than other digital payments that require a bank account. In Indonesia, there are already currently more than 48 licensed e-wallet systems operated by domestic companies in the public and private sectors. Indonesia’s most widely-used e-wallets, such as GoPay and OVO, also have the benefit of being supported by super apps. GoPay is a payment service that is integrated into Gojek, the biggest multi-service platform in Indonesia, while OVO has grown over the years due to its partnerships with Grab, a regional ride-hailing service, and Tokopedia, one of Indonesia’s largest online e-commerce markets. For many consumers, instant cashback rewards and bonus points are among the benefits of using an e-wallet app as a cashless payment method.29

According to Bank Indonesia, the value of e-money domestic purchase transactions increased by 33% in 2022 to IDR 407.5 trillion Indonesian Rupiah from 305.4 trillion Indonesian Rupiah in 2021, and the volume of such transaction increased by 27% in 2022 to 6.9 trillion from 5.5 trillion in 2021.

Fintech P2P Lending

Indonesian fintech companies are turning financial services into an engine of economic growth, and there are rapid growths of the digital economy through a wide range of innovative financial services, especially in digital marketplaces and P2P lending. As of April 2022, there were approximately 102 P2P lending companies, according to statistics compiled by OJK. Of those 102 firms, approximately 94 were conventional P2P lenders and eight were sharia P2P lenders. Approximately 67.2% of P2P borrowers were in the 19 to 34 years age group and almost 30.4% were in the 35 to 54 years age group. In terms of gender distribution, approximately 47.2% of borrowers were women and approximately 52.7% were men, with the majority of borrowers being individuals or smaller MSMEs.30

In the face of restrictions and lockdowns brought about by the COVID-19 pandemic, Indonesia saw a surge in digital adoption among consumers and accelerated growth of both digital payments and e-commerce platforms.

MSMEs play a critical role in the Indonesian economy. According to the data from the Ministry of Cooperatives and SMEs of The Republic of Indonesia, MSMEs are the engine of growth for the Indonesian economy, with over 60 million registered MSMEs contributing approximately 61% of the country’s gross domestic product. There are two major roadblocks for MSMEs to get financing. First, MSMEs are generally not considered creditworthy by the banks since they typically do not have assets that can be used for collateral. Second, bank branches are very limited in tier-2 and tier-3 cities, making it harder for MSMEs to apply for financing.31

____________

27      The 2022 McKinsey Global Payments Report

28      https://www.theglobaleconomy.com/rankings/people_with_credit_cards/

29      Source: https://www.statista.com/topics/9838/digital-payments-in-indonesia/#topicOverview

30      https://www.trade.gov/country-commercial-guides/indonesia-financial-services-financial-technology

31      https://technode.global/2021/08/09/tech-enabling-indonesias-63m-msmes-the-engine-of-growth-for-the-post-pandemic-recovery/

This presents market opportunities for players in Indonesia’s P2P lending industry, which was set to expand its loan disbursement by approximately 70% to approximately $16.6 billion in 2022, thanks to the high demand from the country’s underbanked MSMEs.

According to the World Bank, there was a sizeable financing gap in the Indonesian MSME sector. Conventional banks and financial institutions only provide approximately 1.0 trillion Indonesian Rupiah (equivalent to approximately $10.44 billion) in financing for the industry, which is approximately 38% of the industry’s estimated financing needs of approximately 2.6 trillion Indonesian Rupiah (equivalent to approximately $175.1 billion).

In June 2022, OJK issued a new regulation for fintech companies to strengthen the industry. The regulators require existing fintech companies to increase their paid-up capital by up to 12.5 billion Indonesian Rupiah (equivalent to approximately $0.8 million) in the succeeding three years, with new companies required to have a paid-up capital of no less than 12.0 billion Indonesian Rupiah (equivalent to approximately $0.8 million). OJK has also capped the interest charged by fintech companies and set boundaries in the agreement between the borrower, lender and the fintech platform, including personal data protection and billing provisions.32

Despite significant progress in the shift towards cashless transactions in Indonesia, cash is still widely used and financial inclusion remains low for individuals and small businesses. As more e-wallet players are moving to multi-line businesses to provide financial services, it will be crucial for the industry to strengthen interlinkages among providers to foster a more seamless experience for customers.33

Branchless Banking or Digital Agent Financial Services

According to the World Economic Forum, Indonesia has the world’s third-largest unbanked population and a low financial literacy index of 40%, which are strongly linked factors. Research in Indonesia shows that the higher a person’s financial literacy, the higher their financial inclusion. In response, the government has set a target to achieve 90% financial inclusion by 2024. Ultra-micro and micro businesses are the main focus of this vision.34

Indonesia’s approximately 60 million ultra-micro and micro businesses are responsible for approximately 60% of Indonesia’s gross domestic product and employ approximately 97% of the workforce. According to Indonesia’s Ministry of Cooperatives, more than half of these businesses remain financially underserved. Many lack bank accounts and transact predominantly in cash, making it difficult for them to build a legitimate credit history that would give them access to formal funding when they need it. Digital financial services across an ultra-micro ecosystem present an opportunity to solve financial inclusion challenges and set the foundation for inclusive and sustainable economic growth.35

One of the main goals of fintech development in Indonesia is to help banks overcome topographical limitations. In addition, many Indonesians are reluctant to access banking services due to their complexity, especially financing. Fintech provides alternative financing solutions for those who find it difficult or reluctant to access banking services.

There are several factors that is expected to drive the development of the fintech industry. First, many consumers now prioritize ease of access. Second, fintech services are considered inexpensive, with easier terms than conventional banks. Last, fintech is essential to support the government’s efforts to increase financial inclusion in Indonesia.

Due to the geographical landscape of Indonesia, traditional banks face major challenges to cover the entire country. While the number of SMEs has surpassed 60 million, the majority are experiencing problems in accessing financing. Hence, financial institutions and fintechs have a high potential in the market to collaborate and further develop the financial sector, while supporting the government’s vision toward financial inclusion and the country’s economic growth.36 According to the IDC InfoBrief, Fintech and Digital Banking 2025 Asia Pacific — Second Edition Report (“IDC InfoBrief 2025 Report”), it is estimated that by 2023, approximately 40% of Indonesian bankable customers will go through direct onboarding, electronic know-your-customer or third-party onboarding, and by 2025, the unbanked percentage in Indonesia is expected to reduce to approximately 20%. Warungs and MSMEs, acting as the last mile contact point for virtual digital banks offering basic banking services such as cash withdrawal and

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32      See https://jakartaglobe.id/business/indonesias-p2p-lenders-set-to-disburse-17b-in-loans-in-2022-association

33      Source: https://www.trade.gov/country-commercial-guides/indonesia-financial-services-financial-technology

34      EY Report: “Riding the wave of Indonesia’s financial services growth”, December 2022

35      EY Report: “Riding the wave of Indonesia’s financial services growth”, December 2022

36      https://theasianbanker.com/finance-indonesia-2022/#:~:text=As%20the%20adult%20population%20of,and%20the%20underbanked%20is%2026%25.

deposits and credit cards, among others, to the underserved population, have started to bridge the gap. The availability of prepaid and digital wallets has been one of the way to achieve financial inclusion. One report estimates that the prepaid card market in Indonesia increased at a compound annual growth rate of 10.5% during 2018 to 2022. Over the forecast period of 2023 to 2027, the market is expected to record a compound annual growth rate of 8.0%, increasing from approximately $6.0 billion in 2022 to approximately $9.1 billion by 2027, with a projected market value of approximately $6.7 billion in 2023.37

The Indonesian agent network, offering virtual digital banking solutions, is characterized by the following three distinct categories of agents:

•        Laku Pandai:    Agent banking services of banks aimed at financial inclusion, with 31 banks (as of 2019) that have been given Laku Pandai license (Regulated by OJK Regulation No. 1/POJK.03/2022);

•        LKD:    E money services that can be offered by both banks and non-banks, with 42 e-money licenses being issued, which includes 12 banks and 30 non-banks; and

•        Digital Payment Solutions:    Offered by fintech players via agent networks, which has no defined regulatory framework.

Indonesia Aims to be a Cashless Country in the Near Future

Despite a significant progress in the shift towards cashless payments, cash is still widely used in Indonesia and half of the Indonesian population still do not have a bank account. According to a consumer survey conducted in 2020, Indonesian respondents of all ages still preferred to use traditional payment methods to purchase items or conduct transactions. Nevertheless, the increasing number of digital payment transactions reflect the population of Indonesia’s growing digital financial literacy. It also highlights how widely fintech and e-commerce services are used in Indonesia. It has been forecasted that the uptake of the number of digital payment users in Indonesia will continue with e-commerce and mobile payments growing by over approximately 45% and approximately 18%, respectively, by 2027. Payment digitalization and cross-border payments have become a priority agenda in Indonesia, and the country recently launched its first national digital payments infrastructure called BI-FAST to expedite retail payments in real time. By accelerating its digital payment landscape, Indonesia aims to have stronger financial governance and become a cashless society in the next few years.

According to the IDC InfoBrief 2025 Report, Indonesian banks are expected to invest in new digital technologies that are API-enabled, microservices-based and cloud-native. The basis for their success is expected to be in modular architecture. Supported by this LEGO-style building block architecture, it is possible to create and alter processes, products, or channels as needed. Changes are easily made by small business teams with minimal impact on the business. For example, business owners can be increasingly creative in sales and service design, while engineering can quickly develop and launch new value propositions. Modular banking is the key to fine-tuned processes and will drive any efforts to create a future-proof digital banking platform. The report further states that banks should escalate investments to compete in “real-time,” focusing first on lending, then payments, digital marketing and product offers. This can be achieved more quickly through fintech or third-party collaborations to process services faster, deliver superior user experiences and gain scale.

DigiAsia believes that the topography of Indonesia, combined with the large number of underbanked and unbanked population, as well as underserved MSME base, high level of cash transactions and a willingness to go digital, are some of the key factors that are enabling the growth of fintech platforms and digital banking solutions.

Fintech Transactions in Indonesia

The fintech industry is currently being developed by a number of parties in Indonesia, one of which is the government as an effort to reduce the gap between banked and unbanked populations. In 2020-2021, Indonesia received approximately 26% or around $940.0 million of total fintech funding to Southeast Asia ($3.5 billion). The Indonesian

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37      https://www.researchandmarkets.com/reports/5446252/indonesia-prepaid-card-and-digital- wallet? utm_source=GNE&utm_medium=PressRelease&utm_code=jnjd4r&utm_campaign=1850818+-+ Indonesia+Prepaid+Card+and+Digital+Wallet+Business+and+Investment+Report+2023%3a+Market+ is+Expected+to+Increase+from+%246+Billion+in+2022+to+Reach+%249.11+Billion+by+2027%2c+ Recording+a+CAGR+of+8%25&utm_exec=chdo54prd fintech industry is currently dominated by digital payments, with a forecasted transaction value of approximately $71.4 billion in fiscal year 2022. However, another sector that should be considered is neo-banking, which is projected to record revenue growth of up to approximately 40% year-on-year in 2023, due to the expansion of the neo-banking ecosystem. However, according to Samuel Sekuritas Indonesia, digital payments is expected to dominate the fintech industry for some time to come.

Competitive Landscape

Businesses in Indonesia face a four-fold challenge when accessing and integrating financial solutions, including high-cost structures and difficulty in obtaining a fintech license and difficulty in acquiring and/or building offline-to-online ecosystems. Further, it takes significant resources in terms of time and cost to connect to digital ecosystems and lack of experience to build fintech-grade technology with compliance, standards and security requirements. Companies (including traditional financial companies) need such services to build improved customer experiences that are affordable and inclusive. The challenges have also presented myriad of opportunities in Indonesia. Indonesia appears to be ahead as a regional player in terms of both technology investments and orchestrating hyper-personalization in the fintech and digital platforms space.

DigiAsia has the capabilities to address these challenges and leverage the opportunities through its embedded finance platform targeting underserved markets, where DigiAsia’s fintech products can be embedded into its customers’ business processes.

Current early adopters typically focus on subsidy-led closed-loop and limited-use case business models. To DigiAsia’s knowledge, DigiAsia currently does not have any competitor offering the entire gamut of services. However, there are other players in each of the silos DigiAsia operates in.

For example, in the payment space, competitors include GoPay, OVO and Link Aja. GoPay is part of GO JEK, which is currently Indonesia’s largest ride-hailing business. OVO, launched in 2017, has been backed by the Lippo group and has recently merged with Grab, another ride-hailing business. Link Aja is Telkomsel’s e-wallet, providing merchant transactions to Telkomsel customers.

In the lending space, there are companies such as investree, which is a P2P lending platform, providing several types of financing (from invoice to buyer financing) and KOINWORKS, another P2P lending platform with a focus on leading e-commerce website (Lazada) only.

In the remittance space, there are players such as truemoney, which is active in Indonesia through an acquisition in 2015, and focuses on cash-to-cash domestic remittances, and NiuM, which is the developer of a cross-border payments application designed to gain instant access to a global network of payout, pay-in and card-issuing capabilities.

DigiAsia is one of the first companies in Indonesia offering end-to-end technology-enabled, financial services and solutions covering all aspects of e-money and payments, lending and remittance, and is among the first companies in Indonesia to offer FaaS.

Given the evolving marketplace and the acute need for a more integrated and inclusive approach, companies (including traditional financial institutions) need technology-enabled services to build and improve customer experiences. DigiAsia, with its fintech platform and deeply-entrenched relationships with various financial institutions and technology partners, has been able to embed its fintech products into their customers’ business processes, including their B2B customers, such as SME merchants in fast-moving consumer goods, building materials, telecommunication companies, cooperatives and local banks, as well as for B2B2C customers, such as large corporates, and state-owned enterprises, such as utilities. DigiAsia’s solutions include providing license and white labeling technology solutions for their e-money and payment clients, integration through APIs and low network costs for remittance partners, which helps in reducing the more traditional form of cash in/cash out method of sending money, a flexible business model with low fixed fees which scales as transactions with partner banks grow thereby preventing customer incentives to leak outside brands’ ecosystem.

DigiAsia has the following competitive strengths:

•        Leader in Embedded Fintech and Banking in Indonesia:    DigiAsia is a pioneer in the field of embedded fintech providing digitalized B2B fintech solutions to corporations, SMEs and government entities, with services that include providing e-wallets, lending engine and remittance. Key partnerships with both corporations and government entities have provided DigiAsia with a unique access to data and end-consumers strategy that has enabled DigiAsia to grow its merchant ecosystem to close to 960,000 SME outlets or warungs as of June 30, 2023.

•        Vast Market Potential:    DigiAsia caters to the Indonesian market, which is one of the fastest growing emerging economies, and a sizeable portion of whose population is underbanked. This offers tremendous growth opportunities for fintech and digital payment solutions. DigiAsia has been growing aggressively from Jakarta and West Java across the country and into Sumatra and other regions, with both new wholesalers within the same customer ecosystem and new roll-out to end-consumers on B2C platforms.

•        Digitalizing Indonesian Cooperatives and Local Banks:    DigiAsia’s products and services enable Indonesian cooperatives and local banks to integrate on a common technology platform and aims to provide more inclusive financial services to their customers. DigiAsia’s branchless banking product allows banks, fintech players and neo banks to no longer be constrained by lack of ATMs and/or branches, or to have a physical presence nationally for cash-in/cash-out, bill payments and account opening.

•        Powerful Data ‘Network Effects’ Leading to Monetization:    DigiAsia has a network of partnerships and relationships with large corporations, including multi-national corporations, and state-owned enterprises and other government bodies, which enables DigiAsia to record and analyze data, and monetize such data, for example, through driving buy-now-pay-later transactions in food and beverage and transportation, and push discounts with higher effectiveness to customers using cross-partner usage data, which is expected to be a significant revenue generator as DigiAsia’s business continues to grow.

•        Strategic Mastercard Partner in Indonesia:    Mastercard invested $25.0 million into DigiAsia in early 2020, and the continued partnership with Mastercard has enabled DigiAsia to significantly benefit in terms of launching various products and solutions as well as seamless integration. DigiAsia is a pioneer in the field of providing virtual pre-paid card solutions in partnership with Mastercard. DigiAsia is on a path to integrate all its licenses and services together, enabling it to form an omni-channel ecosystem with DigiAsia being at the back end of every digital transaction.

•        Strong Management Team:    DigiAsia’s founders and senior management team, most of whom will continue with PubCo, have significant experience across the telecommunications, lending, payments, fintech, technology and consumer products industries, and are supported by industry veteran advisors and board members with insight into key end markets, and the wider commercial ecosystem in Indonesia.

•        Track Record of Growth and Profitability:    DigiAsia presents an opportunity to invest at the growth cusp into one of the fastest growing companies in the payments and fintech space in Indonesia, with approximately 50% gross margin and revenue base driven by increasing reach and customer base.

DigiAsia’s Platform

DigiAsia provides a suite of embedded finance products that complement and strengthen its partners’ and customers’ connections with innovative, affordable and inclusive solutions, which can be embedded into their customers’ business processes, and powered by strategic product-related partnerships and strong commercial partnerships with multi-national corporations, Southeast Asian companies, local private companies and local government companies.

Ecosystem of Key Services, Solutions and Innovations

The DigiAsia ecosystem comprises of the following services and solutions, powered by in-house developed technology architecture:

•        Fintech as a Service (“FaaS”),    pursuant to which DigiAsia offers products such as open-loop and closed-loop digital wallets for P2P transfers, transportation ticket and ride payments, bills payments, e-commerce and supply chain payments, merchant QR payments and customer loyalty programs, as well as merchant-operated ATM/branchless banking functionality and virtual bank accounts services;

•        Banking as a Service (“BaaS”),    pursuant to which DigiAsia provides its partner customers, including banks and non-banks, products such as digital and cash-based remittance, P2P lending platform and a lending platform connecting institutional investors to borrowers; and

•        Wallet as a Service (“WaaS”),    pursuant to which DigiAsia provides e-wallet services, which is offered as open- or closed-loop e-wallets, and deep analytics for revenue optimization to B2B2C customers.

Currently, the FaaS business vertical accounts for the bulk (approximately 99% for the fiscal year ended December 31, 2022) of DigiAsia’s revenues. The products and services are provided through open access APIs, which are routed via an integration platform, which in turn is connected to partners, end merchants or key distributors across the telecommunication and fast-moving consumer goods supply chain.

DigiAsia’s wide product and license portfolio, accessed through a range of APIs caters to SME merchants, state-owned enterprises, large corporations, cooperatives and local banks.

Licensing

DigiAsia, as a fintech platform, is regulated by various financial agencies for its products and solutions, including the OJK and Bank Indonesia.

DigiAsia, through PT Solusi Pasti Indonesia, an entity in the DigiAsia Group, has an e-money license from Bank Indonesia, which was obtained in May 2018, and was converted into payment service provider category 1 in July 2021.

Through PT Tri Digi Fin, another entity in the DigiAsia Group, DigiAsia has a P2P license from OJK, which was obtained in December 2019.

Through another indirect, controlled entity, PT Reyhan Putera Mandiri, DigiAsia has a remittance license from Bank Indonesia, which was obtained in January 2015.

Other than the aforementioned licenses, DigiAsia has not submitted any other license applications to any other regulators as of the date of this proxy statement/prospectus.

Below is the list of products that we offer, based on our existing licenses:

•        KasPro:    Through APIs embedded within partner applications and/or web interfaces, KasPro’s solutions and services comprise of payments and wallets, P2P transfer, transportation ticket and ride payments, bills payments, e-commerce and supply chain payments and merchant QR payments. KasPro’s mobile-based application with e-money has been licensed by Bank Indonesia, and allows users to complete financial transactions, such as money transfer, money deposit, purchasing airtime, data package, game vouchers, instalment payment, utility bills and public transportation, as well as shopping at merchants. It also provides users with payment and purchase features using barcode or QR APIs. In addition, KasPro also provides several features to users such as virtual bank accounts (KasProbank), virtual card numbers (MasterPro), digital gold investment (GoldPro) and e-money refills (TapCash BNI).

•        RemitPro:    RemitPro offers remittance services, including domestic and international, both inbound and outbound, with partners such as Western Union, Terrapay, RIA Money Transfer, MoneyGram, Bank Syariah Indonesia and Merchantrade. RemitPro provides easy, 24/7 access to transact using the device of choice of the customer, and provides a sense of security and comfort in transactions due to the reliability of benefits accruing from DigiAsia’s partnership with various banks and globally well-known fund transfer companies.

•        KreditPro:    KreditPro aims to bridge lenders and borrowers through an innovative and safe platform without intermediaries such banks and other financial institutions. KreditPro’s solutions and offerings include P2P lending, micro-consumer loans, working capital loans, invoice/purchase order financing and Shariah-compliant loans. KreditPro’s invoice financing and working capital loans offer competitive interest rates and have a flexible loan process that suits the business needs of clients, with interest fees that vary for each loan applicant depending on the credit scoring process. Some of the key factors that make KreditPro an attractive value proposition to end-users is a quick and easy process, competitive interest rates, absence of collateral requirements and transparent fees.

•        DigiBos:    DigiBos is DigiAsia’s API-based outlet technology offering of digital financial services (LKD) or branchless banking, with all bank functions being offered at sublicensed outlets. Services include cash-in, cash-out, know-your-customer approval, loan offerings, transmission of funds, and payment activities and financial services that use digital technology facilities such as cellular or web through the network of KasPro Electronic Money. The DigiBos service can be accessed by individuals, companies or other legal entities that act as LKD partners of DigiBos. LKD is a solution to address the challenges of providing access to financial services that can reach out to all strata of society, particularly the underserved. LKD serves some of the financial transactions that are generally carried out by banks, so the term “branchless banking” is used to describe the function of LKD. Since 2020, when DigiBos was launched, DigiAsia has added merchant ecosystems with over 780,000 merchants as of March 2023.

Key Services and Innovations

DigiAsia’s offerings are built on a technology platform that encapsulates APIs for various licenses to operate and offer financial services solutions, and DigiAsia believes that its ability to combine these two aspects in an efficient and cost-effective provides DigiAsia with a competitive advantage.

Our Customer & Partner ecosystem ..

Alfamart
mastercard
Indomaret
ARTAJASA
ATM BERSAMA
PRIMA
Wallet
QRIS
QR Code Standar Pembayaran Nasional
WU
WESTERN UNION
Network Effects
DiPasar
iRMA
Remittance
POS INDONESIA
Supply-Chain Commerce
DIGIBOS
MoneyGram.
Grosir.one

.. grows via a virtuous cycle

Onboard SME customers and Partners

↓

Integrate low-cost FinTech solutions

↓

Wider use cases increases profitability

↓

Attract more Partners & more use cases (↺ back to Onboard SME customers and Partners)

Customers benefit from extended product ecosystem and access to low-cost financial products

Partners benefit from DigiAsia's embedded product suite & extensions

The platform is also designed to help MSMEs, SMEs and MSMEs and legacy financials to digitally serve consumers, including the huge population of underserved or unserved consumers who have not been previously served under traditional financial brick-and-mortar systems.

Through the aforementioned and other features and innovations, DigiAsia aims to provide its customers with a high-performance banking and financial services-related experience at affordable transaction costs and slippage competitive with centralized and decentralized options, while maintaining compliance and trading privacy. As DigiAsia expands its services into other jurisdictions, availability of features and services will vary by country according to applicable regulations.

Customers/Partnerships

As one of Indonesia’s leading B2B and B2B2C fintech enablers with global partnerships, DigiAsia has marquee partners that include globally well-known brands such as Starbucks, Maxim, Garuda Indonesia, National Railway Company (Kereta Api Indonesia), Nahdatul Ulama, HomeCredit and Mastercard, among others in the e-money space. In the bank payment space, DigiAsia’s leading partners include a number of retail and commercial banks in Indonesia such as national banks as well as smaller/regional banks. Within the supply chains, DigiAsia digitizes payments for wholesalers and smaller merchants within the telecommunications, fast-moving consumer goods, construction, agriculture and other supply chains. In the remittance space, DigiAsia’s B2B customers and partners include, among others, Western Union, Moneygram, Ria, and others. Within the P2P lending space, DigiAsia’s funding partners include local Indonesian banks such as Mandiri Tunas Finance and Bank Sampoerna, among others, global commercial banks such as DBS, as well as international financial institutions such as Credit Saisson. These customers and partners have enabled DigiAsia to expand its market outreach, provide opportunities to cross-sell and up-sell, and expand product offerings and solutions, all of which have enabled DigiAsia to emerge as a leading player in B2B space fintech in Indonesia.

For the years ended December 31, 2022 and 2021, the API revenues from one major customer, Aviana, accounted for 87% and 92%, respectively, of DigiAsia’s total revenue. DigiAsia is currently party to a 10-year technology cooperation agreement with Aviana, which expires on June 2, 2030, having commenced on June 2, 2020. The agreement was originally executed between Aviana and PT DAB, and subsequently novated by PT DAB to PT Digital Distribusi Logistik Nusantara, a subsidiary of PT DAB, such that all rights, obligations, title, interests, benefits, and remedies of PT DAB under the agreement have been assigned to PT Digital Distribusi Logistik Nusantara.

Pursuant to the agreement DigiAsia supplies an API technology to Aviana for a more secure, faster, and efficient way in connecting the buyer and seller of airtime through modern application programming interface, including transaction wallet used in Aviana’s own technology platform for airtime, and provides technical support. Aviana distributes fees from the aggregators to DigiAsia with operation fees per API call. Under the agreement, any and all intellectual property rights developed and created by DigiAsia in relation to the agreement remain the property of DigiAsia and Aviana retains all right, title and interest in and to any and all data shared to DigiAsia for the purpose of the agreement. The agreement may be terminated (i) by mutual agreement or (ii) by either party in the event of Aviana’s bankruptcy, insolvency or liquidation, provided that any termination of the agreement will only be effective if no further transactions is conducted from DigiAsia’s solution provided under the agreement. In the event of continuing use of DigiAsia’s solution provided under the agreement by any party subsequent to any purported termination, such purported termination will not be effective and the agreement will remain in full force and effect. The agreement contains customary indemnification and confidentiality provisions and is to be governed and construed in accordance with the laws of the Republic of Indonesia. See “Risk Factors — The loss of operating revenues as a result of our exclusive partnership with Mastercard, significant key partners, API management platforms or large marquee B2B partners and customers, could adversely affect our business” for a discussion of the risks associated with DigiAsia’s reliance on Aviana, as well as other significant key partners and large marque B2B partners and customers.

There are no terms or provisions in the technology cooperation agreement that will be triggered as a result of the Business Combination. The agreement with Aviana, the addendums thereto and the novation agreement relating thereto, have been filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part.

Sources of Revenues

The DigiAsia ecosystem primarily earns transaction fees on e-wallets, payments, banking services and remittances, and platform and processing fees on lending activities. See “DigiAsia’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information.

Currently, a substantial portion of DigiAsia’s revenues and transactions occur through integration of APIs, and the model is driven by charging a fee per transaction for APIs accessed. DigiAsia’s contracts for its API-based solutions are long-term, consisting of multi-year contracts that provide zero-price increase for clients while allowing DigiAsia to secure long-term partnerships and stable volumes.

DigiAsia recently started charging recurring SaaS fees (either monthly fixed or per customer per month) from its partners and this could lead to incremental profit going forward.

Future Growth Opportunities

The digital financial industry is relatively recent, having grown in the last decade, as compared to traditional financial services that have been around for over 50 years, providing DigiAsia with significant opportunities for growth, by increasing their distribution reach through small merchants (called “Warungs” in Indonesia and Southeast Asia), through faster “go-live” digital payment products, and launching high margin products.

There are several strong drivers to DigiAsia’s growth that we envisage unfolding over the next few years:

•        Expansion with existing customers, either by signing up new distributors in other parts of Indonesia (and hence getting more merchants and wholesalers on the DigiAsia platform) or by having more of the partner customers signing up to DigiAsia’s co-branded and/or white-label wallet solutions.

•        Acquiring new partners through DigiAsia’s enhanced B2B sales team, sales processes and employee incentive programs, to go live with one or more of the DigiAsia product API suite, as well as cross-selling and up-selling to DigiAsia’s existing customer-base.

•        Launching new product categories with high margins within the embedded finance space that are in the pipeline, such as pre-paid cards.

Other drivers of growth could potentially include data monetization of payments, merchants and usage data both within a customer segment or even between different customer segments. DigiAsia has the option of driving bottom-line growth by adopting a fixed SaaS fee or per active user fee charge to its existing customers, which DigiAsia has recently implemented.

DigiAsia strongly believes in potential growth through partnerships.

•        Partnership with Mastercard — Consistent with DigiAsia’s vision of being the most diverse platform for payments across use cases and customer segments, DigiAsia is seeking to extend its financial services products in order to further offer solutions in the commercial payments and remittance space and to also drive DigiAsia’s ambition for low-cost financial inclusion covering small merchants and weaker sections of society. In partnership with Mastercard, DigiAsia is in the process of offering the following products and services:

•        Commercial payments:    converting terms of payment (credit) offered between principals, distributors and merchants into a card product, to allow every leg in the lending system to unlock capital stuck in terms of payments, thereby improving overall liquidity in the system, increasing transparency of usage and reducing complexity and processing costs;

•        Remittance:    starting cross-border remittance collaboration with Transfast and Mastercard Send, for bulk disbursements and real-time, cross-border payments and transfers, which is expected to benefit mass market remittance between key migrant countries in the Middle East and Indonesia; and

•        Prepaid cards:    enabling and launching the first prepaid Mastercard in Indonesia, allowing for greater financial inclusion to the masses and unique use cases for corporate co-branded prepaid and government-to-consumer/citizen initiatives, as well as corporate cards through white-label APIs.

•        Shariah Products:    working on several key payment and switch products to tap into the growth of Shariah compliant financial services.

•        Partnership with DBS — DigiAsia has partnered with PT Bank DBS Indonesia, the largest bank in Southeast Asia to provide SME financing via DigiAsia’s lending platform. DigiAsia will provide the integration and connectivity into supply chain ecosystems from its B2B2M partnerships and unique data insights to enhance access to credit for SME and MSMEs in Indonesia.

•        Strategic Investments — DigiAsia is also seeking opportunities to grow inorganically through selective mergers, acquisitions, joint ventures, and minority investments that are strategic to DigiAsia, such as vertical integration, additional product and service offerings, technology acquisition and regional geographic expansion to enhance shareholder value. Going forward, potential inorganic growth options could cover both local as well as players in overseas markets. DigiAsia’s current minority investments include:

•        a minority investment in Bank Index to monetize customer and merchant floating balance stored in wallet, have access to a full range of banking products (such as accounts, debit, credit and trade finance), and offer full BaaS play, with the possibility of combining DigiAsia’s and Bank Index’s products;

•        a minority investment in MatchMove, a leading pre-paid card player in Indonesia, Thailand, Vietnam and Malaysia, for joint collaboration to launch pre-paid cards across Indonesia, with such minority investment also providing a path for regional expansion for DigiAsia in the future; and

•        an investment made by Reliance Capital Management, a portfolio company of Leapfrog, which entails a strategic partnership between Reliance Capital Management and DigiAsia in the areas of insurance and asset management, among other areas in which Reliance Capital Management operates, with further collaboration anticipated between DigiAsia and Reliance Capital Management.

•        Geographic Expansion — DigiAsia intends to expand not only within Indonesia but also into neighboring and other markets in the near term and possible collaborations in pipeline with key players in those markets can include:

•        Indonesia:    Expand nationwide reach of merchants from the existing coverage, including increasing penetration of sub-50% penetration density areas in specific regions such as Sumatra, Kalimantan, Sulawesi and Papau;

•        Vietnam:    Exploring partnership with two large banks for BaaS solution and to provide regulatory licenses for DigiAsia to launch SME and supply chain ecosystem;

•        Thailand:    Telecommunications player to enable wallet and cross-border remittance;

•        Cambodia:    Key diversified group opportunity to establish entire stack for go-to-market;

•        Philippines:    One local Filipino technology company to establish entire DigiAsia stack; and

•        Middle-East:    Exploring launching FaaS and BaaS solutions in the Middle-East region, targeting corporates and financial institutions.

Operations

DigiAsia aims to build a modern, embedded fintech and banking platform in Indonesia, and is supported by a highly experienced team. All of DigiAsia’s current products are fully licensed.

Software and Technology

DigiAsia has a robust Bank Indonesia-compliant micro-services architecture, supporting the key embedded finance APIs under KasPro, KreditPro, DigiBOS and RemitPro. DigiAsia deploys microservice architecture to provide the highly distributable communications and integration backbone needed to support DigiAsia’s products and solutions. The microservice architecture runs on a high availability integration platform that utilizes web services standards to support a wide variety of communications patterns over multiple transport protocols and deliver value-added capabilities for various products, solutions and applications. This integration layer supports interoperability among, and coexists with, deployed infrastructure and applications. The microservice exhibits two prominent features, including promotion of loose coupling of the systems taking part in an integration, and capability to break-up the integration logic into distinct, easily manageable pieces. The microservice utilizes API management (gateway) to communicate with external environments of DigiAsia’s partners’ systems, such as with those of financial institutions, billers, merchants, third-party partners and applications publishers, aggregator/payment gateways, cash out-point and telcos (for SMS). All APIs used by DigiAsia are RESTful APIs, which are interfaces that two computer systems use to exchange information securely over the internet.

Data Security and Redundancy

DigiAsia’s data is protected by current security technologies, such as firewall, anti-DDOS and web application firewall. It follows and complies with the PCI DSS standard for application and datacenter. The majority of the systems are hosted on Alibaba Cloud, which is a ISO27001 and PCI DSS version 3.0-certified cloud service and data center, and has local data centers as dictated by OJK and Bank Indonesia. The following are some of the security-related features DigiAsia currently utilizes:

•        Cloud Security Group,

•        Cloud Firewall & IPS,

•        Cloud SOC

•        Cloud Security Center,

•        Cloud SSL/IPSEC VPN,

•        Cloud Anti DDOS,

•        Cloud Action Trail (Cloud Auditing).

DigiAsia has encrypted data transport with secure sockets layer (SSL) and encrypted sensitive customer data with AES 256CBC standard. DigiAsia also has a high availability of data redundancy and a robust disaster recovery center, using N+1 server architecture with HA-enabled load balancers, plus geographical disaster recovery center. We currently have the recovery point objective and recovery time objective time within one hour.

Digital Infrastructure

DigiAsia’s digital infrastructure currently includes server-based payment options such as (i) QRIS — CPM, MPM, TTM, TTS for KasPro e-money, (ii) virtual account, one-to-many, many-to-one and escrow management for cash management, (iii) closed/open loop high ticket size transaction for KasPro Bank, (iv) online transaction access for all virtual card numbers, (v) micro ticket size and (vi) high frequency transaction for direct carrier billing and loyalty points, rewards and promo management.

DigiAsia aims to keep up with payment technologies for easy financial inclusion at all levels. Some of the areas DigiAsia is seeking to set up to support immediate growth are bank account connection and switching, companion cards (physical or digital), card management system, and quick and rapid payment systems.

Below are technology platforms for our various offerings:

KasPro Platform

RemitPro Platform

KreditPro Platform

Branchless Banking Platform

Compliance

DigiAsia has established a robust compliance framework. Where needed, DigiAsia has prepared operating procedures as a further level of detail in the application of policies to create good corporate governance. This includes establishing group-wide minimum standards in relation to anti-money laundering and counter-terrorism financing, proliferation financing, sanctions, anti-bribery, whistleblowing and data protection requirements.

DigiAsia’s products are all licensed, and a strong culture of compliance is rooted in DigiAsia’s core goal of providing a safe and trusted platform. DigiAsia’s compliance policies and systems are designed to meet or exceed DigiAsia’s regulatory obligations under the relevant regulations promulgated by Bank Indonesia and OJK.

Financial Regulation Compliance

DigiAsia customers, including end-users, need to trust that they are interacting with authentic and verified counterparties and, as such, the platform has established a comprehensive know-your-customer, anti-money laundering, counter-terrorist financing, counter-proliferation financing and customer screening program. As part of creating a robust program, the platform is leveraging the services of proven know-your-customer and other financial crime service providers to perform identity verification, to facilitate screening for sanctions, politically-exposed persons and adverse media, and to conduct transaction monitoring. From a customer experience standpoint, the platform strives for a seamless onboarding experience that includes a verification process that is in line with DigiAsia’s know-your-customer/anti-money laundering framework. DigiAsia has entered into an agreement with Directorate General of Population and Civil Registration, Ministry of Home Affairs of the Republic of Indonesia, a third-party know-your-customer provider, for identity verification and customer screening for DigiAsia’s various products and solutions.

Assessment of the Legality and Appropriateness of Products

DigiAsia’s platform undertakes a broad, qualitative assessment of the legality and appropriateness of products to be offered by DigiAsia in accordance with DigiAsia’s policies. DigiAsia’s platform’s policies define the minimum expected requirements for supporting products, licenses and solutions on the platform.

Anti-Bribery and Corruption

DigiAsia’s policy is to conduct business in an honest and ethical manner, and DigiAsia is committed to acting professionally, fairly and with integrity in all its business dealings and relationships wherever DigiAsia operates. The anti-bribery and corruption laws and regulations that are relevant to DigiAsia now or may be in the future include, but are not limited to, the following:

•        Law No. 20 of 2001 on the Eradication of Corruption; and

•        Corruption Eradication Commission Regulation Number 2 of 2019 on the Reporting of Gratification.

In addition to the above, as DigiAsia partners with international payment entities, DigiAsia will also adhere to international anti-bribery and corruption rules and regulations, and update DigiAsia’s standard operating procedures as applicable.

Data Privacy

DigiAsia is subject to a number of laws and regulations regarding the collection, processing, transfer, storage, retention and deletion of personal data, most of which have extra-territorial application. The various privacy laws and regulations that are relevant to DigiAsia now or may be in the future include, but are not limited to, those stated under “Legal and Regulatory Framework — Legal and Regulatory Environment — Personal Data Processing and Data Privacy.”

Securities and Financial Regulations

In Indonesia, the products and services provided by DigiAsia may amount to an offering of securities or other regulated financial instruments, particularly in the lending space. Where DigiAsia determines it appropriate, based on DigiAsia’s assessment of the jurisdiction, DigiAsia intends to take steps to limit access to products and services to only eligible customers according to the applicable laws and regulations of the relevant jurisdiction.

Marketing and Advertising Regulations

DigiAsia has and will continue to engage in permitted marketing initiatives and activities to promote brand awareness and services. Such initiatives and activities are subject to laws and regulations in multiple jurisdictions including spamming laws, data privacy laws, consumer protection laws and cross-selling restrictions, as well as legislation governing advertising and marketing materials and channels. These restrictions may seek to either directly regulate the content of advertisements, or in some cases, indirectly curb their effectiveness through control of social media publicity, onshore and cross-jurisdictional marketing activities, restriction on the audience or recipients of such advertisements and other similar measures. These and other restrictions implemented by governments or industry groups from time to time may adversely impact the business development and growth of DigiAsia and its ability to reach new consumers and enhance the experience of existing ones.

Customer Service

Customer service by DigiAsia is designed to specifically target medium or higher complaint level support for DigiAsia’s B2B partners and their customers. DigiAsia has a market standard service level agreement for any complaint handling for DigiAsia’s B2B partners, as well as for end consumer through DigiAsia’s call center, available through various channel. As most of DigiAsia’s clients are B2B partners, DigiAsia also provides tailored solutions and customer service for its partners with special needs and requirements which do not fall under DigiAsia’s general standard operating procedures. The focus has been on developing customer support for the key likely areas of interactions, including customer onboarding, deposits and withdrawals, remittances, banking services, digital payment, digital financial services and wallets. The systems and resources include standard operating procedures and personnel, on which DigiAsia’s standard operating procedures on customer services have already been approved by OJK and Band Indonesia.

Cybersecurity

While cybersecurity is a concern in the financial markets industry, it is particularly critical in the fintech space, including in the areas of digital payment, digital financial services, wallets, remittances, digital banks and P2P lending, due to the irreversibility of transactions and the technical complexity of safeguarding monetary transactions and user credentials.

DigiAsia’s technology architecture has been designed to reduce the risk for potentially successful attacks to either steal customer data or debit customer balances. This includes multiple layers of security, access and ledgers that are distributed in a micro services architecture modules framework, dynamic throughput throttling at the API management layers among others. The maximum debits per account are also capped. Given the continuously evolving technology system, the security can never be deemed to be completely safe, and as such, DigiAsia continually reviews the architecture, firewalls and capabilities of the team and also the processes DigiAsia follows. Wherever required, DigiAsia also engages the help of external third parties/experts to either audit or recommend enhancements.

Sales and Marketing

DigiAsia has built and continues to improve its core sales and marketing capabilities for the DigiAsia Group. DigiAsia’s marketing and communications team includes functional expertise across multiple marketing and communication disciplines, and DigiAsia continues to partner with external agencies to supplement project-specific needs. Central to DigiAsia’s ability to execute marketing activities is a marketing technology infrastructure that DigiAsia has implemented to ensure scalability of managing data and automating marketing campaigns. Currently, DigiAsia’s sales and marketing efforts is focused on onboarding and educating merchant and selective co-marketing with partners, to launch various phases of partnerships going live.

To address institutional demand, DigiAsia has built an institutional sales and relationship management department that assist DigiAsia in managing and processing prospective and existing merchants and customer data.

Risk Management Framework

Overview of DigiAsia’s Approach to Risk Management

DigiAsia has developed a structured and comprehensive approach, which DigiAsia refers to as its “Enterprise Risk Management Framework,” to manage the risks in DigiAsia’s business. Embedding the Enterprise Risk Management Framework has been an area of particular focus for DigiAsia. The key elements of this framework are as follows:

•        Risk Strategy:    DigiAsia takes risks consciously, in an informed manner, and classifies the risks that can harm DigiAsia and its customers and DigiAsia builds mechanisms to manage and reduce these where necessary.

•        Risk Culture:    Embedding a culture of risk awareness and a sense of individual ownership for risk is essential as DigiAsia trusts its people to always do the right thing for DigiAsia’s customers and for DigiAsia. Key to this are the values DigiAsia sets for the organization being personified by DigiAsia’s leader and lived by all employees of the DigiAsia Group.

•        Risk Appetite:    Once risks are identified and understood, DigiAsia sets a clear structure of monitoring around its main risks. DigiAsia’s employees can assess DigiAsia’s risks and can use the information to inform how they take decisions in the continued growth of DigiAsia’s business. The risk owner, together with the risk manager, estimates the probability of a particular risk occurring, in accordance with established definitions relating to the possibility level (that is, rare, unlikely, moderate, likely or almost certain) and the impact assessment (that is, insignificant, minor, moderate, major or catastrophic).

After identifying a risk activity that could be affected by the level of process or change risks, such risks are then ranked. To ensure that decisions are made not only with the right information but in the right way and by the appropriate people, DigiAsia has a clear infrastructure for governance. DigiAsia also has tools to help its employees to identify and manage risks on a day-to-day basis.

In addition, DigiAsia complies with the prevailing laws and regulations in relation to the risk management for financial institutions and DigiAsia’s Enterprise Risk Management Framework has passed the review by Bank Indonesia and OJK. DigiAsia conducts frequent reviews and updates to DigiAsia’s Enterprise Risk Management Framework to conform with the evolving regulations and requirements of DigiAsia’s business.

Intellectual Property

The protection of DigiAsia’s technology and intellectual property is an important aspect of DigiAsia’s business. DigiAsia considers the following intellectual property to be especially valuable to its business and prospects: (i) DigiAsia’s proprietary exchange platform software, which encompasses technologies and source code for DigiAsia’s payment engine, web interface, mobiles applications and APIs, among other things; (ii) know-how possessed by DigiAsia’s employees who have developed the platform and DigiAsia’s business operations; (iii) system documentation, business planning documents and operations manuals that document the aforementioned software and know-how; and (iv) DigiAsia’s branding and associated domain names, social media presence and goodwill.

DigiAsia seeks to protect these and other of its technologies and associated intellectual property rights through measures such as patents, trademarks, trade secrets, copyrights, confidentiality procedures, contractual commitments and other legal rights to establish and protect DigiAsia’s intellectual property.

DigiAsia generally enters into agreements with its employees and consultants that contain confidentiality provisions to control access to, and invention or work product assignment provisions to clarify ownership of, DigiAsia’s proprietary information. Where relevant and to control costs, DigiAsia could occasionally use open-source software. DigiAsia may also in the future agree to license its patents to third parties as part of various patent pools and open patent projects, although DigiAsia does not currently have any patent applications or granted patents.

While DigiAsia currently does not have any patent applications or granted patents, DigiAsia continually reviews its development efforts to assess the existence and patentability of new intellectual property, and intends to file patent applications in the future with respect to its technology as appropriate opportunities are identified and trademark applications with respect to its brands that merit such protection. DigiAsia will balance this intention with the importance of managing costs.

As of June 30, 2023, the Directorate General of Intellectual Property has issued the following trademarks for the Indonesian market for the DigiAsia Group, which have been registered with the Director General of Haki with brand certificates:

•        PT Digi Asia Bios, registered “Digi Asia Bios” brand with Class 35, 36 and 38;

•        PT Solusi Pasti Indonesia, registered “Digi Bos” brand with Classes 35 and 36 and trademark “KasPro,” with Classes 9, 16, 25, 35, 36, 38 and 42;

•        PT Reyhan Putra Mandiri, registered trademark “RemitPro,” with Class 35; and

•        PT Tri Digi Fin registered trademark “KreditPro,” with Class 36, 38 and 42.

In addition to the above trademarks, PT Reyhan Putra Mandiri is in the process of applying for a trademark for “RemitPro” with a different logo, under Classes 38 and 42. All trademarks of the DigiAsia Group are in the jurisdiction of the Republic of Indonesia.

The key platforms of DigiAsia’s core technology have been developed in-house by DigiAsia and are capable of handling the increasing transaction volumes, as well as new products and solutions DigiAsia introduces from time to time. In DigiAsia’s initial years, to cut time to market, DigiAsia entered into a technology platform agreement with a regional payments technology platform provider. DigiAsia will continue to evaluate building in-house or partnering as a strategy going forward, in order to meet objectives of technology ownership, time-to-market, capabilities and costs management in an optimal manner.

DigiAsia has enhanced the software with DigiAsia’s business-specific customizations in order to use it as the backbone for the technology platform. Building on this experience, DigiAsia intends to continue developing the core software, tackling challenges like scaling throughput and aligning the feature roadmap to DigiAsia’s strategy that places financial workflow enablement and BaaS across the entire spectrum at the heart of DigiAsia’s vision for its success.

DigiAsia partners with other parties for non-core technology, such as, among other, Dukcapil for know-your-customer, MatchMove for cross-border and card issuance, Mastercard for switching, Artajasa for bank transfers, AliCloud and Amazon Web Services for cloud storage.

Intellectual property laws, procedures, and restrictions provide only limited protection and any of DigiAsia’s intellectual property rights may be challenged, invalidated, circumvented, infringed, or misappropriated. DigiAsia has employed internal policies, confidentiality agreements, encryption and data security measures to protect its proprietary information. From time to time, third parties may initiate litigation against DigiAsia alleging infringement of their proprietary rights or declaring their non-infringement of DigiAsia’s intellectual property rights. DigiAsia has not investigated whether particular technologies it uses potentially infringe third parties’ proprietary rights nor whether there are third parties potentially infringing DigiAsia’s intellectual property rights in certain technologies.

Employees and Culture

Both of DigiAsia’s founders, Alexander Rusli and Prashant Gokarn, are industry pioneers with years of experiences and successful track records for building scalable businesses. The founders are supported by a strong senior management team with core sector expertise.

As of December 31, 2022, DigiAsia had access to 119 staff supporting DigiAsia’s operations in Indonesia, over 70 of whom were principally engaged in technology, security and operations. As of that date, approximately 76 of those staff were employees of DigiAsia, while 43 were contract employees who provide services to DigiAsia for various business function such as general and administrative, sales and marketing, technology operations and support, and business intelligence, pursuant to contractual agreements that typically have a duration of one year, with extendable clauses.

As of June 30, 2023, DigiAsia had access to 125 staff supporting DigiAsia’s operations in Indonesia, over 70 of whom were principally engaged in technology, security and operations. As of that date, approximately 80 of those staff were employees of DigiAsia, while 45 were contract employees who provide services to DigiAsia for various business function such as general and administrative, sales and marketing, technology operations and support, and business intelligence, pursuant to contractual agreements that typically have a duration of one year, with extendable clauses.

The following table indicates the distribution of all of DigiAsia’s full-time employees by function as of June 30, 2023:

	Number of Employees		Total
Function	Permanent Employee	Contract Employee
General and Administrative	27	12	39
Sales and Marketing	25	15	40
Technology Operations and Support	25	14	39
Business Intelligence	3	2	5
Project Management	0	2	2
Total	80	45	125

DigiAsia has 45 fix-term contract employees with a tenure of one year typically, and renewal of such contracts is performance based. DigiAsia does not have any temporary agency workers. DigiAsia believes its employee relations are strong, and DigiAsia consistently gathers ground-up employee feedback through engagement surveys. None of DigiAsia’s employees are represented by a labor union.

DigiAsia’s employees are critical to DigiAsia’s success and have scaled in line with the growth of DigiAsia’s business. As such, DigiAsia focuses on cultivating a values-driven, corporate culture anchored around the principles of Asia Spirit, which serve to guide DigiAsia’s employees towards DigiAsia’s mission to drive Southeast Asia forward by creating economic empowerment for everyone. Each of the principals is demonstrated daily through a set of behaviors that define the “DigiAsia way”:

•        Integrity — Think positively, be consistent and reliable in actions;

•        Team Work — Shared success or failure driven by the same goal;

•        Agile — Think fast and easily adapt with changes; and

•        Speak Up — Convey ideas, criticize clearly and positively.

DigiAsia believes that the DigiAsia way fosters a collaborative, innovative and respectful work environment.

Facilities and Locations of Operations

DigiAsia’s principal executive offices is under Allshores Fiduciary Services Pte. Ltd., which is located in Singapore. PT DAB’s principal executive offices are located in Jakarta, Indonesia, and consists of approximately 6,383 square feet of leased office space.

DigiAsia also leases offices in Prudential Centre 5th Floor Unit F-G, Jl. Casablanca Raya Kav. 88, Menteng Dalam, Kec. Tebet, Daerah Khusus Ibukota Jakarta 12870. DigiAsia believes that its existing facilities are adequate to meet DigiAsia’s needs for the immediate future, and that, should it be needed, suitable additional space will be available to accommodate any expansion of DigiAsia’s operations.

Corporate History and Structure

Background and Corporate Structure

DigiAsia Bios Pte. Ltd. was incorporated under the laws of the Singapore on October 23, 2017, and operates as a holding company. The majority of DigiAsia’s operations are currently conducted through its majority-owned entities, controlled entities (including variable interest entities for which DigiAsia is the primary beneficiary) and corporate joint venture. The intellectual property rights of DigiAsia’s technology platform for e-wallets is held by Migrant Lifeline Technologies Private Limited, an entity incorporated under the laws of Singapore which was acquired by DigiAsia in October 2022.

Due to various taxation and regulatory compliance, DigiAsia Bios Pte. Ltd. does not currently have beneficial ownership interest in the equity shares of PT DAB. Alexander Rusli, DigiAsia’s Co-Founder and Co-Chief Executive Officer, currently owns 97.66% of the equity shares of PT DAB, with the remaining 2.34% of the equity shares of PT DAB owned by Koperasi Simpan Pinjam Solusi Pasti Indonesia. PT DAB was incorporated under the laws of Indonesia on November 14, 2017.

DigiAsia and PT DAB are parties to the CLAs, pursuant to which DigiAsia granted loan facilities to PT DAB, which loans are convertible into shares of PT DAB. Pursuant to the terms of the CLAs, the conversion of the loan facilities will result in DigiAsia owning, upon conversion, 99.9999% of the entire issued share capital of PT DAB. DigiAsia intends to exercise its conversion rights after the Effective Time, as part of the Reorganization. Upon such conversion of the CLAs into shares of PT DAB, DigiAsia will consolidate PT DAB as a voting interest entity and eliminate the non-controlling interest portion for the portion DigiAsia owns.

PT DAB has two subsidiaries, namely PT Tri Digi Fin (which holds DigiAsia’s P2P license), in which PT DAB holds 96.2% shares, and PT Digital Distribusi Logistik Nusantara, in which PT DAB holds 90% shares.

PT DAB also has variable interests in two entities, of which the PT DAB is the primary beneficiary, namely, PT Solusi Pasti Indonesia (which holds DigiAsia’s e-money license) and PT Reyhan Putra Mandiri (which holds DigiAsia’s remittance license).

In order to comply with Indonesian regulations regarding ownership, given PT DAB is a “Foreign Direct Investment Company,” owned by a foreign company (which is DigiAsia), PT DAB can only own 85% economic rights and 49% voting rights of PT Solusi Pasti Indonesia, a payment service provider. As of the date of this proxy statement/prospectus, given that the Reorganization is yet to be consummated, 99% of the shares of PT Solusi Pasti Indonesia are currently directly owned by PT Solusi Unggulan Indonesia, with the remaining 1% directly owned by PT Putera Bersama Investama. Both PT Solusi Unggulan Indonesia and PT Putera Bersama Investama are owned by Heri Sunaryadi, the previous owner of PT Solusi Pasti Indonesia. PT Solusi Unggulan Indonesia and PT Putera Bersama Indonesia have entered into a conditional shares purchase agreement with PT DAB for the acquisition of PT Solusi Pasti Indonesia. PT DAB is party to a convertible loan with PT Solusi Pasti Indonesia, pursuant to which PT DAB granted loan facilities to PT Solusi Pasti Indonesia. PT DAB may request for repayment of the loan on demand, or by conversion subject to relevant approvals as per local Indonesia regulations.

Due to a regulatory constraint on having two front-end payment service providers belonging to the same group, PT DAB can only own a maximum of 20% equity interest ownership in PT Reyhan Putera Mandiri. 93.75% of the shares of PT Reyhan Putra Mandiri is currently directly owned by PT Digi Investama Asia, a company ultimately owned by Sunu Widyaatmoko, with the remaining 6.25% currently directly owned by PT DAB. PT DAB has provided a convertible loan to PT Reyhan Putera Mandiri. PT DAB may request for repayment of the loan on demand, or by conversion subject to relevant approvals as per local Indonesia regulations. PT DAB has also entered into a co-operation agreement with PT Reyhan Putera Mandiri wherein PT DAB is entitled to receive 99% of net profits of PT Reyhan Putera Mandiri.

The list below provides an overview of key events in DigiAsia’s history:

2017	DigiAsia Bios Pte. Ltd. founded on October 23, 2017 PT DAB founded on November 14, 2017 PT Tri Digi Fin founded on December 15, 2017
2018

Launched as a B2C consumer wallet (PayPro)
Pivoted to B2B strategy to target profitable multi-sector growth
First B2B contract — Asian Games wallet (first ‘non-cash’ Asian Games)
Acquired PT Reyhan Putra Mandiri (first acquired by PT Solusi Pasti Indonesia in December 2017, with ownership transferred to PT DAB in August 2018)
P2P lending platform launched (KreditPro)

2019	Launched digital bank (KasPro Bank) for high value transactions
2020	Mastercard strategic investment and commercial agreement, for synergies between the DigiAsia Group and Mastercard Branchless Banking — DigiBos acquired agent bank license — SMEs as branches/ATMs
2021	Launch of virtual cards through Mastercard partnership through joint venture agreement
2022

Completed acquisition of Migrant Lifeline Technologies Private Limited
Prepaid card and Shariah with Mastercard as global partner
Acquired stake in PT Bank Index Selindo to scale BaaS model
Acquired stake in MatchMove Pay Pte. Ltd.
Developed KasPro Syariah Payment System, and Syariah Payment Gateway
Launched Syariah wallet and syariah financing with Nahdatul Ulama

Below is a list of, and certain information regarding, currently operational, material entities, owned, controlled or otherwise affiliated with the DigiAsia Group, as of the date of this proxy statement/prospectus:

No.	Entity Name	Jurisdiction of Incorporation or Organization	Immediate Parent/ Controlled by
1	DigiAsia Bios Pte. Ltd.	Singapore
2	PT Digi Asia Bios	Indonesia	Controlled by DigiAsia Bios Pte. Ltd. To be owned by DigiAsia Bios Pte. Ltd. subsequent to the conversion of the CLAs
3	PT Reyhan Putra Mandiri (RemitPro)	Indonesia	Controlled by PT Digi Asia Bios
4	PT Solusi Pasti Indonesia (KasPro)	Indonesia	Controlled by PT Digi Asia Bios (to be owned by PT Digi Asia Bios subsequent to Bank Indonesia approval)
5	PT Tri Digi Fin (KreditPro)	Indonesia	Owned by PT Digi Asia Bios
6	PT Digital Distribusi Logistik Nusantara	Indonesia	Owned by PT Digi Asia Bios
7	Migrant Lifeline Technologies Private Limited	Singapore	Owned by DigiAsia Bios Pte. Ltd.
9	PT Bank Index Selindo	Indonesia	Investment through PT Digi Asia Bios
11	MatchMove Pay Pte. Ltd.	Singapore	Investment through DigiAsia Bios Pte. Ltd.

The Reorganization

Subsequent to the consummation of the Business Combination, PubCo will undergo a reorganization pursuant to which:

(i)     DigiAsia will convert the CLAs into shares of PT DAB, such that, following such conversion, DigiAsia will hold 99.9999% of the entire issued capital of PT DAB and DigiAsia will consolidate PT DAB as a voting interest entity and eliminate the non-controlling interest for the portion that DigiAsia owns;

(ii)    PT DAB’s status will be converted from a “local company” to a “foreign investment company”;

(iii)   PT DAB will reduce the ownership of PT DAB in PT Tri Digi Fin such that PT DAB will ultimately own 76% of PT Tri Digi Fin; and

(iv)   Shares of PT Digi Investama Asia will be transferred to PT DAB, such that PT DAB will ultimately own 20% of PT Reyhan Putra Mandiri.

We refer to the foregoing transactions, collectively, as the “Reorganization.”

The following simplified diagrams illustrate the ownership structure of the DigiAsia Group prior to, and subsequent to, the Reorganization:

DigiAsia Group Structure Subsequent to the Business Combination but Prior to the Reorganization

DigiAsia Corp. (PubCo)
100%
DigiAsia Bios Pte. Ltd.
Share Pledge
Convertible Loan Agreement
0.33%
MatchMove Pay Pte. Ltd.
Alexander Rusli
97.66%
Koperasi Simpan Pinjam Solusi Pasti Indonesia
2.34%
100%
Migrant Lifeline Technologies Private Limited
100%
Digi Tech Limited, Dubai
PT Digi Asia Bios
Conditional Sales & Purchase Agreement 97.5%
PT Solusi Unggulan Indonesia
PT Putera Bersama Investama
99%
1%
PT Digi Investama Asia
93.75%
*97.5%
96.2%
90%
6.25%
3.67%
PT Solusi Pasti Indonesia (KasPro)
PT Tri Digi Fin (KreditPro)
PT Digital Distribusi Logistik Nusantara
PT Reyhan Putera Mandiri (RemitPro)
PT Bank Index Selindo
In the process of being setup

(1)    Chart includes only operational entities.

(2)    Currently, the control of PT Solusi Pasti is under a conditional shares purchase agreement, whereby the shareholders of PT Solusi Pasti intend to sell 97.5% of the shares to PT DAB. DigiAsia is currently in the process of seeking approval from Bank Indonesia for PT DAB’s acquisition of PT Solusi Pasti.

(3)    Digi Tech Limited, Dubai, is currently being set up to commence operations in Dubai and will be wholly owned and controlled by DigiAsia.

DigiAsia Group Structure After The Reorganization

DigiAsia Corp. (PubCo)
100%
DigiAsia Bios Pte. Ltd.
Alexander Rusli
0.1%
99%
PT Digi Asia Bios
100%
Migrant Lifeline Technologies Private Limited
0.33%
MatchMove Pay Pte. Ltd.
100%
Digi Tech Limited, Dubai
PT Solusi Unggulan Indonesia
51% Voting rights
15% economic rights
49% voting rights
85% economic rights
PT Solusi Pasti Indonesia (KasPro)
76%
PT Tri Digi Fin (KreditPro)
90%
PT Digital Distribusi Logistik Nusantara
20%
PT Reyhan Putera Mandiri (RemitPro)
3.67%
PT Bank Index Selindo
In the process of being setup

KasPro is the e-money issuer of DigiAsia	KreditPro is the P2P lending platform of DigiAsia	RemitPro is the fund transfer company of DigiAsia

(1)    Chart includes only operational entities.

(2)    PT DAB is a “Foreign Direct Investment Company” due to its ownership by DigiAsia, a foreign company. Pursuant to Indonesian regulations, PT DAB can only own 85% economic rights and 49% voting rights of a payment service provider, in this case, PT Solusi Pasti Indonesia.

(3)    Due to a regulatory constraint on having two front-end payment service-providers belonging to the same group, PT DAB can also only own a maximum of 20% equity interest ownership in PT Reyhan Putera Mandiri. However, PT DAB provides various other services to PT Reyhan Putera Mandiri under a separate commercial agreement and PT Reyhan Putera Mandiri shares a certain percentage of profits with PT DAB.

(4)    All entities in the DigiAsia Group are controlled and operated by the management of DigiAsia and PT DAB.

(5)    Digi Tech Limited, Dubai, is currently being set up to commence operations in Dubai and will be wholly owned and controlled by DigiAsia.

Legal And Regulatory Framework

Legal And Regulatory Environment

General

Summarized below are key areas and types of laws and regulations relevant to DigiAsia’s business, covering the fintech industry (payment system service provider and P2P Lending), financial crime compliance, anti-money laundering and counter-terrorism financing, proliferation financing, sanctions, anti-bribery, whistleblowing, data privacy and consumer protection. As the fintech industry grows in both popularity and market size in Indonesia, DigiAsia anticipates that additional regulations and reporting obligations may be imposed by regulatory bodies in Indonesia. Therefore, DigiAsia may be subject to new laws, rules, regulations, and obligations requiring reporting to or registration with governmental or regulatory authorities and such laws may affect how DigiAsia structures its business model, including its organic growth strategy through mergers and acquisitions. The new laws and regulations may be adopted and existing laws and regulations may be interpreted in new ways. These legal and regulatory developments may affect DigiAsia’s business operations or restrict DigiAsia’s ability to offer products or services to customers.

As the regulatory environment for fintech is developing, DigiAsia has put in place a regulatory horizon scanning process to identify new laws and regulations which could impact DigiAsia’s business and operations.

Regulatory Environment

The fintech industry in Indonesia operates under the supervision of two main government institutions: the Financial Services Authority (“Otoritas Jasa Keuangan” or “OJK”) and the Central Bank of Indonesia (“Bank Indonesia”).

Bank Indonesia oversees monetary policy and the payment systems. OJK oversees, among other things, P2P lending, crowdfunding, banking, and insurance technology. Both agencies have financial technology divisions and engage regularly with industry players and maintain long-term strategies that encourage the development of the financial technology sector.

OJK launched the “Master Plan for the Indonesian Financial Services Sector (MPSJKI) 2021-2025,” which is expected to help overcome the short-term challenges of the COVID-19 pandemic and the structural challenges in realizing a national financial services sector that is competitive, contributive, and inclusive. The key priorities covered in the master plan include strengthening the resilience and competitiveness of the financial services sector, accelerating digital transformation in the financial services sector, and the development of the financial services sector ecosystem. MPSJKI 2021-2025 will focus on the following five priorities:

•        Supporting the National Economic Recovery Program;

•        Strengthening the resilience and competitiveness of the financial services sector;

•        Developing the financial services sector ecosystem;

•        Accelerating digital transformation in the financial sector; and

•        Strengthening internal capacity through improvements in supervisory approaches and infrastructure.

OJK also released the 2020-2025 Indonesian Banking Development Roadmap (“RP2I”), to respond to the challenges during the pandemic. The RP2I was developed in line with the Indonesian Financial Services Sector Master Plan 2021-2025, which had previously been launched. The RP2I contains the following four main pillars as a basis for the policy:

•        Strengthening structure and competitive advantage.

•        Strengthening information technology management, encouraging the use of game-changers such as artificial intelligence, encouraging technology cooperation between business actors and encouraging the implementation of advanced digital bank technology.

•        Strengthening the role of banking in the national economy, which focuses on optimizing financial education.

•        Strengthening of regulations, licensing and supervision through the use of technology.

The following (non-exhaustive) types of financial service provider and payments business/service are regulated under Indonesian laws:

•        Securities Brokerage (Perantara Pedagang Efek):    Securities brokerage is regulated under OJK Regulation No. 20/POJK.04/2016 on the Licensing of Securities Companies That Conduct Business Activities as Underwriters and Securities Brokers (“POJK 20/2016”). POJK 20/2016 stipulates that (i) foreign shareholders who engage in financial services business activities but not in securities business activities can own up to 85% of the total issued and paid-up capital of a securities broker company and (ii) foreign shareholders who engage in securities business activities and have a securities broker license in their jurisdiction can own up to 99% of the total issued and paid-up capital of a securities broker company;

•        Equity Crowdfunding Operators (Penyelenggara Layanan Urun Dana):    Equity Crowdfunding Operation is regulated under OJK Regulation No. 57/POJK.04/2020 on Securities Offering Through Information Technology-Based Crowdfunding Service, as amended by OJK Regulation No. 16/POJK.04/2021 (“POJK 57/2020”). POJK 57/2020 sets the maximum foreign ownership (whether direct or indirect) of equity crowdfunding operators at 49%;

•        Payment Service Providers (Penyedia Jasa Pembayaran) (“PJPs”):    PJPs are regulated under BI Regulation No. 23/6/PBI/2021 on Payment Service Providers (“BI Regulation 23/2021”). PJP license can cover e-money, payment gateway and remittance. BI Regulation 23/2021 sets the maximum foreign ownership of PJPs at 85%, and foreign shareholders can only own up to 49% of the voting rights in PJPs;

•        P2P Lending:    P2P lending is regulated under OJK Regulation No. 10/POJK.05/2022on Information Technology-Based Co-Financing Services POJK 10/2022”). POJK 10/2022 sets the maximum foreign ownership (whether direct or indirect) of P2P lending businesses at 85%;

•        Banks:    Banks are regulated under POJK 12/2021, which sets the maximum foreign ownership of Banks at 99%. However, certain limitations on commercial bank ownership also apply. Unless the OJK approves otherwise, the maximum ownership percentages of a bank by the following entities are: (i) 40% by bank or non-bank financial institutions; (ii) 30% for non-financial institutions; and (iii) 20% for individuals;

The regulations for PJPs, P2P lending platforms and banks are relevant to the operations and business of DigiAsia. The following table highlights the key fintech regulations in Indonesia that are currently in force and pertain to DigiAsia’s business:

• OJK Regulation No. 10/POJK.05/2022 on Information Technology-Based Co-Financing Services	Regulates platforms that facilitate the provision of lending by individual or institutional users as lenders to individual or institutional borrowers
• OJK Regulation No.13/POJK.02/2018 on Digital Financial Innovation in the Financial Services Sector

Regulates areas of financial technology on the basis of a principles-based approach aimed at promoting responsible digital finance innovation. Areas of financial technology covered include transaction settlements, capital accumulation, investment management, fund collection and distribution, insurance, market support, and other digital financial support. This regulation also covers the adoption of security systems and good governance and promotes compliance with rules related to customer protection, anti-money laundering and combating the finance of terrorism

• Bank Indonesia Regulation No. 22/23/PBI/2020 on Payment System	Umbrella regulation for payment service providers and payment infrastructure operators
• Bank Indonesia Regulation No 23/6/PBI/2021 on Payment Service Providers	Covers payment service providers (“penyelenggara jasa pembayaran” or “PJPs”), which are front-end players in the payment ecosystem

To deal with the growing fintech industry, the Indonesian government has built a special department in the OJK that supports innovation in the digital finance or fintech sector, namely, the Digital Financial Innovation Group (“GIKD”), through OJK Regulation No. 13/POJK.02/2018 on Digital Financial Innovation in the Financial Services Sector. With the existence of an institution that is directly in charge of the digital financial industry, GIKD and Bank Indonesia have each implemented a regulatory sandbox system or pilot program for startups in the fintech sector. In addition, the government has also issued various policies and other legal regulations to support the development of the digital financial industry in Indonesia.

Further, at the end of 2020, Bank Indonesia enacted Bank Indonesia Regulation No 22/23/PBI/2020, which is intended to set out the umbrella framework for the payment system industry (the “2020 BI Payment Regulation”). Following the issuance of such “umbrella” regulation, Bank Indonesia issued two new regulations, Bank Indonesia Regulation No 23/6/PBI/2021 on Payment Service Providers (the “PJP Regulation”) and Bank Indonesia Regulation No 23/7/PBI/2021 on Payment Infrastructure Operators (the “PIP Regulation”).

The following guidelines apply under the new Bank Indonesia regulations:

•        Source of funds (Sumber Dana) is defined as a source of funds that is used to fulfil an obligation in a payment transaction and is administered in an account for payment purposes. It may be accessed through different media, such as e-money, debit card, credit card and QR codes.

•        Front-end or PJP activities are classified into four types:

•        account information services or provision of information on source of funds;

•        payment initiation and/or acquiring services;

•        account issuance services or administration of source of funds; and

•        remittance services.

•        There are generally three categories of PJP licenses based on the types of activities, as follows:

•        Category 1:    Covers all PJP activities;

•        Category 2:    Covers only account information services and payment initiation and/or acquiring services; and

•        Category 3:    Covers only remittance services and other services that may be stipulated by Bank Indonesia.

•        Back-end or PIP activities, covering clearing and settlement activities.

Payment service providers that had obtained their licenses prior to the issuance of these regulations are expected to have their existing licenses converted within two to three years, taking into account the providers’ ability to satisfy the applicable regulatory requirements. Bank Indonesia has started issuing the converted licenses.

The PJP Regulation and the PIP Regulation also reiterate the foreign ownership restrictions and the domestic control requirements that must be satisfied by PJPs and PIPs, as first introduced in the 2020 BI Payment Regulation. In summary, the mandatory requirements are as follows:

•        at least 15% (direct and indirect up to the ultimate shareholder) of the total shares in a non-bank PJP must be owned by Indonesian shareholders, and at least 80% of the total shares in a non-bank PIP must be owned by Indonesian shareholders;

•        at least 51% of the shares with voting rights in a non-bank PJP must be owned by Indonesian shareholders, and at least 80% of the shares with voting rights in a non-bank PIP must be owned by Indonesian shareholders; and

•        certain special rights (examples, board nomination and veto rights) must be held by Indonesian shareholders and the single largest shareholder with voting rights in a non-bank PJP and in a non-bank PIP must be an Indonesian shareholder.

Existing players that had obtained their payment service provider licenses prior to the issuance of the 2020 BI Payment Regulation are exempted from the new foreign ownership restrictions and the domestic control requirements set out above, unless and until there is a corporate action causing a change in their foreign shareholding composition or change of control by a foreign shareholder.

Another concept that has been introduced by Bank Indonesia’s new payment regulations is the classification of PJPs and PIPs based on the systemic risk that they pose to the payment system. There are three categories: systemic providers, critical providers and general providers. A number of factors have been taken into account by Bank Indonesia in making the classification, including the payment company’s market share, the value of the transactions it processes, and the inter-connectivity of its systems with the infrastructure of other players. The classification is intended to provide a better understanding of the structure of the payment industry, and of the respective payment company’s role and/or contribution to the overall payment ecosystem.

The new payment regulations have revoked various regulations (or parts of regulations) relating to payment systems, including those on card-based payments, payment transaction processing, electronic money, and fund transfer operators. It is expected that Bank Indonesia will issue implementing regulations in stages to further regulate the implementation of these new payment regulations.

Peer-to-Peer (P2P) Lending Regulatory Framework

P2P lending is a fintech subsector that has been active in the past year partly due to the popularity of the “buy now, pay later” payment option in digital ecosystems, such as marketplace platforms.

The OJK has issued a new regulation for P2P lending platform operators that came into force on July 4, 2022, i.e., OJK Regulation No. 10/POJK.05/2022 on IT-Based Collective Financing Services (“OJK Reg. 10/2022”). The issuance of this regulation is a response to the ever-growing P2P lending business and replaces the previous OJK Regulation on P2P lending activities, OJK Regulation No. 77/POJK.01/2016 on IT-Based Collective Financing Services (“OJK Reg. 77/2016”).

OJK Reg. 10/2022 covers, among other things, the single presence policy, whereby a party cannot now become a controlling shareholder of more than one conventional P2P lending platform operator or more than one sharia-based P2P lending platform operator. OJK and BI have applied this “single presence policy” to other financial services and payments sectors.

The other key requirements that OJK Reg. 10/2022 cover are the licensing requirements. Under OJK Reg. 10/2022, P2P lending providers must now obtain a business license from the OJK, whereas the previous OJK regulatory regime implemented a registration phase of one year (extendable) before the platform operator can apply for a P2P platform lending operator license to continue operating as such past the one-year registration period. P2P lending platform operators are also required to be registered as an Electronic System Operator (“ESO”) with the Ministry of Communication and Informatics. The other requirements governed under OJK Reg. 10/2022 pertain to minimum paid-up capital and equity, lock-up period for change of shareholding composition, funding limitations for “super” lenders, fit and proper test for (i) controlling shareholders, (ii) board of director members, (iii) board of commissioner members and the Sharia supervisory board members and loan collection.

Further, the following types of corporate action require prior approval from the OJK under OJK Reg. 10/2022:

•        a change of ownership;

•        a conversion from conventional P2P lending to Sharia-based P2P lending;

•        changes to the board of directors, board of commissioners and the Sharia supervisory board;

•        changes to the paid-up capital; and/or

•        a merger or consolidation.

Personal Data Processing and Data Privacy

Under the Indonesian regulatory framework on personal data protection, personal data processing, includes the collection, management, processing, analyzing, storage, repair and update, disclosure, presentation, announcement, transfer, dissemination, and deletion of personal data (“Personal Data Processing”). Personal Data Processing is broadly regulated under various Indonesian regulations, spread across administrative, electronic transaction, and health sector regulations. On October 17, 2022, the Indonesian government enacted Law No. 27 of 2022 on Personal Data Protection (“PDP Law”) which was intended to become the overarching and umbrella law that governs personal data protection across all sectors. While the PDP Law is effective as of the enactment date, the regulation provides a two-year transitional period for parties to adjust their data privacy practices to comply with the PDP Law. In addition, the two-year period will also be used by the government to prepare and issue implementing regulations that are mandated by the PDP Law and stipulate the data protection authority that will oversee and monitor the implementation of the PDP Law.

With regard to Personal Data Processing, the following main regulations would apply:

•        PDP Law;

•        Law No.11 of 2008, as amended by Law No. 19 of 2016, on Electronic Information and Transactions (“ITE Law”), which also applies to organizations established outside of Indonesia;

•        Government Regulation No. 71 of 2019 on the Implementation of Electronic Systems and Transactions;

•        MoCI Regulation No. 20 of 2016 on the Protection of Personal Data in Electronic Systems (“MoCI Regulation No. 20/2016”); and

•        MoCI Regulation No. 5 of 2020, as amended by MoCI Regulation No. 10 of 2021, on Electronic System Providers in the Private Sector.

The PDP Law applies to every person, public agency and international organization that perform legal acts as regulated under the PDP Law:

•        Located within the jurisdiction of the Republic of Indonesia

•        Outside the jurisdiction of the Republic of Indonesia, which has any or all of the following legal consequences: (i) within the jurisdiction of the Republic of Indonesia or (ii) for personal data subject of Indonesian citizens outside the jurisdiction of the Republic of Indonesia.

Considering the above, the PDP Law has territorial and extraterritorial applicability as the PDP Law applies to any person, public agency and international organization that conduct processing of personal data in Indonesia or from offshore but has legal consequences in Indonesia.

Under the PDP Law, a data controller may transfer personal data to other data controllers and/or data processors outside the jurisdiction of Indonesia so long that any of the following can be fulfilled:

•        The country of domicile of the data controller and/or the data processor that receives the transfer of personal data has personal data protection level that is equal to or higher than those that are regulated under the PDP Law.

•        The data controller must ensure that there is adequate and binding personal data protection.

•        The data controller must obtain approval of the data subject

As such, based on the current PDP Law, the data controllers can still rely on the data subject’s consent to conduct offshore data transfer. There is no strict requirement with respect to the country of recipient having the same level of data protection level to Indonesia, as this requirement can be waived so long as the data subject has consented to the offshore data transfer.

Generally, any violations to data processing activity provisions in the PDP Law will subject the violator to administrative sanctions. These shall include, among others, violations to provision regarding (i) obtaining of legal basis of data processing activity, (ii) data subjects’ rights, (iii) maintaining confidentiality, (iv) protection from unauthorized processing and (v) prevention from being accessed illegally.

The administrative sanctions under the PDP Law are in the form of (i) written reprimand, (ii) temporary suspension of personal data processing activities, (iii) erasure or removal of personal data, and/or (iv) administrative fines. The administrative sanction in the form of administrative fine is two percent of the annual income or annual revenue of the maximum against the violation variable. However, the PDP Law does not yet provide any further elaboration on the relevant violation variable to determine the administrative fine. Further regulations on the administrative sanctions will be issued to clarify the violation variable.

Under the PDP Law, criminal sanctions will be imposed toward anyone who conducts certain unlawful actions including unlawful collection, disclosure and use of personal data. Additional sentences may be imposed if the crimes are conducted by a company, including, a maximum fine that is ten times the maximum administrative fine sentence imposed, confiscation of profits, suspension of business, payment of compensation, revocation of licenses and/or dissolution of the company.

Anti-Money Laundering Related Regulations

Financial service providers, payment service providers and fintech businesses operating in Indonesia must carry out anti-money laundering and counter-terrorism financing measures through customer due diligence mechanisms to prevent the use of the services for illicit activities. Regulated businesses are required to identify, verify and monitor customers to ensure that the opening of accounts and transactions are in accordance with the profile, characteristic, and/or transaction pattern of the prospective customer. Moreover, the verification must be carried out face-to-face or digitally with the prospective customer in order to validate his or her identity. Based on OJK Regulation No. 12/POJK.01/2017 of 2017, as amended by OJK Regulation No. 23/POJK.01/2019 of 2019, on the Implementation of Anti-Money Laundering and Counter-Terrorism Financing Programs in the Financial Services Sector (“POJK 12/2017”), financial service providers are required to implement the following:

•        identification and verification of customers;

•        identification and verification of the beneficial owner;

•        ending of a business relationship or refusal of a transaction;

•        sustainable risk management of anti-money laundering and counter-terrorism financing with customers, the state, products and services as well as delivery channels;

•        maintenance of accurate data related to transactions, administration of customer due diligence processes, and administration policies and procedures;

•        update and supervision;

•        reporting to senior officials, board of directors and board of commissioners in relation to the implementation of anti-money laundering and counter-terrorism financing program procedures; and

•        reporting to the Indonesian Financial Transaction Reports and Analysis Centre (“Pusat Pelaporan dan Analisis Transaksi Keuangan” or “PPATK”).

Similarly, non-bank payment service providers licensed with Bank Indonesia are required to adhere to anti-money laundering and counter-terrorism financing regulations, including but not limited to Bank Indonesia Regulation No. 19/10/PBI/2017 on the Implementation of Anti-money Laundering and Prevention of Terrorism Financing for Non-Bank Payment Service Providers and Non-Bank Foreign Currency Traders (“BI Regulation No. 19/10”). BI Regulation No. 19/10 prescribes the similar requirements as with the ones set out above under POJK 12/2017.

Intellectual Property Regulations

In Indonesia, innovations and inventions are protected through intellectual property, such as copyright, trademarks, patents, industrial designs, geographical indications, trade secrets, plant variety rights and layout of integrated circuits. Patent is a special right granted by the state to an inventor that allows them to exclusively implement an invention in the field of technology for a certain period of time. A regular patent is valid for 20 years from the filing date, while a simple patent is valid for 10 years as it is granted for simple inventions but has a practical utility value due to its form, configuration, construction or components. Copyright protects a broad array of works covering scientific works, artistic works, literature works, and even computer programs. Copyright protection over a computer program is valid for 50 years from its first publication.

With respect to ownership of intellectual property, Indonesian law recognizes the “declarative” principle for copyright protection, which automatically vests once declared by the owner. This means that for copyright, the protection arises automatically after the work is manifested in a tangible form (with due observation of the restrictions imposed by applicable regulations). On the other hand, protection of other intellectual property rights, such as patents and trademarks, arises after registration at the Directorate General of Intellectual Property (“DGIP”), which means that registering the invention or trademark with the DGIP is needed in order to gain exclusive rights.

In order to protect or enforce intellectual property rights in Indonesia, several measures have been taken to strengthen Indonesia’s laws for intellectual property protection and regulation, including expanding Indonesia’s regulatory framework for intellectual property rights arising from other jurisdictions. In particular, Indonesia has signed the Trade-Related Aspects of Intellectual Property Rights as part of the World Trade Organization Agreement in 1994. This ultimately prompted the ratification of various international conventions that oblige Indonesia to protect intellectual property rights belonging to parties from other signatory countries. For example, the Berne Convention for the Protection of Artistic and Literary Works (“Berne Convention”), which has been ratified through Presidential Decree No. 18 of 1997, which automatically protects any copyright belonging to a foreign national in Indonesia if the person is from a member country of the Berne Convention. Another example is the Paris Convention for the Protection of Industrial Property (“Paris Convention”), as ratified through Presidential Decree No. 24 of 1979, which requires Indonesia to give priority rights to foreign parties for intellectual property, and includes patents, industrial designs and trademarks. However, the enforcement of international conventions may come with certain caveats. This can be seen through the Paris Convention, whereby the priority rights do not cancel the requirement for the foreign parties to register and obtain exclusive rights through the DGIP. In addition, Indonesia has also ratified the Madrid Protocol through Presidential Regulation No. 92 of 2017 on the Ratification of the Protocol Relating to the Madrid Agreement on the International Registration of Marks 1989. However, this convention does not protect nor create exclusive intellectual property rights to foreign parties. This protection is via indirect implication, because the Madrid Protocol provides a convenient one-stop mechanism for registering and managing trademarks in member states (such as Indonesia). Therefore, foreign parties can register their intellectual property in one of the member states and will gain intellectual property protection in Indonesia after approval by the DGIP.

Exploiting and/or monetizing intellectual property in Indonesia is commonly done through intellectual property license agreements. The owner of an intellectual property may license his or her exclusive rights by issuing a license agreement to a third party in writing, in order for the third party to use the intellectual property and generate benefits. As a result, the license agreement may include provisions such as the particulars of the intellectual property rights (example, the registration number, title of the intellectual property and its owner), the right to grant sublicences and the territorial application of such license. Since Indonesian intellectual property laws do not specifically regulate the payment mechanisms for the use of intellectual property rights by a licensee, the license agreement may reflect an agreement for the licensor to calculate and collect royalty payments generated from the licensee’s revenues in using the intellectual property. Moreover, in order for the license agreement to have legal effect on other parties outside the agreement, the signing parties would need to record it with the DGIP along with a payment of a fee for recording the license agreement.

DigiAsia believes that effective compliance with a sound regulatory regime that demands compliant security controls and standards in protecting our proprietary rights is essential to the growth and success of DigiAsia’s business, and DigiAsia’s robust and agile processes and systems are equipped to handle a fast-growing and evolving industry. However, despite our various efforts to protect our proprietary rights, unauthorized parties may still copy or otherwise obtain and use our technology. We may also face increasing competition and as our business grows, we could face allegations that we have infringed the trademarks, copyrights, patents, trade secrets or other intellectual property rights of third parties, including of our competitors, strategic partners, investors and other entities with whom we may share information with or receive information from, and as a result may be subject to legal proceedings and claims from time to time relating to the intellectual property of others.

Legal Proceedings

From time to time, DigiAsia may become involved in actions, claims, suits, and other legal proceedings arising in the ordinary course of its business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties or employment-related matters. DigiAsia is not currently a party to any actions, claims, suits or other legal proceedings the outcome of which management believes, if determined adversely to DigiAsia, would individually or in the aggregate have a material adverse effect on DigiAsia’s business, financial condition, and results of operations.

MANAGEMENT OF PUBCO FOLLOWING THE BUSINESS COMBINATION

The following sets forth certain information, as of the date of this prospectus, concerning the persons who are expected to serve as directors and executive officers of PubCo immediately following the consummation of the Business Combination.

Name	Age	Position/Title
Alexander Rusli	51	Co-Chief Executive Officer (Indonesia) and Director
Prashant Gokarn	51	Co-Chief Executive Officer (Other Markets) and Director
Subir Lohani	37	Chief Financial Officer and Chief of Strategy
Bhargav Marepally	51	Director
Prabhu Antony	45	Director
Kenneth Sommer	65	Director
Andreas Gregori	55	Director
Rudiantara	64	Director

Executive Officers

Alexander Rusli will serve as the co-Chief Executive Officer (Indonesian market), and a member of the board of directors, of PubCo. Mr. Rusli co-founded DigiAsia and has served as its co-Chief Executive Officer since DigiAsia’s inception in October 2017. In his role as co-Chief Executive Officer of DigiAsia, he is responsible for operations, licensing and financing in the Indonesian market for DigiAsia. Mr. Rusli has over 25 years of various industry experience, largely in the telecommunications sector. He has been an active investment and business professional, both personally in early-stage start-ups and professionally through private equity investments. Mr. Rusli is highly experienced, with demonstrated experience in the technology, telecommunications and retail industries. He is highly skilled in strategic leadership, business development and marketing management. Prior to DigiAsia, Mr. Rusli was the Chief Executive Officer of Indosat Ooredoo, now known as PT Indosat Tbk (trading as Indosat Ooredoo Hutchison), a telecommunications provider in Indonesia, from 2012 to 2017. From January 2010 to October 2012, he served as a Managing Director of Northstar Pacific, a Singapore-headquartered, private equity firm managing more than $2.5 billion in committed equity capital, dedicated to investing in growth companies in Indonesia and to a lesser extent, other countries in Southeast Asia. From April 2000 to October 2009, Mr. Rusli was a special advisor to the Ministry of State-Owned Enterprises of The Republic of Indonesia. Mr. Rusli also previously served as Chairman of the board of directors of iflix, Indonesia, a video streaming company, from July 2018 to June 2020. Mr. Rusli currently serves on the board of directors of WWF, Indonesia, a position he has held since February 2014. Mr. Rusli is a graduate of Curtin University, Australia, where he received bachelor to doctorate degrees.

Prashant Gokarn will serve as the co-Chief Executive Officer (other markets, excluding Indonesia), and a member of the board of directors, of PubCo, and will focus on expansion plans outside Indonesia, investments and capital raises, strategic initiatives and sales to international partners. Mr. Gokarn co-founded DigiAsia and has served as the co-Chief Executive Officer of other markets (excluding Indonesia) since DigiAsia’s inception in October 2017. In his role as co-founder of DigiAsia, he is responsible for overall strategy, sales to international customers, inorganic growth and capital raise initiatives. Mr. Gokarn has over 20 years of experience in the telecommunications industry and has held strategy roles across geographies. Prior to DigiAsia, Mr. Gokarn was the Chief Strategy and Digital Services Officer at Indosat Ooredoo, now known as PT Indosat Tbk (trading as Indosat Ooredoo Hutchison), a telecommunications provider in Indonesia, from July 2011 to September 2017. In this role, he was responsible for driving significant cost and investment cuts that helped the company achieve profitability in 2013. While at Indosat, he was also responsible for driving the digital transformation of the company by managing a successful technology accelerator (www.ideabox.co.id) and a larger venture capital fund known as Softbank-Indosat Fund, which was a $50.0 million early-stage fund, set up in 2013, and was one of the first of its kind focused on the Southeast Asian markets. Prior to that, he served in various leadership roles in India as well as the United Kingdom. Between April 2008 and June 2011, Mr. Gokarn was President of Reliance Communications’ GSM/3G business, one of the leading telecom operators in India. In that role, he set up and ran the entire 3G operations across India, and executed within more than 11,000 3G sites within 100 days of receiving spectrum from the Government of India, and subsequently drove a focus on distribution, content and partnerships. Prior to that, Mr. Gokarn was a Partner at Spectrum Strategy, London, a media and telecommunications specialist and financial investment advisor to the industry, from September 2000 to March 2008. Mr. Gokarn received his MBA from Indian Institute of Management, Lucknow, and undergraduate degree in electronics and telecommunications engineering from the Indian Institute of Technology, Kharagpur.

Subir Lohani has served as the Chief Financial Officer of DigiAsia since May 2017 and as the Chief of Strategy at DigiAsia since May 2018, and will serve as the Chief of Strategy and Chief Financial Officer of PubCo. Mr. Lohani has over 14 years of experience in private equity, leveraged finance and debt capital markets, and has experience in product and business development and design, corporate strategy, user acquisition and retention, operations and marketing strategy. In his current role at DigiAsia, he is responsible for strategic partnerships, mergers and acquisitions, product development and business development. Prior to joining DigiAsia, Mr. Lohani was the Chief Executive Officer of Carmudi Indonesia from January 2016 to May 2018. He was also previously the Managing Director of the Carmudi Philippines from July 2014 to January 2016. Mr. Lohani was an investor and advisor to HeyKuya, a Philippine-based SMS virtual assistant service from August 2015 to March 2016, a member of the board of directors at Tricor, Singapore, an advisory firm, from May 2013 to July 2014, a Managing Principal at White Rhino Strategic Capital, Singapore, a corporate advisory firm, from June 2012 to July 2014, an Assistant Vice President at Barclays Capital Asia from January 2010 to June 2012, and a Management Associate at DBS Bank from 2008 to 2010. Mr. Lohani also currently serves as an advisor to Antler, a startup accelerator and early-stage venture capital firm, a position he has held since 2021. Mr. Lohani is a graduate in Economics from Boston University, United States.

Directors

Following the Effective Time, it is expected that the board of directors of PubCo will consist of seven members, two of whom will have been nominated by the Sponsor pursuant to the Director Nomination Agreement, with the rest having been nominated by DigiAsia.

Bhargav Marepally and Prabhu Antony will each serve as members of the board of directors of PubCo. The biographies of each of Mr. Marepally and Mr. Antony are set forth under “Information Related to StoneBridge/PubCo — Officers and Directors.”

Each of Alexander Rusli and Prashant Gokarn will also serve as members of the board of directors of PubCo. The biographies of each of Mr. Rusli and Mr. Gokarn are set forth under “— Executive Officers” above.

Kenneth Sommer will serve on the board of the PubCo subsequent to the Closing. Mr. Sommer founded Sundance kso S.A.R.L, in Luxembourg, which invests in and advises start-up companies, in January 2021. Prior to that, Mr. Sommer served as the Chief Financial Officer at Kneip Communications, a data services company for the asset management industry, from June 2018 to the end of 2020, when he retired, but remained as an advisor to the Kneip Communications until March 2022. Prior to Kneip Communications, Mr. Sommer served as the Chief Financial Officer of Mercedes pay S.A., from December 2017 to May 2018. Previously, Mr. Sommer served at PayPal as their Chief Risk Officer for the Europe, Middle East and Africa regions, from April 2016 to October 2017. In all three positions at Kneip Communications, Mercedes Pay and Paypal, Mr. Sommer was approved as an Authorized Manager by the Financial Regulator in Luxembourg. Mr. Sommer has been an independent director on the board of Convera Europe S.A., a B2B payment services company since January 2023. From January 2008 to March 2016, Mr. Sommer was a consultant to the payments industry and advisor to several investment managers and private equity firms. During this time, he was also the manager (and largest investor) in a real estate development fund, securing investors and partnering with a well-known home builder to redevelop high end homes in Cape Cod, Massachusetts, United States. Mr. Sommer’s prior experience include stints at Visa International (2000 to 2007), serving as Chief Executive Officer and board member from October 2006 to December 2007, and as Chief Financial Officer from March 2000 to October 2006, where he was also responsible for risk and human resources functions. Mr. Sommer led the restructuring efforts that resulted in the transition of the company into Visa Inc. in 2007, and the company going public with an initial public offering in 2008. Prior to joining Visa, he spent 18 years with Citigroup/Citibank, where he held senior finance regional roles in New York, Singapore and Miami. Mr. Sommer attended the Eli Broad school of Business at Michigan State University, receiving a degree in accounting. He served on the board of the business school from 2006 to 2011 and has also previously served as a board member of non-profit organizations, including March of Dimes (from 2002 to 2008), Atlantic White Shark Conservancy (from 2013 to 2016) and Chatham Creative Arts Center (from 2014 to 2016).

Andreas Gregori will serve as a director of PubCo. Mr. Gregori is a highly experienced business executive and entrepreneur with over 15 years of global C-suite experience with leading technology and telecommunications. Mr. Gregori has vast experience in driving growth through bold commercial and technology programs for multi-billion-dollar organizations and start-ups in both mature and emerging markets. Since 2019, Mr. Gregori has been served as President of Axiom D Inc., where he devises new digital revenue streams around core value propositions, customer value management, and data monetization. From 2015 to 2018, Mr. Gregori served as Chief Marketing Officer and Chief Digital Officer of Indosat Ooredoo, where he led commercial strategy, marketing product, customer care, digital ventures, and digital services across consumer segment. From 2012 to 2015, Mr. Gregori served as Chief Commercial Officer and Managing Partner at Industrial Development Group, where he led company asset growth, project pipeline monetization, and business development activities with senior government representatives, financing, and donor organizations.

Mr. Gregori has a Ph.D. in Computer Science and Artificial Intelligence from Technische Universitat Berlin, Germany, and an M.S. in Computer Science from Technische Universitat Darmstadt, Germany.

Rudiantara has served as an independent director of DigiAsia since June 2022, and will continue to serve in that capacity of the PubCo. Mr. Rudiantara is currently serving as a commissionaire at various enterprises that include PT Indosat Ooredoo Hutchison Tbk as Independent Commissioner, and PT Amartha Nusantara Raya as President Commissionaire, both since 2022, PT Rukun Raharja Tbk as President Commissionaire since 2021, PT Vale Indonesia Tbk as Independent Commissionaire and PT Semen Indonesia Tbk as President Commissionaire, both since 2020, and PT Solusi Sinergi Digital Tbk as President Commissionaire since 2019. Previously, he served as the Minister of Communications and Informatics of Republic of Indonesia from 2014 to 2019. From 1997 to 2014, he served as Director or Commissionaire in different enterprise, including as Director of PT XL Axiata Tbk from 1997 to 2006, as Deputy President Director of PT Semen Gresik Tbk from 2006 to 2008, as Deputy President Director of PLN (Persero) from 2008 to 2009, as (Independent) Commissioner of PT Telekomunikasi Indonesia Tbk (Persero) from 2010 to 2012, and as (Independent) Commissioner of PT Indosat Ooredoo Tbk from 2012 to 2014. Mr. Rudiantara earned his Master of Business Administration (MBA) from IPPM, Jakarta, and graduated from Universitas Padjajaran (Padjadjaran University), Bandung with a major in Statistics.

Nominations and Selections pursuant to the Director Nominations Agreement

Of the seven individuals expected to constitute the board of directors of PubCo from and after the Effective Time, Bhargav Marepally and Prabhu Antony were nominated as directors by the Sponsor pursuant to the Sponsor’s rights under the Director Nomination Agreement. Alexander Rusli, Prashant Gokarn and Rudiantara, were nominated as general directors by DigiAsia and Kenneth Sommer and Andreas Gregori were nominated as independent directors by DigiAsia, in each case, pursuant to initial PubCo director nomination rights granted to DigiAsia under the Business Combination Agreement.

The members of the Board of directors of PubCo at the Effective Time will separately be elected prior to consummation of the Business Combination by the Sponsor, being the holder of all the outstanding StoneBridge Class B Ordinary Shares. Pursuant to StoneBridge’s amended and restated memorandum and articles of association currently in effect, holders of StoneBridge Class A Ordinary Shares do not have the right to appoint and remove directors of StoneBridge prior to StoneBridge’s initial business combination.

Family Relationships

There are no familial relationships among PubCo’s directors and executive officers.

Foreign Private Issuer Exemption

As a “foreign private issuer,” as defined by the SEC, PubCo is permitted to follow home country corporate governance practices, instead of certain corporate governance practices required by Nasdaq for

U.S. domestic issuers. Certain corporate governance practices in the Cayman Islands, which will be PubCo’s home country, differ significantly from Nasdaq corporate governance listing standards. Among other things, PubCo will not be required to have:

•        a majority of its board of directors consist of independent directors;

•        a compensation committee consisting of independent directors;

•        a nominating committee consisting of independent directors; or

•        regularly scheduled executive sessions with only independent directors each year.

Immediately following the Business Combination, PubCo will not have a majority-independent board of directors. Thus, although PubCo’s director must act in the best interests of PubCo, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management of PubCo may decrease as a result. In addition, immediately following the Business Combination, PubCo will not have a compensation committee. Further, PubCo may choose to follow home country practices with respect to certain other Nasdaq corporate governance rules, as permitted by Nasdaq. As a result, PubCo shareholders may not be provided with the benefits of certain corporate governance requirements of Nasdaq applicable to U.S. domestic public companies.

In addition, as a foreign private issuer, PubCo’s officers and directors and holders of more than 10% of the issued and outstanding PubCo Ordinary Shares, will be exempt from the rules under the Exchange Act requiring insiders to report purchases and sales of ordinary shares as well as from Section 16 short swing profit reporting and liability.

Board of Directors

The board of directors of PubCo will initially consist of seven directors immediately after the consummation of the Business Combination, in accordance with the provisions of the Business Combination Agreement. The New PubCo Charter provides that the board of directors of PubCo shall consist of such number of directors as fixed by the board of directors of PubCo from time to time (not less than one director) provided however that PubCo may by ordinary resolution increase or reduce the limits in the number of directors,

Pursuant to the Business Combination Agreement, three of the seven initial directors were to be nominated by DigiAsia, an additional two of the seven were to be nominated by DigiAsia as independent directors and two were to be nominated by the Sponsor. Pursuant to the Director Nomination Right, the Sponsor will retain its right to nominate two directors until the Sponsor ceases to hold at least 1.5% of the equity shares of PubCo.

In connection with the Business Combination, the initial seven directors of PubCo will be separately elected prior to the Effective Time, by the Sponsor, as holder of all of the outstanding StoneBridge Class B Shares, which shares have the exclusive right to appoint and remove directors prior to consummation of StoneBridge’s initial business combination. Subsequent to the Business Combination, directors will be elected by holders of PubCo Ordinary Shares.

Except as provided in the New PubCo Charter, a director may vote in respect of any contract or transaction in which he/she is interested provided that the nature of the interest of any director in any such contract or transaction is disclosed at or prior to its consideration and any vote thereon, and such director may be counted in the quorum at any meeting of directors at which any such contract or transaction is considered. A director who is interested in a contract or proposed contract with PubCo must declare the nature of his interest at a meeting of the directors. No PubCo non-employee director will have a service contract with PubCo that provides for benefits upon termination of service.

Duties of Directors

Under the laws of the Cayman Islands, PubCo directors owe certain fiduciary duties to PubCo. In certain circumstances, a shareholder may have the right to seek damages if a duty owed by the directors is breached.

Under Cayman Islands law, directors owe the following fiduciary duties:

•        duty to act in good faith in what the director or officer believes to be in the best interests of PubCo as a whole;

•        duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•        directors should not improperly fetter the exercise of future discretion;

•        duty to exercise powers fairly as between different sections of shareholders;

•        duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•        duty to exercise independent judgment.

In addition to the above, under Cayman Islands law, directors owe a duty of care that is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As stated above, under Cayman Islands law, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the New PubCo Charter or alternatively by shareholder approval at general meetings.

Appointment and Removal of Directors

Directors of PubCo may be elected by ordinary resolution and removed by ordinary resolution and the removal of any such director may be for any reason or no reason.

Terms of Directors

Each PubCo director is elected to serve until the next succeeding annual general meeting of PubCo after such director’s election and until such director’s successor has been appointed and qualified or until such director’s earlier resignation or removal

Committees of the Board of Directors

PubCo will have two standing committees following the Business Combination: an audit committee and a nominating committee. PubCo will not have a compensation committee immediately following the Business Combination.

Audit Committee

Under the corporate governance rules of Nasdaq, PubCo is required to maintain an audit committee consisting of at least three independent directors, each of whom is financially literate and one of whom has accounting or related financial management expertise. Following the listing of PubCo’s Ordinary Shares on Nasdaq, PubCo’s audit committee will consist of Kenneth Sommer, Andreas Gregori and Prabhu Antony will serve as the chairperson of the audit committee. All members of PubCo’s audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the corporate governance rules of Nasdaq. PubCo’s board of directors has determined that Kenneth Sommer is an audit committee financial expert as defined by the SEC rules and has the requisite financial experience as defined by the corporate governance rules of Nasdaq. PubCo’s board of directors has determined that each proposed member of PubCo’s audit committee is “independent” as such term is defined in Rule 10A- 3(b)(1) under the Exchange Act, which is different from the general test for independence of board and committee members.

PubCo’s board of directors will, prior to or concurrently with the listing of PubCo’s Ordinary Shares on Nasdaq, adopt a terms of reference setting forth the responsibilities of the audit committee, which are consistent with Cayman Islands law, the SEC rules and the corporate governance rules of Nasdaq and include:

•        recommending the appointment and termination of PubCo’s independent auditors, subject to approval of the shareholders;

•        pre-approving audit and non-audit services to be provided by the independent auditors and related fees and terms;

•        overseeing the accounting and financial reporting processes of PubCo’s company and audits of PubCo’s financial statements, the effectiveness of PubCo’s internal control over financial reporting and making such reports as may be required of an audit committee under applicable law;

•        reviewing with management and PubCo’s independent auditor PubCo’s annual and quarterly financial statements prior to publication or filing (or submission, as the case may be) to the SEC;

•        recommending to the board of directors the retention and termination of the internal auditor, and the internal auditor’s engagement fees and terms, in accordance with Cayman Islands law as well as approving the yearly or periodic work plan proposed by the internal auditor;

•        reviewing with PubCo’s general counsel and/or external counsel, as deemed necessary, legal and regulatory matters that could have a material impact on the financial statements;

•        identifying irregularities in PubCo’s business administration, inter alia, by consulting with the internal auditor or with the independent auditor, and suggesting corrective measures to the board of directors;

•        reviewing policies and procedures with respect to transactions (other than transactions related to the compensation or terms of services) between PubCo and its officers and directors, or affiliates of officers or directors, or transactions that are not in the ordinary course of PubCo’s business and deciding whether to approve such acts and transactions if so required under Cayman Islands law; and

•        establishing procedures for the handling of employees’ complaints as to the management of PubCo’s business and the protection to be provided to such employees.

Nominating Committee

Following the listing of PubCo’s Ordinary Shares on Nasdaq, PubCo’s nominating committee will consist of Andreas Gregori, Prashant Gokarn and Alexander Rusli. Alexander Rusli will serve as chairperson of the committee. PubCo’s board of directors will, prior to or concurrently with the listing of PubCo’s Ordinary Shares on Nasdaq, adopt a terms of reference setting forth the responsibilities of the committee, which will include:

•        overseeing and assisting PubCo’s board of directors in reviewing and recommending nominees for election as directors;

•        assessing the performance of the members of PubCo’s board of directors;

•        establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to PubCo’s board of directors a set of corporate governance guidelines applicable to PubCo’s business; and

•        overseeing PubCo’s environmental, social and governance risks, strategies, policies, programs and practices to further PubCo’s business purpose, strategy, culture, values and reputation.

Code of Business Conduct and Ethics

PubCo will, prior to or concurrently with the listing of PubCo’s Ordinary Shares on Nasdaq, adopt a Code of Business Conduct and Ethics applicable to its directors, officers and employees. PubCo seeks to conduct business ethically, honestly, and in compliance with applicable laws and regulations. PubCo’s Code of Business Conduct and Ethics sets out the principles designed to guide PubCo’s business practices with integrity, respect and dedication. The code applies to all directors, officers, employees and extended workforce, including PubCo’s directors and executive officers. PubCo expects its suppliers, contractors, consultants, and other business partners to follow the principles set forth in its code when providing goods and services to PubCo or acting on PubCo’s behalf.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2022, DigiAsia paid an aggregate of approximately $0.9 million in cash compensation and benefits in kind to DigiAsia’s executive officers as a group. DigiAsia’s executive officers do not receive pension, retirement or other similar benefits, and DigiAsia has not set aside or accrued any amount to provide such benefits to its executive officers. In Singapore, DigiAsia is required by the applicable laws and regulations to make contributions, as employers, to the Central Provident Fund for employees who are employed by DigiAsia in Singapore and who are Singapore citizens or permanent residents, as prescribed under the Central Provident Fund Act 1953 of Singapore. The contribution rates vary, depending on the age of the employee, and whether such employee is a Singapore citizen or permanent resident (contributions are not required or permitted in respect of a foreigner on a work pass). DigiAsia did not pay any cash compensation to its independent directors in fiscal year 2022. DigiAsia is not party to any agreements with its executive officers and directors that provide for benefits upon termination of employment.

DigiAsia does not directly have any arrangements with its employees involving the issuance or grant of options or shares or other securities of DigiAsia. However, Chipping Hill Inc, an existing shareholder of DigiAsia which is wholly owned by Alexander Rusli, DigiAsia’s co-founder and co-Chief Executive Officer, has adopted, and administers, an employee share option plan to certain employees and senior level management of DigiAsia, in connection with an aggregate of 901 shares held by Chipping Hill Inc in the capital of DigiAsia. 590 out of the of the 901 shares held by Chipping Hill Inc in the capital of DigiAsia have been granted and/or issued to DigiAsia’s key management team. Of such amount, 8 option shares were granted and/or issued in the fiscal year ending December 31, 2022.

Employment Agreements and Indemnification Agreements

Each of DigiAsia’s executive officers is party to an employment agreement with PT DAB, excluding one of DigiAsia’s Co-Chief Executive Officers who has an employment agreement with DigiAsia Bios Pte. Ltd. The employment of the executive officers under these employment agreements is for an indefinite period, but may be terminated by the employer for cause at any time without advance notice or for any other reason by giving 90 days’ prior written notice, and the executive officer may terminate his or her employment at any time by giving the employer 90 days’ prior written notice. The employment agreements with the executive officers also include confidentiality and non-disclosure restrictions and non-competition and non- solicitation restrictions that apply during employment for certain periods following termination of employment.

PubCo will enter into indemnification agreements with each of its directors. Under these agreements, PubCo may agree to indemnify its director against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director of PubCo.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of StoneBridge Ordinary Shares as of the date of this prospectus and of PubCo Ordinary Shares immediately following consummation of the Business Combination by:

•        each person or group of affiliated persons known by StoneBridge to be the beneficial owner of more than 5% of StoneBridge’s outstanding ordinary shares on the record date;

•        each person or group of affiliated persons known by StoneBridge who may become the beneficial owner of more than 5% of PubCo’s outstanding ordinary shares immediately following the Business Combination;

•        each of StoneBridge’s current executive officers and directors;

•        each person who will become an executive officer or a director of PubCo upon consummation of the Business Combination;

•        all of StoneBridge’s current executive officers and directors as a group; and

•        all of StoneBridge’s executive officers and directors as a group after the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or options, within 60 days of the record date. Shares subject to warrants or options that are currently exercisable or exercisable within 60 days of the record date are considered outstanding and beneficially owned by the person holding such warrants or options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to StoneBridge, StoneBridge believes that the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

The beneficial ownership of StoneBridge Ordinary Shares prior to the Business Combination is based on 7,123,320 StoneBridge Ordinary Shares (consisting of 2,123,320 StoneBridge Class A Ordinary Shares and 5,000,000 StoneBridge Class B Ordinary Shares) issued and outstanding as of the record date.

The expected beneficial ownership of PubCo Ordinary Shares immediately following the consummation of the Business Combination assumes the following two scenarios:

•        the No Further Redemption Scenario, where no StoneBridge public shareholders exercise redemption rights with respect to their Class A Ordinary Shares; and

•        the Maximum Redemption Scenario, where 2,123,320 of the StoneBridge public shares will be redeemed for their pro rata share of the funds in the Trust Account, which is derived from the number of shares that could be redeemed in connection with the Business Combination assuming (i) for illustrative purposes, a redemption price of $10.90 per share.

Based on the foregoing assumptions, and without giving effect to any PubCo securities that will be issued in connection with the Transaction Financing, we estimate that there would be 58,701,084 PubCo Ordinary Shares issued and outstanding immediately following the consummation of the Business Combination in the No Further Redemption Scenario, and 56,275,115 PubCo Ordinary Shares issued and outstanding immediately following the consummation of the Business Combination in the Maximum Redemption Scenario. See “Questions and Answers about the Proposals — What will be the relative stakes of StoneBridge shareholders, DigiAsia shareholders and others in PubCo immediately upon completion of the Business Combination?” for additional information.

If the actual facts are different from the foregoing assumptions, ownership figures in PubCo and the columns under “After Business Combination” in the table that follows will be different.

			After Business Combination
	Prior to Business Combination		Assuming No Further Redemptions		Assuming Maximum Redemptions
Name and Address of Beneficial Owners(1)	Number of Shares	%	Number of Shares	%	Number of Shares	%
Directors and officers prior to the Business Combination:
Bhargav Marepally(2)	5,000,000	67.3%	4,750,000	8.1%	4,750,000	8.4%
Prabhu Antony(2)	5,000,000	67.3%	4,750,000	8.1%	4,750,000	8.4%
Sylvia Barnes(3)	—	*	50,000	*	50,000	*
Shamla Naidoo(4)	—	*	50,000	*	50,000	*
Richard Saldanha(5)	—	*	50,000	*	50,000	*
Jeff Najarian(6)	—	*	50,000	*	50,000	*
Naresh Kothari(7)	—	*	50,000	*	50,000	*
All directors and officers prior to the Business Combination (seven persons)	5,000,000	67.3%	5,000,000	8.5%	5,000,000	8.9%
Directors and officers after the Business Combination:
Alexander Rusli(8)	—	—	7,775,385	13.3%	7,775,385	13.8%
Prashant Gokarn(9)	—	—	7,019,708	12.0%	7,019,708	12.5%
Subir Lohani(10)	—	—	784,423	1.3%	784,423	1.4%
Bhargav Marepally(2)	5,000,000	67.3%	4,750,000	8.1%	4,750,000	8.4%
Prabhu Antony(2)	5,000,000	67.3%	4,750,000	8.1%	4,750,000	8.4%
Kenneth Sommer(11)	—	—	30,000	*	30,000	*
Andreas Gregori(12)	—	—	30,000	*	30,000	*
Rudiantara(13)	—	—	65,115	*	65,115	*
All directors and officers after the Business Combination as a group (8 persons)	5,000,000	67.3%	25,204,631	43.2%		44.8%
Five Percent Holders:
StoneBridge Acquisition Sponsor LLC and BP SPAC Sponsor LLC(2)	5,000,000	67.3%	4,750,000	8.1%	4,750,000	8.4%
Pay Square Capital Pte. Ltd(14)	—	—	3,227,766	5.5%	3,227,766	5.7%
Interchange Payment Group Holding Ltd.(15)	—	—	10,218,729	17.5%	10,218,729	18.2%
Mastercard Asia Pacific Pte. Ltd.(16)	—	—	5,331,511	9.1%	5,331,511	9.5%
Grand Mavericks Limited(17)	—	—	4,503,683	7.7%	4,503,683	8.0%
Rajnish Gopinath(18)	—	—	3,167,008	5.4%	3,167,008	5.6%

____________

*        Less than 1%.

(1)      Unless otherwise noted, the business address of each of the directors and officers prior to the Business Combination is One World Trade Center, Suite 8500, New York, New York 10007 and the business address of each of the directors and officers after the Business Combination is One Raffles Place #28-02, Singapore 048616.

(2)      The number of shares prior to the Business Combination consists entirely of 5,000,000 StoneBridge Class B Ordinary Shares, each of which will convert into one StoneBridge Class A Ordinary Shares in connection with the Business Combination pursuant to the Sponsor Share Conversion, and then into one PubCo Ordinary Share at the Effective Time. The shares are held by StoneBridge Acquisition Sponsor LLC (referred to elsewhere in this proxy statement/prospectus as the “Sponsor”). Pursuant to a director founder share assignment agreement dated as of June 1, 2023, between the Sponsor and each of the five non-employee members of the board of directors of StoneBridge (being Sylvia Barnes, Shamla Naidoo,

Richard Saldanha, Jeff Najarian and Naresh Kothari) (such agreement the “Director Founder Share Assignment Agreement”), the Sponsor has agreed to transfer and assign, at the closing of the Business Combination, 50,000 PubCo Ordinary Shares to each of the aforementioned five non-employee members of the board of directors of StoneBridge, subject to each such director’s continued service as a member of the board of directors of StoneBridge through the closing of the Business Combination. The number of shares after the Business Combination consists of the 5,000,000 PubCo Ordinary Shares resulting from the aforementioned conversions, less the aggregate of 250,000 PubCo Ordinary Shares that will be transferred to the non-employee directors of StoneBridge pursuant to the Director Founder Share Assignment Agreement. StoneBridge Acquisition Sponsor LLC is managed by its managing member, BP SPAC Sponsor LLC, which in turn is managed by Bhargav Marepally and Prabhu Antony. Any voting and dispositive decisions by BP SPAC Sponsor LLC are made by a vote of its managing members. Accordingly, Messrs. Marepally and Antony may be deemed to be beneficial owners of the shares. The address of StoneBridge Acquisition Sponsor LLC is One World Trade Center, Suite 8500, New York, New York 10007, and the address of BP SPAC Sponsor LLC is 1104 Linnea Lane, Southlake, Texas 76092.

(3)      Consists of 50,000 PubCo Ordinary Shares to be transferred to Ms. Barnes pursuant to the Director Founder Share Assignment Agreement.

(4)      Consists of 50,000 PubCo Ordinary Shares to be transferred to Ms. Naidoo pursuant to the Director Founder Share Assignment Agreement.

(5)      Consists of 50,000 PubCo Ordinary Shares to be transferred to Mr. Saldanha pursuant to the Director Founder Share Assignment Agreement.

(6)      Consists of 50,000 PubCo Ordinary Shares to be transferred to Mr. Najarian pursuant to the Director Founder Share Assignment Agreement.

(7)      Consists of 50,000 PubCo Ordinary Shares to be transferred to Mr. Kothari pursuant to the Director Founder Share Assignment Agreement.

(8)      Consists of (i) 2,327,789 PubCo Ordinary Shares to be held on record by Vambery Assets Limited, which is wholly owned and controlled by Alexander Rusli (ii) 385,699 PubCo Ordinary Shares based on his beneficial ownership of DigiAsia shares held of record by Chipping Hill, (iii) 2,635,376 PubCo Ordinary Shares to be held on record by Maxwell Universal Group Inc., in which Alexander Rusli holds the position of Director and exercises complete share ownership, (iii) 2,130,326 PubCo Ordinary Shares to be held on record by Ion Pacific Java Limited, in which Alexander Rusli has a 50% ownership interest, and (iv) 296,195 PubCo Ordinary Shares to be held on record by Genesis Global Pte. Ltd., which is wholly-owned and controlled by Alexander Rusli. Chipping Hill is 100% held of record by Mr. Rusli, however, the DigiAsia shares held by Chipping Hill have been allocated to participating employees and will be exchanged for PubCo Ordinary Shares which will be granted to such employees upon the consummation of the Amalgamation.

(9)      Consists of (i) 4,503,683 PubCo Ordinary Shares to be held on record by Grand Mavericks Limited, which is wholly owned and controlled by Prashant Gokarn (ii) 385,699 PubCo Ordinary Shares based on his beneficial ownership of DigiAsia shares held of record by Chipping Hill and (iii) 2,130,326 PubCo Ordinary Shares to be held on record by Ion Pacific Java Limited, in which Prashant Gokarn has a 50% ownership interest.

(10)    Consist of 784,423 PubCo Ordinary Shares allocated to Mr. Lohani based on his beneficial ownership of DigiAsia shares held of record by Chipping Hill, which will be granted to Mr. Lohani upon the consummation of the Amalgamation.

(11)    Consists of 30,000 PubCo Ordinary Shares to be granted to Mr. Sommer pursuant to a Director Offer Letter.

(12)    Consists of 30,000 PubCo Ordinary Shares to be granted to Mr. Andreas pursuant to a Director Offer Letter.

(13)    Consists of 65,115 PubCo Ordinary Shares to be granted to Mr. Rudiantara pursuant to a Director Offer Letter.

(14)    The principal business address is 1 Raffles Place #28-02 One Raffles Place Singapore (048616). Heri Sunaryadi, as a majority owner, a principal officer and chair of the Board, may be deemed to have voting and dispositive control of the 3,227,766 PubCo Ordinary Shares.

(15)    The principal business address is The Grand Pavilion Commercial Centre, Oleander Way, 802 West Bay Road, P.O Box 32052, Grand Cayman KY1-1208. Paulo Angelo G. Saycon, as the majority owner and a principal officer, may be deemed to have voting and dispositive control of 10,218,729 PubCo Ordinary Shares.

(16)    The principal business address is 3 Fraser Street #17-21/28, Duo Tower Singapore (189352). Mastercard Asia Pacific Pte. Ltd. is a wholly owned subsidiary of MasterCard Incorporated, which is a public listed company.

(17)    The principal business address is TORTOLA PIER PARK, BUILDING 1, 2ND FLOOR, WICKHAMS CAY I ROAD TOWN, TORTOLA, BRITISH VIRGIN ISLANDS. Prashant Gokarn, as a majority owner, a principal officer and chair of the Board, may be deemed to have voting and dispositive control of the 4,503,683 PubCo Ordinary Shares.

(18)    Rajnish Gopinath with address 1 TANJONG RHU ROAD, #10-03 THE WATERSIDE SINGAPORE 436879 may be deemed to have voting and dispositive control of 3,167,008 PubCo Ordinary Shares

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

StoneBridge Relationships and Related Party Transactions

StoneBridge Class B Ordinary Shares

The Sponsor paid $25,000 to cover certain initial public offering costs of StoneBridge in consideration for 5,750,000 StoneBridge Class B Ordinary Shares which were issued on February 9, 2021, 750,000 shares of which were subsequently forfeited following the expiration of the period for the underwriter to exercise its over-allotment option. The StoneBridge Class B Ordinary Shares will automatically convert into StoneBridge Class A Ordinary Shares at the time of StoneBridge’s initial business combination and are subject to certain transfer restrictions. The Sponsor forfeited 750,000 of such StoneBridge Class B Ordinary Shares following expiration of the period for the underwriter to exercise its over-allotment option, so that the StoneBridge Class B Ordinary Shares represent 20.0% of StoneBridge’s issued and outstanding shares after StoneBridge’s initial public offering.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its StoneBridge Class B Ordinary Shares until the earlier to occur of: (i) one year after the completion of StoneBridge’s initial business combination or (ii) subsequent to the initial business combination, (a) if the last sale price of the StoneBridge Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (b) the date on which StoneBridge completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of StoneBridge’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Pursuant to the Director Founder Share Assignment Agreement, the Sponsor has agreed to transfer and assign, at the closing of the Business Combination, 50,000 Ordinary Shares to each of the five non-employee members of the board of directors of StoneBridge (being Sylvia Barnes, Shamla Naidoo, Richard Saldanha, Jeff Najarian and Naresh Kothari), subject to each such director’s continued service as a member of the board of directors of StoneBridge through the closing of the Business Combination.

Private Placement Warrants

Simultaneously with the closing of the initial public offering, StoneBridge completed a private sale of an aggregate of 7,000,000 Private Warrants to the Sponsor. The Private Warrants were sold at a purchase price of $1.00 per Private Warrant. See “Description of Capital Stock” for additional details regarding the Private Warrants.

Due to Affiliates

As of September 30, 2023 and December 31, 2022, StoneBridge owed the Sponsor $437,693 and $347,693, respectively, towards deferred offering and other formation costs incurred, as well as administrative support services. This amount will be repaid as soon as practical from the operating account.

Related Party Loans

In order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of StoneBridge’s officers and directors may, but are not obligated to, loan StoneBridge funds as may be required (“Working Capital Loans”). If StoneBridge completes a business combination, StoneBridge may repay the Working Capital Loans out of the proceeds of the Trust Account released to StoneBridge. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, StoneBridge may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post-business combination entity at a price of $1.00 per warrant. The warrants would be identical to Private Warrants. As of September 30, 2023, StoneBridge had no outstanding borrowings under the Working Capital Loans.

On January 20, 2023, StoneBridge held an extraordinary general meeting of shareholders at which StoneBridge’s shareholders approved a proposal to amend StoneBridge’s amended and restated memorandum and articles of association to give StoneBridge the right to extend the date by which it has to consummate a business combination from January 20, 2023 up to six times for an additional one month each time up to July 20, 2023; provided that, for each extension, the Sponsor or its affiliates or designees, were required to deposit into the Trust Account, $0.05 for each StoneBridge Class A Ordinary Share then outstanding (not to exceed $150,000 per extension), on or prior to the date of the applicable deadline, in exchange for StoneBridge’s issuance to the Sponsor or its affiliates or designees a non-interest bearing, unsecured promissory note equal to the amount of any such deposit. Such promissory note will not be repaid in the event that StoneBridge is unable to consummate a business combination unless there are funds available outside the Trust Account to do so. The Sponsor exercised all of its options to extend the period for StoneBridge to consummate an initial business combination from January 20, 2023 to July 20, 2023, and in connection with such extensions, the Sponsor deposited an aggregate of $1.9 million into the Trust Account, in exchange for non-interest bearing, unsecured promissory notes issued by StoneBridge to the Sponsor that will not be repaid in the event that StoneBridge is unable to close a business combination unless there are funds available outside the Trust Account to do so.

Pursuant to a subsequent approval by StoneBridge shareholders on July 19, 2023, the Sponsor or its affiliates or designees have the option to further extend the deadline by which StoneBridge must consummate an initial business combination by up to six times by an additional month each time, provided that, for each extension, the Sponsor or its affiliates or designees, are required to deposit into the Trust Account, $0.025 for each StoneBridge Class A Ordinary Share then outstanding, on or prior to the date of the applicable deadline, in exchange for StoneBridge’s issuance to the Sponsor or its affiliates or designees a non- interest bearing, unsecured promissory note equal to the amount of any such deposit. Such promissory note will not be repaid in the event that StoneBridge is unable to consummate a business combination unless there are funds available outside the Trust Account to do so. The Sponsor exercised all of its options to extend the date by which StoneBridge must consummate an initial business combination from July 20, 2023 to January 20, 2024.

Pursuant to a subsequent approval by StoneBridge shareholders at the extraordinary general meeting held on January 17, 2024, the Sponsor or its affiliates or designees have the option to further extend the deadline by which StoneBridge must consummate an initial business combination by up to six times by an additional month each time up to July 20, 2024, provided that, for each extension, the Sponsor or its affiliates or designees, are required to deposit into the Trust Account, $0.025 for each StoneBridge Class A Ordinary Share then outstanding, on or prior to the date of the applicable deadline, in exchange for StoneBridge’s issuance to the Sponsor or its affiliates or designees a non-interest bearing, unsecured promissory note equal to the amount of any such deposit. Such promissory note will not be repaid in the event that StoneBridge is unable to consummate a business combination unless there are funds available outside the Trust Account to do so.

As of the date of this prospectus, the Sponsor has exercised three of its six options to extend the period for StoneBridge to consummate an initial business combination, such that StoneBridge currently has until April 20, 2024 (subject to further extensions by the Sponsor or its affiliates or designees) to complete its initial business combination. In connection with such extensions, the Sponsor has deposited an aggregate of approximately $166,136 into the Trust Account as of the date of this prospectus/prospectus, in exchange for non-interest bearing, unsecured promissory notes issued by StoneBridge to the Sponsor that will not be repaid in the event that StoneBridge is unable to close a business combination unless there are funds available outside the Trust Account to do so.

Notes Payable

On October 12, 2022, StoneBridge accepted from the Sponsor an unsecured debt of $1,000,000 as extension payment in connection with the first extension of the business combination. The Sponsor subsequently made monthly payments in the amount of $150,000 from January 20, 2023, to July 20, 2023 in connection with up to six monthly extension options granted to StoneBridge at the extraordinary general meeting of the shareholders held on January 20, 2023. Further, the Sponsor made additional monthly payments in the amount of $60,649 from July 20, 2023 to November 20, 2023 in connection with up to six monthly extension options granted to StoneBridge at the extraordinary general meeting of the shareholders held on July 19, 2023.

As of September 30, 2023, the amount outstanding under the promissory notes was $2,631,948 and the amount outstanding as of December 31, 2022, was $1,000,000. The September 30, 2023, balance includes an amount of $550,000 borrowed from the Sponsor for operating costs.

Advisory Fees-Sett & Lucas

On January 4, 2022, StoneBridge entered into an agreement with Sett & Lucas for certain financial advisory and investment banking services in relation to a business combination with a potential target. Pursuant to such agreement, StoneBridge agreed to pay Sett & Lucas a success fee earned upon successful completion of the business combination equal to 2% of the pre-money enterprise valuation of the potential target acquired. StoneBridge also agreed to reimburse Sett & Lucas for out-of-pocket expenses. On August 10, 2022 StoneBridge entered into an engagement letter with Sett & Lucas pursuant to which Sett & Lucas was engaged as the exclusive financial advisor to StoneBridge in connection with the Business Combination. On April 2, 2023, StoneBridge and Sett & Lucas amended the engagement letter between the parties to change the amount and type of compensation to be paid to Sett & Lucas as success fee, such that, pursuant to the amended letter, Sett & Lucas is now entitled to a success fee upon successful completion of the Business Combination of $4.0 million (consisting of $1.0 million in cash and the issuance of 300,000 shares valued at $3.0 million), payable or issuable, as the case may be, upon completion of the Business Combination. Prabhu Antony, the President, Chief Financial Officer and a member of the board of directors of StoneBridge, is also a co-founder, and a board member and Executive Director, of Sett & Lucas. As of the date of this prospectus, Sett & Lucas has been providing services for buy-side search and due diligence, but the payment is not due unless the transaction is consummated.

Advisory Fees-ARC Group

On January 3, 2022, StoneBridge entered into an agreement with ARC Group for strategic and target identification advisory services, pursuant to which StoneBridge will pay the ARC Group an initial retainer fee of $25,000 (which has been paid by StoneBridge in January 2022), a closing retainer fee at announcement of the Business Combination in the amount of $175,000 and a success fee of $1,000,000 upon completion of Business Combination with introduced target. Limited target identification services have been performed by the ARC Group in connection with the agreement, the compensation for which has been covered by the initial retainer fee of $25,000. No amounts are owed under the agreement with the ARC Group as of September 30, 2023.

Advisory Fees-J.V.B. Financial Group

On April 28, 2022, StoneBridge entered into an agreement with J.V.B. Financial Group, LLC (“JVB”) for financial advisor and placement agent services in connection with the Business Combination. Pursuant to this agreement, StoneBridge agreed to pay JVB (i) a transaction fee in an amount equal to $1,500,000 in connection with a successful Business Combination transaction and (ii) a transaction fee in connection with JVBs’ services as a non-exclusive placement agent in connection with a private placement of securities to fund the Business Combination transaction equal to 4% of the gross proceeds raised from investors and received by StoneBridge. StoneBridge also agreed to reimburse JVB upon consummation of the Business Combination or upon termination of this agreement for out-of-pocket expenses up to a maximum amount of $100,000. No services have been performed and no amounts are owed under the agreement with JVB as of September 30, 2023.

Advisory Fees-Laurel Hill

On June 27, 2023, StoneBridge entered into an agreement with Laurel Hill Advisory Group, LLC (“Laurel Hill”) to assist in the solicitation of proxies for the extraordinary general meeting. StoneBridge has agreed to pay Laurel Hill a fixed fee of $15,000 and will reimburse Laurel Hill for its reasonable and documented costs and expenses and indemnify Laurel Hill and its affiliates against certain claims, liabilities, losses, damages and expenses.

Support Services

StoneBridge entered into an agreement, commencing on the effective date of StoneBridge’s initial public offering through the earlier of the consummation of a business combination and StoneBridge’s liquidation, to pay the Sponsor a monthly fee of $10,000 for office space, secretarial and administrative services.

In order to meet StoneBridge’s working capital needs following the consummation of StoneBridge’s initial public offering, the Sponsor, StoneBridge’s officers and directors and their respective affiliates may, but are not obligated to, loan StoneBridge funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion. Each loan would be evidenced by a promissory note. The notes would be repaid upon consummation of an initial business combination, without interest.

StoneBridge reimburses its officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on StoneBridge’s behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by StoneBridge, provided, however, that to the extent such expenses exceed the available proceeds not deposited in the Trust Account and the interest income earned on the amounts held in the Trust Account, such expenses would not be reimbursed by StoneBridge unless StoneBridge consummates an initial business combination. StoneBridge’s audit committee reviews and approves all reimbursements and payments made to the Sponsor or any member of StoneBridge’s management team, or StoneBridge’s or their respective affiliates, and any reimbursements and payments made to members of StoneBridge’s audit committee are reviewed and approved by StoneBridge’s board of directors, with any interested director abstaining from such review and approval.

No compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to any of the Sponsor, StoneBridge’s officers or directors who owned StoneBridge’s ordinary shares, or to any of their respective affiliates, prior to or with respect to the business combination (regardless of the type of transaction that it is).

All ongoing and future transactions between StoneBridge and any of StoneBridge’s officers and directors or their respective affiliates will be on terms believed by StoneBridge to be no less favorable to StoneBridge than are available from unaffiliated third parties. Such transactions, including the payment of any compensation, will require prior approval by a majority of StoneBridge’s uninterested “independent” directors (to the extent StoneBridge has any) or the members of StoneBridge’s board who do not have an interest in the transaction, in either case who had access, at StoneBridge’s expense, to StoneBridge’s attorneys or independent legal counsel. StoneBridge will not enter into any such transaction unless StoneBridge’s disinterested “independent” directors (or, if there are no “independent” directors, StoneBridge’s disinterested directors) determine that the terms of such transaction are no less favorable to StoneBridge than those that would be available to StoneBridge with respect to such a transaction from unaffiliated third parties.

For the nine months ended September 30, 2023, StoneBridge incurred $90,000 in fees for these services. As of September 30, 2023 and December 31, 2022 a total of $260,000 and $170,000, respectively, of administrative support services were incurred and due to affiliates.

DigiAsia Relationships and Related Party Transactions

Compensation

During the six months ended June 30, 2023 and fiscal years ended December 31, 2022, 2021 and 2020, DigiAsia paid remuneration of $0.4 million, $0.9 million, $0.8 million and $0.7 million, respectively, to its key management.

Loan from Alexander Rusli

During the fiscal year ended December 31, 2020, DigiAsia received a loan from Alexander Rusli amounting to $31,491 for the purpose of working capital. The outstanding amount as at December 31, 2021 was Nil.

Loans from Key Management

From January 1, 2023, to August 7, 2023, the DigiAsia Group has received a total of $1.2 million in interest free, unsecured loans from key management, which are to be utilized for meeting operating expenses incurred in the ordinary course of business and costs and expenses incurred by DigiAsia in preparation, execution and completion of the Business Combination. As of the date of this prospectus, an amount of $0.1 million remained outstanding under such loans.

Issuance of Shares to Genesis Global Pte. Ltd. and Maxwell Universal Group Inc.

On February 28, 2020, each of Genesis Global Pte. Ltd. and Maxwell Universal Group Inc. entered into a share subscription agreement with DigiAsia, pursuant to which DigiAsia issued shares to each of Genesis Global Pte. Ltd. and Maxwell Group Universal Inc., both of which are corporate entities in which Alexander Rusli, DigiAsia’s Co-Founder and Co-Chief Executive Officer, holds the position of Director and exercises complete ownership, as part of the Mastercard fundraising round.

Joint Venture

During the year ended December 31, 2021, DigiAsia entered into a joint venture agreement with other venturers and acquired 24.90% ownership share in PT Platform Prabayar Nusantara for a consideration of $52,320. During the year ended December 31, 2022, DigiAsia obtained a loan of $133,500 from PT Platform Prabayar Nusantara. Further, during the period from January 1, 2023 till November 14, 2023, the DigiAsia Group has received a total of $1.2 million in interest free, unsecured loans from PT Platform Prabayar Nusantara of $148,353. The outstanding amount of loan as as of the date of this prospectus is $148,363.

PT Platform Prabayar Nusantara was incorporated as a joint venture to launch Mastercard prepaid cards in Indonesia. Through PT Solusi Pasti Indonesia, DigiAsia has received sandbox approval for prepaid cards and is collaborating with Mastercard on a commercial basis for prepaid cards through PT Solusi Pasti Indonesia. As a result, PT Platform Prabayar Nusantara will no longer be in the business of prepaid card services, and is currently non-operational. DigiAsia expects the nature of business of the joint venture to change prior to PT Platform Prabayar Nusantara resuming operations. The shareholders of PT Platform Prabayar Nusantara are DigiAsia (owning 24.9% equity), Mastercard (owning 20.0% equity) and PT Nexis Kapital Investama (owning the remaining 55.1%). The board of directors of PT Platform Prabayar Nusantara currently consists of Alexander Rusli (representing DigiAsia), Navin Jain (representing Mastercard) and Hendra Widjaja (representing PT Nexis Kapital Investama)

Credit Facilities

On March 25, 2021, based on a loan agreement, PT Bank Sahabat Sampoerna agreed to extend an overdraft facility loan to PT Reyhan Putra Mandiri, an entity within the DigiAsia Group, with maximum amount of 5.0 billion Indonesian Rupiah (equivalent to approximately $322,528), repayable on demand. In fiscal years ended December 31, 2022 and 2021, the credit facility bore a floating interest rate at 18% per annum. The credit facilities are secured by a letter of comfort from Alexander Steven Rusli, DigiAsia’s Co-Founder and Co-Chief Executive Officer, and a margin deposit of 30% of the usable limit.

The outstanding balance of the facility amounted to $203,928 and $137,052 as of December 31, 2022, and 2021 respectively. As of the date of this prospectus, an amount of $19,352 remained outstanding under such facility.

Key Management Advances

During the fiscal years ended December 31, 2022 and 2021, certain advances were received from key management, the outstanding amounts as at December 31, 2022 and 2021 were $158,923 and Nil, respectively.

The outstanding amount has since been repaid and no amount was outstanding as of the date of this prospectus.

During the fiscal years ended December 31, 2022 and 2021, certain advances for business expenses were given to key management. The outstanding amounts as at December 31, 2022 and 2021 were $52,508 and Nil, respectively. As of date of this prospectus, the advances given to key management was $107,930.

Shareholder Loan Facility

On July 10, 2023, DigiAsia entered into a shareholder loan agreement with Pay Square Capital Pte. Ltd., a principal shareholder of DigiAsia, in the aggregate amount of $3.0 million. Under such shareholder loan facility, DigiAsia can borrow up to $3.0 million, in one or more tranches, as required by DigiAsia.

Amounts borrowed under the facility are to be used for, among other things, operating expenses incurred in the ordinary course of business and cost and expenses incurred by DigiAsia in the preparation, execution and completion of the Business Combination. The shareholder loan facility will bear interest at a rate of 1.5% per month. In the event of default, the default interest rate will be 0.5% per month higher.

Amounts drawn under the facility are repayable on or before July 10, 2024 or upon the following conditions for early repayment (i) completion of the Business Combination and commencement of the listing of the PubCo Ordinary Shares on Nasdaq, (ii) the public listing of DigiAsia and/or any entity of DigiAsia’s group structure on an internationally-recognized stock exchange or (iii) completion by DigiAsia, of any transaction or series of transaction which raises fund and/or capital in the form of equity or debt or otherwise, in an aggregate amount of not less than $10.0 million.

As of the date of this prospectus, DigiAsia has drawn a total of $1.3 million under the facility and an unpaid amount of $1.3 million remained outstanding under the facility as of the date of this prospectus.

Short-Term Loan

On December 26, 2022, Sett & Lucas entered into a loan agreement with PT DAB, Alexander Rusli, and Prashant Gokarn, pursuant to which Sett & Lucas loaned an amount of $600,000 to DigiAsia. On February 15, 2023, DigiAsia repaid the $600,000 loan obtained from Sett & Lucas.

DESCRIPTION OF CAPITAL STOCK

The following description of the material terms of the securities of PubCo following the closing of the Business Combination includes a summary of specified provisions of the New PubCo Charter that will be in effect upon closing of the Business Combination. This description does not purport to be complete, and is subject, and qualified by reference, to the proposed New PubCo Charter, as will be in effect upon consummation of the Business Combination, substantially in the form attached to this proxy statement/prospectus as Annex B and incorporated in this proxy statement/prospectus by reference. In this section, the terms “we”, “our” or “us” refer to PubCo (that is, StoneBridge following the consummation of the Business Combination), and all capitalized terms used in this section are as defined in the New PubCo Charter, unless elsewhere defined herein.

PubCo is a Cayman Islands exempted company and its affairs are governed by the New PubCo Charter, the Cayman Islands Companies Act and the common law of the Cayman Islands.

PubCo is authorized to issue 200,000,000 ordinary shares, of a par value of $0.0001 each, and 1,000,000 undesignated preference shares, of a par value of $0.0001 each.

As of the date of this proxy statement/prospectus, there are no PubCo ordinary shares or preference shares issued and outstanding. PubCo expects to have approximately 58,701,084 ordinary shares and no preference shares outstanding immediately after the consummation of the Business Combination, assuming that no StoneBridge Class A Ordinary Shares are redeemed in connection with the Business Combination, and 56,275,115 ordinary shares and no preference shares outstanding immediately after the consummation of the Business Combination, assuming holders of StoneBridge Class A Ordinary Shares have exercised redemption rights with respect to all shares (in each case, without giving effect to any shares issued in connection with the Transaction Financing).

PubCo Ordinary Shares

General

Holders of PubCo Ordinary Shares will be entitled to one vote for each share held of record on all matters to be voted on by shareholders. Except as disclosed otherwise in this proxy statement/prospectus, none of the holders of PubCo Ordinary Shares have different voting rights from the other holders after the consummation of the Business Combination.

Unless specified in the Cayman Islands Companies Act, the New PubCo Charter or applicable securities exchange rules, the affirmative vote of a majority of PubCo Ordinary Shares that are voted is required to approve any such matter voted on by PubCo shareholders. Approval of certain actions will require a special resolution under Cayman Islands law and pursuant to the New PubCo Charter. Such actions include amending PubCo’s amended and restated memorandum and articles of association and approving a statutory merger or consolidation with another company.

Holders of PubCo Ordinary Shares will not have any conversion, pre-emptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the PubCo Ordinary Shares.

Directors are elected for a term expiring at the next succeeding annual general meeting after their election, and until their successors are appointed and qualified. There is no cumulative voting with respect to the election of directors.

Dividends

PubCo shareholders are entitled to receive ratable dividends when, as and if declared by PubCo’s board of directors out of funds legally available therefor.

The payment of cash dividends in the future, if any, will be at the discretion of PubCo’s board of directors and will depend upon such factors as revenues, earnings levels, capital requirements, contractual restrictions, PubCo’s overall financial condition, available distributable reserves and any other factors deemed relevant by PubCo’s board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profits (including retained earnings) or share premium, provided that in no circumstances may a dividend be paid if this would result in PubCo being unable to pay its debts as they fall due in the ordinary course of its business.

Even if PubCo’s board of directors decides to pay dividends, the form, frequency and amount will depend upon PubCo’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that PubCo’s board of directors may deem relevant. In addition, PubCo is a holding company and depend on the receipt of dividends and other distributions from its majority-owned entities, controlled entities (including variable interest entities for which DigiAsia is the primary beneficiary) and corporate joint venture to pay dividends on PubCo Ordinary Shares. When making recommendations on the timing, amount and form of future dividends, if any, PubCo’s board of directors will consider, among other things:

•        PubCo’s results of operations and cash flow;

•        PubCo’s expected financial performance and working capital needs;

•        PubCo’s future prospects;

•        PubCo’s capital expenditures and other investment plans;

•        other investment and growth plans;

•        dividend yields of comparable companies globally;

•        restrictions on payment of dividend that may be imposed on PubCo by financing arrangements; and

•        the general economic and business conditions and other factors deemed relevant by PubCo’s board of directors and statutory restrictions on the payment of dividends.

PubCo is a holding company and depends on the receipt of dividends and other distributions from its majority-owned entities, controlled entities (including variable interest entities for which DigiAsia is the primary beneficiary) and corporate joint venture to pay dividends on PubCo Ordinary Shares. There are no foreign exchange controls or foreign exchange regulations under current applicable laws of the various places of incorporation of PubCo’s significant subsidiaries that would affect the payment or remittance of dividends.

Liquidation

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of PubCo Ordinary Shares will be entitled to participate in any surplus assets in proportion to their shareholdings.

Transfers of Shares

Subject to the restrictions contained in the New PubCo Charter and the rules or regulations of the Designated Stock Exchange (as defined in the New PubCo Charter) or any relevant securities laws, any PubCo shareholders may transfer all or any of his or her PubCo Ordinary Shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the PubCo directors. However, the PubCo directors may, in their absolute discretion, decline to register any transfer of PubCo Ordinary Shares, subject to any applicable requirements imposed from time to time by the SEC and the Designated Stock Exchange.

Register of Members

Under Cayman Islands law, PubCo must keep a register of members and there shall be entered therein:

•        the names and addresses of the members of the company, a statement of the shares held by each member, which:

•        distinguishes each share by its number (so long as the share has a number),

•        confirms the amount paid, or agreed to be considered as paid, on the shares of each member,

•        confirms the number and category of shares held by each member, and

•        confirms whether each relevant category of shares held by a member carries voting rights under the articles of association, and if so, whether such voting rights are conditional;

•        the date on which the name of any person was entered on the register as a member; and

•        the date on which any person ceased to be a member.

For these purposes, “voting rights” means rights conferred on shareholders, including the right to appoint or remove directors, in respect of their shares to vote at general meetings of the company on all or substantially all matters. A voting right is conditional where the voting right arises only in certain circumstances.

Under Cayman Islands law, the register of members of PubCo is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members shall be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the consummation of the Business Combination, the register of members shall be immediately updated to reflect the issue of shares by PubCo. Once PubCo’s register of members has been updated, the shareholders recorded in the register of members shall be deemed to have legal title to the shares set against their name. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of PubCo’s ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Calls on Shares and Forfeiture of Shares

PubCo’s board of directors may from time to time make calls upon shareholders for any amounts unpaid on their PubCo Ordinary Shares. If a call or instalment of a call remains unpaid after it has become due and payable the PubCo board of directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by PubCo by reason of such non-payment. If the notice is not complied with, any PubCo Ordinary Shares in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the PubCo board of directors. Such forfeiture shall include all dividends, other distributions or other monies payable in respect of the forfeited PubCo Ordinary Share and not paid before the forfeiture.

Redemption and Repurchase of Shares

Subject to the provisions of the Cayman Islands Companies Act, PubCo may issue shares that are to be redeemed or are liable to be redeemed at the option of the shareholder or PubCo. The redemption of such shares will be effected in such manner and upon such other terms as PubCo’s directors, determine before the issue of the shares. PubCo may also purchase its own shares (including any redeemable shares) on such terms and in such manner as the directors may determine and agree with the relevant shareholder(s).

PubCo Preference Shares

The New PubCo Charter authorizes 1,000,000 preference shares and provides that preference shares may be issued from time to time in one or more series. PubCo’s board of directors are authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. PubCo’s board of directors will be able to, without shareholder approval (except as otherwise required by any applicable securities exchange), issue preference shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. The ability of PubCo’s board of directors to issue preference shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of PubCo or the removal of PubCo’s then existing management. PubCo has no preference shares issued and outstanding at the date hereof. Although PubCo does not currently intend to issue any preference shares, it cannot assure you that it will not do so in the future. No preference shares will be issued or registered in connection with the Business Combination.

Warrants

The following is a description of StoneBridge’s warrants, which, in connection with the Business Combination, will cease to be warrants with respect to StoneBridge Ordinary Shares and become warrants to purchase PubCo Ordinary Shares at the Effective Time, subject to substantially the same respective terms and conditions prior to the Effective Time.

Public Warrants

Each whole warrant will entitle the registered holder to purchase one PubCo Ordinary Share at a price of $11.50 per share, subject to certain adjustments, at any time starting 30 days after the completion of the Business Combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of PubCo Ordinary Shares. This means that only a whole warrant may be exercised at any given time by a warrant holder. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

PubCo will not be obligated to deliver any PubCo Ordinary Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the PubCo Ordinary Shares issuable upon exercise of the warrants is then effective and a current prospectus relating thereto is available, subject to PubCo satisfying its obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise. No warrant will be exercisable for cash or on a cashless basis, and PubCo will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

PubCo is obligated to, as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination, to use its commercially reasonable efforts to file with the SEC, and within 60 business days following the Business Combination, to have declared effective, a registration statement covering the offer and sale of the PubCo Ordinary Shares issuable upon exercise of the warrants. PubCo will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the agreement governing the warrants. No warrants will be exercisable for cash unless PubCo has an effective and current registration statement covering the offer and sale of the PubCo Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating to such PubCo Ordinary Shares. Notwithstanding the foregoing, if a registration statement covering the offer and sale of the PubCo Ordinary Shares issuable upon exercise of the warrants is not effective within a specified period following the consummation of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when PubCo shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Notwithstanding the above, if the PubCo Ordinary Shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, PubCo may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event PubCo so elects, PubCo will not be required to file or maintain in effect a registration statement, and in the event PubCo does not so elect, PubCo will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of PubCo Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of PubCo Ordinary Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the volume weighted average price of the PubCo Ordinary Shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

PubCo has agreed that, subject to applicable law, (i) any action, proceeding or claim against PubCo arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York in the Borough of Manhattan or the United States District Court for the Southern District of New York, and (ii) that PubCo irrevocably submits to such jurisdictions, which jurisdictions shall be the exclusive forums for any such action, proceeding or claim. PubCo will waive any objection to such exclusive jurisdictions and that such courts represent inconvenient forums. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Redemption of Warrants

Once the warrants become exercisable, PubCo may call the warrants for redemption (except as described herein with respect to the private placement warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption, to each warrant holder; and

if, and only if, the reported last reported sale price of the PubCo Ordinary Shares equal or exceed $18.00 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date PubCo sends the notice of redemption to the warrant holders.

PubCo will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the PubCo Ordinary Shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those PubCo Ordinary Shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by PubCo, PubCo may not exercise its redemption right if the issuance of shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or PubCo is unable to effect such registration or qualification. PubCo will use its best efforts to register or qualify such shares under the blue sky laws of the state of residence in those states in which the warrants were offered by StoneBridge in its initial public offering.

If the foregoing conditions are satisfied and PubCo issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the PubCo Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If PubCo calls the warrants for redemption as described above, PubCo’s management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” PubCo’s management will consider, among other factors, PubCo’s cash position, the number of warrants that are issued and outstanding and the dilutive effect on PubCo’s shareholders of issuing the maximum number of PubCo Ordinary Shares issuable upon the exercise of PubCo’s warrants. If PubCo’s management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of PubCo Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of PubCo Ordinary Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the PubCo Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If PubCo’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of PubCo Ordinary Shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If PubCo calls its warrants for redemption and PubCo’s management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

Anti-dilution Adjustments

If the number of issued and outstanding PubCo Ordinary Shares is increased by a capitalization or share dividend payable in PubCo Ordinary Shares, or by a subdivision of PubCo Ordinary Shares or other similar event, then, on the effective date of such capitalization, share dividend, subdivision or similar event, the number of PubCo Ordinary Shares issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding PubCo Ordinary Shares. A rights offering made to all or substantially all holders of PubCo Ordinary Shares entitling holders to purchase PubCo Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of PubCo Ordinary Shares equal to the product of (i) the number of PubCo Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for PubCo Ordinary Shares) multiplied by (ii) one minus the quotient of (x) the price per PubCo Ordinary Shares paid in such rights offering divided by (y) the historical fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for PubCo Ordinary Shares, in determining the price payable for PubCo Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of PubCo Ordinary Shares as reported during the 10-day trading period ending on the trading day prior to the first date on which the PubCo Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if PubCo, at any time while the warrants are issued and outstanding and unexpired, pay to all or substantially all of the holders of PubCo Ordinary Shares a dividend or make a distribution in cash, securities or other assets to the holders of PubCo Ordinary Shares on account of such PubCo Ordinary Shares (or other securities into which the warrants are convertible), other than (i) as described above or (ii) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the PubCo Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like, and excluding cash dividends or cash distributions that resulted in an adjustment to the warrant price or to the number of PubCo Ordinary Shares issuable on exercise of each warrant) does not exceed $0.50, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each PubCo Ordinary Share in respect of such event.

If the number of issued and outstanding PubCo Ordinary Shares is decreased by a consolidation, combination, reverse share subdivision, or reclassification of PubCo Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share subdivision reclassification, or similar event, the number of PubCo Ordinary Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding PubCo Ordinary Shares.

Whenever the number of PubCo Ordinary Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (i) the numerator of which will be the number of PubCo Ordinary Shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (ii) the denominator of which will be the number of PubCo Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the issued and outstanding PubCo Ordinary Shares (other than those described above or that solely affects the par value of such PubCo Ordinary Shares), or in the case of any merger or consolidation of PubCo with or into another corporation (other than a consolidation or merger in which PubCo is the continuing corporation and that does not result in any reclassification or reorganization of PubCo’s issued and outstanding PubCo Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of PubCo as an entirety or substantially as an entirety in connection with which PubCo is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of PubCo Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock, or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding PubCo Ordinary Shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the PubCo Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of PubCo Ordinary Shares in such a transaction is payable in the form of PubCo Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and PubCo. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then issued and outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to PubCo, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive PubCo Ordinary Shares. After the issuance of PubCo Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Warrants may be exercised only for a whole number of PubCo Ordinary Shares. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, PubCo will, upon exercise, round down to the nearest whole number the number of PubCo Ordinary Shares to be issued to the warrant holder.

As of the date of this proxy statement/prospectus, there were 10,000,000 StoneBridge public warrants outstanding.

Private Placement Warrants

Each private placement warrant is exercisable for one PubCo Ordinary Share. The private placement warrants (including the PubCo Ordinary Shares issuable upon their exercise) are not transferable, assignable or salable until 30 days after the Business Combination (except in certain limited circumstances) and are not be redeemable by PubCo and are exercisable on a cashless basis so long as they are held by the initial purchasers or their respective permitted transferees. The sponsor, the underwriters of StoneBridge’s initial public offering, or their permitted transferees have the option to exercise private placement warrants on a cashless basis and have certain registration rights. Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the initial purchasers or their respective permitted transferees, the private placement warrants will be redeemable by PubCo in all redemption scenarios and exercisable by the holders on the same basis as the public warrants.

As of the date of this proxy statement/prospectus, there were 8,000,000 StoneBridge private placement warrants outstanding.

Transfer Agent

The transfer agent for PubCo’s ordinary shares is Continental Stock Transfer & Trust Company.

PubCo will indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent, its agents and each of its shareholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Differences in Corporate Law

Cayman Islands companies are governed by the Cayman Islands Companies Act. The Cayman Islands Companies Act is modeled on English law but does not follow recent English law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Cayman Islands Companies Act applicable to StoneBridge and PubCo and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

In certain circumstances, the Cayman Islands Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan or merger or consolidation must then be authorized by either (i) a special resolution (usually a majority of 662∕3% in value of the voting shares that attend and vote at a general meeting) of the shareholders of each company or (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company.

The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Registrar of Companies of the Cayman Islands is satisfied that the requirements of the Cayman Islands Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies of the Cayman Islands will register the plan of merger or consolidation.

Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in any jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Cayman Islands Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of his shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (i) the shareholder must give his written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for his shares if the merger or consolidation is authorized by the vote; (ii) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection; (iii) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of his intention to dissent including, among other details, a demand for payment of the fair value of his shares; (iv) within seven days following the date of the expiration of the period set out in paragraph (ii) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase his shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (v) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder) must file a petition with the Cayman Islands courts to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, and schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement” which may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at an annual general meeting, or extraordinary general meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Cayman Islands courts. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•        the company is not proposing to act illegally or beyond the scope of its corporate authority and the statutory provisions as to majority vote have been complied with;

•        the shareholders have been fairly represented at the meeting in question;

•        the arrangement is such as a businessman would reasonably approve; and

•        the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Islands Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

Squeeze-Out Provisions

When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Cayman Islands courts, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Shareholders Suits

Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, PubCo will be the proper plaintiff in any claim based on a breach of duty owed to PubCo, and a claim against (for example) PubCo’s officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•        a company is acting, or proposing to act, illegally or beyond the scope of its authority;

•        the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

•        those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforceability of Civil Liability under Cayman Islands Law

The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

PubCo has been advised by Conyers Dill & Pearman LLP, PubCo’s Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize, or enforce against PubCo, judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against PubCo predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Special Considerations for Exempted Companies

PubCo is an exempted company with limited liability (meaning PubCo’s public shareholders have no liability, as members of PubCo, for liabilities of PubCo over and above the amount paid for their shares) under the Cayman Islands Companies Act. The Cayman Islands Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•        an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

•        an exempted company’s register of members is not open to inspection;

•        an exempted company does not have to hold an annual general meeting;

•        an exempted company may issue shares with no par value;

•        an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•        an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        an exempted company may register as a limited duration company; and

•        an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The New PubCo Charter permits indemnification of officers and directors for any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, incurred in their capacities as such unless such liability (if any) arises from dishonesty, willful default or fraud which may attach to such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, PubCo intends to enter into indemnification agreements with PubCo’s directors and executive officers that will provide such persons with additional indemnification beyond that provided in the New PubCo Charter.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to PubCo’s directors, officers or persons controlling PubCo under the foregoing provisions, PubCo has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•        duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•        duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•        directors should not improperly fetter the exercise of future discretion;

•        duty to exercise powers fairly as between different sections of shareholders;

•        duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•        duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

General Meetings of Shareholders

As a Cayman Islands exempted company, PubCo is not obliged by law to call shareholders’ annual general meetings. However, the New PubCo Charter requires PubCo to hold a general meeting each year as its annual general meeting. The PubCo board of directors may also convene a general meeting at such time and place as they may determine. At least five clear days’ notice shall be given for any general meeting.

Certain Anti-Takeover Provisions of the New PubCo Charter

PubCo’s authorized but unissued ordinary shares and preference shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved ordinary shares and preference shares could render more difficult or discourage an attempt to obtain control of PubCo by means of a proxy contest, tender offer, merger or otherwise.

Anti-Money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure compliance with any such laws or regulations in any applicable jurisdiction.

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection — Cayman Islands

PubCo has certain duties under the Data Protection Act (As Revised) of the Cayman Islands (the “DPL”) based on internationally accepted principles of data privacy.

Prospective investors should note that, by virtue of making investments in the PubCo’s securities and the associated interactions with PubCo and its affiliates and/or the PubCo’s third party service providers, or by virtue of providing PubCo with personal data on individuals connected with the investor (including but not limited to directors, trustees, employees, representatives, shareholders, investors, clients, beneficial owners or agents) such individuals will be providing PubCo and its affiliates and/or third party service providers with certain personal data within the meaning of the DPL.

PubCo shall act as a data controller in respect of this personal data and its affiliates and/or third party service providers, will normally act as data processors. Where those affiliates or third party service providers make their own decisions regarding the processing of personal data they hold, in certain circumstances they may also be data controllers in their own right under the DPL.

By investing in PubCo’s securities, a holder of securities, or a holder, shall be deemed to have read in detail and understood the Privacy Notice set out below. This Notice provides an outline of the holder’s data protection rights and obligations as they relate to their investment.

Oversight and enforcement of the DPL is the responsibility of the Cayman Islands’ Ombudsman. Breach of the DPL by PubCo could lead to enforcement action by the Ombudsman, including the imposition of remediation orders, financial penalties or referral for criminal prosecution. The Ombudsman’s address is set out at the end of the Notice.

Privacy Notice

Introduction

This privacy notice puts PubCo’s shareholders on notice that through your investment in PubCo you will provide PubCo with certain personal information which constitutes personal data within the meaning of the DPL (“personal data”). In the following discussion, the “company” refers to PubCo and PubCo’s affiliates and/or delegates, except where the context requires otherwise.

Investor Data

PubCo will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. PubCo will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct PubCo’s activities of on an ongoing basis or to comply with legal and regulatory obligations to which PubCo is subject. PubCo will only transfer personal data in accordance with the requirements of the DPL, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In PubCo’s use of this personal data, PubCo will be characterized as a “data controller” for the purposes of the DPL, while PubCo’s affiliates and service providers who may receive this personal data from PubCo in the conduct of PubCo’s activities may either act as PubCo’s “data processors” for the purposes of the DPL or may process personal information for their own lawful purposes in connection with services provided to PubCo.

PubCo may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides PubCo with personal data on individuals connected to you for any reason in relation your investment in PubCo, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How PubCo May Use a Shareholder’s Personal Data

PubCo, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

•        where this is necessary for the performance of PubCo’s rights and obligations under any purchase agreements;

•        where this is necessary for compliance with a legal and regulatory obligation to which PubCo is subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

•        where this is necessary for the purposes of PubCo’s legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should PubCo wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), PubCo will contact you.

Why PubCo May Transfer Your Personal Data

In certain circumstances PubCo may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

PubCo anticipates disclosing personal data to persons who provide services to PubCo and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on PubCo’s behalf.

The Data Protection Measures PubCo Takes

Any transfer of personal data by PubCo or PubCo’s duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPL.

PubCo and PubCo’s duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

PubCo shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

SELLING SECURITYHOLDERs

This prospectus relates to the possible offer and sale, from time to time, by the Selling Securityholders of: (i) up to an aggregate of 12,825,115 Ordinary Shares comprising: (a) up to 5,000,000 Ordinary Shares held by the Sponsor upon the consummation of the Business Combination as a result of a one-for-one conversion of 5,000,000 Founder Shares issued in connection with the StoneBridge’s initial public offering; (b) up to 125,115 Ordinary Shares issuable to certain PubCo directors pursuant to director offer letters; (c) up to            Ordinary Shares issued to CF&CO as deferred underwriting commission; and (d) up to 7,700,000 Ordinary Shares issuable upon the exercise of 7,700,000 Private Warrants issued in a private placement in connection with StoneBridge’s initial public offering; and (ii) up to 7,700,000 Private Warrants consisting of (a) 7,000,000 Private Warrants issued to the Sponsor and (b) 700,000 Private Warrants issued to CF&CO as representative of the underwriters, in a private placement in connection with StoneBridge’s initial public offering.

The Selling Securityholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the tables below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interest in our Ordinary Shares and Private Warrants after the date of this prospectus.

The table below sets forth, as of the date of this prospectus, the name of the Selling Securityholders for which we are registering securities for resale to the public and the aggregate principal amount that the Selling Securityholders may offer pursuant to this prospectus. The individuals and entities listed below have beneficial ownership over their respective securities. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

The following table sets forth the names of the Selling Securityholders, the number of Ordinary Shares (including Ordinary Shares underlying the Warrants) and Private Warrants owned by each of them as of the date of this prospectus (unless otherwise indicated), the maximum number of Ordinary Shares (assuming exercise of all of the Warrants beneficially owned by such Selling Securityholder) and Private Warrants which may be offered pursuant to this prospectus, and the number and percentage of Ordinary Shares and Private Warrants to be beneficially owned by each Selling Securityholder assuming all of the Ordinary Shares (assuming exercise of all of the Warrants beneficially owned by the Selling Securityholders) and Private Warrants which may be offered by such Selling Securityholder pursuant to this prospectus are sold.

The Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Selling Securityholders for whom we previously registered an aggregate of 149,860 Ordinary Shares have sold, transferred or otherwise disposed of all such shares and are omitted from the following table. Except as stated in the previous sentence, the number of securities included in this prospectus includes the total amount initially registered on behalf of the Selling Securityholder and has not been reduced by any sales, transfers or other dispositions after the commencement of the offering.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Ordinary Shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s Ordinary Shares or Private Warrants pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus,

	Securities beneficially owned prior to the offering			Securities to be sold in the offering		Securities beneficially owned after the offering
Name of Selling Securityholder	Ordinary Shares(1)	Warrants	%(2)	Ordinary Shares	Warrants	Ordinary Shares	Warrants	%
StoneBridge Acquisition Sponsor LLC(3)(4)	11,750,000	7,000,000	18.6%	4,750,000	7,000,000	0	0	*
Sylvia Barnes(4)(5)	50,000	0	*	50,000	0	0	0	*
Shamla Naidoo(4)(6)	50,000	0	*	50,000	0	0	0	*
Richard Saldanha(4)(7)	50,000	0	*	50,000	0	0	0	*
Jeff Najarian(4)(8)	50,000	0	*	50,000	0	0	0	*
Naresh Kothari(4)(9)	50,000	0	*	50,000	0	0	0	*
Kenneth Sommer(10)(11)	30,000	0	*	30,000	0	0	0	*
Andreas Gregori(10)(12)	30,000	0	*	30,000	0	0	0	*
Rudiantara(10)(13)	65,115	0	*	65,115	0	0	0	*
Cantor Fitzgerald & Co.(14)	700,000	700,000	1.2%	0	700,000	0	0	*

____________

*        Less than 1%

(1)      The number of Ordinary Shares listed for each Selling Securityholder assumes the exercise of all Private Warrants beneficially owned by such Selling Securityholder (if any).

(2)      In calculating the percentages of Ordinary Shares outstanding, (a) the numerator is calculated by adding the number of Ordinary Shares held by such beneficial owners and the number of Ordinary Shares issuable upon the exercise of Private Warrants held by such beneficial owner (if any); and (b) the denominator is calculated by adding, immediately after the closing of the Business Combination (assuming the maximum redemption scenario), the total aggregate number of Ordinary Shares outstanding, the number of Ordinary Shares issuable upon the exercise of Private Warrants held by such beneficial owner, if any (but not the number of Ordinary Shares issuable upon the exercise of Private Warrants held by any other beneficial owner).

(3)      StoneBridge Acquisition Sponsor LLC is managed by its managing member, BP SPAC Sponsor LLC, which in turn is managed by its managing members Bhargav Marepally and Prabhu Antony. Any voting and dispositive decisions by BP SPAC Sponsor LLC are made by a vote of its managing members. Accordingly, Messrs. Marepally and Antony may be deemed to be beneficial owners of the shares. The address of StoneBridge Acquisition Sponsor LLC is One World Trade Center, Suite 8500, New York, New York 10007, and the address of BP SPAC Sponsor LLC is 1104 Linnea Lane, Southlake, Texas 76092.

(4)      Pursuant to a director founder share assignment agreement dated as of June 1, 2023, between the Sponsor and each of the five non-employee members of the board of directors of StoneBridge (being Sylvia Barnes, Shamla Naidoo, Richard Saldanha, Jeff Najarian and Naresh Kothari) the Sponsor agreed to transfer and assign, at the closing of the Business Combination, 50,000 Ordinary Shares to each such director, subject to each such director’s continued service as a member of the board of directors of StoneBridge through the closing of the Business Combination.

(5)      The address is One World Trade Center, Suite 8500, New York, New York 10007.

(6)      The address is One World Trade Center, Suite 8500, New York, New York 10007.

(7)      The address is One World Trade Center, Suite 8500, New York, New York 10007.

(8)      The address is One World Trade Center, Suite 8500, New York, New York 10007.

(9)      The address is One World Trade Center, Suite 8500, New York, New York 10007.

(10)    Pursuant to director offer letters by and between the Company and each of Kenneth Sommer, Andreas Gregori and Rudiantara, upon election to the board of directors of PubCo, the Company will grant each such director 30,000, 30,000 and 65,115 Ordinary Shares, respectively.

(11)    The address is 139 Avenue de la Fäiencerie, Luxembourg L1511.

(12)    The address is 1590 Little Raven Street, #702, Denver, CO, 80202.

(13)    The address is Jl. Sumenep No. 5, RT 011 RW 004 Menteng, Jakarta 10310, Indonesia.

(14)    CF&CO is the record owner of the securities. The business address of CF&CO is 110 East 59th Street, New York, NY 10022. Cantor Fitzgerald Securities (“CFS” ) controls the managing general partner of CF&CO. Cantor Fitzgerald, L.P. (“CFLP” ) indirectly controls each of CFS and CF&CO. CFLP is controlled by CF Group Management, Inc. (“CFGM” ), its managing general partner. Mr. Howard Lutnick is the Chairman and Chief Executive Officer of CFGM and also the trustee of CFGM’s sole stockholder and therefore controls CFGM. As such, each of CFS, CFLP, CFGM and Mr. Lutnick may be deemed to have beneficial ownership of the securities directly held by CF&CO. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

PLAN OF DISTRIBUTION

Each Selling Securityholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market for such securities or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Securityholder may use any one or more of the following methods when selling securities:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits Subscribers;

•        block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        settlement of short sales;

•        in transactions through broker-dealers that agree with the Selling Securityholders to sell a specified number of such securities at a stipulated price per security;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        a combination of any such methods of sale; or

•        any other method permitted pursuant to applicable law.

The Selling Securityholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the Subscriber of securities, from the Subscriber) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Securityholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Securityholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Securityholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred incident to the registration of the securities. The Company has agreed to indemnify the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect, or (ii) they may be sold pursuant to Rule 144 without volume or manner-of-sale restrictions, as determined by the Company. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Ordinary Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Ordinary Shares by the Selling Securityholders or any other person. We will make copies of this prospectus available to the Selling Securityholders and have informed them of the need to deliver a copy of this prospectus to each Subscriber at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

StoneBridge is being represented by Winston & Strawn LLP with respect to certain legal matters as to United States federal securities. The validity of the PubCo Ordinary Shares offered by this prospectus has been passed on by Conyers Dill & Pearman LLP.

EXPERTS

The financial statements for StoneBridge as of December 31, 2022 and December 31, 2021 and for the year ended December 31, 2022 and the period from February 2, 2021 (inception) through December 31, 2021, included in this prospectus, have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon, which contains an explanatory paragraph relating to substantial doubt about the ability of StoneBridge Acquisition Corporation to continue as going concern, as described in Note 2 to the financial statements, appearing elsewhere in this prospectus, and are included in reliance on such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of DigiAsia as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021, included in this prospectus have been so included in reliance on the report of BDO India LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITY

The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

The Company has been advised by Conyers Dill & Pearman LLP, the Company’s Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize, or enforce against PubCo, judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against PubCo predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form F-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the Ordinary Shares offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we will be required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchase and sale of our Ordinary Shares. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INDEX TO FINANCIAL STATEMENTS

Page No.
StoneBridge Acquisition Corporation
Audited Financial Statements
Report of Independent Registered Public Accounting Firm (PCAOB ID No. 688)	F-2
Balance Sheets as of December 31, 2022 and 2021	F-3
Statements of Operations for the year ended December 31, 2022 and for the period from February 2, 2021 (Inception) through December 31, 2021	F-4
Statements of Changes in Shareholders’ Deficit for the year ended December 31, 2022 and for the period from February 2, 2021 (Inception) through December 31, 2021	F-5
Statements of Cash Flows for the year ended December 31, 2022 and for the period from February 2, 2021 (Inception) through December 31, 2021	F-6
Notes to Financial Statements	F-7

Unaudited Interim Condensed Financial Statements
Condensed Balance Sheets as of September 30, 2023 (Unaudited) and December 31, 2022	F-25
Unaudited Condensed Statements of Operations for the three and nine months ended September 30, 2023 and 2022	F-26
Unaudited Condensed Statements of Changes in Shareholders’ Deficit for the three and nine months ended September 30, 2023 and 2022	F-27
Unaudited Condensed Statements of Cash Flows for the nine months ended September 30, 2023 and 2022	F-28
Notes to Condensed Financial Statements (Unaudited)	F-29

DigiAsia
Audited Financial Statements
Report of Independent Registered Public Accounting Firm (PCAOB ID No. 6074)	F-49
Consolidated Balance Sheets as of December 31, 2022 and 2021	F-50
Consolidated Income Statements for the years ended December 31, 2022 and 2021	F-51
Consolidated Statements of Comprehensive Loss for the years ended December 31, 2022 and 2021	F-52
Consolidated Statements of Changes in Stockholders’ Equity for the years ended December 31, 2022 and 2021	F-53
Consolidated Statements of Cash Flows for the years ended December 31, 2022 and 2021	F-54
Notes to Consolidated Financial Statements	F-55

Unaudited Condensed Consolidated Financial Statements
Unaudited Consolidated Balance Sheets as of June 30, 2023 and December 31, 2022	F-80
Unaudited Consolidated Income Statements for the six months ended June 30, 2023 and 2022	F-81
Unaudited Consolidated Statements of Comprehensive Loss for the six months ended June 30, 2023 and 2022	F-82
Unaudited Consolidated Statements of Changes in Stockholders’ Equity for the six months ended June 30, 2023 and 2022	F-83
Unaudited Consolidated Statements of Cash Flows for the six months ended June 30, 2023 and 2022	F-84
Notes to Unaudited Interim Condensed Consolidated Financial Statements (Unaudited)	F-85

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
StoneBridge Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of StoneBridge Acquisition Corporation (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2022 and for the period from February 2, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from February 2, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company’s business plan is dependent on the completion of a business combination and the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

New York, NY
March 28, 2023

STONEBRIDGE ACQUISITION CORPORATION
BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
CURRENT ASSETS
Cash	$93,344	$670,522
Prepaid expenses and other assets	175,023	324,280
Total current assets	268,367	994,802
Prepaid expenses – non current	—	175,024
Investments held in Trust Account	205,927,087	202,006,302
TOTAL ASSETS	$206,195,454	$203,176,128
LIABILITIES, REDEEMABLE ORDINARY SHARES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$458,776	$113,695
Due to affiliate	347,693	227,693
Note payable – related party	1,000,000	—
Total current liabilities	1,806,469	341,388
Derivative warrant liabilities	540,000	8,992,000
Deferred underwriting fee payable	9,000,000	9,000,000
Total liabilities	11,346,469	18,333,388
COMMITMENTS AND CONTINGENCIES (Note 6)
REDEEMABLE ORDINARY SHARES
Class A ordinary shares subject to possible redemption, $0.0001 par value, 20,000,000 shares at redemption value of $10.25 and $10.10 per share at December 31, 2022 and December 31, 2021, respectively	205,927,087	202,006,302
SHAREHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A Ordinary shares; $0.0001 par value; 200,000,000 shares authorized; none issued or outstanding (excluding 20,000,000 shares subject to possible redemption)	—	—
Class B Ordinary shares; $0.0001 par value; 20,000,000 shares authorized; 5,000,000 shares issued and outstanding	500	500
Accumulated deficit	(11,078,602)	(17,164,062)
Total Shareholders’ Deficit	(11,078,102)	(17,163,562)
TOTAL LIABILITIES, REDEEMABLE ORDINARY SHARES AND SHAREHOLDERS’ DEFICIT	$206,195,454	$203,176,128

The accompanying notes are an integral part of these financial statements

STONEBRIDGE ACQUISITION CORPORATION
STATEMENTS OF OPERATIONS

	For the year ended December 31, 2022	For the period February 2, 2021 (inception) through December 31, 2021
OPERATING EXPENSES
General and administrative	$1,368,675	$618,777
Loss from operations	1,368,675	618,777
OTHER INCOME
Change in fair value of derivative liability	—	190,208
Fair value in excess of sale of private warrants	—	(1,000,000)
Change in fair value of warrant liability	8,452,000	10,808,000
Interest income from Trust account	2,920,785	6,330
Interest income from checking account	2,135	—
Transaction costs allocated to warrant issuance	—	(757,003)
Total other income	11,374,920	9,247,535
NET INCOME	$10,006,245	$8,628,758
Weighted average shares outstanding of Class A ordinary share	20,000,000	9,879,518
Basic and diluted net income per share, Class A ordinary share	$0.43	$0.58
Weighted average shares outstanding of Class B ordinary share	5,000,000	5,000,000
Basic and diluted net income per share, Class B ordinary share	$0.28	$0.58

The accompanying notes are an integral part of these financial statements

STONEBRIDGE ACQUISITION CORPORATION
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2022

	Ordinary Shares				Additional paid-in capital	Accumulated deficit	Total shareholders’ deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance, December 31, 2021	—	$—	5,000,000	$500	$—	$(17,164,062)	$(17,163,562)
Net Income	—	—	—	—	—	10,006,245	10,006,245
Remeasurement for Class A ordinary shares to redemption value	—	—	—	—	—	(3,920,785)	(3,920,785)
Balance, December 31, 2022	—	$—	5,000,000	$500	$—	$(11,078,602)	$(11,078,102)

FOR THE PERIOD FROM FEBRUARY 2, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Ordinary Shares				Additional paid-in capital	Accumulated deficit	Total shareholders’ deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance, February 2, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B Ordinary shares to Sponsor	—	—	5,750,000	575	24,425	—	25,000
Remeasurement for Class A ordinary shares to redemption value	—	—	—	—	(24,500)	(25,792,820)	(25,817,320)
Forfeiture of Class B ordinary shares	—	—	(750,000)	(75)	75	—	—
Net income	—	—	—	—	—	8,628,758	8,628,758
Balance, December 31, 2021	—	$—	5,000,000	$500	$—	$(17,164,062)	$(17,163,562)

The accompanying notes are an integral part of these financial statements

STONEBRIDGE ACQUISITION CORPORATION
STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2022	For the period February 2, 2021 (inception) to December 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$10,006,245	$8,628,758
Adjustments to reconcile net income to net cash used in operating activities:
Interest income from Trust Account	(2,920,785)	(6,302)
Transaction costs allocated to warrant issuance	—	757,003
Fair value in excess of sale of private warrants	—	1,000,000
Change in fair value of derivative liability	—	(190,208)
Change in fair value of warrant liability	(8,452,000)	(10,808,000)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	324,281	(499,305)
Due to affiliates	120,000	227,693
Accounts payable	345,081	113,695
Net cash used in operating activities	(577,178)	(776,666)
CASH FLOWS FROM INVESTING ACTIVITIES
Cash deposited to Trust Account	(1,000,000)	(202,000,000)
Net cash flows used in investing activities	(1,000,000)	(202,000,000)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of private units	—	8,000,000
Sale of Units, net of underwriting discounts paid of $4,000,000	—	196,000,000
Proceeds from Sponsor loan	1,000,000	—
Proceeds from issuance of Class B ordinary shares to Sponsor	—	25,000
Payment of offering costs	—	(577,812)
Net cash flows provided by financing activities	1,000,000	203,447,188
NET CHANGE IN CASH	(577,178)	670,522
CASH, BEGINNING OF PERIOD	670,522	—
CASH, END OF PERIOD	$93,344	$670,522
Supplemental disclosure of noncash activities:
Initial classification of warrant liability	$—	$19,800,000
Remeasurement of Class A ordinary shares subject to possible redemption	$3,920,785	$25,817,320
Deferred underwriting fee payable	$—	$9,000,000
Initial value of over-allotment liability	$—	$190,208

The accompanying notes are an integral part of these financial statements

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

Note 1 — Description of Organization and Business Operations

StoneBridge Acquisition Corporation (the “Company”) was incorporated in the Cayman Islands on February 2, 2021. The Company was formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2022, the Company had not commenced any operations. All activity through December 31, 2022, relates to the Company’s formation and initial public offering (the “Initial Public Offering”), which is described below, and, since the offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest/dividend income earned on investments from the proceeds derived from the Initial Public Offering. The registration statement for the Company’s Initial Public Offering was declared effective on July 15, 2021. On July 20, 2021, the Company consummated the Initial Public Offering of 20,000,000 units (the “Units”) with respect to the Class A ordinary shares (the “Class A Ordinary Shares”) included in the Units being offered (the “Public Shares”) at $10.00 per Unit generating gross proceeds of $200,000,000, which is discussed in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,000,000 warrants (“Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Company’s sponsor, StoneBridge Acquisition Sponsor LLC and underwriters generating gross proceeds of $8,000,000, which is described in Note 4.

Offering costs for the Initial Public Offering amounted to $13,577,812, consisting of $4,000,000 of underwriting fees, $9,000,000 of deferred underwriting fees payable (which are held in the Trust Account (defined below)) and $577,812 of other costs. The Company immediately expensed $757,003 of offering costs in connection with the Warrants that were classified as liabilities. As described in Note 6, the $9,000,000 of deferred underwriting fee payable is contingent upon the consummation of a Business Combination by October 20, 2022, subject to the terms of the underwriting agreement. On September 30, 2022, the Company extended the time for a Business Combination for a further period of three months i.e., from October 20, 2022 to January 20, 2023. At the Extraordinary General Meeting held on January 20, 2023, the Company’s shareholders approved the proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association (the “Extension Amendment”) to give the Company the right to extend the date by which it has to consummate a business combination from January 20, 2023 up to 6 times for an additional one (1) month each time up to July 20, 2023 (i.e., for a period of time ending up to 24 months after the consummation of its initial public offering).

Following the closing of the Initial Public Offering on July 20, 2021, an amount of $202,000,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Warrants was placed in a trust account (“Trust Account”) and will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

Note 1 — Description of Organization and Business Operations (cont.)

Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.10 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights with respect to the Company’s warrants.

All of the 20,000,000 Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated Memorandum and Articles of Association (the “Certificate of Incorporation”). In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”) and its guidance on redeemable equity instruments, which has been codified in Accounting Standards Codification (“ASC”) 480-10-S99, redemption provisions not solely within the control of a company require ordinary shares subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A ordinary shares classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. The Class A ordinary shares are subject to ASC 480-10-S99 if it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and will be classified as such on the balance sheet until such date that a redemption event takes place.

Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Company’s Business Combination. If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or share exchange rule. If a shareholder vote is not required by applicable law or share exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or share exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

Note 1 — Description of Organization and Business Operations (cont.)

Subsequent to the consummation of the Initial Public Offering, the Company will adopt an insider trading policy which will require insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution. In addition, the initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Certificate of Incorporation provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A Ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “Initial Shareholders”) have agreed not to propose an amendment to the Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A Ordinary shares in conjunction with any such amendment.

At the Extraordinary General Meeting held on January 20, 2023, the Company’s shareholders approved the proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association (the “Extension Amendment”) to give the Company the right to extend the date by which it has to consummate a business combination from January 20, 2023 up to 6 times for an additional one (1) month each time up to July 20, 2023 (i.e., for a period of time ending up to 24 months after the consummation of its initial public offering). If the Company is unable to complete a Business Combination by July 20, 2023, which is 24 months from the closing of the Initial Public Offering the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

If the Company anticipates that it may not be able to consummate an initial business combination by October 20, 2022 (i.e., within 15 months from the July 20, 2021 closing of the IPO), the Sponsor or its affiliates or designees may, but are not obligated to, extend the period of time to consummate a business combination two times by an additional three months each time (for a total of up to 21 months to complete a business combination); provided that, pursuant to the terms of the Company’s amended and restated memorandum and articles of association and the trust agreement to be entered into between the Company and Continental Stock Transfer & Trust Company on July 15, 2021, the only way to extend the time available for the Company to consummate its initial business combination is for the Sponsor or its affiliates or designees, upon five days’ advance notice prior to the applicable deadline, to deposit into the trust account $1,000,000 ($0.05 per share, or an aggregate of $2,000,000), on or prior to the date of the applicable deadline. In the event that the Sponsor or its affiliates or designees elect to extend the time to complete a business combination and deposit the applicable amount of money into trust, the Sponsor or its affiliates or designees would receive a non-interest bearing, unsecured promissory note equal to the amount of any such deposit that will not be repaid in the event that the Company is unable to close a business combination unless there are funds available outside the trust account to do so. In the event that the Company receives notice from the Sponsor or its affiliates or designees five days prior to the applicable deadline of its intent to effect an extension, the Company intends to issue a press release announcing such intention at least three days prior to the applicable deadline. In addition, the Company intends to issue

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

Note 1 — Description of Organization and Business Operations (cont.)

a press release the day after the applicable deadline announcing whether the funds had been timely deposited. Neither the Sponsor nor its affiliates or designees are obligated to fund the trust account to extend the time for the Company to complete an initial business combination. To the extent that some, but not all, of the parties decide to extend the period of time to consummate an initial business combination, such parties may deposit the entire amount required. The Company has extended the Business Combination date by three Months i.e. from October 20, 2022 to January 20, 2023 and subsequently up to 6 times for an additional one (1) month each time up to July 20, 2023. Board meeting held on October 31, 2022 and the company has agreed to accept from the sponsor an unsecured debt of $1,000,000 which is deposited in the trust account.

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to its deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per-share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.10 per shares held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Going Concern

As of December 31, 2022, the Company had $93,344 in its operating bank account, $205,927,087 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its Ordinary Shares in connection therewith and working capital deficit of $1,538,102. As of December 31, 2022 and December 31, 2021, approximately $2,920,785 and $6,302 of the amount on deposit in the Trust Account represented interest income , which is available to pay the Company’s tax obligations. Management expects to incur significant costs in pursuit of its acquisition plans. The Company believes it will need to raise additional funds in order to meet the expenditures required for operating its business and to consummate a business combination. If the Company is unable to complete the Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. In addition, following the Business combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.

In connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standard Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to raise additional funds to alleviate liquidity needs, obtain approval for an extension of the deadline or complete a Business Combination by October 20, 2022, then the Company will cease all operations

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

Note 1 — Description of Organization and Business Operations (cont.)

except for the purpose of liquidating. The Company extended the time for a business combination by 3 months (extended period) and has until January 20, 2023, 18 months from the closing of the IPO, to consummate a Business Combination or upon the extended period of 6 times for an additional one (1) month each time up to July 20, 2023 (i.e., for a period of time ending up to 24 months after the consummation of its initial public offering). It is uncertain that the Company will be able to consummate a Business Combination by the specified period. If a Business Combination is not consummated by July 20, 2023, the extended period (there will be a mandatory liquidation and subsequent dissolution. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern one year from the date that these financial statements are issued. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. As a result of this action and related economic sanctions, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate a Business Combination are not yet determinable. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation and Liquidity

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-K and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

Emerging Growth Company

The Company is an emerging growth company as defined in Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), which exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

Note 2 — Summary of Significant Accounting Policies (cont.)

Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Specifically, these estimates include the probability of a successful business combination by July 20, 2023, and the implied volatility of the Public and Private Warrants.

Making estimates requires management to exercise significant judgment. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and December 31, 2021.

Investments Held in Trust Account

At December 31, 2022 and December 31, 2021, substantially all of the assets held in the Trust Account were held in mutual funds invested in U.S. Treasury securities. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Offering Costs associated with the Initial Public Offering

Offering costs, including additional underwriting fees associated with the underwriters’ exercise of the over-allotment option, consist principally of legal, accounting, underwriting fees and other costs directly related to the Initial Public Offering.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. At December 31, 2022 and December 31, 2021, the Company has not experienced losses on these accounts.

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

Note 2 — Summary of Significant Accounting Policies (cont.)

Fair Value of Financial Instruments

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:      Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:      Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:      Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

Accounting for Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2022 and December 31, 2021. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company is not currently aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company is subject to tax examinations by major taxing authorities since inception. There is currently no taxation

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

Note 2 — Summary of Significant Accounting Policies (cont.)

imposed by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

There is currently no taxation imposed by the Government of the Cayman Islands. The Company has no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. Consequently, income taxes are not reflected in the Company’s financial statements.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A Ordinary shares subject to possible redemption in accordance with the guidance in “ASC Topic 480, “Distinguishing Liabilities from Equity.” Class A Ordinary shares subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable Class A Ordinary shares (including Class A Ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A Ordinary shares is classified as shareholders’ equity. The Company’s Class A Ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2022 and December 31, 2021, 20,000,000 Class A Ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of the redeemable ordinary shares are affected by charges against additional paid-in capital and accumulated deficit.

At December 31, 2022 and December 31, 2021 the Class A ordinary shares reflected in the balance sheet is reconciled in the following table:
Gross proceeds July 20, 2021	$200,000,000
Less:
Initial fair value of the over-allotment liability	(190,208)
Fair value of Public Warrants at issuance	(10,800,000)
Class A shares issuance costs	(12,820,810)
Plus:
Remeasurement of carrying value to redemption value	25,817,320
Class A ordinary shares subject to possible redemption at December 31, 2021	202,006,302
Plus:
Remeasurement of carrying value to redemption value	2,920,785
Extension payment paid by Sponsor through a note	1,000,000
Class A ordinary shares subject to possible redemption at December 31, 2022	$205,927,087

Net income per Ordinary Share

Net income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. The Company has two classes of ordinary shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

Note 2 — Summary of Significant Accounting Policies (cont.)

case, both classes of ordinary shares share pro rata in the income of the Company. Remeasurement associated with the redeemable Class A ordinary shares is excluded from net income per ordinary share as the redemption value approximates fair value.

The calculation of diluted income per ordinary share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the concurrent private placement to purchase an aggregate of 18,000,000 shares of Class A ordinary shares since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 18,000,000 Class A ordinary shares in the aggregate. As of December 31, 2022 and December 31, 2021 the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net income per ordinary share is the same as basic net income per ordinary share for the periods presented.

The following table reflects the calculation of basic and diluted net income per ordinary share (in dollars, except per share amounts):
	For the year ended December 31, 2022		For the period February 2, 2021 (Inception) to December 31, 2021
	Class A Ordinary Shares	Class B Ordinary Shares	Class A Ordinary Shares	Class B Ordinary Shares
Basic and diluted net income per share:
Numerator:
Allocation of net income	$8,589,153	$1,417,092	$5,731,334	2,897,424
Denominator:
Weighted average shares outstanding	20,000,000	5,000,000	9,879,518	5,000,000
Basic and diluted net income per share	$0.43	$0.28	$0.58	$0.58

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standard Update (“ASU”) No. 2020-06, Debt -Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging -Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2020-06 on January 1, 2021, with no impact upon adoption.

In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820 “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The ASU amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in this ASU are effective for the Company in fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company is currently assessing the impact of this pronouncement on the financial statements.

Management does not believe that any other recently issued accounting standards, if currently adopted, would have a material effect on our financial statements.

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

Note 3 — Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 20,000,000 units at a price of $10.00 per Unit. Each Unit consists of one share of Class A Ordinary shares (such Class A Ordinary shares included in the Units being offered, the “Public Shares”), and one-half of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A Ordinary shares at a price of $11.50 per share, subject to adjustment (see Note 8).

Note 4 — Private Placement Warrants

Concurrently with the closing of the Initial Public Offering, the Sponsor and underwriter purchased an aggregate of 8,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant for an aggregate purchase price of $8,000,000. Each whole Private Placement Warrant is exercisable for one whole share of Class A Ordinary shares at a price of $11.50 per share, subject to adjustment (see Note 8). The proceeds from the Private Placement Warrants at the Initial Public Offering are held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The fair value of the Private Placement Warrants at issuance was $9,000,000.

Note 5 — Related Party Transactions

Founder Shares

On February 9, 2021, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s Class B Ordinary shares, par value $0.0001 (“Class B Ordinary shares”) for an aggregate price of $25,000. The Founder Shares will automatically convert into Class A Ordinary shares at the time of the Company’s Business Combination and are subject to certain transfer restrictions, as described in Note 7. Holders of Founder Shares may also elect to convert their Class B Ordinary shares into an equal number of Class A Ordinary shares, subject to adjustment, at any time. The Sponsor agreed to forfeit up to 750,000 Founder Shares to the extent that the 45-day over-allotment option was not exercised in full by the underwriters. Since the over-allotment option was not exercised, the Sponsor forfeited 750,000 Founder Shares on September 2, 2021.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Due to Affiliates

As of December 31, 2022 and December 31, 2021, the Company owed the Sponsor $347,693 and $227,693, respectively towards deferred offering and other formation costs incurred as well as administration support services. This amount will be repaid as soon as practical from the operating account.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

Note 5 — Related Party Transactions (cont.)

Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2022, and December 31, 2021, the Company had no outstanding borrowings under the Working Capital Loans.

Note Payable — Related Party

On October 12, 2022, the company accepted from the sponsor an unsecured debt of $1,000,000 for an extension payment. The amount is outstanding as of December 31, 2022.

Administrative Services Fee

The Company entered into an agreement whereby, commencing on July 20, 2021, the Company will pay the Sponsor $10,000 per month for office space, administrative and support services. For the year ended December 31, 2022 the Company incurred $120,000 in fees for these services. As of December 31, 2022 and December 31, 2021 a total of $170,000 and $50,000, respectively of administrative support services were included in the Due to affiliates balance in the accompanying balance sheets.

Advisory fees

On January 4, 2022, the Company entered into an agreement with Sett & Lucas limited (“S&L”) for certain financial advisory and investment banking services in relation to the Business Combination with a potential target. Pursuant to this agreement, the Company agreed to pay S&L a success fee earned upon successful completion of the Business Combination equal to 2% of the pre-money enterprise valuation of the potential target acquired. The company also agreed to reimburse S&L for out-of-pocket expenses. Prabhu Antony, the Chief Financial Officer of the Company, is also an Executive Director of S&L.

As of December 31, 2022, S&L has been providing services for Buy-side search and due diligence, but the payment is not due unless the transaction is consummated.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares of Class A Ordinary shares) pursuant to a registration rights agreement dated June 15, 2021. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On September 3, 2021 this option expired as the underwriters did not exercise their option.

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

Note 6 — Commitments and Contingencies (cont.)

The underwriters were paid a cash underwriting discount of $0.20 per unit, or $4,000,000 in the aggregate at the closing of the Initial Public Offering. In addition, the underwriters are entitled to a deferred underwriting commissions of $0.45 per unit, or $9,000,000 in the aggregate from the closing of the Initial Public Offering. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Advisory Fees

On January 3, 2022, the Company entered into an agreement with ARC Group for strategic and target identification advisory services, pursuant to which the Company will pay the ARC Group an initial retainer fee of $25,000 (which has been paid by the Company in January 2022), a closing retainer fee at announcement of the Business Combination in the amount of $175,000 and a success fee of $1,000,000 upon completion of Business Combination with introduced target. Limited target identification services have been performed by the ARC Group in connection with the agreement, the compensation for which has been covered by the initial retainer fee of $25,000. No amounts are owed under the agreement with the ARC Group as of December 31, 2022.

On April 28, 2022, the Company entered into an agreement with J.V.B. Financial Group, LLC (“JVB”) for financial advisor and placement agent services in connection with the Business Combination. Pursuant to this agreement, the Company agreed to pay JVB (i) a transaction fee in an amount equal to $1,500,000 in connection with a successful Business Combination transaction and (ii) a transaction fee in connection with JVBs’ services as a non-exclusive placement agent in connection with a private placement of securities to fund the Business Combination transaction equal to 4% of the gross proceeds raised from investors and received by the Company. The Company also agreed to reimburse JVB upon consummation of the Business Combination or upon termination of this agreement for out-of-pocket expenses up to a maximum amount of $100,000. No services have been performed and no amounts are owed under the agreement with JVB as of December 31, 2022.

Note 7 — Shareholders’ Deficit

Ordinary shares

Class A Ordinary shares — The Company is authorized to issue 200,000,000 Class A Ordinary shares with a par value of $0.0001 per share. At December 31, 2022 and December 31, 2021, there were no (excluding 20,000,000 Class A Ordinary shares subject to possible redemption) Class A Ordinary shares issued and outstanding.

Class B Ordinary shares — The Company is authorized to issue 20,000,000 Class B Ordinary shares with a par value of $0.0001 per share. Holders of Class B Ordinary shares are entitled to one vote for each share. As of December 31, 2022 and December 31, 2021, there were 5,000,000 Class B Ordinary shares issued and outstanding after giving effect to the forfeiture of 750,000 Class B Ordinary shares.

Holders of Class A Ordinary shares and holders of Class B Ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders.

The Class B Ordinary shares will automatically convert into Class A Ordinary shares at the time of a Business Combination at a ratio such that the number of Class A Ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of Ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A Ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A Ordinary shares or equity-linked securities exercisable for or convertible into Class A Ordinary shares issued, deemed issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the management team upon conversion of Working Capital Loans. In no event will the Class B Ordinary shares convert into Class A Ordinary shares at a rate of less than one-to-one.

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

Note 7 — Shareholders’ Deficit (cont.)

Preferred Shares — The Company is authorized to issue 1,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and December 31, 2021, there were no preferred share issued or outstanding.

Note 8 — Warrants

The Company has accounted for the 18,000,000 warrants to be issued in connection with the Initial Public Offering (the 10,000,000 Public Warrants and the 8,000,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Since the warrants do not meet the criteria for equity treatment under the guidance, each warrant must be recorded as a liability. Accordingly, the Company will classify each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.

The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption;

•        if, and only if, the reported last sale price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying the warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The Private Warrants are identical to the Public Warrants underlying the Units being sold in the Proposed Public Offering, except that the Private Warrants and the ordinary shares issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants are exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

Note 8 — Warrants (cont.)

Concurrently with the closing of the Initial Public Offering, the Sponsor and underwriter purchased an aggregate of 8,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant for an aggregate purchase price of $8,000,000. The fair value of the Private Placement Warrants at issuance was $9,000,000. Fair value in excess of sale on the issuance of private warrants was recorded in the statement of operations.

The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional ordinary shares or equity-linked securities.

As of December 31, 2022 and December 31, 2021, there were 10,000,000 Public Warrants and 8,000,000 Private Warrants outstanding.

Note 9 — Fair Value Measurements

The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:      Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:      Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:      Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

Note 9 — Fair Value Measurements (cont.)

The Company classifies its U.S. Treasury and equivalent securities as trading securities with ASC Topic 320, “Investments — Debt and Equity Securities.” The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

At December 31, 2022 and December 31, 2021, assets held in the Trust Account were comprised of $205,927,087 and $202,006,302 invested in U.S. Treasury Securities mutual funds.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2022 and December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

December 31, 2022	Level	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Treasury Securities	1	$205,927,087	—	—
Liabilities:
Warrant Liability – Public Warrants	1	300,000	—	—
Warrant Liability – Private Warrants	3	—	—	240,000
December 31, 2021	Level	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Treasury Securities	1	$202,006,302	—	—
Liabilities:
Warrant Liability – Public Warrants	1	4,800,000	—	—
Warrant Liability – Private Warrants	3	—	—	4,192,000

Warrants

The Company has determined that warrants issued in connection with its initial public offering in July 2021 are subject to treatment as a liability. The estimated fair value of the warrant liability is determined using Level 1 and Level 3 inputs. At December 31, 2022, the Public Warrants had adequate trading volume to provide a reliable indication of value. The Public Warrants were valued at $0.03 at December 31, 2022 and $0.48 at December 31, 2021.

The Company utilized a modified Black Scholes model to value the Private Warrants at December 31, 2022 and December 31, 2021. The estimated fair value of the warrant liability is determined using Level 3 inputs. Inherent in the model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

Note 9 — Fair Value Measurements (cont.)

Transfers to/from Levels 1, 2 and 3 are recognized at the end of each reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 fair value measurement to a Level 1 fair value measurement as of September 7, 2021, when the Public Warrants began trading separately. No transfers have taken place for the year ended December 31, 2022.

The following table provides quantitative information regarding Level 3 fair value measurements at December 31, 2022 and December 31, 2021.

	December 31, 2022	December 31, 2021
Share Price	$10.27	$9.85
Exercise Price	$11.50	$11.50
Redemption Trigger Price	$18.00	$18.00
Term (years)	5.05	5.55
Probability of Acquisition	4.00%	85.00%
Volatility	0.00%	10.20%
Risk Free Rate	3.91%	1.30%
Dividend Yield	0.00%	0.00%

The following table presents the changes in the fair value of warrant liabilities:

	Public Warrants (Level 1)	Private Warrants (Level 3)	Total Warrants
Fair value as of December 31, 2021	$4,800,000	$4,192,000	$8,992,000
Change in fair value	(4,500,000)	(3,952,000)	(8,452,000)
Fair value as of December 31, 2022	$300,000	$240,000	$540,000

Note 10 — Subsequent Events

The Company has evaluated subsequent events through the date these financial statements were available for issuance and determined that other than the items disclosed below, there were no subsequent events that would require adjustment or disclosure.

Business Combination agreements:

On January 5, 2023, The Company issued a press release announcing the execution of a Business Combination Agreement with DigiAsia Bios Pte. Ltd., a Singapore private company limited by shares (“DigiAsia”), and the other parties thereto (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). Upon the terms and subject to the conditions of the Business Combination Agreement, and in accordance with applicable law, StoneBridge Acquisition Pte. Ltd., a Singapore private company limited by shares and a direct, wholly owned subsidiary of the Company, will amalgamate with DigiAsia, with DigiAsia surviving the amalgamation as a wholly owned subsidiary of the Company (the “Business Combination”).

In connection with the execution of the Business Combination Agreement, StoneBridge Acquisition Sponsor LLC, a Delaware limited liability company (“Sponsor”) entered into a support agreement with DigiAsia (the “Sponsor Support Agreement”) pursuant to which the Sponsor has agreed to vote all StoneBridge Ordinary Shares beneficially owned by it in favor of the Amalgamation. Pursuant to the Sponsor Support Agreement, the Sponsor has also agreed to certain share lock-up provisions (the “Sponsor Lock-up Provisions”).

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

Note 10 — Subsequent Events (cont.)

In addition, in connection with the execution of the Business Combination Agreement, certain shareholders of DigiAsia entered into a support agreement (the “DigiAsia Shareholder Support Agreement”) with StoneBridge and DigiAsia pursuant to which such shareholders agreed to vote all shares of DigiAsia beneficially owned by them in favor of the Amalgamation.

In connection with the Transactions, StoneBridge, DigiAsia and certain shareholders of DigiAsia who will receive PubCo Ordinary Shares pursuant to the Business Combination Agreement, have entered into a registration rights agreement (“Registration Rights Agreement”), to become effective upon the Closing.

Prior to the consummation of the Transactions, certain DigiAsia shareholders, including all executive officers, heads of business lines and directors of DigiAsia as well as any other existing shareholder of DigiAsia holding greater than 1% of its share capital, will enter into a lock-up agreement (the “DigiAsia Shareholder Lock-up Agreement”) with DigiAsia and StoneBridge. Under the terms of the DigiAsia Shareholder Lock-up Agreement, and under the terms of the Sponsor Lock-up Provisions contained in the Sponsor Support Agreement, such certain DigiAsia shareholders and the Sponsor, each agree, subject to certain customary exceptions, not to:

(i)     sell, offer to sell, contract or agree to sell, assign, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position (A) any PubCo Ordinary Shares, or (B) any securities convertible into or exercisable or exchangeable for PubCo Ordinary Shares, in each case, held by it immediately after the Effective Time (the “Lock-up Shares”)

(ii)    enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or; or

(iii)   publicly announce any intention to effect any transaction specified in clause (i) or (ii) above until the earlier of (A) (1) with respect to the DigiAsia shareholder’s Lock-Up Shares and 250,000 of the Sponsor’s Lock-Up Shares, nine months after the Closing Date, or (2) in the case of the remainder of the Sponsor’s Lock-Up Shares, six months after the Closing Date, and (B) subsequent to the Amalgamation, (1) if the last sale price of PubCo Ordinary Shares equals or exceeds $12.00 per PubCo Ordinary Share (as adjusted for share splits, share consolidations, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Amalgamation, or (2) the date on which PubCo completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property.

In connection with the Closing, StoneBridge, the Sponsor and Alexander Rusli (the “Founder”) will enter into a Director Nomination Agreement (the “Director Nomination Agreement”) pursuant to which the parties agreed that, among other things, at every meeting of PubCo Board of Directors (the “PubCo Board”), or a committee thereof, or action by written consent, at or by which directors of PubCo are appointed by PubCo Board or are nominated to stand for election and elected by shareholders of PubCo, the Sponsor shall have the right to appoint or nominate for election to PubCo Board, as applicable, two individuals (each a “Nominee,” and together, the “Nominees”), to serve as directors of PubCo; provided, that such Nominees shall be reasonably acceptable to the Founder. Further, PubCo shall take, and the Founder shall use his best efforts to cause PubCo to take, all necessary actions within its control, such that, as of the Effective Time, the Nominees shall either be elected by PubCo’s shareholders at the meeting held to approve the Transactions or appointed to PubCo Board.

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

Note 10 — Subsequent Events (cont.)

Redemption of ordinary shares:

On January 20, 2023, The Company held an extraordinary general meeting of shareholders (the “Extraordinary General Meeting”), at which shareholders properly elected to redeem an aggregate of 16,988,575 Class A Ordinary Shares at a redemption price of approximately $10.318 per share (the “Redemption”), for an aggregate redemption amount of approximately $175,285,892 Following such redemptions, approximately $31,461,507 will remain in the StoneBridge trust account.

Extension of time period:

On January 20, 2023, at the Extraordinary General Meeting, the Company’s shareholders approved the proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association (the “Extension Amendment”) to give the Company the right to extend the date by which it has to consummate a business combination from January 20, 2023 up to 6 times for an additional one (1) month each time up to July 20, 2023 (i.e., for a period of time ending up to 24 months after the consummation of its initial public offering).

On January 31, 2023, the Company’s sponsor (or one or more of its affiliates or third-party designees) (the “Sponsor”) has made a deposit (the “Extension Payment”) into the Trust Account in the amount of $150,000, which was equal to $0.05 for each Class A Ordinary Share outstanding after giving effect to the Redemption in an amount not to exceed $150,000, in exchange for a non-interest bearing, unsecured promissory note issued by StoneBridge to the Sponsor that will not be repaid in the event that the Company is unable to close a business combination unless there are funds available outside the trust account to do so.

On February 16, 2023 and March 13, 2023, the Sponsor deposited $150,000 into the Trust Account on each date, on behalf of the Company, to extend the time available to the Company to consummate its initial business combination to March 20, 2023 and April 20, 2023, respectively.

Notice of Delisting:

On March 7, 2023, StoneBridge received a written notice (the “Notice”) from the Nasdaq Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) indicating that Stonebridge was not in compliance with Listing Rule 5550(a)(3), which requires Stonebridge to have at least 300 public holders for continued listing on the Nasdaq Capital Market (the “Minimum Public Holders Rule”). The Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of Stonebridge’s securities on the Nasdaq Capital Market.

STONEBRIDGE ACQUISITION CORPORATION
CONDENSED BALANCE SHEETS

	September 30, 2023	December 31, 2022
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS
Cash	$123,789	$93,344
Prepaid expenses and other assets	3,333	175,023
Total current assets	127,122	268,367
Investments held in Trust Account	26,974,295	205,927,087
TOTAL ASSETS	$27,101,417	$206,195,454
LIABILITIES, REDEEMABLE ORDINARY SHARES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES
Note Payable – related party	$2,631,948	$1,000,000
Accounts payable	946,600	458,776
Due to affiliate	437,693	347,693
Total current liabilities	4,016,241	1,806,469
Derivative warrant liabilities	540,000	540,000
Deferred underwriting fee payable	9,000,000	9,000,000
Total liabilities	13,556,241	11,346,469
COMMITMENTS AND CONTINGENCIES (Note 6)
REDEEMABLE ORDINARY SHARES
Class A ordinary shares subject to possible redemption, $0.0001 par value, 2,425,969 shares at redemption value of $11.12 at September 30, 2023 and 20,000,000 shares at redemption value of $10.30 per share at December 31, 2022, respectively	26,974,295	205,927,087
SHAREHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A Ordinary shares; $0.0001 par value; 200,000,000 shares authorized; none issued or outstanding (excluding 2,425,969 and 20,000,000 shares subject to possible redemption at September 30, 2023 and December 31, 2022 respectively)	—	—
Class B Ordinary shares; $0.0001 par value; 20,000,000 shares authorized; 5,000,000 shares issued and outstanding	500	500
Additional paid-in capital	—	—
Accumulated deficit	(13,429,619)	(11,078,602)
Total Shareholders’ Deficit	(13,429,119)	(11,078,102)
TOTAL LIABILITIES, REDEEMABLE ORDINARY SHARES AND SHAREHOLDERS’ DEFICIT	$27,101,417	$206,195,454

The accompanying notes are an integral part of these unaudited condensed financial statements.

STONEBRIDGE ACQUISITION CORPORATION
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the three months ended September 30,		For the nine months ended September 30,
	2023	2022	2023	2022
OPERATING EXPENSES
General and administrative	$417,108	$293,016	$1,272,015	$765,866
Loss from operations	417,108	293,016	$1,272,015	765,866
OTHER INCOME
Change in fair value of warrant liability	—	620,000	—	8,192,000
Dividend income Trust Account	366,916	911,773	1,646,951	1,204,892
Interest income from checking account	1,660	793	2,946	917
Total other income	368,576	1,532,566	1,649,897	9,397,809
NET (LOSS) INCOME	$(48,532)	$1,239,550	$377,882	$8,631,943
Weighted average shares outstanding of Class A common stock	2,528,906	20,000,000	4,095,170	20,000,000
Basic and diluted net income per share, Class A	$0.09	$0.06	$0.26	$0.36
Weighted average shares outstanding of Class B common stock	5,000,000	5,000,000	5,000,000	5,000,000
Basic and diluted net (loss) income from per share, Class B	$(0.06)	$0.01	$(0.14)	$0.30

The accompanying notes are an integral part of these unaudited condensed financial statements.

STONEBRIDGE ACQUISITION CORPORATION
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023

	Ordinary Shares				Additional paid-in capital	Accumulated deficit	Total shareholders’ deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance, December 31, 2022	—	$—	5,000,000	$500	$—	$(11,078,602)	$(11,078,102)
Remeasurement for Class A ordinary shares to redemption value	—	—	—	—	—	(895,995)	(895,995)
Extension payment paid by Sponsor through a note	—	—	—	—	—	(450,000)	(450,000)
Net Loss	—	—	—	—	—	(606,402)	(606,402)
Balance, March 31, 2023	—	—	5,000,000	500	—	(13,030,999)	(13,030,999)
Remeasurement for Class A ordinary shares to redemption value	—	—	—	—	—	(384,040)	(384,040)
Extension payment paid by Sponsor through note	—	—	—	—	—	(450,000)	(450,000)
Net Income	—	—	—	—	—	1,032,816	1,032,816
Balance, June 30, 2023	—	—	5,000,000	500	—	(12,832,223)	(12,831,723)
Remeasurement for Class A ordinary shares to redemption value	—	—	—	—	—	(366,916)	(366,916)
Extension payment paid by Sponsor through a note	—	—	—	—	—	(181,948)	(181,948)
Net Loss	—	—	—	—	—	(48,532)	(48,532)
Balance, September 30, 2023	—	$—	5,000,000	$500	$—	$(13,429,619)	$(13,429,119)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022

	Ordinary Shares				Additional paid-in capital	Accumulated deficit	Total shareholders’ deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance, December 31, 2021	—	$—	5,000,000	$500	$—	$(17,164,062)	$(17,163,562)
Remeasurement for Class A ordinary shares to redemption value	—	—	—	—	—	(20,342)	(20,342)
Net Income	—	—	—	—	—	3,146,507	3,146,507
Balance, March 31, 2022	—	—	5,000,000	500	—	(14,037,897)	(14,037,397)
Remeasurement for Class A ordinary shares to redemption value	—	—	—	—	—	(272,777)	(272,777)
Net Income	—	—	—	—	—	4,245,886	4,245,886
Balance, June 30, 2022	—	—	5,000,000	500	—	(10,064,788)	(10,064,288)
Remeasurement for class A ordinary shares to Redemption value	—	—	—	—	—	(911,773)	(911,773)
Net Income	—	—	—	—	—	1,239,550	1,239,550
Balance, September 30, 2022	—	—	5,000,000	500	$—	$(9,737,011)	$(9,736,511)

The accompanying notes are an integral part of these unaudited condensed financial statements.

STONEBRIDGE ACQUISITION CORPORATION
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the nine months ended September 30, 2023	For the nine months ended September 30, 2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$377,882	$8,631,943
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Dividend income from Trust Account	(1,646,951)	(1,204,892)
Change in fair value of warrant liability	—	(8,192,000)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	171,690	227,669
Note Payable – related party	1,631,948	—
Due to affiliates	90,000	90,000
Accounts payable	487,824	(51,703)
Net cash flows provided by (used in) operating activities	1,112,393	(498,983)
CASH FLOWS FROM INVESTING ACTIVITIES
Withdrawal from Trust Account for redemption of ordinary shares	181,681,691	—
Cash deposited to Trust Account	(1,081,948)	—
Net cash flows provided by investing activities	180,599,743	—
CASH FLOWS FROM FINANCING ACTIVITIES
Redemption of Ordinary shares	(181,681,691)	—
Net cash flows used in financing activities	(181,681,691)	—
NET CHANGE IN CASH	30,445	(498,983)
CASH, BEGINNING OF PERIOD	93,344	670,522
CASH, END OF PERIOD	$123,789	$171,539
Supplemental disclosure of noncash activities:
Remeasurement of Class A ordinary shares subject to possible redemption	$1,646,951	$1,204,892

The accompanying notes are an integral part of these unaudited condensed financial statements.

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023

Note 1 — Description of Organization and Business Operations

StoneBridge Acquisition Corporation (the “Company”) was incorporated in the Cayman Islands on February 2, 2021. The Company was formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

On January 12, 2023, The Company filed a Form 8-K with the Securities and Exchange Commission to report that on January 5, 2023, the Company entered into a Business Combination Agreement with DigiAsia Bios Pte. Ltd., a Singapore private company limited by shares (“DigiAsia”), and the other parties thereto (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). Upon the terms and subject to the conditions of the Business Combination Agreement, and in accordance with applicable law, StoneBridge Acquisition Pte. Ltd., a Singapore private company limited by shares and a direct, wholly owned subsidiary of the Company, will amalgamate with DigiAsia, with DigiAsia surviving the amalgamation as a wholly owned subsidiary of the Company (the “Business Combination”).

In connection with the execution of the Business Combination Agreement, StoneBridge Acquisition Sponsor LLC, a Delaware limited liability company (“Sponsor”) entered into a support agreement with DigiAsia (the “Sponsor Support Agreement”) pursuant to which the Sponsor has agreed to vote all StoneBridge Ordinary Shares beneficially owned by it in favor of the Amalgamation. Pursuant to the Sponsor Support Agreement, the Sponsor has also agreed to certain share lock-up provisions (the “Sponsor Lock-up Provisions”).

In addition, in connection with the execution of the Business Combination Agreement, certain shareholders of DigiAsia entered into a support agreement (the “DigiAsia Shareholder Support Agreement”) with StoneBridge and DigiAsia pursuant to which such shareholders agreed to vote all shares of DigiAsia beneficially owned by them in favor of the Amalgamation.

In connection with the Transactions, StoneBridge, DigiAsia and certain shareholders of DigiAsia who will receive PubCo Ordinary Shares pursuant to the Business Combination Agreement, have entered into a registration rights agreement (“Registration Rights Agreement”), to become effective upon the Closing.

Prior to the consummation of the Transactions, certain DigiAsia shareholders, including all executive officers, heads of business lines and directors of DigiAsia as well as any other existing shareholder of DigiAsia holding greater than 1% of its share capital, will enter into a lock-up agreement (the “DigiAsia Shareholder Lock-up Agreement”) with DigiAsia and StoneBridge. Under the terms of the DigiAsia Shareholder Lock-up Agreement, and under the terms of the Sponsor Lock-up Provisions contained in the Sponsor Support Agreement, such certain DigiAsia shareholders and the Sponsor, each agree, subject to certain customary exceptions, not to:

(i)     sell, offer to sell, contract or agree to sell, assign, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position (A) any PubCo Ordinary Shares, or (B) any securities convertible into or exercisable or exchangeable for PubCo Ordinary Shares, in each case, held by it immediately after the Effective Time (the “Lock-up Shares”)

(ii)    enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or; or

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023

Note 1 — Description of Organization and Business Operations (cont.)

(iii)   publicly announce any intention to effect any transaction specified in clause (i) or (ii) above until the earlier of (A) (1) with respect to the DigiAsia shareholder’s Lock-Up Shares and 250,000 of the Sponsor’s Lock-Up Shares, nine months after the Closing Date, or (2) in the case of the remainder of the Sponsor’s Lock-Up Shares, six months after the Closing Date, and (B) subsequent to the Amalgamation, (1) if the last sale price of PubCo Ordinary Shares equals or exceeds $12.00 per PubCo Ordinary Share (as adjusted for share splits, share consolidations, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Amalgamation, or (2) the date on which PubCo completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property.

In connection with the Closing, StoneBridge, the Sponsor and Alexander Rusli (the “Founder”) will enter into a Director Nomination Agreement (the “Director Nomination Agreement”) pursuant to which the parties agreed that, among other things, at every meeting of PubCo Board of Directors (the “PubCo Board”), or a committee thereof, or action by written consent, at or by which directors of PubCo are appointed by PubCo Board or are nominated to stand for election and elected by shareholders of PubCo, the Sponsor shall have the right to appoint or nominate for election to PubCo Board, as applicable, two individuals (each a “Nominee,” and together, the “Nominees”), to serve as directors of PubCo; provided, that such Nominees shall be reasonably acceptable to the Founder. Further, PubCo shall take, and the Founder shall use his best efforts to cause PubCo to take, all necessary actions within its control, such that, as of the Effective Time, the Nominees shall either be elected by PubCo’s shareholders at the meeting held to approve the Transactions or appointed to PubCo Board.

On June 26, 2023, in connection with the proposed transaction, the Company filed a Registration Statement on Form F-4 with the U.S. Securities and Exchange Commission, which included a proxy statement/prospectus and certain other related documents, which will be distributed to shareholders of the Company’s common stock in connection with the Company’s extraordinary general meeting of shareholders with respect to the proposed business combination transaction and other matters as described in the definitive proxy statement, as well as a prospectus relating to the offer and sale of the securities of DigiAsia to be issued in the proposed business combination transaction. The definitive proxy statement/prospectus will be sent to all of the Company’s shareholders as of a record date to be established for voting on the transaction. Concurrently with the execution and delivery of the Business Combination Agreement, the Sponsor, DigiAsia and additional holders of founder shares entered into the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor agreed to (a) support and vote their founder shares in favor of the Business Combination Agreement and the other transaction agreements to which the Company is or will be a party and the Business Combination; (b) subject their founder shares to certain transfer restrictions; and (c) after the Effective Time, for as long as the Sponsor (or a permitted transferee of Sponsor) holds Warrants, any exercise by Sponsor (or a Permitted Transferee of the Sponsor) of such Warrants will only be done on a cash (and not a cashless) basis. Concurrently with the execution and delivery of the Business Combination Agreement, DigiAsia, the Sponsor and the other parties thereto entered into the Registration Rights Agreement, pursuant to which DigiAsia agreed, among other things, to file a registration statement to register the resale of certain securities of DigiAsia held by the Holders and to provide the parties thereto customary demand, shelf and piggy-back rights on secondary offerings, subject to customary cut-back provisions and coordinated offerings.

As of September 30, 2023, the Company had not commenced any operations. All activity through September 30, 2023, relates to the Company’s formation and initial public offering (the “Initial Public Offering”), which is described below, and, since the offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income earned on investments from the proceeds derived from the Initial Public Offering. The registration statement for the Company’s Initial Public Offering was declared effective on July 15, 2021. On July 20, 2021, the Company consummated the Initial Public Offering of

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023

Note 1 — Description of Organization and Business Operations (cont.)

20,000,000 units (the “Units”) with respect to the Class A ordinary shares (the “Class A Ordinary Shares”) included in the Units being offered (the “Public Shares”) at $10.00 per Unit generating gross proceeds of $200,000,000, which is discussed in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,000,000 warrants (“Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Company’s sponsor, StoneBridge Acquisition Sponsor LLC and underwriters generating gross proceeds of $8,000,000, which is described in Note 4.

Offering costs for the Initial Public Offering amounted to $13,577,812, consisting of $4,000,000 of underwriting fees, $9,000,000 of deferred underwriting fees payable (which are held in the Trust Account (defined below)) and $577,812 of other costs. The Company immediately expensed $757,003 of offering costs in connection with the Warrants that were classified as liabilities. As described in Note 6, the $9,000,000 of deferred underwriting fee payable is contingent upon the consummation of a Business Combination by October 20, 2022, subject to the terms of the underwriting agreement. On September 30, 2022, the Company extended the time for a Business Combination for a further period of three months i.e., from October 20, 2022 to January 20, 2023. At the Extraordinary General Meeting held on January 20, 2023, the Company’s shareholders approved the proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association (the “Extension Amendment”) to give the Company the right to extend the date by which it has to consummate a business combination from January 20, 2023 up to 6 times for an additional one (1) month each time up to July 20, 2023 (i.e., for a period of time ending up to 24 months after the consummation of its initial public offering). The Company held another Extraordinary General Meeting on July 19, 2023 at which the Company’s shareholders approved the proposal to further amend the Company’s Amended and Restated Memorandum and Articles of Association (the “Second Extension Amendment”) to give the Company the right to extend the date by which it has to consummate a business combination from July 20, 2023 up to 6 times for an additional one (1) month each time up to January 20, 2024 (i.e., for a period of time ending up to 30 months after the consummation of its initial public offering).

On June 22, 2023, parties to the Business Combination Agreement entered into Amendment No. 1 to the Business Combination Agreement (the “Amendment”) pursuant to which the parties agreed to extend the Termination Date (as defined in the Business Combination Agreement) from June 30, 2023 to December 29, 2023.

Following the closing of the Initial Public Offering on July 20, 2021, an amount of $202,000,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Warrants was placed in a trust account (“Trust Account”) and will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023

Note 1 — Description of Organization and Business Operations (cont.)

The Company will provide the holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.10 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights with respect to the Company’s warrants.

All of the 20,000,000 Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated Memorandum and Articles of Association (the “Certificate of Incorporation”). In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”) and its guidance on redeemable equity instruments, which has been codified in Accounting Standards Codification (“ASC”) 480-10-S99, redemption provisions not solely within the control of a company require ordinary shares subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A ordinary shares classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. The Class A ordinary shares are subject to ASC 480-10-S99 if it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and will be classified as such on the balance sheet until such date that a redemption event takes place.

Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Company’s Business Combination. If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or share exchange rule. If a shareholder vote is not required by applicable law or share exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or share exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Subsequent to the consummation of the Initial Public Offering, the Company will adopt an insider trading policy which will require insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution. In addition, the initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023

Note 1 — Description of Organization and Business Operations (cont.)

Notwithstanding the foregoing, the Certificate of Incorporation provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A Ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “Initial Shareholders”) have agreed not to propose an amendment to the Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A Ordinary shares in conjunction with any such amendment.

At the Extraordinary General Meeting held on January 20, 2023, the Company’s shareholders approved the proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association (the “Extension Amendment”) to give the Company the right to extend the date by which it has to consummate a business combination from January 20, 2023 up to 6 times for an additional one (1) month each time up to July 20, 2023 (i.e., for a period of time ending up to 24 months after the consummation of its initial public offering). If the Company is unable to complete a Business Combination by July 20, 2023, which is 24 months from the closing of the Initial Public Offering the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

In the event that the Sponsor or its affiliates or designees elect to extend the time to complete a business combination and deposit the applicable amount of money into trust, the Sponsor or its affiliates or designees would receive a non-interest bearing, unsecured promissory note equal to the amount of any such deposit that will not be repaid in the event that the Company is unable to close a business combination unless there are funds available outside the trust account to do so. Neither the Sponsor nor its affiliates or designees are obligated to fund the trust account to extend the time for the Company to complete an initial business combination. To the extent that some, but not all, of the parties decide to extend the period of time to consummate an initial business combination, such parties may deposit the entire amount required. The Company has extended the Business Combination date from October 20, 2022 to July 20, 2023. At the Board meeting held on October 31, 2022, the company has agreed to accept from the sponsor an unsecured debt of $1,000,000 and the sponsors have also made monthly payment of $150,000 each month for the six months ended June 30, 2023 which is deposited in the trust account.

At the Extraordinary General Meeting held on July 19, 2023, the Company’s shareholders approved the proposal to amend the Company’s Amended and Restated Memorandum and Articles of Association (the “Second Extension Amendment”) to give the Company the right to extend the date by which it has to consummate a business combination from July 20, 2023 up to 6 times for an additional one (1) month each time up to January 20, 2024 (i.e., for a period of time ending up to 30 months after the consummation of its initial public offering). If the Company is unable to complete a Business Combination by January 20, 2024, which is 30 months from the closing of the Initial Public Offering the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay the Company’s franchise and income taxes (less up to $100,000 of

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023

Note 1 — Description of Organization and Business Operations (cont.)

interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

In the event that the Sponsor or its affiliates or designees elect to extend the time to complete a business combination and deposit the applicable amount of money into the trust account, the Sponsor or its affiliates or designees would receive a non-interest bearing, unsecured promissory note equal to the amount of any such deposit that will not be repaid in the event that the Company is unable to close a business combination unless there are funds available outside the trust account to do so. Neither the Sponsor nor its affiliates or designees are obligated to fund the trust account to extend the time for the Company to complete an initial business combination. To the extent that some, but not all, of the parties decide to extend the period of time to consummate an initial business combination, such parties may deposit the entire amount required. The Company has extended the Business Combination date from October 20, 2023 to November 20, 2023. On October 20, 2023, the Sponsor made a monthly payment of $60,649 which was deposited in the trust account.

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to its deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per-share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.10 per shares held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

At the Company’s Shareholder’s Special meeting held on January 20, 2023, the stockholders of 16,988,575 shares of Class A ordinary shares of the Company exercised their right to redeem their shares for cash at an approximate price of $10.32 per share, for an aggregate payment of approximately $175,285,891, which is withdrawn from the company’s trust account to redeem such shares.

At the Company’s extraordinary general meeting of shareholders held on July 19, 2023, the shareholders of 585,456 shares of Class A ordinary shares of the Company exercised their right to redeem their shares for cash at an approximate price of $10.92 per share, for an aggregate payment of approximately $6,395,800, which is withdrawn from the company’s trust account to redeem such shares.

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023

Note 1 — Description of Organization and Business Operations (cont.)

Liquidity and Going Concern

As of September 30, 2023, the Company had $123,789 in its operating bank account, $26,974,295 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its Ordinary Shares in connection therewith and working capital deficit of $3,889,119. As of September 30, 2023, $1,646,951 of the amount on deposit in the Trust Account represented interest income, which is available to pay the Company’s tax obligations. Management expects to incur significant costs in pursuit of its acquisition plans. The Company believes it will need to raise additional funds in order to meet the expenditure required for operating its business and to consummate a business combination. If the Company is unable to complete the Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. In addition, following the Business combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet its obligations.

In connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standard Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to raise additional funds to alleviate liquidity needs, obtain approval for an extension of the deadline or complete a Business Combination by October 20, 2022, then the Company will cease all operations except for the purpose of liquidating. At the extraordinary general meeting of shareholders held on July 19, 2023, the shareholders of the Company approved the Second Amendment Extension which permits the Company to further extend the time to consummate a business combination from July 20, 2023 up to 6 times for an additional one (1) month each time up to January 20, 2024 (i.e., for a period of time ending up to 30 months after the consummation of its initial public offering). It is uncertain that the Company will be able to consummate a Business Combination by the specified period. If a Business Combination is not consummated by January 20, 2024, (extended period), there will be a mandatory liquidation and subsequent dissolution. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern one year from the date that these financial statements are issued. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Risks and Uncertainties

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. As a result of this action and related economic sanctions, the Company’s ability to consummate a Business Combination, or the operations of a target business with which the Company ultimately consummates a Business Combination, may be materially and adversely affected. In addition, the Company’s ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by these events, including as a result of increased market volatility, or decreased market liquidity in third-party financing being unavailable on terms acceptable to the Company or at all. The impact of this action and related sanctions on the world economy and the specific impact on the Company’s financial position, results of operations and/or ability to consummate a Business Combination are not yet determinable.

Recently in October 2023, the military conflict between Israel and militant groups led by Hamas has also caused uncertainty in the global markets. The full impact of the war between Israel and Hamas and related global economic disruptions on our financial condition and results of operations, as well as the consummation of our Business Combination, also remains uncertain. The management will continuously evaluate the effect to the Company. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation and Liquidity

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-K and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

Emerging Growth Company

The Company is an emerging growth company as defined in Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), which exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Specifically, these estimates include the probability of a successful business combination and the implied volatility of the Public and Private Warrants.

Making estimates requires management to exercise significant judgment. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2023 and December 31, 2022.

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023

Note 2 — Summary of Significant Accounting Policies (cont.)

Investments Held in Trust Account

At September 30, 2023 and December 31, 2022, substantially all of the assets held in the Trust Account were held in mutual funds invested in U.S. Treasury securities. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Offering Costs associated with the Initial Public Offering

Offering costs, including additional underwriting fees associated with the underwriters’ exercise of the over-allotment option, consist principally of legal, accounting, underwriting fees and other costs directly related to the Initial Public Offering.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. At September 30, 2023 and December 31, 2022, the Company has not experienced losses on these accounts.

Fair Value of Financial Instruments

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on the Company’s assessment of the assumptions that market participants would use in pricing the asset or liability.

Accounting for Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023

Note 2 — Summary of Significant Accounting Policies (cont.)

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2023 and December 31, 2022. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company is not currently aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company is subject to tax examinations by major taxing authorities since inception. There is currently no taxation imposed by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

There is currently no taxation imposed by the Government of the Cayman Islands. The Company has no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. Consequently, income taxes are not reflected in the Company’s financial statements.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A Ordinary shares subject to possible redemption in accordance with the guidance in “ASC Topic 480, “Distinguishing Liabilities from Equity.” Class A Ordinary shares subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable Class A Ordinary shares (including Class A Ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A Ordinary shares is classified as shareholders’ equity. The Company’s Class A Ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, on September 30, 2023, 2,425,969 shares of Class A ordinary shares subject to possible redemption is presented as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheet.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of the redeemable ordinary shares are affected by charges against additional paid-in capital and accumulated deficit.

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023

Note 2 — Summary of Significant Accounting Policies (cont.)

At September 30, 2023 and December 31, 2022, the Class A ordinary shares reflected in the balance sheet is reconciled in the following table:
Gross proceeds July 20, 2021	$200,000,000
Less:
Initial fair value of the over-allotment liability	(190,208)
Fair value of Public Warrants at issuance	(10,800,000)
Class A shares issuance costs	(12,820,810)
Plus:
Remeasurement of carrying value to redemption value	25,817,320
Class A ordinary shares subject to possible redemption at December 31, 2021	202,006,302
Plus:
Remeasurement of carrying value to redemption value	2,920,785
Extension payment paid by Sponsor through a note	1,000,000
Class A ordinary shares subject to possible redemption at December 31, 2022	$205,927,087
Less:
Redemption of Class A ordinary shares	(181,681,691)
Plus:
Remeasurement of carrying value to redemption value	1,646,951
Extension payment paid by Sponsor through a note	1,081,948
Class A ordinary shares subject to possible redemption at September 30,2023	$26,974,295

Net income (loss) per Ordinary Share

Net income (loss) per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. The Company has two classes of ordinary shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of ordinary shares share pro rata in the income of the Company. Remeasurement associated with the redeemable Class A ordinary shares is excluded from net loss per ordinary share as the redemption value approximates fair value.

The calculation of diluted income per ordinary share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the concurrent private placement to purchase an aggregate of 18,000,000 shares of Class A ordinary shares since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 18,000,000 Class A ordinary shares in the aggregate. As of September 30, 2023 and December 31, 2022 the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net income (loss) per ordinary share is the same as basic net income (loss) per ordinary share for the periods presented.

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023

Note 2 — Summary of Significant Accounting Policies (cont.)

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):
	For the nine months ended September 30, 2023		For the nine months ended September 30, 2022
	Class A Ordinary Shares	Class B Ordinary Shares	Class A Ordinary Shares	Class B Ordinary Shares
Basic and diluted net income (loss) per share:
Numerator:
Allocation of net income (loss)	$1,075,543	$(697,661)	$7,146,533	$1,485,410
Denominator:
Weighted average shares outstanding	4,095,170	5,000,000	20,000,000	5,000,000
Basic and diluted net income (loss) per share	$0.26	$(0.14)	$0.36	$0.30
	For the three months ended September 30, 2023		For the three months ended September 30, 2022
	Class A Ordinary Shares	Class B Ordinary Shares	Class A Ordinary Shares	Class B Ordinary Shares
Basic and diluted net income (loss) per share:
Numerator:
Allocation of net income (loss)	$227,370	$(275,902)	$1,173,995	$65,555
Denominator:
Weighted average shares outstanding	2,528,906	5,000,000	20,000,000	5,000,000
Basic and diluted net income (loss) per share	$0.09	$(0.06)	$0.06	$0.01

Recent Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

Note 3 — Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 20,000,000 units at a price of $10.00 per Unit. Each Unit consists of one share of Class A Ordinary shares (such Class A Ordinary shares included in the Units being offered, the “Public Shares”), and one-half of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A Ordinary shares at a price of $11.50 per share, subject to adjustment (see Note 8).

Note 4 — Private Placement Warrants

Concurrently with the closing of the Initial Public Offering, the Sponsor and underwriter purchased an aggregate of 8,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant for an aggregate purchase price of $8,000,000. Each whole Private Placement Warrant is exercisable for one whole share of Class A Ordinary shares at a price of $11.50 per share, subject to adjustment (see Note 8). The proceeds from the Private Placement Warrants at the Initial Public Offering are held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The fair value of the Private Placement Warrants at issuance was $9,000,000.

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023

Note 5 — Related Party Transactions

Founder Shares

On February 9, 2021, the Sponsor purchased 5,750,000 shares (the “Founder Shares”) of the Company’s Class B Ordinary shares, par value $0.0001 (“Class B Ordinary shares”) for an aggregate price of $25,000. The Founder Shares will automatically convert into Class A Ordinary shares at the time of the Company’s Business Combination and are subject to certain transfer restrictions, as described in Note 7. Holders of Founder Shares may also elect to convert their Class B Ordinary shares into an equal number of Class A Ordinary shares, subject to adjustment, at any time. The Sponsor agreed to forfeit up to 750,000 Founder Shares to the extent that the 45-day over-allotment option was not exercised in full by the underwriters. Since the over-allotment option was not exercised, the Sponsor forfeited 750,000 Founder Shares on September 2, 2021.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

On June 1, 2023, Director Founder Share Assignment Agreement was entered by and between the Sponsor, and certain directors, under which the Sponsor agreed to transfer 250,000 Founder Shares to such directors, upon the closing of the Company’s Business Combination. The shares granted on June 1, 2023 had an aggregate fair value using the scenario analysis, of which the stock price input into the founder shares scenario analysis was valued using a binomial lattice, of $2,425,500 ($9.70 per share). The transfer of the Founder Shares is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. The Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founders Shares that ultimately vest multiplied times the grant date fair value per share (unless subsequently modified).

Due to Affiliates

As of September 30, 2023 and December 31, 2022, the Company owed the Sponsor $437,693 and $347,693, respectively towards deferred offering and other formation costs incurred as well as administration support services. This amount will be repaid as soon as practical from the operating account.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023

Note 5 — Related Party Transactions (cont.)

Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of September 30, 2023 and December 31, 2022, the Company had no outstanding borrowings under the Working Capital Loans.

Note Payable — Related Party

On October 12, 2022, the Company accepted from the sponsor a non-interest bearing unsecured debt of $1,000,000 for an extension payment. Further, in 2023, the Sponsor (or one or more of its affiliates or third-party designees) (the “Sponsor”) made monthly payments of $150,000 from January-June and $60,649 each month from July to September towards extension payment. As of September 30, 2023, the amount outstanding under the Note is $2,631,948 and the amount outstanding as of December 31, 2022 was $1,000,000. The September 30, 2023 balance includes an amount of $550,000 borrowed from the Sponsor for operating costs under the Note.

Administrative Services Fee

The Company entered into an agreement whereby, commencing on July 20, 2021, the Company will pay the Sponsor $10,000 per month for office space, administrative and support services. For the nine months ended September 30, 2023 the Company incurred $90,000 in fees for these services. As of September 30, 2023 and December 31, 2022 a total of $260,000 and $170,000, respectively of administrative support services were included in the Due to affiliates balance in the accompanying balance sheets.

Advisory fees

On January 4, 2022, the Company entered into an agreement with Sett & Lucas limited (“S&L”) for certain financial advisory and investment banking services in relation to the Business Combination with a potential target. Pursuant to this agreement, the Company agreed to pay S&L a success fee earned upon successful completion of the Business Combination equal to 2% of the pre-money enterprise valuation of the potential target acquired. The company also agreed to reimburse S&L for out-of-pocket expenses. Prabhu Antony, the Chief Financial Officer of the Company, is also an Executive Director of S&L.

On April 2, 2023, the Company entered into an amendment to advisory agreement with Sett & Lucas Limited (S&L). Pursuant to such agreement, Company will pay S&L a success fee upon successful completion of the Business Combination, $1.0 million in cash and 300,000 shares of the merged entity. As of September 30, 2023, S&L has been providing services for Buy-side search and due diligence, but the payment is not due unless the transaction is consummated.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares of Class A Ordinary shares) pursuant to a registration rights agreement dated June 15, 2021. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023

Note 6 — Commitments and Contingencies (cont.)

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On September 3, 2021 this option expired as the underwriters did not exercise their option.

The underwriters were paid a cash underwriting discount of $0.20 per unit, or $4,000,000 in the aggregate at the closing of the Initial Public Offering. In addition, the underwriters are entitled to a deferred underwriting commissions of $0.45 per unit, or $9,000,000 in the aggregate from the closing of the Initial Public Offering. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

On June 13, 2023, Company entered into a fees reduction agreement with Cantor Fitzgerald & Co. (“Cantor”), the underwriters. Pursuant to such agreement, in the event that the Company elects (in its sole discretion) to consummate the Business Combination with DigiAsia, Cantor agrees that it will forfeit cash payment of $4,500,000 of the aggregate $9,000,000 of deferred fee that would otherwise be payable to it pursuant to the underwriting agreement. In lieu, the Company will issue shares of the merged entity valuing $4,500,000 and the balance will be paid in cash. The remainder of the deferred fee shall be payable to Cantor as a non-refundable cash fee equal to 25% of the dollar amount that remains in the Trust Account in connection with the consummation of the Business Combination, with such dollar amount in the Trust Account subject to maximum capping of $4,500,000.

Advisory Fees

On June 27, 2023, the Company entered into an agreement with Laurel Hill Advisory Group, LLC (“Laurel Hill”) to assist in the solicitation of proxies for the Extraordinary General Meeting. The Company has agreed to pay Laurel Hill a fixed fee of $15,000 and will reimburse Laurel Hill for its reasonable and documented costs and expenses and indemnify Laurel Hill and its affiliates against certain claims, liabilities, losses, damages and expenses.

On January 3, 2022, the Company entered into an agreement with ARC Group for strategic and target identification advisory services, pursuant to which the Company will pay the ARC Group an initial retainer fee of $25,000 (which has been paid by the Company in January 2022), a closing retainer fee at announcement of the Business Combination in the amount of $175,000 and a success fee of $1,000,000 upon completion of Business Combination with introduced target. Limited target identification services have been performed by the ARC Group in connection with the agreement, the compensation for which has been covered by the initial retainer fee of $25,000. No amounts are owed under the agreement with the ARC Group as of September 30, 2023.

On April 28, 2022, the Company entered into an agreement with J.V.B. Financial Group, LLC (“JVB”) for financial advisor and placement agent services in connection with the Business Combination. Pursuant to this agreement, the Company agreed to pay JVB (i) a transaction fee in an amount equal to $1,500,000 in connection with a successful Business Combination transaction and (ii) a transaction fee in connection with JVBs’ services as a non-exclusive placement agent in connection with a private placement of securities to fund the Business Combination transaction equal to 4% of the gross proceeds raised from investors and received by the Company. The Company also agreed to reimburse JVB upon consummation of the Business Combination or upon termination of this agreement for out-of-pocket expenses up to a maximum amount of $100,000. No services have been performed and no amounts are owed under the agreement with JVB as of September 30, 2023.

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023

Note 7 — Shareholders’ Deficit

Ordinary shares

Class A Ordinary shares — The Company is authorized to issue 200,000,000 Class A Ordinary shares with a par value of $0.0001 per share. At September 30, 2023 and December 31, 2022, there were no (excluding 2,425,969 and 20,000,000 shares subject to possible redemption at September 30, 2023 and December 31, 2022 respectively) Class A Ordinary shares issued and outstanding.

On January 20, 2023, The Company held an extraordinary general meeting of shareholders (the “Extraordinary General Meeting”), at which shareholders properly elected to redeem an aggregate of 16,988,575 Class A Ordinary Shares at a redemption price of approximately $10.32 per share (the “Redemption”), for an aggregate redemption amount of approximately $175,285,892. Following such redemptions, approximately $31,461,507 remained in the Company’s trust account.

On July 19, 2023, The Company held an extraordinary general meeting of shareholders (the “Extraordinary General Meeting”), at which shareholders properly elected to redeem an aggregate of 585,456 Class A Ordinary Shares at a redemption price of approximately $10.92 per share (the “Redemption”), for an aggregate redemption amount of approximately $6,395,800. Following such redemptions, approximately $26,502,440 remained in the Company’s trust account.

Class B Ordinary shares — The Company is authorized to issue 20,000,000 Class B Ordinary shares with a par value of $0.0001 per share. Holders of Class B Ordinary shares are entitled to one vote for each share. As of September 30, 2023 and December 31, 2022, there were 5,000,000 Class B Ordinary shares issued and outstanding after giving effect to the forfeiture of 750,000 Class B Ordinary shares.

Holders of Class A Ordinary shares and holders of Class B Ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders.

The Class B Ordinary shares will automatically convert into Class A Ordinary shares at the time of a Business Combination at a ratio such that the number of Class A Ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of Ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A Ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A Ordinary shares or equity-linked securities exercisable for or convertible into Class A Ordinary shares issued, deemed issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the management team upon conversion of Working Capital Loans. In no event will the Class B Ordinary shares convert into Class A Ordinary shares at a rate of less than one-to-one.

Preferred Shares — The Company is authorized to issue 1,000,000 preference shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2023 and December 31, 2022, there were no preferred share issued or outstanding.

Note 8 — Warrants

The Company has accounted for the 18,000,000 warrants to be issued in connection with the Initial Public Offering (the 10,000,000 Public Warrants and the 8,000,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Since the warrants do not meet the criteria for equity treatment under the guidance, each warrant must be recorded as a liability. Accordingly, the Company will classify each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023

Note 8 — Warrants (cont.)

The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption;

•        if, and only if, the reported last sale price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying the warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The Private Warrants are identical to the Public Warrants underlying the Units being sold in the Proposed Public Offering, except that the Private Warrants and the ordinary shares issuable upon the exercise of the Private Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants are exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. Concurrently with the closing of the Initial Public Offering, the Sponsor and underwriter purchased an aggregate of 8,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant for an aggregate purchase price of $8,000,000. The fair value of the Private Placement Warrants at issuance was $9,000,000. Fair value in excess of sale on the issuance of private warrants was recorded in the statement of operations.

The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023

Note 8 — Warrants (cont.)

In addition, if the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional ordinary shares or equity-linked securities.

As of September 30, 2023 and December 31, 2022, there were 10,000,000 Public Warrants and 8,000,000 Private Warrants outstanding.

Note 9 — Fair Value Measurements

The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as trading securities with ASC Topic 320, “Investments — Debt and Equity Securities.” The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

At September 30, 2023 and December 31, 2022, assets held in the Trust Account were comprised of $26,974,295 and $205,927,087 invested in U.S. Treasury Securities mutual funds.

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023

Note 9 — Fair Value Measurements (cont.)

The following tables present information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at September 30, 2023 and December 31, 2022 and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

September 30, 2023	Level	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Treasury Securities	1	$26,974,295	—	—
Liabilities:
Warrant Liability – Public Warrants	1	300,000	—	—
Warrant Liability – Private Warrants	3	—	—	240,000
December 31, 2022	Level	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Treasury Securities	1	$205,927,087	—	—
Liabilities:
Warrant Liability – Public Warrants	1	300,000	—	—
Warrant Liability – Private Warrants	3	—	—	240,000

Warrants

The Company has determined that warrants issued in connection with its initial public offering in July 2021 are subject to treatment as a liability. The estimated fair value of the warrant liability is determined using Level 1 and Level 3 inputs. At September 30, 2023, the Public Warrants had adequate trading volume to provide a reliable indication of value. The Public Warrants were valued at $0.03 at September 30, 2023 and December 31, 2022 respectively.

The Company utilized a modified Black Scholes model to value the Private Warrants at September 30, 2023 and December 31, 2022. The estimated fair value of the warrant liability is determined using Level 3 inputs. Inherent in the model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

Transfers to/from Levels 1, 2 and 3 are recognized at the end of each reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 fair value measurement to a Level 1 fair value measurement as of September 7, 2021, when the Public Warrants began trading separately. No transfers have taken place in the three months ended September 30, 2023.

STONEBRIDGE ACQUISITION CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2023

Note 9 — Fair Value Measurements (cont.)

The following table provides quantitative information regarding Level 3 fair value measurements on September 30, 2023 and December 31, 2022.

	September 30, 2023	December 31, 2022
Share Price	11.05	10.30
Exercise Price	11.50	11.50
Redemption Trigger Price	18.00	18.00
Term (years)	5.31	5.05
Probability of Acquisition	1.50%	4.00%
Volatility	0.00%	0.00%
Risk Free Rate	4.50%	3.91%
Dividend Yield	0.00%	0.00%

The following table presents the changes in the fair value of warrant liabilities as of September 30, 2023 and 2022:

	Public Warrants (Level 1)	Private Warrants (Level 3)	Total Warrants
Fair value as of December 31, 2022	$300,000	$240,000	$540,000
Change in fair value	600,000	480,000	1,080,000
Fair value as of March 31, 2023	$900,000	$720,000	$1,620,000
Change in fair value	(600,000)	(480,000)	(1,080,000)
Fair value as of June 30, 2023	$300,000	$240,000	$540,000
Change in fair value	—	—	—
Fair value as of September 30, 2023	$300,000	$240,000	$540,000
	Public Warrants (Level 1)	Private Warrants (Level 3)	Total Warrants
Fair value as of December 31, 2021	$4,800,000	$4,192,000	$8,992,000
Change in fair value	(1,900,000)	(1,552,000)	(3,452,000)
Fair value as of March 31, 2022	$2,900,000	$2,640,000	$5,540,000
Change in fair value	(2,200,000)	(1,920,000)	(4,120,000)
Fair value as of June 30, 2022	$700,000	$720,000	$1,420,000
Change in fair value	(300,000)	(320,000)	(620,000)
Fair value as of September 30, 2022	$400,000	$400,000	$800,000

Note 10 — Subsequent Events

The Company has evaluated subsequent events that occurred after the balance sheet date up to the date that the unaudited condensed financial statements were available for issuance and determined that other than the item disclosed below, there were no subsequent events that would require adjustment or disclosure.

On October 12, 2023, the Sponsor deposited $60,649 into the Trust Account, on behalf of the Company, to extend the time available to the Company to consummate its initial business combination to November 20, 2023.

On November 17, 2023, the Sponsor deposited $60,649 into the Trust Account, on behalf of the Company, to extend the time available to the Company to consummate its initial business combination to December 20, 2023.

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors
Digiasia Bios Pte Ltd
Raffles Place, Singapore

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Digiasia Bios Pte Ltd (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of income and comprehensive loss, changes in equity, and cash flows for years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

(Signed BDO India LLP)

We have served as the Company’s auditor since 2022

Mumbai, India

June 23, 2023

DIGIASIA BIOS PTE LTD
CONSOLIDATED BALANCE SHEETS
(All amounts in United States Dollar, except share data)

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$523,780	$528,654
Restricted cash	1,354,083	1,157,490
Accounts receivables	257,061	262,617
Loans	2,347,243	7,084,068
Other current assets	959,534	965,162
Total current assets	5,441,701	9,997,991
Non-marketable equity securities	11,232,419	52,828
Right-of-use asset	55,364	111,032
Deferred tax assets, net	—	—
Property and equipment, net	8,887	19,305
Intangible assets, net	14,313,701	16,314,359
Total assets	$31,052,072	$26,495,515
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$6,945,353	$6,962,559
Accrued expenses and others	297,729	726,709
Current portion of lease obligations	28,724	69,032
Current portion of post-employment benefit liabilities	7,249	7,214
Short-term borrowings	333,309	147,733
Income taxes	70,277	146,387
Contract liabilities	—	2,335,236
Total current liabilities	7,682,641	10,394,870
Non-current portion of lease obligations	—	31,649
Long-term debt	5,017,134	499,519
Non-current portion of post-employment benefit liabilities	410,424	331,220
Total liabilities	13,110,199	11,257,258
Commitments and Contingencies (Note 30)
STOCKHOLDERS’ equity:
Series A Preferred stock (no par value, no authorized shares, issued and outstanding shares 1,404 at December 31, 2022, and 1,404 shares at December 31, 2021)	25,004,125	25,004,125
Common stock (no par value, no authorized shares, issued and outstanding shares 11,230 at December 31, 2022, and 11,230 shares at December 31, 2021)	39,483,703	39,483,703
Additional paid in capital	19,714,571	8,618,936
Accumulated deficit	(25,834,735)	(21,593,544)
Total stockholders’ equity attributable to Digi Asia Bios Pte. Ltd Stockholders	58,367,664	51,513,220
Non-controlling interest in consolidated subsidiaries	(40,425,791)	(36,274,963)
Total stockholders’ equity	17,941,873	15,238,257
Total liabilities and stockholders’ equity	$31,052,072	$26,495,515

See Notes to Consolidated Financial Statements

DIGIASIA BIOS PTE LTD
CONSOLIDATED INCOME STATEMENTS
(All amounts in United States Dollar, except share data)

	Years Ended December 31,
	2022	2021
Revenue	$42,451,599	$30,726,768
Cost of revenue	(2,607,387)	(2,532,613)
Gross profit	39,844,212	28,194,155
Operating costs:
Sales and marketing	(39,711,859)	(33,313,261)
General and administrative	(7,098,657)	(11,122,673)
Depreciation and amortization	(17,506)	(14,257)
Total operating expenses	(46,828,022)	(44,450,191)
Loss from operations	(6,983,810)	(16,256,036)
Interest expense	(1,005,326)	(324,627)
Non-operating income	76,574	41,116
Share of net profits of investment in equity accounted investees	266	508
Loss before tax	(7,912,296)	(16,539,039)
Income tax expense	—	—
Net loss	(7,912,296)	(16,539,039)
Loss attributable to non-controlling interest	(3,671,104)	(9,951,590)
Loss attributable to DigiAsia Bios Pte Ltd	$(4,241,192)	$(6,587,449)
Loss per share attributable to DigiAsia Bios Pte Ltd
Basic and diluted	$(377.67)	$(586.59)
Weighted average shares outstanding
Basic and diluted	11,230	11,230

See Notes to Consolidated Financial Statements

DIGIASIA BIOS PTE LTD
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(All amounts in United States Dollar, except share data)

	Years Ended December 31,
	2022	2021
Net loss	$(7,912,296)	$(16,539,039)
Other comprehensive (loss):
Foreign currency translation adjustment	(468,570)	(387,070)
Changes in post-employment benefits liabilities, net of taxes	(11,153)	205,624
Total other comprehensive (loss)	(479,723)	(181,446)
Comprehensive loss	$(8,392,019)	$(16,720,485)
Comprehensive loss attributable to non-controlling interest	(4,150,827)	(10,133,036)
Comprehensive loss attributable to DigiAsia Bios Pte Ltd	$(4,241,192)	$(6,587,449)

See Notes to Consolidated Financial Statements

DIGIASIA BIOS PTE LTD
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(All amounts in United States Dollar, except share data)

	Number of shares		Paid-in capital		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive lncome/(loss)	Total DigiAsia Bios Pte Ltd Stockholders’ Equity	Non- controlling interest	Total equity
	Common	Preferred	Common stock	Preferred stock
Balance at January 1, 2021	11,230	393	$39,483,703	$6,999,018	$5,364,705	$(15,006,095)	$—	$36,841,331	$(27,508,198)	$9,333,133
Shares issued
Common stock	—	—	—	—	—	—	—	—	1,366,271	1,366,271
Preferred stock	—	1,011	—	18,005,107	—	—	—	18,005,107	—	18,005,107
Stock-based compensation expense	—	—	—	—	3,254,231	—	—	3,254,231	—	3,254,231
Net loss	—	—	—	—	—	(6,587,449)	—	(6,587,449)	(9,951,590)	(16,539,039)
Other comprehensive income	—	—	—	—	—	—	—	—	(181,446)	(181,446)
Balance at December 31, 2021	11,230	1,404	39,483,703	25,004,125	8,618,936	(21,593,544)	—	51,513,220	(36,274,963)	15,238,257
Stock-based compensation expense	—	—	—	—	1,095,635	—	—	1,095,635	—	1,095,635
Issue of common stock pending allotment (refer note 24)	—	—	—	—	10,000,000	—	—	10,000,000	—	10,000,000
Net loss	—	—	—	—	—	(4,241,192)	—	(4,241,192)	(3,671,104)	(7,912,296)
Other comprehensive income	—	—	—	—	—	—	—	—	(479,723)	(479,723)
Balance at December 31, 2022	11,230	1,404	$39,483,703	$25,004,125	$19,714,571	$(25,834,735)	$—	$58,367,664	$(40,425,791)	$17,941,873

See Notes to Consolidated Financial Statements

DIGIASIA BIOS PTE LTD
CONSOLIDATED STATEMENTS OF CASH FLOWS
(All amounts in United States Dollar, except share data)

	Years Ended December 31,
	2022	2021
Cash flows from operating activities:
Loss after tax	$(7,912,296)	(16,539,039)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation and amortization	2,017,506	2,014,257
Assets written off	8,841	—
Share of income in equity accounted investees	(266)	(508)
Stock based compensation expenses	1,095,635	3,254,231
Finance cost	1,000,000	—
Changes in operating assets and liabilities:
Trade receivables	(19,782)	54,930
Loans	4,204,529	(5,746,965)
Other current assets	(88,568)	(495,169)
Income taxes	(66,209)	(201,282)
Trade payables and other liabilities	(1,858,451)	(285,519)
Net cash (used in) operating activities	(1,619,061)	(17,945,064)
Cash flows from investing activities:
Investments made	(11,830,882)	(52,320)
(Acquisition)/disposal of property and equipment and intangible assets	(7,875)	(2,189)
Net cash (used in) investing activities	(11,838,757)	(54,509)
Cash flows from financing activities:
Issuance of common stock to non-controlling interest	—	1,366,271
Issuance of preference shares	—	18,005,107
Issue of promissory loan note (refer note 24)	9,000,000	—
Proceeds from Long-term debt	4,739,508	(627,919)
Proceeds from Short-term borrowings, net	204,851	147,734
Net cash provided by financing activities	13,944,359	18,891,194
Net changes in cash and cash equivalents and restricted cash	486,541	891,621
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(294,822)	(6,069)
Cash and cash equivalents and restricted cash at beginning of year	1,686,144	800,592
Cash and cash equivalents and restricted cash at end of year	$1,877,863	1,686,144
Supplemental disclosure of cash flow Information
Cash paid for interest	$181,554	324,627
Cash paid for operating leases	76,563	79,553
Non-cash financing activity
Issue of 289 common stock pending allotment in exchange for settlement of promissory note (refer note 24)	10,000,000	—

See Notes to Consolidated Financial Statements

DIGIASIA BIOS PTE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in United States Dollar, except share data)

Note 1    General Information

General Information

DigiAsia Bios Pte Ltd (the Company) was incorporated on October 23, 2017, in Singapore.

The address of its registered office is 1 Raffles Place #28-02, One Raffles Place, Singapore.

DigiAsia Bios Pte Ltd, its majority-owned and controlled entities, including Variable Interest Entities (“VIE”) for which the Company is the primary beneficiary (collectively referred to as ‘the Group’) and its corporate joint venture is among the first Embedded Fintech as a Service (“EFaaS”) companies in Indonesia serving enterprise segments from various verticals. The group aims to be a leading fintech-enabling platform in Indonesia by accelerating financial inclusion through its licenses and technology stack and combining the benefits of technological innovation with traditional financial services. The group offers various embedded financial products through a set of open access application programming interfaces (“APIs”) that can be embedded in the mobile applications and web interfaces of its partner customers. Partnership is the nature of group’s core product marketing strategy as an EFaaS provider in developing ready-to-use cases for enterprise customers. Rather than invest financial capital, time and human resources, group’s partner customers can have branded or white label fintech services live and operational within weeks.

The group’s key offerings include:

•        Business to Business to Consumer (B2B2C), which entails providing wallets to group’s customers for loyalty and transactions;

•        Business to Business to Many (B2B2M), which entails providing wallets for supply chain payments and financing, as well as facilitating bill payments and processing remittances; and

•        Banking as a Service (BaaS), which entails enabling BaaS (open loop solutions for banks) and peer-to-peer (P2P) lending.

By leveraging its consolidation strategy, technology platform and extensive expertise of its management team, the group has emerged as one of the foremost players in its geography of operations in terms of ecosystem and Business to Business (B2B) offerings and number of B2B platforms.

Note 2    Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

These consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (USGAAP). These accounting principles require management to make certain estimates and assumptions that affect the amounts in the accompanying financial statements. These estimates and assumptions are inherently subjective in nature and actual results may differ from these estimates and assumptions, and the differences could be material.

All intercompany balances and transactions have been eliminated in the consolidated financial statements. Investment in entities in which Company has joint control are accounted for using the equity method of accounting.Under the equity method, the Company’s share of the nonconsolidated affiliate’s income or loss is recognized in the consolidated statement of earnings and cumulative post-acquisition changes in the investment are adjusted against the carrying amount of the investment.

The consolidated financial statements have been prepared under the historical cost method, except for certain accounts which are measured on the basis as described in the related accounting policies.

The consolidated financial statements are prepared under the accrual basis of accounting. The consolidated statements of cash flows are prepared using the indirect method, with classification of cash flows into operating, investing, and financing activities.

DIGIASIA BIOS PTE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in United States Dollar, except share data)

Note 2    Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Principles of Consolidation

The consolidated financial statements comprise of the financial statements of the Company, as parent entity, and consolidated entities as a single economic entity. First, entities are subjected to the variable interest entity (VIE) model. If the VIE model is not applicable, then entities are subjected to the voting interest model (VOE).

Under the VIE model, a reporting entity has a controlling financial interest in a VIE if it has both: (a) the power to direct the activities of the VIE that most significantly affect the VIE’s economic performance and (b) the obligation to absorb losses or the rights to receive benefits that could be significant to the VIE.

Under the VOE, a controlling financial interest generally exists if a reporting entity has a majority voting interest in another entity. In certain circumstances, the power to control may exist when one entity holds less than a majority voting interest (e.g., because of contractual provisions or agreements with other shareholders).

The entities are consolidated as on the date when the Company obtains controlling financial interest in the entities.

Risk and uncertainties

The group is subject to a number of risks similar to those of other companies of similar size in its industry, including, but not limited to, the need for successful development of products, the need for additional capital (or financing) to fund operating losses (see below), competition from substitute products and services from larger companies, protection of proprietary technology, dependence on key individuals, and risks associated with changes in information technology.

Most of the Group’s revenues are denominated in Rupiah (Rp). In addition, a significant portion of the Group expenses, primarily employee cost, selling and marketing expenses and general and administration expenses are incurred in Rp. For financial reporting purposes, the Group translates all non-USD denominated transactions into USD. Thus, the Group is exposed to the risk that fluctuations in the value of Rp relative to the USD could have a direct impact on the revenues and the results of operations.

The group has incurred net losses, and utilized cash in operations since inception, has an accumulated deficit as of December 31, 2022, of $25,834,736. The Company has cash available on hand and together with cash flows expected to be generated from operating activities in future, the Company believes that these funds would be sufficient to fund operations and meet its obligations as they come due within one year from the date these financial statements are issued. In the event that the Company does not achieve revenue anticipated in its current operating plan, management has the ability and commitment to reduce operating expenses as necessary. The Company’s long-term success is dependent upon its ability to successfully raise additional capital, market its existing services, increase revenues, and, ultimately, to achieve profitable operations.

The group’s consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

Business concentration risk

Major Customer

The Company has one major customer that accounted for approximately 87% and 92% of the revenue for the years ended December 31, 2022, and December 31, 2021 respectively. The Company expects to maintain this relationship with the customer. The loss of, or any reduction in revenue from, a significant customer or deterioration in their ability to pay could harm our business and financial results.

DIGIASIA BIOS PTE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in United States Dollar, except share data)

Note 2    Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Critical Accounting Policies and Estimates

a.    Business combination

The Group applies the acquisition method to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair value of the assets transferred, the liabilities incurred to the former owners of the acquiree, and the equity interests issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date.

The Group recognizes any non-controlling interest in the acquiree on an acquisition-by-acquisition basis. Non-controlling interests in the acquiree that are present ownership interests and entitle their holders to a proportionate share of the entity’s net assets in the event of liquidation are measured at fair value.

Subsequent to acquisition, the carrying amount of non-controlling interests is the amount of those interests at initial recognition plus the non-controlling interests’ share of subsequent changes in equity. Total comprehensive income is attributed to non-controlling interests even if it results in the non-controlling interest having a deficit balance.

b.    Foreign currency

The consolidated financial statements are presented in United States Dollar (USD or $), which is also the functional currency of the Company and its Singapore based subsidiaries.

Each entity in the Group determines its own functional currency and items included in the consolidated financial statements of each entity are measured using that functional currency.

The functional currency of the Company’s foreign subsidiaries are Indonesian Rupiah (Rp), being the currency that mainly influences sales prices for goods and services and of the country whose competitive forces and regulations mainly determines the sales prices of its goods and services. The functional currencies of the entities in the Group are determined based on the management’s assessment of the economic environment in which the entities operate and the entities’ process of determining sales prices.

Transactions and balances

Transactions in foreign currencies are recorded in the respective functional currencies of the entity at the exchange rate prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate at the end of the reporting period and the impact, if any on such translation are recognized in the consolidated income statements. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was measured and the impact, if any on such translation are recognized in the consolidated income statements.

Consolidation of foreign entities

All assets and liabilities of foreign subsidiaries with a functional currency other than USD are translated using the closing rates at the date of the consolidated balance sheet. Income and expenses are translated at average exchange rates (unless this is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions).

Translation differences resulting from the application of this method are classified under other comprehensive income until the disposal of the subsidiary. At the date of disposal, the cumulated translation differences in other comprehensive income are recognized in consolidated statements of income.

DIGIASIA BIOS PTE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in United States Dollar, except share data)

Note 2    Basis of Presentation and Summary of Significant Accounting Policies (cont.)

c.    Fair value measurements

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and the market based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions, and credit risk.

The carrying value reported in the balance sheets of cash and cash equivalents, restricted cash, loans, accounts receivables, other current assets, accounts payable, accrued expenses, short term borrowings, contract liabilities, income taxes approximate fair value because of their short-term nature.

The fair value hierarchy includes a three-level hierarchy that assigns the highest priority to unadjusted quoted prices in active markets and the lowest priority to unobservable inputs.

Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities that the Group is able to access.

Level 2 — Inputs other than quoted prices included in Level 1 that are observable either directly or indirectly. These inputs may include (a) quoted prices for similar assets in active markets, (b) quoted prices for identical or similar assets in markets that are not active, (c) inputs other than quoted prices that are observable for the asset, or (d) inputs derived principally from or corroborated by observable market data by correlation or other means.

Level 3 — Inputs that are unobservable and significant to the entire fair value measurement.

Unobservable inputs require greater judgment in measuring fair value. In instances where there is limited or no observable market data, fair value measurements for assets and liabilities are based primarily upon the Group’s own estimates, and the measurements reflect information and assumptions that management believes a market participant would use in pricing the asset or liability,

When determining fair value, the Group uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The valuation techniques used by the Group to determine fair value are considered to be market or income approaches.

The market approach includes valuation techniques that use prices and other relevant information generated by market transactions involving identical or comparable assets, liabilities, or a group of assets and liabilities.

The income approach includes valuation techniques that measure the present value of anticipated future economic benefits (i.e., net cash flows). The estimated net cash flows are forecast over the expected remaining economic life and discounted to present value using a discount rate commensurate with the level of risk associated with the expected cash flows.

d.    Cash and cash equivalents

Cash and cash equivalents comprise cash in hand, and other short-term highly liquid investments that are readily convertible to a known amount of cash and are subject to an insignificant risk of changes in value.

Cash equivalents are held for the purpose of meeting short-term cash commitments rather than for investment or other purposes. For an investment to qualify as a cash equivalent it must be readily convertible to a known amount of cash and be subject to an insignificant risk of changes in value. Therefore, an investment normally qualifies as a cash equivalent only when it has a short maturity of, say, three months or less from the date of acquisition.

DIGIASIA BIOS PTE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in United States Dollar, except share data)

Note 2    Basis of Presentation and Summary of Significant Accounting Policies (cont.)

e.    Restricted cash

Restricted cash includes amounts that cannot be withdrawn or used for general operating activities under legal or regulatory restrictions. Restricted cash consists of amount deposited by customers for digital payment transactions that are subject to local regulatory restrictions requiring appropriate segregation and restriction in their use. Restricted cash is presented as a separate line item in the consolidated balance sheet.

f.    Prepayments and advances

Advances are payment for transactions to suppliers or service providers or employees of the Group before the goods/services are received.

Prepaid expenses are amortized over their beneficial period using the straight-line method.

g.    Property and equipment

Property and equipment are initially recorded at cost which includes the purchase price, borrowing costs and other costs directly attributable to bring the asset to the present location and condition. Cost also includes the cost of replacing part of property and equipment if met the recognition criteria.

Subsequent expenditures incurred for the property and equipment are included in the cost of the property and equipment if it is probable that economic benefits associated with the asset will flow to the Group and the subsequent expenditures can be measured reliably. Other subsequent expenditures are recognized in consolidated statements of income in the period in which they are incurred.

Depreciation is calculated on the straight-line method to write down the cost of such assets to their residual values over their estimated useful lives. The residual values and useful lives of assets are reviewed, and adjusted if appropriate, at each financial reporting date. The estimated useful life is 2-5 years for property and equipment.

An item of property and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of an item of property and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in consolidated statements of income.

h.    Intangible assets

Licenses

Licenses acquired separately are measured on initial recognition at cost.

Licenses acquired in a business combination transaction which doesn’t constitute a business are accounted for as asset acquisition. Where the consideration given is not in the form of cash, measurement is based on either the cost which shall be measured based on the fair value of the consideration given or the fair value of the assets acquired, whichever is more clearly evident.

Licenses are amortized over their estimated useful life of 10 years using straight line method.

i.    Impairment of long-lived assets

The Group reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The Group measures recoverability of assets to be held and used by a comparison of the carrying value of an asset to undiscounted future net cash flows the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.

DIGIASIA BIOS PTE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in United States Dollar, except share data)

Note 2    Basis of Presentation and Summary of Significant Accounting Policies (cont.)

j.    Non-marketable Securities

The Group account for non-marketable equity securities through which it exercises significant influence but do not have control over the investee under the equity method, All other non-marketable equity securities that the Group hold are primarily accounted for under the measurement alternative. Under the measurement alternative, the carrying value is measured at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments of the same issuer. Adjustments are determined primarily based on a market approach as of the transaction date and are recorded as a component of non-operating income/(expense) in the consolidated income statements.

Non-marketable securities that do not have effective contractual maturity dates are classified as other non-current assets on the Consolidated Balance Sheets.

k.    Post-employment benefits liabilities

The Group records post-employment benefits liabilities based on calculations, which include various actuarial assumptions including discount rates, compensation increases and other assumptions involving demographic factors. The Group reviews its actuarial assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends. The Group believes that the assumptions used in recording its post-employment benefit liabilities are reasonable based on its experience, market conditions and inputs from its actuaries.

The Group elected to recognize actuarial gains and losses in other comprehensive income initially and recognize in net income in subsequent reporting periods using deferral approach.

l.    Stock-based compensation

Stock-based compensation is accounted for based on the requirements of ASC 718 — “Compensation — Stock Compensation”, which requires recognition in the financial statements of the cost of employee, director, and non-employee services received in exchange for an award of equity instruments over the period the employee, director, or non-employee is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee, director, and non-employee services received in exchange for an award based on the grant-date fair value of the award.

m.    Earnings/(loss) per share

Basic earnings (loss) per share is computed by dividing the profit (loss) for the year attributable to owners of the Company by the weighted average number of issued and fully paid shares outstanding during the year.

Diluted earnings (loss) per share is calculated when the Company has instruments which are potentially dilutive ordinary shares. Anti-dilutive shares are excluded from basic and dilutive earnings (loss) per share calculations.

n.    Revenue Recognition and Contract Assets and liabilities

In accordance with ASU No. 2014-09, Topic 606 — Revenue from Contracts with Customers, the Group recognizes revenue in accordance with that core principle by applying the following steps:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

DIGIASIA BIOS PTE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in United States Dollar, except share data)

Note 2    Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Revenue from contracts with customers is recognized when the Group satisfies a performance obligation by transferring a promised service to the customer, which is when the customer obtains control of the service. A performance obligation may be satisfied at a point in time or over time. The amount of revenue recognized pertains to the portion of satisfied performance obligation.

Revenue is measured based on the consideration to which the Group expects to be entitled in exchange for transferring promised services to a customer, excluding amounts collected on behalf of third parties. The Group does not provide any refunds, warranties, or similar obligations.

Where the Group acts as an agent for selling services, only the commission income is included within revenue. Typically, the Group has a right to payment before or at the point that services are delivered. Cash received before the services are delivered is recognized as a contract liability. The amount of consideration does not contain a significant financing component as payment terms are less than one year. The specific revenue recognition criteria described below must also be met before revenue is recognized.

Revenue from services is recognized when the control of services are transferred as per the terms of the agreement with customer i.e., as and when services are rendered. Revenues are disclosed net of the value added taxes charged on such services.

The Group derives its revenues from digital services. A majority of the Group’s revenues are generated through Application Programming interface (API) services.

Revenue from Application Programming interface (API) services

The Group provides modern API services which helps customers to modernize their existing systems and enabling wallet solutions, cost effective and smooth operations. These services are provided through API integration with the customer system. The Group earns transaction fees that are charged to customers on per transaction basis for rendering these services. The transaction fee is fixed fee for each transaction. The Group recognizes revenue as and when the API interface is used.

Revenues from digital payments

The Group provides various integrated end-to-end financial technology services which include e-money services. The Group enables access to digital platform application for users to make payments for their transactions. The Group earns transaction fees that are charged to merchants on a transaction basis for rendering these services. The transaction fee is either a fixed fee for each transaction or a fixed percentage of the payment amount. The Group also charges payment fee to users for convenience when transacting using the Group’s platforms. The recognition of revenue coincides with the payment transaction processed on the digital platform between users.

Revenues from peer-to-peer lending

The Group provides platform for peer-to-peer lending mechanism, which aims to bridge lender and borrower through innovative and safe platform without the intermediaries of banks and other financial institutions. The Group receives platform fees for facilitating servicing of loans on behalf of lenders, including managing payments and collections from borrowers and payments to those lenders. The platform fees are determined based on the agreement between the Group and the lenders. The Group earns a platform fee for every transaction of disbursement and repayment of borrowing executed on its digital platform.

Revenues from remittances

In a money transfer, the Group has one performance obligation as the customer engages the Group to perform one integrated service which typically occurs within minutes — collect the customer’s money and make funds available for payment to a designated person in the currency requested. The Group recognizes revenue upon completion of the

DIGIASIA BIOS PTE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in United States Dollar, except share data)

Note 2    Basis of Presentation and Summary of Significant Accounting Policies (cont.)

following: (i) the customer’s acknowledgment of the Group’s terms and conditions and payment information has been received by the Group, (ii) the Group has agreed to process the money transfer, (iii) the Group has provided the customer a unique transaction identification number, and (iv) funds are available to be picked up by the customer’s designated receiving party. The transaction price is comprised of a transaction fee basis the rate agreed with the customers.

Trade receivables, contract assets and contract liabilities

A contract with a customer creates legal rights and obligations. As the Group renders services pursuant to a customer contract, an unconditional right to receive consideration is considered as a trade receivable. If the Group’s right to consideration for such performance is contingent upon a future event or satisfaction of additional performance obligations, the amount of revenues recognized in excess of the amount billed to the customer is recognized as a contract asset. Contract liabilities represent consideration received from customers in excess of revenues recognized. Contract assets and liabilities are presented net at the individual contract level in the consolidated balance sheet and are classified as current or noncurrent based on the nature of the underlying contractual rights and obligations.

o.    Sales and marketing expenses

Expenses incurred to promote Company’s brand, products and services are recognized in sales and marketing expenses in the consolidated income statements. Advertising expenses and Others expenses that are incurred to promote the Company’s brand, products and services, include expenses on digital marketing and certain offline marketing assets placed at merchants such as signage, standees and others. The timing of recognition is dependent on the type of sales or marketing expense.

p.    Interest income and expense recognition

Interest income is recognized on an accrual basis using the effective interest method. Interest income is calculated by applying the effective interest rate to the gross carrying amount of a financial asset except for financial assets that subsequently become credit impaired. For credit-impaired financial assets the effective interest rate is applied to the net carrying amount of the financial asset (after deduction of the loss allowance).

Interest expense is recognized on an accrual basis using the effective interest method.

q.    Leases

The Group leases office space. Rental contracts are typically made for fixed periods of 2 years but may have extension options. Leases are negotiated on an individual basis and contain a wide range of different terms and conditions. The agreements do not impose any covenants.

Operating lease right-of-use assets and liabilities are recognized at the commencement date based on the present value of remaining lease payments over the balance lease term. Each lease payment is allocated between the liability and finance cost. The finance cost is charged to consolidated statements of income over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

Lease liabilities include the net present value of the following lease payments:

a)      Fixed payments (including in-substance fixed payments), less any lease incentives receivable.

b)      Variable lease payments that are based on an index or a rate, amounts expected to be payable by the lessee under residual value guarantees.

c)      The exercise price of a purchase option if the lessee is reasonably certain to exercise that option, and

d)      Payments of penalties for terminating the lease, if the lease term reflects the lessee exercising that option.

DIGIASIA BIOS PTE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in United States Dollar, except share data)

Note 2    Basis of Presentation and Summary of Significant Accounting Policies (cont.)

The lease payments are discounted using the interest rate implicit in the lease, if that rate can be determined, or the Group’s incremental borrowing rate.

Right-of-use assets are measured at cost comprising the following:

a)      The amount of the initial measured of lease liability,

b)      Any lease payments made at or before the commencement date less any lease incentives received, any initial direct costs, and restoration costs.

Lease expense is recognized on a straight-line basis over the lease term for operating leases.

ASC 842 requires the Group to apply guidance on impairment of long-lived assets in ASC 360 to right-of-use assets. Therefore, right-of-use assets must be monitored for impairment, like other long-lived nonfinancial assets, regardless of whether the lease is an operating lease or a finance lease. When impairment indicators exist, an asset (asset group) should be tested to determine whether there is an impairment.

We evaluate each of our lease and service arrangements at inception to determine if the arrangement is, or contains, a lease and the appropriate classification of each identified lease. A lease exists if we obtain substantially all of the economic benefits of, and have the right to control the use of, an asset for a period of time. Right-of-use assets represent our right to use an underlying asset for the lease term, and lease liabilities represent our obligation to make lease payments arising from the lease agreement.

We consider a termination or renewal option in the determination of the lease term when it is reasonably certain that we will exercise that option. Because our leases generally do not provide a readily determinable implicit interest rate, we use an incremental borrowing rate to measure the lease liability and associated right-of-use asset at the lease commencement date. The incremental borrowing rate used is a fully collateralized rate that considers our credit rating, market conditions and the term of the lease at the lease commencement date.

r.    Income taxes

The Group is subject to income taxes in the Singapore and Indonesia. Significant judgement is required in determining the provision for income taxes in each of these jurisdictions. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the current and deferred tax assets and liabilities in the period in which such determination is made.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect of changes in tax rates on deferred tax assets and liabilities is recognized as income or expense in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits of which future realization is not more likely than not. Changes in valuation allowance from period to period are reflected in the consolidated income statements of the period of change. Tax benefits of deductions earned on exercise of employee stock options in excess of compensation charged to earnings are credited to additional paid-in-capital.

s.    Operating segments

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker, who is responsible for allocation of resources and assessing performance of the operating segments and make strategic decisions. The Group’s chief operating decision makers have been identified as the directors of the Company, who review the consolidated results of operations when making decisions about allocating resources and assessing performance of the Group as a whole.

DIGIASIA BIOS PTE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in United States Dollar, except share data)

Note 2    Basis of Presentation and Summary of Significant Accounting Policies (cont.)

The Group operates in one single segment: Digital Services. The Group does not distinguish reportable segments by geographical market Since the group has operations only in Indonesia.

t.    Subsequent events

Post year-end events that provide additional information about the Group’s position at the reporting date (adjusting events) are reflected in the consolidated financial statements. Post year-end events that are not adjusting events are disclosed in the consolidated financial statements when material.

u.    Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable, and an amount or range of loss can be reasonably estimated. The Group also discloses a range of exposure to incremental loss when such amounts can be estimated and is reasonably possible to occur in future periods. In estimating the Group’s exposure to loss contingencies, if an amount within the estimated range of loss is the best estimate, that amount will be accrued. However, if there is no amount within the estimated range of loss that is the best estimate, the Group will accrue the minimum amount within the range and disclose the amount up to the high end of the range as an exposure to incremental loss, if such amount is considered reasonably possible. Such estimates are based on the best information available at the time. As additional information becomes available, the Group reassess the potential liability and records an adjustment to its estimate in the period in which the adjustment is probable and an amount or range can be reasonably estimated. The determination of an expected contingent liability and associated litigation expense requires the Group to make assumptions related to the outcome of these matters. Due to the inherent uncertainties of loss contingencies, the Group’s estimates may be different than the actual outcomes.

Contingent assets are not recognized in the consolidated financial statements but disclosed when an inflow of economic benefits is probable.

v.    Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Statements” (“ASU 2016-13”). ASU 2016-13 requires a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation amount that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial asset. In November 2018, the FASB issued ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses,” which clarifies ASC Topic 326, “Financial Instruments — Credit Losses” and corrects unintended application of the guidance, and in November 2019, the FASB issued ASU No. 2019-11, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses,” which clarifies or addresses specific issues about certain aspects of ASU 2016-13. In March 2020, the FASB issued ASU No. 2020-03, “Codification Improvements to Financial Instruments,” which modifies the measurement of expected credit losses of certain financial instruments. ASU 2016-13 is effective for certain smaller reporting companies for financial statements issued for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The Company does not expect that the adoption of the new guidance will have a material impact on the Company’s consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the Group’s financial statements.

w.      Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during

DIGIASIA BIOS PTE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in United States Dollar, except share data)

Note 2    Basis of Presentation and Summary of Significant Accounting Policies (cont.)

the reported period. Such estimates may include, among other items, those related to allowance for doubtful accounts, useful lives of property and equipment and intangibles, estimates for post-employment benefit liabilities, current and deferred tax provisions, impairments, fair value measurements, employee stock compensation expenses and certain accrued liabilities. Actual results could differ from those estimates and those differences may be material.

Note 3    Revenues

The following tables present a disaggregation of revenues from contracts with customers for the years ended December 31, 2022, and 2021:

	2022	2021
API Services	$38,920,023	$30,067,472
Other services	3,531,576	659,296
Total	$42,451,599	$30,726,768

The Group earns its revenues from customers in Indonesia, its primary geographical market.

ASC 606 requires that each customer arrangement should be assessed whether revenue is recognized at a point in time or over time. For the years ended December 31, 2022, and 2021, substantially all of Group’s revenues are recognized over time.

Supplemental balance sheet information related to contracts from customers includes contract liabilities presented under “unearned revenue” amounting to $ Nil and $2,335,236 as of December 31, 2022, and 2021 respectively. During the year ended December 31, 2022, revenue was recognized of $2,335,236 that was included in the contract liability balance at the beginning of the year. There is no remaining performance obligation as at December 31, 2022.

Note 4    Sales and marketing

	2022	2021
Merchant onboarding and retention cost	39,052,081	32,863,571
Advertising cost	59.258	17,245
Others	600,520	432,445
Total	$39,711,859	$33,313,261

Note 5    General and administrative

	2022	2021
Employee benefits expense	4,233,672	6,806,508
Professional fees	1,326,629	2,382,254
IT and maintenance	1,039,522	831,297
Rental	109,652	138,529
Others	389,182	964,085
Total	$7,098,657	$11,122,673

Note 6    Non-operating income

	2022	2021
Interest income	44,535	27,478
Others	32,039	13,638
Total	$76,574	$41,116

DIGIASIA BIOS PTE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in United States Dollar, except share data)

Note 7    Income Tax

a.    Income tax expense

The income tax expense for the years ended December 31, 2022, and 2021 was Nil.

b.    Deferred tax

Deferred income taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax laws and rates. Deferred income taxes as of December 31, 2022, and 2021, reflect the effect of temporary differences between the amounts of assets and liabilities for financial accounting and income tax purposes. As of December 31, 2022, and 2021, principal components of deferred tax items (excluding valuation allowance) were as follows:

	Year ended December 31, 2022
	Balance at beginning of year	Benefit (expense) to consolidated statements of income	Benefit (expense) to consolidated statements of other comprehensive income	Exchange differences	Balance at end of year
Deferred tax assets/(liabilities):
Fiscal loss	$5,564,558	$(792,610)	$—	$(470,641)	$4,301,307
Allowance for impairment of receivables	140,458	—	—	(12,974)	127,484
Employee benefit liabilities	66,398	26,713	(1,837)	(3,522)	87,752
Others, net	(29,119)	(6,991)	—	3,071	(33,039)
Deferred tax assets	$5,742,295	$(772,888)	$(1,837)	$(484,066)	$4,483,504
Less: Valuation allowance	$5,742,295				$4,483,504
Net deferred tax assets	—				—
	Year ended December 31, 2021
	Balance at beginning of year	Benefit (expense) to consolidated statements of income	Benefit (expense) to consolidated statements of other comprehensive income	Exchange differences	Balance at end of year
Deferred tax assets/(liabilities):
Fiscal loss	$4,090,223	$1,520,271	$—	$(45,936)	$5,564,558
Allowance for impairment of receivables	86,581	54,794	—	(917)	140,458
Employee benefit liabilities	80,511	53,565	(66,664)	(1,013)	66,399
Others, net	(22,118)	(7,249)	—	248	(29,119)
Deferred tax assets	$4,235,197	$1,621,381	$(66,664)	$(47,618)	$5,742,295
Less: Valuation allowance	$4,235,197				$5,742,295
Net deferred tax assets	—				—

DIGIASIA BIOS PTE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in United States Dollar, except share data)

Note 7    Income Tax (cont.)

The valuation allowance balance at December 31, 2022 and December 31, 2021 primarily related to the Group’s ability to recognize future tax benefits associated with losses related to group entities in Indonesia and Singapore. The recognition of the losses is dependent on the timing and character of future taxable income in the applicable jurisdictions. As of December 31, 2022 and December 31, 2021 the Group had tax effected net operating loss carry forwards of $15,157,779 and $25,090,754, respectively. The majority of the net operating losses can be carried forward up to 5 years.

Note 8    Loss per share

Loss per share is computed by dividing net loss for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing net loss for the period by the weighted average number of shares of common stock and potentially dilutive common stock outstanding for the period. The calculation of diluted net loss per share excludes all anti-dilutive common shares. During periods when we report net loss, diluted net loss per share is the same as basic net loss per share because the effects of potentially dilutive items would decrease the net loss per share.

The following table sets forth the computation of loss per share for the periods indicated:

	2022	2021
Numerator:
Loss for the year	$(4,241,192)	$(6,587,449)
Denominator:
Weighted average shares of common stock – basic	11,230	11,230
Common stock equivalents(1)	—	—
Weighted average shares of common stock – diluted	11,230	11,230
Basic and diluted loss per share	$(377.67)	$(586.59)

____________

(1)      The anti-dilutive shares related to preferred stock and other stock committed to be issued are excluded from the computation of weighted-average number of shares — diluted were 1693 and 1404 for fiscal 2022 and 2021, respectively, as their inclusion would have an anti-dilutive effect on (loss) per share.

Note 9    Non-Marketable Equity Securities

At December 31, 2022 and December 31, 2021, the carrying value of the Group’s investments in equity securities without readily determinable fair values totaled $11,179,325 and $Nil, respectively. For both the years ended December 31, 2022 and 2021, there were no adjustments to the carrying value of equity securities without readily determinable fair values.

For all equity securities without readily determinable fair values as of December 31, 2022 and December 31, 2021, the Group has elected the measurement alternative. As of December 31, 2022 and December 31, 2021, under the measurement alternative election, the Group did not identify any fair value adjustments using observable price changes in orderly transactions for an identical or similar investment of the same issuer.

The Group’s investment in non-marketable equity securities in joint ventures are measured under equity method:

As of December 31, 2022, and 2021, the details of investment in joint venture accounted for using equity method is as follows:

Name of joint venture entity	Domicile	Primary activity	Percentage of direct ownership		Investment amount
PT Platform Prabayar Nusantara (PT PPN)	Indonesia	Other financial services support	24.90	%(1)	$52,320

____________

(1)      Direct ownership of PT DAB with PT PPN

DIGIASIA BIOS PTE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in United States Dollar, except share data)

Note 9    Non-Marketable Equity Securities (cont.)

The movement of investment in joint venture accounted for using equity method are as follows:

	Year ended December 31, 2022
	Balance at beginning of year	Investment in current year	Share in income of joint venture	Other comprehensive income	Balance at end of year
PT PPN	$52,828	—	$266	$—	$53,094
	Year ended December 31, 2021
	Balance at beginning of year	Investment in current year	Share in income of joint venture	Other comprehensive income	Balance at end of year
PT PPN	$—	$52,320	$508	$—	$52,828

The summary of aggregate financial information of the joint venture is as follows:

	2022	2021
Total assets	$193,886	$212,505
Total liabilities	318	350
Total revenues	—	—
Total profit	1,009	2,046
Total other comprehensive income	—	—
Group’s share in total comprehensive income (24.90%)	266	508

Note 10    Property and equipment

	December 31, 2022	December 31, 2021
Equipment	$240,062	$260,082
Less accumulated depreciation	(231,175)	(240,777)
Total	$8,887	$19,305

Depreciation expense on property and equipment amounting to $17,008 and $13,740 in 2022 and 2021 are charged to “Depreciation and Amortization” in the consolidated income statements.

Note 11    Intangible assets

	December 31, 2022	December 31, 2021
License	$20,000,000	$20,000,000
Software	2,352	2,591
	20,002,352	20,002,591
Less accumulated amortization	(5,688,651)	(3,688,232)
Total	$14,313,701	$16,314,359

Amortization expense on license amounting to $2,000,000 and $2,000,000 in 2022 and 2021 is charged to “Cost of revenue” and amortization expense on software amounting to $498 and $517 in 2022 and 2021 is charged to “Depreciation and Amortization “ in the consolidated income statements.

DIGIASIA BIOS PTE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in United States Dollar, except share data)

Note 11    Intangible assets (cont.)

As of December 31, 2022, expected amortization expense for the unamortized finite-lived intangible assets for the next five years and thereafter is as follows:

2023	$2,000,470
2024	2,005,950
2025	2,000,431
2026	2,000,000
2027	2,000,000
Thereafter	4,306,850
Total	$14,313,701

License

During the year 2019, the Group executed a term sheet with Interchange Payment Group Holdings Limited (IPGH) and entered into a share subscription agreement in February 2020, pursuant to which IPGH had subscribed for allotment and issuance of 2,626 new ordinary shares in the Company for a subscription price of USD 20,000,000, the amount of which shall be fully settled by delivery of promissory note for an equivalent amount duly executed by IPGH in favor of the Company to pay the principal amount irrevocably and unconditionally and shall be due and payable on the date of completion of the Acquisition or on such date as may be mutually agreed in writing between IPGH and the Group.

Further during February 2020, the Company (“Acquirer”) entered into an agreement to acquire 100% shares of Migrant lifeline Technologies Private Limited (“Acquiree” or “IPGH SPV”) held by IPGH for an aggregate consideration of USD 20,000,000 in accordance with the terms and conditions of the agreement. The payment for acquisition price was to be settled by presentation of promissory note issued for subscription of shares as stated in the paragraph above. The consideration payable by the company on completion shall be fully set-off against the outstanding amount of USD 20,000,000 payable by IPGH under promissory note and shall constitute full and final satisfaction and discharge of all of the acquirer payment obligation in respect of the consideration.

The IPGH SPV only holds an intangible right i.e., sublicense right received from IPGH in accordance with the Interchnage Strategic Alliance Agreement, which is considered as the only single identifiable asset consisting solely of a non-exclusive, royalty-free, perpetual, irrevocable, sub-licensable, non-transferable license to use the System and work product solely within the territory subject to certain conditions. Accordingly, the acquisition of IPGH SPV by the Group does not constitute a business and the transaction has been accounted for as an asset acquisition at the value of USD 20,000,000.

Note 12    Accounts receivables

	December 31, 2022	December 31, 2021
Receivable from customers	$257,061	$262,617
Total	$257,061	$262,617

Account receivables are from third parties, are non-interest bearing and are generally due for payment within 30 days. They are recognised at their original invoice amounts which represent their fair values on initial recognition.

DIGIASIA BIOS PTE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in United States Dollar, except share data)

Note 13    Loans

	December 31, 2022	December 31, 2021
Loans	$2,347,243	$7,084,068
Total	$2,347,243	$7,084,068

Loans to third parties are advances made by the Group for working capital and other requirements. These loans are non-interest bearing and are considered as current in nature.

Note 14    Other current assets

	December 31, 2022	December 31, 2021
Prepayments, advances, and deposits*	$952,604	$957,527
Other assets	6,930	7,635
Total	$959,534	$965,162

____________

*Includes certain deposits under lien towards bank overdraft and corporate credit card facility

Note 15    Cash and cash equivalents and restricted cash

Cash and cash equivalents

	December 31, 2022	December 31, 2021
Cash in banks
Indonesian Rupiah	$464,401	$518,675
United States Dollar	59,379	9,979
Total	$523,780	$528,654

Restricted cash

	December 31, 2022	December 31, 2021
Restricted cash
Indonesian Rupiah	$1,354,083	$1,157,490
Total	$1,354,083	$1,157,490

Note 16    Leases

The Group leases office space from third party, with a lease period starting from January 1, 2020, until May 31, 2023.

Right-of-use assets and lease liabilities consisted of the following:

	December 31, 2022	December 31, 2021
Asset:
Right-of-use asset	$55,364	$111,032
Liabilities:
Current portion of lease liabilities	$28,724	$69,032
Non-current portion of Lease liabilities	—	31,649
Total	$28,724	$100,681

DIGIASIA BIOS PTE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in United States Dollar, except share data)

Note 16    Leases (cont.)

The weighted-average remaining lease term for operating lease as of December 31, 2022, and 2021 is 5 months and 17 months, respectively, the weighted-average discount rate used in the measurement of operating lease liability is 12.00%.

As of December 31, 2022, maturities of operating lease liability is as follows:

Year ending December 31, 2023
$30,157
30,157
Imputed interest	(1,433)
$28,724

Operating lease cost in the consolidated income statements for the years ended December 31, 2022, and 2021 amounted to $ 76,563 and $ 79,553 respectively is included in “General and administrative costs”.

Expense relating to short-term leases for the years ended December 31, 2022, and 2021 amounted to $ 33,089 and $ 58,976 respectively is included in “General and administrative costs.”

Cash paid for amounts included in the measurement of operating lease liabilities for the years ended December 31, 2022, and 2021 amounting to $ 76,563 and $79,553 respectively, is included as a component of cash provided by operating activities in the consolidated statement of cash flows,

Note 17    Trade payables

	December 31, 2022	December 31, 2021
Payable to employees	$220,064	$25,006
Trade payables	6,725,289	6,937,553
Total	$6,945,353	$6,962,559

Trade payables come from third parties and are generally on 30 days terms. They are recognised at their original invoice amounts which represent their fair values on initial recognition.

Note 18    Accrued expenses and others

	December 31, 2022	December 31, 2021
Accrued expenses and others	$297,729	$726,709
Total	$297,729	$726,709

Accrued expenses comes from amount payable for operating expenses and are generally on 30 days terms.

Note 19    Short-term borrowings

PT Bank Rakyat Indonesia (Persero) Tbk.

On October 13, 2020, based on Cooperation Agreement, PT DAB obtained unsecured corporate credit card facility from PT Bank Rakyat Indonesia (Persero) Tbk, with maximum amount of Rp 3.75 billion (equivalent to USD 238,383), repayable on demand.

The outstanding balance from the facility amounted to $129,381 and $10,681 as of December 31, 2022, and 2021 respectively.

DIGIASIA BIOS PTE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in United States Dollar, except share data)

Note 19    Short-term borrowings (cont.)

PT Bank Sahabat Sampoerna

On March 25, 2021, based on loan agreement PT Bank Sahabat Sampoerna, agreed to give overdraft facility loan to PT RPM with maximum amount of Rp 5 billion (equivalent to USD 317,844), repayable on demand.

In 2022 and 2021, the credit facility bears floating interest rate at 18% per annum.

The credit facilities are secured with Alexander Rusli’s letter of comfort and a margin deposit of 30% of the usable limit.

The outstanding balance from the facility amounted to $203,928 and $137,052 as of December 31, 2022, and 2021 respectively.

Note 20    Long-term debt

	December 31, 2022	December 31, 2021
Convertible loan note	$4,485,577	$—
Others	531,557	499,519
Total	$5,017,134	$499,519

Convertible Loan Note

On July 22, 2022, July 25, 2022, and October 21 2022, the Company has entered into a Convertible loan note (“CLN”) with multiple investors for an aggregate principal amount up to $ 4,500,000. The CLNs does not carry any interest and shall mature on the last day of 24th month after issue date (“Maturity Date”) or such extended period as the Parties may agree in writing.

Subject to a Qualified Financing occurring on or before the Maturity Date and compliance with the Conditions, the principal amount of the CLN shall, upon completion of the Qualified Financing, be automatically converted into duly authorized, validly issued, fully paid and unencumbered Common Stock at the relevant Conversion Rate (which lower of the issue price of the qualified financing and valuation cap price per share).

In the event the Company completes an equity financing which does not qualify as a Qualified Financing prior to the Maturity Date, then the Convertible Noteholder with the agreement of the Company shall be entitled to require all the convertible loan notes issued as part of the Convertible Loan Notes Series to be converted into Common Stock at the relevant Conversion Rate.

If no Qualified Financing shall occur on or before the Maturity Date, the Convertible Noteholder may, at its discretion, extend the Maturity Date by a further twelve (12) months. On the Maturity Date or extended Maturity Date (as the case may be), the principal amount of the Convertible Loan Note shall automatically be converted into the Common Stock at the relevant Conversion Rate on the Maturity Date or extended Maturity Date (as the case may be).

However, in the event the Issuer wishes to consummate a Deemed Liquidity Event (including change of control conversion), the Convertible Noteholder may elect to:

(a)    convert the principal amount of the Convertible Loan Note into duly authorised, validly issued, fully paid and unencumbered Common Stock at the relevant Conversion Rate; or

(b)    require the Issuer to repay the principal amount of the Convertible Loan Note.

DIGIASIA BIOS PTE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in United States Dollar, except share data)

Note 20    Long-term debt (cont.)

The Company has adopted a policy choice of not accounting for the said hybrid instrument under Fair Value Option. Further, the said embedded conversion feature is not required to be bifurcated and recognized separately under ASC 815, “Derivatives and Hedging”. Accordingly, pursuant to requirements of ASC 470, “Debt”, the convertible debt including the conversion feature has been recognized as a liability in its entirety i.e. single unit of debt. The Company has recorded the liability at the transaction price on the date of issuance of the debt which is being subsequently being carried at amortised cost. There is no debt issuance cost incurred on issuance the said CLN.

Others

Other loans comprise of unsecured loans from third parties which carry interest rates of 0% – 3% p.a. and repayable after 12 months.

Note 21    Post-employment benefits liabilities

The Group provides post-employment benefits liabilities according to local requirements in Indonesia.

Reconciliation of post-employment benefits liabilities is as follows:

	December 31, 2022	December 31, 2021
Balance at beginning of year	$338,434	$452,676
Components recognized in profit or loss	105,736	37,738
Components recognized in other comprehensive income	11,153	(205,624)
Foreign exchange translation adjustment	(37,650)	53,644
Balance at end of year	$417,673	$338,434

Details of post-employment benefits expense recognized in Consolidated Statements of Income and Consolidated Statements of Comprehensive Loss are as follows:

	December 31, 2022	December 31, 2021
Current service cost	$89,425	$119,451
Past service cost	(7,319)	(113,342)
Interest cost	23,630	31,629
Components recognized in profit or loss	$105,736	37,738
Components recognized in other comprehensive income	$11,153	$(205,624)

The Group recognized post-employment benefits liabilities using actuarial “Projected Unit Credit” method and the following main assumptions:

	December 31, 2022	December 31, 2021
Normal retirement age	56 years	56 years
Discount rate	7.00 – 7.25% per year	6.50% – 7.40% per year
Salary increase rate	7.00% per year	7.00% per year
Mortality rate	TMI IV – 2019	TMI IV – 2019
Resignation rate	10% up to age of 30 and linearly decrease to 0% at the age of 56	10% up to age of 30 and linearly decrease to 0% at the age of 56

DIGIASIA BIOS PTE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in United States Dollar, except share data)

Note 21    Post-employment benefits liabilities (cont.)

The management has reviewed the assumptions and agrees that these assumptions are adequate. The management believes that the liability recognized is sufficient to cover the Group’s liability for its defined benefit plan.

The following benefit payments, which reflects expected future service, as appropriate, are expected to be paid in the following periods:

2023	$7,249
2024	25,966
2025	13,136
2026	110,510
2027	35,925
2028 – 2032	681,250

Note 22    Common stock

	December 31, 2022	December 31, 2021
Common stock	$39,483,703	$39,483,703
Total	$39,483,703	$39,483,703

There are no stocks repurchased as of December 31, 2022, and 2021.

Note 23    Preferred stock

Series A preferred stock as of December 31, 2022, and 2021, consisted of the following:

	Share issued and outstanding	Issuance price per share	Carrying value
Series A	1,404	$17,809	$25,004,125

At December 31, 2022 and December 31, 2021, there were 1,404 shares of Series A Preferred Stock outstanding. The Series A preferred stock ranks senior to all classes of the Company’s common stock with respect to the payment of dividends and the distribution of amounts upon liquidation, dissolution or winding up of the Company’s affairs. Series A preferred stock has no maturity date, and the Group is not required to redeem the shares at any time, except in the case of redemption of the Convertible Loan Agreements of the consolidated VIE, which is in control of the Group. Series A preferred stock may be converted into shares of the Company’s common stock, anytime at the option of the holder, in certain limited circumstances such as a change of control. Each share of Series A preferred stock is convertible into such number of fully paid Ordinary Shares as is determined by dividing the applicable Subscription Price Per Share (as appropriately adjusted for any subdivisions, consolidations, share dividends, or similar recapitalisations at lower than the conversion price). The necessary conditions to convert the Series A preferred stock to common stock have not been met as of period end. Therefore, Series A preferred stock will not impact the Company’s earnings per share. In general, Series A preferred stockholders have voting rights at general meetings in the same manner as holders of Ordinary Shares on an as-converted basis and not as a separate class, unless otherwise specified in the Constitution or required by Law.

DIGIASIA BIOS PTE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in United States Dollar, except share data)

Note 24    Additional paid in capital

During the year 2022, the group issued a promissory note to PT Reliance Sekuritas Indonesia Tbk and PT Usaha Pembiayaan Reliance Indonesia for amount equivalent to USD 9,000,000 carrying an interest rate of 24% p.a. Subsequently during the year the Company also entered into a share subscription agreement with the said parties to issue 289 shares amounting to USD 10,000,000. The subscription price payable has been fully offset against the outstanding amount of the promissory note along with interest thereon aggregating to USD 10,000,000. The Company is in process of allotment of common stock to aforementioned parties. Pending such allotment of the common stock the amounts have been disclosed in the statement of changes in stockholder’s equity as additional paid in capital.

Note 25    Stock based compensation

In 2018, the Company’s existing shareholder transferred 901 shares to Chipping Hills Inc., a special purpose entity incorporated for the purpose of holding and issuing employees stock options to employees.

The employee share option expense presented in the additional paid-in capital represents the equity-settled share options granted to management and employees. The balance comprises of the cumulative value of service received from employees recorded over the vesting period commencing from the grant date of equity-settled share options and is reduced by the exercise of the share options.

The share options granted are pursuant to the Company’s Stock Option Plan adopted by the Company with a vesting period up to 36 months.

The following table summarizes the change in unvested employee share options for the year ended December 31, 2022, and 2021:

	December 31, 2022	December 31, 2021
Unvested shares at beginning of year	196.89	443.00
Granted	16.23	7.69
Vested	(155.84)	(253.80)
Unvested shares at end of year	57.28	196.89

The Company has recognized compensation expense for stock options of $1,095,635 and $3,254,231 during the year ended December 31, 2022, and 2021, respectively. As of December 31, 2022, we had $170,497 of unrecognized compensation expense related to unvested stock options that we expect to recognize over a weighted-average period of 0.25 years.

The fair value of each employee share options granted during the years ended December 31, 2022, and 2021 amounted to $34,609 and $ 17,809 respectively. The fair values for share options granted to employees during the year were based on the latest value of shares from the financing round in the year of grant.

The Group does not have statutory or constructive obligations to purchase or repay options by cash.

Note 26    Non-controlling interest

The following table presents the movement of non-controlling interest as follows:

	December 31, 2022	December 31, 2021
Balance at beginning of year	$(36,274,963)	$(27,508,198)
Common stock issued for non-controlling interest	—	1,366,271
Loss for the year	(3,671,104)	(9,951,590)
Other comprehensive loss for the year	(479,723)	(181,446)
Balance at end of year	$(40,425,791)	$(36,274,963)

DIGIASIA BIOS PTE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in United States Dollar, except share data)

Note 27    Variable interest entity

The entity that has a controlling financial interest in a VIE is referred to as the primary beneficiary and consolidates the VIE. An entity is deemed to have a controlling financial interest and is the primary beneficiary of a VIE if it has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and an obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE.

As of December 31, 2022, and 2021, the Company had interests in one VIE (as described below) of which the Company is the primary beneficiary. The Company had no interest in VIEs of which the Company was not the primary beneficiary.

The Group has various arrangements with the entities, including convertible loan agreements, equity pledge arrangements and certain contracts which enable the group to receive substantially all of the economic benefits from these entities. Basis these arrangements individually and/or in combination and considering other facts these entities have been evaluated as Variable Interest Entities (VIEs) and the group as the primary beneficiary.

PT Digi Asia Bios (PT DAB) — PT DAB is a legal entity in Indonesia owned by Alexander Steven Rusli as a 97.66% shareholder and 2.34% by Koperasi Simpan Pinjam Solusi Pasti Indonesia. The Company has provided a convertible loan to PT DAB. PT DAB may request for repayment of the loan on demand, or by full conversion assuming the relevant laws in Indonesia permit the entire issued share capital of PT DAB to be held by foreign investors. PT DAB has been evaluated as a Variable Interest Entity and the Company is a primary beneficiary and consolidates PT DAB since it has the power to direct activities that most significantly impact PT DAB’s economic performance and the right to receive benefits that could potentially be significant to the VIE. The financial information for this VIE is aggregated within the summary financial information table below.

PT DAB has 2 subsidiaries namely PT Tri Digi Fin (PT TDF) in which PT DAB holds 96.2% shares and PT Digital Distribusi Logistik Nusantara (PT DDLN) in which PT DAB holds 90% shares. The financial information for these subsidiaries are aggregated within the summary financial information table below.

Further, as of December 31, 2022, and 2021, PT DAB had interests in two VIEs (as described below) of which the PT DAB is the primary beneficiary.

PT Solusi Pasti Indonesia (PT SPI) — PT SPI is a legal entity in Indonesia owned by PT Solusi Unggulan Indonesia as a 99% shareholder and 1% by PT Putera Bersama Investama. PT DAB has provided a convertible loan to PT SPI. PT DAB may request for repayment of the loan on demand, or by conversion subject to relevant approvals as per local Indonesia regulations. PT SPI has been evaluated as a Variable Interest Entity and PT DAB is a primary beneficiary and consolidates PT SPI since it has the power to direct activities that most significantly impact PT SPI’s economic performance and the right to receive benefits that could potentially be significant to the VIE. The financial information for this VIE is aggregated within the summary financial information table below.

PT Reyhan Putra Mandiri (PT RPM) — PT RPM is a legal entity in Indonesia owned 93.75% by PT Digi Investama Asia as a 93.75% shareholder and 6.25% by PT Digi Asia Bios. PT DAB has provided a convertible loan to PT RPM. PT DAB may request for repayment of the loan on demand, or by conversion subject to relevant approvals as per local Indonesia regulations. PT DAB has also entered into a co-operation agreement with PT RPM wherein PT DAB is entitled to receive 99% of net profits of PT RPM. PT RPM has been evaluated as a Variable Interest Entity and PT DAB is a primary beneficiary and consolidates PT RPM since it has the power to direct activities that most significantly impact PT RPM’s economic performance and the right to receive benefits that could potentially be significant to the VIE. The financial information for this VIE is aggregated within the summary financial information table below.

DIGIASIA BIOS PTE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in United States Dollar, except share data)

Note 27    Variable interest entity (cont.)

The following table present information about the assets and liabilities of our consolidated VIEs which are presented within our Consolidated Balance sheet in the respective asset and liability categories. Additionally, the assets and liabilities in the table below exclude intercompany balances that eliminate in consolidation:

	December 31, 2022	December 31, 2021
Assets:
Cash and cash equivalents	$464,401	$518,675
Restricted cash	1,354,083	1,157,490
Account receivables	257,061	262,617
Loans	4,186,897	7,054,926
Other current assets	961,679	967,547
Non-marketable equity securities	9,241,774	52,828
Right-of-use asset	55,364	111,032
Property and equipment, net	8,887	19,305
Intangible assets, net	1,372	2,030
Total assets	16,531,518	10,146,450
Liabilities:
Trade payables	6,722,138	6,868,716
Accrued expenses and others	248,387	672,635
Lease obligations	28,724	100,681
Post-employment benefit liabilities	417,673	338,434
Short-term borrowings	333,309	147,733
Income taxes	70,277	146,387
Contract liabilities	—	2,335,236
Long-term debt	35,127,714	35,309,036
Total liabilities	42,948,222	45,918,858
Total net assets	$(26,416,704)	$(35,772,408)

Note 28    Related party transactions

In the normal course of business, the Group conducted certain transactions with related parties.

Nature of relationship

a.      Key management includes Alexander Steven Rusli and Prashant Gokarn.

b.      PT Digi Asia Bios holds 24.90% of ownership in PT Platform Prabayar Nusantara, a corporate joint venture entity.

Transactions

During the year ended December 31, 2022 and 2021, the Group has paid remuneration of USD 282,470 and USD 259,316 to its key management.

During the year ended December 31, 2021, the Company entered into a joint venture agreement with other venturers and acquired 24.90% ownership share in PT Platform Prabayar Nusantara for a consideration of USD 52,320.

During the year ended December 31, 2022, the Company obtained a loan of USD 133,500 from its joint venture entity PT Platform Prabayar Nusantara. The outstanding amount of loan as at December 31, 2022, is USD 133,500.

DIGIASIA BIOS PTE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in United States Dollar, except share data)

Note 28    Related party transactions (cont.)

As at December 31, 2022 and 2021, Alexander Steven Rusli has given a letter of comfort for the credit facilities obtained by the Group.

During the year ended December 31, 2022 and 2021, certain advances were received from key management, the outstanding amounting as at December 31, 2022 and 2021 was USD 158,923 and Nil respectively.

During the year ended December 31, 2022 and 2021, certain advances for business expenses were given to key management, the outstanding amount as at December 31, 2022 and 2021 was USD 52,508 and Nil respectively.

Note 29    Segment Information

The Group operates in single segment i.e., Digital Services.

For the purpose of internal reporting and management’s operation review, the chief operating decision makers and management personnel do not segregate the Group’s business by product or service lines. Hence, the Group has only one operating segment. In addition, the Group does not distinguish between markets or segments for the purpose of internal reporting. As the Group’s assets and liabilities are substantially located at one location, substantially all revenues are earned and substantially all expenses are incurred in Indonesia, accordingly, no geographical segments are presented.

The percentage of the Company’s operating revenues derived from one major customer for the years ended December 31, 2022 and 2021 is 87% and 92% respectively.

Note 30    Commitments and Contingencies

For discussion regarding the Group’s operating lease commitments, see “Note 15 Leases”.

Apart from the commitment mentioned above, Group is not subject to any commitment and contingencies in the ordinary course of business as at December 31, 2022, and December 31, 2021 respectively.

Note 31    Subsequent events

The Group has evaluated subsequent events through the date these financial statements were available for issuance and determined that other than the items disclosed below, there were no subsequent events that would require adjustment or disclosure.

Business combination agreement

On January 5, 2023, the Company has entered into a Business Combination Agreement, which was further amended on June 22, 2023, with StoneBridge Acquisition Corporation, a Cayman Islands exempted company limited by shares (prior to the Effective Time, “Acquiror” and, at and after the Effective Time, “PubCo”) and, Stone Bridge Acquisition Pte. Ltd., a Singapore private company limited by shares, and a direct wholly owned subsidiary of Acquiror (“Amalgamation Sub”) and the other parties thereto (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). Upon the terms and subject to the conditions of the Business Combination Agreement, and in accordance with applicable law, StoneBridge Acquisition Pte. Ltd. will amalgamate with the Company, with the Company surviving the amalgamation as a wholly owned subsidiary of the Acquiror (the “Business Combination”). Immediately following the Amalgamation, the Amalgamated Company will be the holder of 99.99% of the issued and outstanding capital stock of PT Digi Asia Bios, a company organized under the laws of the Republic of Indonesia (“PT DAB”), currently been consolidated under variable interest entity model.

DIGIASIA BIOS PTE LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in United States Dollar, except share data)

Note 31    Subsequent events (cont.)

In connection with the execution of the Business Combination Agreement, certain shareholders of the Company entered into a support agreement (the “DigiAsia Shareholder Support Agreement”) with StoneBridge and the Company pursuant to which such shareholders agreed to vote all shares of the Company beneficially owned by them in favor of the Amalgamation.

In connection with the Transactions, StoneBridge, the Company and certain shareholders of the Company who will receive PubCo ordinary shares pursuant to the Business Combination Agreement, have entered into a registration rights agreement (“Registration Rights Agreement”), to become effective upon the Closing.

Prior to the consummation of the transactions, certain shareholders of the Company, including all executive officers, heads of business lines and directors of the Company as well as any other existing shareholder of the Company holding greater than 1% of its share capital, will enter into a lock-up agreement (the “DigiAsia Shareholder Lock-up Agreement”) with the Company and StoneBridge. Under the terms of the DigiAsia Shareholder Lock-up Agreement, and under the terms of the Sponsor Lock-up Provisions contained in the Sponsor Support Agreement, such certain shareholders of the Company and the Sponsor, each agree, subject to certain customary exceptions, not to:

(i)     sell, offer to sell, contract or agree to sell, assign, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position (A) any PubCo Ordinary Shares, or (B) any securities convertible into or exercisable or exchangeable for PubCo Ordinary Shares, in each case, held by it immediately after the Effective Time (the “Lock-up Shares”)

(ii)    enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or

(iii)   publicly announce any intention to effect any transaction specified in clause (i) or (ii) above until the earlier of (A) (1) with respect to the DigiAsia shareholder’s Lock-Up Shares and 250,000 of the Sponsor’s Lock-Up Shares, nine months after the Closing Date, or (2) in the case of the remainder of the Sponsor’s Lock-Up Shares, six months after the Closing Date, and (B) subsequent to the Amalgamation, (1) if the last sale price of PubCo Ordinary Shares equals or exceeds $12.00 per PubCo Ordinary Share (as adjusted for share splits, share consolidations, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Amalgamation, or (2) the date on which PubCo completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property.

Immediately prior to the effective time of the Amalgamation (the “Effective Time”), each of the issued and outstanding series A preferred shares of the Company (the “DigiAsia Preferred Shares”) shall be converted into the Company ordinary shares (the “DigiAsia Ordinary Shares”) in accordance with the governing documents of the Company (the “DigiAsia Preferred Shares Conversion”). All DigiAsia Preferred Shares converted into DigiAsia Ordinary Shares shall no longer be outstanding and shall cease to exist, and each holder of DigiAsia Preferred Shares shall thereafter cease to have any rights with respect to such securities.

Secured loan facility

Subsequent to the year ended December 31, 2022, the Group has availed a secured borrowing facility of $4.8 million, towards operating expenses incurred in the ordinary course of business and costs and expenses incurred by the group in the preparation, execution and completion of the Business Combination. The facility is subject to certain financial covenants, and has repayment terms and conditions linked to completion of the business combination and other related events.

DIGIASIA BIOS PTE LTD
DIGIASIA’S UNAUDITED INTERIM FINANCIAL INFORMATION
FOR THE SIX MONTHS ENDED JUNE 30, 2023
DIGIASIA BIOS PTE LTD
UNAUDITED CONSOLIDATED BALANCE SHEETS
(All amounts in United States Dollar, except share data)

	June 30, 2023	December 31, 2022 (Audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,163,159	$523,780
Restricted cash	2,410,149	1,354,083
Accounts receivables	18,541,318	257,061
Loans	2,466,438	2,347,243
Other current assets	1,373,232	959,534
Total current assets	25,954,296	5,441,701
Non-marketable equity securities	12,420,231	11,232,419
Right-of-use asset	—	55,364
Deferred tax assets, net	—	—
Property and equipment, net	20,720	8,887
Intangible assets, net	13,403,792	14,313,701
Total assets	$51,799,039	$31,052,072
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$21,258,203	$6,945,353
Accrued expenses and others	1,106,912	297,729
Current portion of lease obligations	—	28,724
Current portion of post-employment benefit liabilities	7,249	7,249
Short-term borrowings	5,627,126	333,309
Taxes payable	94,177	70,277
Total current liabilities	28,093,667	7,682,641
Long-term debt	480,705	5,017,134
Non-current portion of post-employment benefit liabilities	513,515	410,424
Total liabilities	29,087,887	13,110,199
Commitments and Contingencies (Note 3)
STOCKHOLDERS’ equity:
Series A Preferred stock (no par value, no authorized shares, issued and outstanding shares 1,404 at June 30, 2023 and 1,404 shares at December 31, 2022)	25,004,125	25,004,125
Common stock (no par value, no authorized shares, issued and outstanding shares 11,230 at June 30, 2023, and 11,230 shares at December 31, 2022)	39,483,703	39,483,703
Additional paid in capital	24,322,159	19,714,571
Accumulated deficit	(29,510,166)	(25,834,735)
Total stockholders’ equity attributable to Digi Asia Bios Pte. Ltd Stockholders	59,299,821	58,367,664
Non-controlling interest in consolidated subsidiaries	(36,588,669)	(40,425,791)
Total stockholders’ equity	22,711,152	17,941,873
Total liabilities and stockholders’ equity	$51,799,039	$31,052,072

See Notes to Consolidated Financial Statements

DIGIASIA BIOS PTE LTD
UNAUDITED CONSOLIDATED INCOME STATEMENTS
(All amounts in United States Dollar, except share data)

	Six Months ended June 30, 2023	Six Months ended June 30, 2022
Revenue	$35,321,776	$20,042,782
Cost of revenue	(1,062,082)	(1,436,168)
Gross profit	34,259,694	18,606,614
Operating costs:
Sales and marketing	(30,624,427)	(17,337,558)
General and administrative	(2,951,154)	(3,753,326)
Depreciation and amortization	(4,834)	(10,568)
Total operating expenses	(33,580,415)	(21,101,452)
Income/(Loss) from operations	679,279	(2,494,838)
Interest expense	(880,390)	(359,049)
Non-operating income	36,508	51,734
Share of net profits of investment in equity accounted investees	186	137
Loss before tax	(164,417)	(2,802,016)
Income tax expense	—	—
Net loss	(164,417)	(2,802,016)
Income/(Loss) attributable to non-controlling interest	3,511,014	(772,628)
Loss attributable to DigiAsia Bios Pte Ltd	$(3,675,431)	$(2,029,388)
Loss per share attributable to DigiAsia Bios Pte Ltd
Basic and diluted	$327.29	$180.71
Weighted average shares outstanding
Basic and diluted	11,230	11,230

See Notes to Consolidated Financial Statements

DIGIASIA BIOS PTE LTD
UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(All amounts in United States Dollar, except share data)

	Six Months ended June 30, 2023	Six Months ended June 30, 2022
Net loss	$(164,417)	$(2,802,016)
Other comprehensive income/(loss):
Foreign currency translation adjustment	326,108	1,597,029
Changes in post-employment benefits liabilities, net of taxes	—	2,333
Total other comprehensive income/(loss)	326,108	1,599,362
Comprehensive income/(loss)	$161,691	$(1,202,654)
Comprehensive income/(loss) attributable to non-controlling interest	3,837,122	826,734
Comprehensive loss attributable to DigiAsia Bios Pte Ltd	$(3,675,431)	$(2,029,388)

See Notes to Consolidated Financial Statements

DIGIASIA BIOS PTE LTD
UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(All amounts in United States Dollar, except share data)

	Number of shares		Paid-in capital		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive lncome/(loss)	Total DigiAsia Bios Pte Ltd Stockholders’ Equity	Non- controlling interest	Total equity
	Common	Preferred	Common stock	Preferred stock
Balance at January 1, 2022	11,230	1,404	$39,483,703	$25,004,125	$8,618,936	$(21,593,544)	—	$51,513,220	$(36,274,963)	$15,238,257
Stock-based compensation expense	—	—	—	—	618,320	—	—	618,320	—	618,320
Net loss	—	—	—	—	—	(2,029,388)	—	(2,029,388)	(772,628)	(2,802,016)
Other comprehensive income	—	—	—	—	—	—	—	—	1,599,362	1,599,362
Balance at June 30, 2022	11,230	1,404	$39,483,703	$25,004,125	$9,237,256	$(23,622,932)	$—	$50,102,152	$(35,448,229)	$14,653,923
Balance at January 1, 2023	11,230	1,404	$39,483,703	$25,004,125	$19,714,571	$(25,834,735)	$—	$58,367,664	$(40,425,791)	$17,941,873
Stock-based compensation expense	—	—	—	—	141,759	—	—	141,759	—	141,759
Issue of common stock pending allotment	—	—	—	—	4,465,829	—	—	4,465,829	—	4,465,829
Net (loss)/ income	—	—	—	—	—	(3,675,431)	—	(3,675,431)	3,511,014	(164,417)
Other comprehensive income	—	—	—	—	—	—	—	—	326,108	326,108
Balance at June 30, 2023	11,230	1,404	$39,483,703	$25,004,125	$24,322,159	$(29,510,166)	$—	$59,299,821	$(36,588,669)	$22,711,152

See Notes to Consolidated Financial Statements

DIGIASIA BIOS PTE LTD
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(All amounts in United States Dollar, except share data)

	Six Months ended June 30, 2023	Six Months ended June 30, 2022
Cash flows from operating activities:
Income/(Loss) after tax	$164,417	(2,802,018)
Adjustments to reconcile net income/(loss) to net cash (used in) operating activities:
Depreciation and amortization	1,004,834	1,010,568
Share of income in equity accounted investees	(186)	(137)
Stock based compensation expenses	141,759	618,320
Changes in operating assets and liabilities:
Trade receivables	(18,217,638)	(195,314)
Loans	77,408	283,299
Other current assets	(367,978)	(148,541)
Taxes payable	104,727	49,500
Trade payables and other liabilities	14,775,737	409,075
Net cash (used in) operating activities	(2,645,754)	(775,248)
Cash flows from investing activities:
Investments made	(751,761)	(9,494,814)
Acquisition of property and equipment and intangible assets	(105,973)	—
Net cash (used in) investing activities	(857,734)	(9,494,814)
Cash flows from financing activities:
(Proceeds from)/Repayment of Long-term debt (net)	(171,245)	1,172,506
Proceeds from Short-term borrowings, net	5,276,955	9,822,959
Net cash provided by financing activities	5,105,710	10,995,465
Net changes in cash and cash equivalents and restricted cash	1,602,222	725,403
Effect of exchange rate changes on cash and cash equivalents and restricted cash	93,223	(161,684)
Cash and cash equivalents and restricted cash at beginning of year	1,877,863	1,686,144
Cash and cash equivalents and restricted cash at end of year	$3,573,308	2,249,863
Supplemental disclosure of cash flow Information
Cash paid for interest	$880,390	359,049
Cash paid for operating leases	31,478	37,774
Non-cash financing activity
Issue of 132 shares (2022: Nil shares) common stock pending allotment in exchange for settlement of convertible loan/promissory note	4,465,829	—

See Notes to Consolidated Financial Statements

DIGIASIA BIOS PTE LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in United States Dollar, except share data)

Note 1    General Information

General Information

DigiAsia Bios Pte Ltd (the Company) was incorporated on October 23, 2017, in Singapore.

The address of its registered office is 1 Raffles Place #28-02, One Raffles Place, Singapore.

DigiAsia Bios Pte Ltd, its majority-owned and controlled entities, including Variable Interest Entities (“VIE”) for which the Company is the primary beneficiary (collectively referred to as ‘the Group’) and its corporate joint venture is among the first Embedded Fintech as a Service (“EFaaS”) companies in Indonesia serving enterprise segments from various verticals. The group aims to be a leading fintech-enabling platform in Indonesia by accelerating financial inclusion through its licenses and technology stack and combining the benefits of technological innovation with traditional financial services. The group offers various embedded financial products through a set of open access application programming interfaces (“APIs”) that can be embedded in the mobile applications and web interfaces of its partner customers. Partnership is the nature of group’s core product marketing strategy as an EFaaS provider in developing ready-to-use cases for enterprise customers. Rather than invest financial capital, time and human resources, group’s partner customers can have branded or white label fintech services live and operational within weeks.

The group’s key offerings include:

•        Business to Business to Consumer (B2B2C), which entails providing wallets to group’s customers for loyalty and transactions;

•        Business to Business to Many (B2B2M), which entails providing wallets for supply chain payments and financing, as well as facilitating bill payments and processing remittances; and

•        Banking as a Service (BaaS), which entails enabling BaaS (open loop solutions for banks) and peer-to-peer (P2P) lending.

By leveraging its consolidation strategy, technology platform and extensive expertise of its management team, the group has emerged as one of the foremost players in its geography of operations in terms of ecosystem and Business to Business (B2B) offerings and number of B2B platforms.

In the opinion of the Company, the accompanying unaudited interim condensed consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of its financial position as of June 30, 2023, and its results of operations and cash flows for the six months ended June 30, 2023 and 2022. The consolidated balance sheet at December 31, 2022, was derived from audited annual consolidated financial statements but does not contain all of the footnote disclosures from the annual consolidated financial statements.

Note 2    Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

These unaudited interim condensed consolidated financial statements for the six months ended June 30, 2023 and 2022 have been prepared in conformity with accounting principles generally accepted in the United States of America (USGAAP). These accounting principles require management to make certain estimates and assumptions that affect the amounts in the accompanying financial statements. These estimates and assumptions are inherently subjective in nature and actual results may differ from these estimates and assumptions, and the differences could be material.

All intercompany balances and transactions have been eliminated in the consolidated financial statements. Investment in entities in which Company has joint control are accounted for using the equity method of accounting.Under the equity method, the Company’s share of the nonconsolidated affiliate’s income or loss is recognized in the consolidated statement of earnings and cumulative post-acquisition changes in the investment are adjusted against the carrying amount of the investment.

DIGIASIA BIOS PTE LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in United States Dollar, except share data)

Note 2    Basis of Presentation and Summary of Significant Accounting Policies (cont.)

The consolidated financial statements have been prepared under the historical cost method, except for certain accounts which are measured on the basis as described in the related accounting policies.

The consolidated financial statements are prepared under the accrual basis of accounting. The consolidated statements of cash flows are prepared using the indirect method, with classification of cash flows into operating, investing, and financing activities.

The accounting policies applied in these unaudited interim condensed consolidated financial statements are consistent with those applied in the Group’s annual audited consolidated financial statements for the year ended December 31, 2022.

Note 3    Commitments and Contingencies

The Group is not subject to any commitment and contingencies in the ordinary course of business as at June 30, 2023.

Note 4    Business combination agreement

On January 5, 2023, the Company has entered into a Business Combination Agreement, which was further amended on June 22, 2023, with Stone Bridge Acquisition Corporation, a Cayman Islands exempted company limited by shares (prior to the Effective Time, “Acquiror” and, at and after the Effective Time, “PubCo”) and, Stone Bridge Acquisition Pte. Ltd., a Singapore private company limited by shares, and a direct wholly owned subsidiary of Acquiror (“Amalgamation Sub”) and the other parties thereto (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). Upon the terms and subject to the conditions of the Business Combination Agreement, and in accordance with applicable law, StoneBridge Acquisition Pte. Ltd. will amalgamate with the Company, with the Company surviving the amalgamation as a wholly owned subsidiary of the Acquiror (the “Business Combination”). Immediately following the Amalgamation, the Amalgamated Company will be the holder of 99.99% of the issued and outstanding capital stock of PT Digi Asia Bios, a company organized under the laws of the Republic of Indonesia (“PT DAB”), currently been consolidated under variable interest entity model.

In connection with the execution of the Business Combination Agreement, certain shareholders of the Company entered into a support agreement (the “DigiAsia Shareholder Support Agreement”) with StoneBridge and the Company pursuant to which such shareholders agreed to vote all shares of the Company beneficially owned by them in favor of the Amalgamation.

In connection with the Transactions, StoneBridge, the Company and certain shareholders of the Company who will receive PubCo ordinary shares pursuant to the Business Combination Agreement, have entered into a registration rights agreement (“Registration Rights Agreement”), to become effective upon the Closing.

Prior to the consummation of the transactions, certain shareholders of the Company, including all executive officers, heads of business lines and directors of the Company as well as any other existing shareholder of the Company holding greater than 1% of its share capital, will enter into a lock-up agreement (the “DigiAsia Shareholder Lock-up Agreement”) with the Company and StoneBridge. Under the terms of the DigiAsia Shareholder Lock-up Agreement, and under the terms of the Sponsor Lock-up Provisions contained in the Sponsor Support Agreement, such certain shareholders of the Company and the Sponsor, each agree, subject to certain customary exceptions, not to:

(i)     sell, offer to sell, contract or agree to sell, assign, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position (A) any PubCo Ordinary Shares, or (B) any securities convertible into or exercisable or exchangeable for PubCo Ordinary Shares, in each case, held by it immediately after the Effective Time (the “Lock-up Shares”)

DIGIASIA BIOS PTE LTD
NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in United States Dollar, except share data)

Note 4    Business combination agreement (cont.)

(ii)    enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or

(iii)   publicly announce any intention to effect any transaction specified in clause (i) or (ii) above until the earlier of (A) (1) with respect to the DigiAsia shareholder’s Lock-Up Shares and 250,000 of the Sponsor’s Lock-Up Shares, nine months after the Closing Date, or (2) in the case of the remainder of the Sponsor’s Lock-Up Shares, six months after the Closing Date, and (B) subsequent to the Amalgamation, (1) if the last sale price of PubCo Ordinary Shares equals or exceeds $12.00 per PubCo Ordinary Share (as adjusted for share splits, share consolidations, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Amalgamation, or (2) the date on which PubCo completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property.

Immediately prior to the effective time of the Amalgamation (the “Effective Time”), each of the issued and outstanding series A preferred shares of the Company (the “DigiAsia Preferred Shares”) shall be converted into the Company ordinary shares (the “DigiAsia Ordinary Shares”) in accordance with the governing documents of the Company (the “DigiAsia Preferred Shares Conversion”). All DigiAsia Preferred Shares converted into DigiAsia Ordinary Shares shall no longer be outstanding and shall cease to exist, and each holder of DigiAsia Preferred Shares shall thereafter cease to have any rights with respect to such securities.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The New PubCo Charter permits indemnification of officers and directors for any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, incurred in their capacities as such unless such liability (if any) arises from dishonesty, willful default or fraud which may attach to such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, PubCo intends to enter into indemnification agreements with PubCo’s directors and executive officers that will provide such persons with additional indemnification beyond that provided in the New PubCo Charter.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to PubCo’s directors, officers or persons controlling PubCo under the foregoing provisions, PubCo has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

None.

Item 8. Exhibits and Financial Statement Schedules

(a)     See Exhibit Index.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b)    Financial Statement Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

The following is a list of exhibits filed as a part of this registration statement:

Exhibit	Description	Form	File Number	Exhibit No.	Filing Date
2.1†	Business Combination Agreement dated as of January 5, 2023, by and among StoneBridge Acquisition Corporation, StoneBridge Acquisition Pte. Ltd., DigiAsia Bios Pte. Ltd. and Prashant Gokarn.	Form 8-K	001-40613	2.1	January 12, 2023
2.2	First Amendment to Business Combination Agreement dated as of June 22, 2023, by and among StoneBridge Acquisition Corporation, StoneBridge Acquisition Pte. Ltd., DigiAsia Bios Pte. Ltd. and Prashant Gokarn.	Form 8-K	001-40613	2.1	June 23, 2023
2.3	Second Amendment to Business Combination Agreement dated as of December 28, 2023, by and among StoneBridge Acquisition Corporation, StoneBridge Acquisition Pte. Ltd., DigiAsia Bios Pte. Ltd. and Prashant Gokarn.	Form 8-K	001-40613	2.1	January 02, 2024
3.1	Second Amended and Restated Memorandum and Articles of Association of PubCo upon completion of the Business Combination (as Annex B)	Form F-4/A	333-272915	3.1	August 23, 2023
3.2	Amended and Restated Memorandum and Articles of Association of StoneBridge	Form S-1/A	333-253641	3.2	June 28, 2021
3.3	Amendment to the Amended and Restated Memorandum and Articles of Association of StoneBridge	Form 8-K/A	001-40613	3.1	January 27, 2023
3.4	Amendment to the Amended and Restated Memorandum and Articles of Association of StoneBridge	Form 8-K	001-40613	3.1	July 24, 2023
4.1	Warrant Agreement dated July 15, 2021 between StoneBridge and Continental Stock Transfer & Trust Company.	Form 8-K	001-40613	4.1	July 20, 2021
4.2	Specimen Ordinary Class A Share Certificate of StoneBridge	Form S-1/A	333-253641	4.2	March 23, 2021
4.3	Specimen Warrant Certificate of StoneBridge	Form S-1/A	333-253641	4.3	March 23, 2021
4.4	Specimen Unit Certificate	Form S-1/A	333-253641	4.1	March 23, 2021
4.5	Specimen Class A ordinary share of PubCo	Form F-4/A	333-272915	4.5	October 20, 2023
5.1*	Opinion of Conyers Dill & Pearman LLP as to validity of the Ordinary Shares.
10.1	Letter Agreement dated July 15, 2021 between StoneBridge and Cantor Fitzgerald & Company.	Form 8-K	001-40613	10.1	July 20, 2021
10.2	Investment Management Trust Agreement dated July 15, 2021 between StoneBridge and Continental Stock Transfer & Trust Company.	Form 8-K	001-40613	10.2	July 20, 2021
10.3	Registration Rights Agreement dated July 15, 2021 between StoneBridge and the Sponsor, Cantor Fitzgerald & Company and Odeon Capital Group, LLC.	Form 8-K	001-40613	10.3	July 20, 2021
10.4	Private Placement Warrants Purchase Agreement dated July 15, 2021, between StoneBridge and the Sponsor.	Form 8-K	001-40613	10.4	July 20, 2021

Exhibit	Description	Form	File Number	Exhibit No.	Filing Date
10.5	Private Placement Warrants Purchase Agreement dated July 15, 2021, between StoneBridge and Cantor Fitzgerald & Company and Odeon Capital Group, LLC.	Form 8-K	001-40613	10.5	July 20, 2021
10.6	Administrative Services Agreement dated July 15, 2021, between StoneBridge and the Sponsor.	Form 8-K	001-40613	10.6	July 20, 2021
10.7	Promissory Note dated February 5, 2021, issued by StoneBridge in favor of the Sponsor.	Form S-1/A	333-253641	10.1	February 26, 2021
10.8	Securities Subscription Agreement, dated February 5, 2021, between StoneBridge and the Sponsor	Form S-1/A	333-253641	10.5	June 28, 2021
10.9	Form of Indemnity Agreement by and among StoneBridge and its directors and officers.	Form S-1/A	333-253641	10.8	June 28, 2021
10.10	Registration Rights Agreement dated as of January 5, 2023, among StoneBridge, DigiAsia and the DigiAsia shareholders party thereto.	Form 8-K	001-40613	10.3	January 11, 2023
10.11	Sponsor Support Agreement dated as of January 5, 2023, between the Sponsor and DigiAsia.	Form 8-K	001-40613	10.1	January 11, 2023
10.12	Form of Lock-Up Letter Agreement dated January 5, 2023, between StoneBridge and the shareholders of DigiAsia party thereto.	Form 8-K	001-40613	10.4	January 11, 2023
10.13	PubCo 2023 Omnibus Incentive Plan (as Annex C)	Form F-4/A	333-272915	10.13	August 23, 2023
10.14	Form of Earnout Escrow Agreement, among StoneBridge, the Management Representative, the Sponsor and Continental Stock Transfer & Trust Company.	Form F-4/A	333-272915	10.14	November 20, 2023
10.15	Form of Director Nomination Agreement between StoneBridge, the Sponsor and Alexander Rusli.	Form 8-K	001-40613	10.5	January 11, 2023
10.16	Form of PubCo Indemnification Agreement.	Form F-4/A	333-272915	10.16	November 20, 2023
10.17	Amended and Restated Convertible Loan Agreement between DigiAsia Bios Pte. Ltd. and PT DigiAsia Bios, dated March 2, 2020.	Form F-4	333-272915	10.17	June 26, 2023
10.18	Convertible Loan Agreement between DigiAsia Bios Pte. Ltd. and PT DigiAsia Bios, dated March 2, 2020.	Form F-4	333-272915	10.18	June 26, 2023
10.19	Technology Cooperation Agreement, dated June 2, 2020	Form F-4/A	333-272915	10.19	September 28, 2023
10.20	First Addendum to Technology Cooperation Agreement	Form F-4/A	333-272915	10.20	September 28, 2023
10.21	Second Addendum to Technology Cooperation Agreement	Form F-4/A	333-272915	10.21	September 28, 2023
10.22	Novation Agreement, dated January 1, 2022, relating to the Technology Cooperation Agreement dated June 2, 2020	Form F-4/A	333-272915	10.22	September 28, 2023

Exhibit	Description	Form	File Number	Exhibit No.	Filing Date
21.1	List of Subsidiaries of StoneBridge.
23.1	Consent of Marcum LLP, independent registered accounting firm for StoneBridge.
23.2	Consent of BDO India LLP, independent registered accounting firm for DigiAsia.
23.3*	Consent of Conyers Dill & Pearman LLP (included as part of Exhibit 5.1).
24.1	Power of Attorney (included on signature page to this registration statement).
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107	Filing Fee Table

____________

*        To be filed by amendment.

†        Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). StoneBridge agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on April 1, 2024.

STONEBRIDGE ACQUISITION CORPORATION
By:	/s/ Bhargav Marepally
Name:	Bhargav Marepally
Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Bhargav Marepally as attorney-in-fact with full power of substitution, for him in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the SEC thereunder, in connection with the registration under the Securities Act of Ordinary Shares, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement to be filed with the SEC with respect to such Ordinary Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Bhargav Marepally	Chief Executive Officer and Director	April 1, 2024
Bhargav Marepally	(Principal Executive Officer)
/s/ Prabhu Antony	Chief Financial Officer, President and Director	April 1, 2024
Prabhu Antony	(Principal Financial and Accounting Officer)
/s/ Sylvia Barnes	Director	April 1, 2024
Sylvia Barnes
/s/ Shamla Naidoo	Director	April 1, 2024
Shamla Naidoo
/s/ Richard Saldanha	Director	April 1, 2024
Richard Saldanha
/s/ Jeff Najarian	Director	April 1, 2024
Jeff Najarian
/s/ Naresh Kothari	Director	April 1, 2024
Naresh Kothari

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of StoneBridge Acquisition Corporation, has signed this registration statement on Form F-1 in New York, New York on April 1, 2024.

Authorized U.S. Representative
By:	/s/ Michael Blankenship
Name:	Michael Blankenship
Title:	Managing Partner, Winston & Strawn LLP